              As filed with the Securities and Exchange Commission
                              on August 23, 1996
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------
                           UNION PLANTERS CORPORATION
             (Exact name of registrant as specified in its charter)

          Tennessee                        6712                   62-0859007
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
       organization)

                          7130 Goodlett Farms Parkway
                            Memphis, Tennessee 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number, of
                   registrant's principal executive offices)

                           E. JAMES HOUSE, JR. ESQ.,
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 383-6584
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

  R. NASH NEYLAND, ESQ.                               ROBERT S. MARQUIS, ESQ.
  Wyatt, Tarrant & Combs                              McCampbell & Young, P.C.
  6075 Poplar Avenue, Suite 650                       2021 Plaza Tower
  Memphis, Tennessee 39119                            Knoxville, Tennessee 37929

         Approximate date of commencement of proposed sale to public: As promptly as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
 TITLE OF SECURITIES TO BE            AMOUNT TO BE      OFFERING PRICE        AGGREGATE OFFERING        AMOUNT OF
        REGISTERED                   REGISTERED (1)      PER SHARE(2)               PRICE(2)        REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------
 Common Stock, $5.00 par             738,100 shares        $16.18                $11,942,458.00         $3,732.02
 value per share and associated      (with Preferred
 Preferred Share Rights               Share Rights)
- ---------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the merger (the "Merger") described herein, including the shares of common stock of the Registrant to be deposited in escrow.
(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the book value per share of FFGI Common Stock as of the latest practical date prior to the filing of this Registration Statement.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                           UNION PLANTERS CORPORATION
               CROSS-REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS

ITEMS IN PART I OF FORM S-4                      PROSPECTUS CAPTION OR LOCATION
- ---------------------------                      ------------------------------
A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement          Facing Page, Cross-Reference
     and Outside Front Cover Page of             Sheet and Outside Front Cover
     Prospectus                                  Page

2.   Inside Front and Outside Back Cover         Inside Front Cover, AVAILABLE
     Pages of Prospectus                         INFORMATION, INCORPORATION
                                                 OF CERTAIN DOCUMENTS BY
                                                 REFERENCE and TABLE OF
                                                 CONTENTS

3.   Risk Factors, Ratio of Earnings to Fixed    SUMMARY
     Charges and Other Information

4.   Terms of the Transaction                    SUMMARY, THE MERGER, THE
                                                 ESCROW AGREEMENT and EFFECT
                                                 OF MERGER ON RIGHTS OF FFGI
                                                 STOCKHOLDERS

5.   Pro Forma Financial Information             SUMMARY

6.   Material Contracts with the Company         *
     Being Acquired

7.   Additional Information Required for         *
     Reoffering by Persons and Parties Deemed
     to be Underwriters

8.   Interests of Named Experts and Counsel      LEGAL OPINIONS

9.   Disclosure of Commission Position on        *
     Indemnification for Securities Act
     Liabilities

B.   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3             SUMMARY
     Registrants

11.  Incorporation of Certain Information by     INCORPORATION OF CERTAIN
     Reference                                   DOCUMENTS BY REFERENCE

ITEMS IN PART I OF FORM S-4                      PROSPECTUS CAPTION OR LOCATION
- ---------------------------                      ------------------------------
12.  Information with Respect to S-2 or S-3      *
     Registrants

13.  Incorporation of Certain Information by     *
     Reference

14.  Information with Respect to Registrants     *
     Other Than S-3 or S-2 Registrants

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3 Companies   *

16.  Information with Respect to S-2 or S-3      *
     Companies

17.  Information with Respect to Companies       SUMMARY, THE SPECIAL MEETING,
     Other Than S-3 or S-2 Companies             BUSINESS OF FFGI, MANAGEMENT'S
                                                 DISCUSSION AND ANALYSIS OF
                                                 FINANCIAL CONDITION AND
                                                 RESULTS OF OPERATION OF FFGI,
                                                 STOCK OWNERSHIP OF MANAGEMENT
                                                 AND CERTAIN BENEFICIAL OWNERS
                                                 and APPENDIX E

D.   VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or         INCORPORATION OF CERTAIN
     Authorizations are to be Solicited          DOCUMENTS BY REFERENCE,
                                                 SUMMARY, THE SPECIAL MEETING,
                                                 THE MERGER, EFFECT OF MERGER
                                                 ON RIGHTS OF FFGI STOCKHOLDERS
                                                 and MARKET PRICES OF UPC AND
                                                 FFGI COMMON STOCK

19.  Information if Proxies, Consents or         *
     Authorizations are not to be Solicited
     or in an Exchange Offer

*    Omitted because the answer is negative or the item is inapplicable.

                  [FRANKLIN FINANCIAL GROUP, INC. LETTERHEAD]



                                AUGUST 23, 1996



Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Franklin Financial Group, Inc. ("FFGI") to be held in the Jean Keener Room of the Rose Center, 442 W. Second North Street, Morristown, Tennessee on October 1, 1996 at 10:00 a.m. Eastern Daylight Time. As described in the enclosed Prospectus/Proxy Statement and the enclosed Notice of Meeting, the purpose of the Special Meeting is to vote on the proposed acquisition of FFGI by Union Planters Corporation ("UPC"), Memphis, Tennessee.

         The merger with UPC is a relatively complicated transaction. In view of the complexity of this matter, we urge each FFGI stockholder to carefully read and consider the enclosed Prospectus/Proxy Statement and Notice of Meeting.

         The FFGI Board of Directors has unanimously approved the Merger Agreement with UPC. However, since all but one of the FFGI Board members believe that they have an interest in the Merger which conflicts with the interests of the Class A Stockholders who do not own Class B Common Stock, the FFGI Board of Directors cannot, and does not, make any recommendation to the FFGI stockholders with respect to the merger with UPC.

         Your vote is very important to FFGI regardless of the number of shares of FFGI common stock you own. You are urged to mark your vote on the enclosed proxy appointment card and date and return the enclosed proxy appointment card as soon as possible, even if you currently plan to attend the Special Meeting. Returning a proxy appointment card will not prevent you from changing your mind with respect to the matter to be voted on at the Special Meeting and submitting a later dated proxy appointment card, nor will it prevent you from voting in person at the Special Meeting. Returning a properly executed proxy appointment card will assure that your vote will be counted if you are unable to attend the Special Meeting.

Sincerely,


/s/ Charles G. Robinette
- ------------------------
Charles G. Robinette
President and Chief Executive Officer

                         FRANKLIN FINANCIAL GROUP, INC.
                          622 WEST FIRST NORTH STREET
                          MORRISTOWN, TENNESSEE 37814
                                 (423) 586-3820

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 1, 1996


         A Special Meeting of Stockholders ("Special Meeting") of Franklin Financial Group, Inc. ("FFGI") is scheduled to be held in the Jean Keener Room of the Rose Center, 442 W. Second North Street, Morristown, Tennessee on Tuesday, October 1, 1996 at 10:00 a.m., Eastern Daylight Time.

         The Special Meeting is being held for the following purposes:

1. The approval of the Agreement and Plan of Merger ("Merger Agreement") dated as of March 4, 1996, between Union Planters Corporation ("UPC"), Franklin Acquisition Corp. ("Franklin Acquisition"), FFGI, Franklin Federal Savings Bank, and the holders of FFGI's Class B Common Stock, and of the merger of Franklin Acquisition with and into FFGI (the "Merger"), with FFGI surviving the Merger and becoming a wholly-owned subsidiary of UPC. Pursuant to the terms of the Merger Agreement, FFGI Stockholders would receive 0.5440 shares of UPC Common Stock in exchange for each share of Class A Common Stock and each share of Class B Common Stock they own of record immediately prior to the effective time of the merger (the "Exchange Ratio"). In addition, UPC would deposit into escrow for the benefit of the Class B Stockholders and UPC that number of shares of UPC Common Stock ("Escrowed Shares") as would equal ten percent (10%) of the aggregate number of whole shares of UPC Common Stock that UPC would be obligated to issue in the Merger based on the Exchange Ratio. The Escrowed Shares, or some portion thereof, would be issued to the Class B Stockholders only in the event that FFGI successfully resolves a lawsuit currently pending against the United States, and only then subject to the terms of the Escrow Agreement, a copy of which is attached as Appendix B to the accompanying Prospectus/Proxy Statement. The Escrow Agreement and the Escrowed Shares, if issued, would serve to compensate the Class B Stockholders for the additional value of their Class B Common Stock related to the existing right of Class B Stockholders to receive a special dividend if the currently pending lawsuit is successfully resolved. However, FFGI's Charter currently provides that in a merger or consolidation, the Class A Stockholders are to receive the same consideration for their shares of Class A Common Stock that the Class B Stockholders receive for their shares of Class B Common
         Stock. Therefore, a vote "FOR" the Merger Agreement is in effect a vote to amend FFGI's Charter to allow the payment of compensation to the Class B Stockholders for their shares of Class B Common Stock that the Class A Stockholders would not receive for their shares of Class A Common Stock. The additional consideration the Class B Stockholders might receive would be for and as the result of litigation rights against the United States held by the Class B Stockholders that are not held by the Class A Stockholders, which enhance the value of the Class B Common Stock by reason of such rights. The additional consideration the Class B Stock Holders might receive would be for and as the result of litigation rights against the United States held by the Class B Stock Holders that are not held by the Class A Stock Holders, which enhance the value of the Class B Common Stock by reason of such rights.

2. Such other matters as may properly come before the Special Meeting or any adjournment thereof. NOTE: The Board of Directors of FFGI is not aware of any other business which may come before the Special Meeting.

         All but one of the members of FFGI's Board of Directors are Class B Stockholders and, as such, have an interest in the Merger which conflicts with the interests of other Class A Stockholders who do not own Class B Common Stock. This conflict of interest is described in the accompanying Prospectus/Proxy Statement. Because of the conflict of interest, the Merger must be approved by a majority of the outstanding shares of Class A Common Stock as well as a majority of the outstanding shares of Class B Common Stock, voting separately as voting groups. Furthermore, because of the conflict of interests, the FFGI Board cannot, and does not, make any recommendation as to how FFGI Stockholders should vote with respect to the Merger.

         FFGI Stockholders have the right to exercise statutory dissenters' rights with respect to the Merger and to receive the "fair value" of their shares of FFGI Common Stock in cash if the Merger is actually consummated. Numerous steps must be taken to properly perfect these dissenters' rights. The right to dissent and the mechanics to properly perfect statutory dissenters' rights are more specifically discussed in the accompanying Prospectus/Proxy Statement. In addition, a copy of the Tennessee statutes governing dissenters' rights is attached as Appendix C to the accompanying Prospectus/Proxy Statement.

         A Proxy Appointment Card and a Prospectus/Proxy Statement for the Special Meeting are enclosed herewith.

         Any action may be taken at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned. FFGI Stockholders of record at the close of business on August 15, 1996 are the only FFGI Stockholders who are entitled to notice of, or to vote at, the Special Meeting and any adjournment thereof.

         You are requested to fill in and sign the enclosed Proxy Appointment Card, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. A SIGNED AND DATED PROXY CARD THAT IS RETURNED WITHOUT BEING MARKED TO VOTE ON THE PROPOSED MERGER WILL BE VOTED "FOR" APPROVAL OF THE MERGER. If you return the Proxy Appointment Card, it will not be used if you attend and vote at the Special Meeting in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/  Richard C. Jessee
                                        ----------------------------------
                                        Richard C. Jessee
                                        Secretary

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE FFGI THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

                                   PROSPECTUS
                         738,100 SHARES OF COMMON STOCK
                                       OF
                           UNION PLANTERS CORPORATION

                                PROXY STATEMENT
                                       OF
                         FRANKLIN FINANCIAL GROUP, INC.
                          622 WEST FIRST NORTH STREET
                          MORRISTOWN, TENNESSEE 37814

                        SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER 1, 1996

         This Prospectus and Proxy Statement (hereinafter referred to as the "Prospectus/Proxy Statement") relates to up to 738,100 shares of common stock, $5.00 par value per share ("UPC Common Stock") of Union Planters Corporation ("UPC"), a Tennessee corporation which is a registered bank holding company and savings and loan holding company, to be issued to holders of its Class A Common Stock, $1.00 par value per share, (the "Class A Common Stock") and Class B Common Stock, $1.00 par value per share, (the "Class B Common Stock") of Franklin Financial Group, Inc. ("FFGI"), a Tennessee corporation, in a merger (the "Merger") in which Franklin Acquisition Corporation ("Franklin Acquisition"), a wholly-owned subsidiary of UPC, would be merged with and into FFGI. FFGI would survive the Merger and become a wholly-owned subsidiary of UPC.

         The Merger is to be consummated pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 4, 1996, as amended, by and between UPC, Franklin Acquisition, FFGI, Franklin Federal Savings Bank ("Franklin Federal"), a wholly-owned subsidiary of FFGI, and the holders of all of the outstanding shares of Class B Common Stock (the "Class B Stockholders"), and pursuant to the Plan of Merger (the "Plan of Merger") annexed thereto as Exhibit A. As a result of the Merger becoming effective, those persons who are record holders of shares of Class A Common Stock (the "Class A Stockholders") as well as those persons who are record holders of shares of Class B Common Stock (the "Class B Stockholders") outstanding immediately prior to the effective time of the Merger (the "FFGI Record Stockholders"), would receive 0.5440 shares of UPC Common Stock in exchange for each of their shares of Class A Common Stock and each of their shares of Class B Common Stock (the "Exchange Ratio").

         In addition to the 0.5440 shares of UPC Common Stock to be exchanged for each share of Class A Common Stock and each share of Class B Common Stock outstanding immediately prior to the Effective Time of the Merger, UPC will deposit in escrow for the benefit of the Class B Stockholders and UPC, that number of shares of UPC Common Stock (the "Escrowed Shares") equal to ten percent (10%) of the aggregate number of whole shares of UPC Common Stock that

UPC would be obligated to issue to FFGI Record Stockholders based on the Exchange Ratio. While held in escrow, the Escrowed Shares would participate in all dividends and other distributions made by UPC with respect to its Common Stock, but such dividends and distributions on the Escrowed Shares, and any earnings thereon, would be held in escrow and would not be distributed unless and until the Escrowed Shares, or some portion thereof, are actually distributed in accordance with the Escrow Agreement. This provision of the Merger Agreement is hereinafter referred to as the "Escrowed Shares Provision."

         The Escrowed Shares, and dividends thereon and earnings with respect thereto, would be delivered to the Class B Stockholders ONLY in the event there is a successful resolution of a lawsuit between FFGI, Franklin Federal and the United States of America (the "FFGI Pending Litigation") in such an amount that the proceeds actually received would exceed FFGI's costs incurred after March 4, 1996, in prosecuting such litigation. The actual number of the Escrowed Shares that would be delivered in such event would be determined by dividing the amount of net proceeds actually received (such proceeds hereinafter referred to as the "Net FFGI Pending Litigation Proceeds"), by the closing price of UPC Common Stock on the New York Stock Exchange on the Effective Date of the Merger. In that manner, the maximum number of Escrowed Shares that possibly could be delivered to Class B Stockholders is limited to the number of Escrowed Shares initially deposited in escrow by UPC, and only those dividends and earnings on the Escrowed Shares actually delivered would be distributed to the Class B Stockholders. A copy of the Escrow Agreement is attached hereto as Appendix B.

         Further, as a result of the Merger being consummated, options currently issued and outstanding under the Franklin Financial Group Stock Option Plan ("FFGI Options") to purchase shares of Class A Common Stock which are outstanding immediately prior to the Effective Time of the Merger would be amended automatically to become options to purchase 0.5440 shares of UPC Common Stock for every one share of Class A Common Stock that could otherwise have been purchased upon exercise of such FFGI Options. There are no FFGI Options outstanding to purchase Class B Common Stock.

         UPC would not issue fractional shares of UPC Common Stock to the FFGI Record Stockholders as a result of the Merger. Instead, after aggregating all whole and fractional shares of UPC Common Stock otherwise due to an FFGI Record Stockholder based on the Exchange Ratio, any resulting fractional share would be settled with a cash payment determined by multiplying such fraction by the last sale price of UPC Common Stock on the New York Stock Exchange ("NYSE") on the Effective Date of the Merger.

         The annexed Notice of Special Meeting of Stockholders and this Prospectus/Proxy Statement explain the Merger, the Exchange Ratio, the Merger Agreement, the Plan of Merger, the Escrow Agreement, the Escrowed Shares Provision, the FFGI Pending Litigation, the conflict of interest between all but one of the members of the Board of Directors of FFGI (the "FFGI Board") and the other Class A Stockholders with respect to the Merger, and provide specific information relative to FFGI and UPC. PLEASE READ THESE MATERIALS CAREFULLY AND THOUGHTFULLY CONSIDER THE INFORMATION CONTAINED IN THEM.

         Shares of UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Merger will be, listed for trading on the NYSE under the symbol "UPC". The last reported sale price of UPC Common Stock on the NYSE on August __, 1996, was $_______ per share. Based on the closing price per share of the UPC Common Stock on that date, the value of the UPC Common Stock to be received for each share of FFGI Common Stock would be approximately $______. However, the value of UPC Common Stock is subject to fluctuation, and the value of the UPC Common Stock to be received by FFGI Record Stockholders upon consummation of the Merger may be more or less than $________.

         The consideration to be received by FFGI's Stockholders pursuant to the Merger Agreement was negotiated by the FFGI Board in light of various factors, including FFGI's recent operating results, current financial condition and perceived future prospects. Professional Bank Services ("PBS"), FFGI's financial advisor, has advised the FFGI Board that, in its opinion, the consideration to be received by the FFGI Stockholders in the Merger is fair to them from a financial point of view. THE FFGI BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF FFGI'S STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. BECAUSE ALL BUT ONE OF THE MEMBERS OF FFGI'S BOARD OF DIRECTORS HAVE A CONFLICT OF INTEREST WITH THE CLASS A STOCKHOLDERS WITH RESPECT TO THE PROPOSED MERGER, THE FFGI BOARD MAKES NO RECOMMENDATION TO THE FFGI STOCKHOLDERS AS TO HOW THEY SHOULD CAST THEIR VOTES WITH RESPECT TO THE PROPOSED MERGER.

         All information contained in this Prospectus/Proxy Statement pertaining to UPC and its subsidiaries, including Franklin Acquisition, has been supplied by UPC, and all information pertaining to FFGI has been supplied by FFGI. This Prospectus/Proxy Statement and the accompanying Proxy Appointment Card are first being mailed to the FFGI Stockholders on or about August ____, 1996.

THE SHARES OF UPC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE OFFICE OF THRIFT SUPERVISION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE OFFICE OF THRIFT SUPERVISION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus/Proxy Statement is August ___, 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION                                                                         1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                               2

SUMMARY                                                                                       4
         The Parties                                                                          4
         Special Meeting of FFGI Stockholders                                                 5
         Record Date; Votes Required                                                          6
         Dissenters' Rights                                                                   6
         Terms of the Merger                                                                  6
         Effective Date                                                                      10
         Reasons for the Merger                                                              10
         Fairness Opinion of Financial Advisor                                               11
         Waiver and Amendment; Termination                                                   11
         Conditions; Regulatory Approvals                                                    11
         Limitation on Negotiations                                                          12
         Management After the Merger                                                         12
         Comparison of the Rights of UPC and FFGI Stockholders                               12
         Provisions That May Have an Anti-Takeover Effect                                    13
         Certain Federal Income Tax Consequences                                             13
         Accounting Treatment                                                                13
         Interests of Certain Persons in the Merger                                          13
         Selected Consolidated Financial Data                                                14
         Recent Developments Affecting UPC                                                   18
         Equivalent and Pro Forma Per Share Data                                             21
         Pro Forma Condensed Consolidated Financial Information                              24

THE SPECIAL MEETING                                                                          31
         Date, Place and Time                                                                31
         Purpose of Special Meeting; The Proposed Merger                                     31
         Quorum Requirements                                                                 32
         Solicitation of Proxies; Revocation                                                 33
         Votes Required                                                                      34
         Recommendation                                                                      34

THE MERGER                                                                                   35
         Background of the Merger                                                            35
         Reasons for the Merger                                                              37

         Fairness Opinion of Financial Advisor                                               38
         Terms of the Merger                                                                 43
         Effective Date and Effective Time of the Merger                                     45
         Surrender of Certificates                                                           46
         Conditions to Consummation of the Merger                                            47
         Regulatory Approvals                                                                48
         Conduct of Business Pending the Merger                                              49
         Payment of Dividends                                                                50
         Waiver and Amendment; Termination                                                   50
         Management After the Merger                                                         51
         Interests of Certain Persons in the Merger                                          51
         Employee Benefit Plans                                                              53
         Limitation on Negotiations                                                          53
         Certain Federal Income Tax Consequences                                             54
         Accounting Treatment                                                                55
         Expenses                                                                            56
         Resales of UPC Common Stock                                                         56
         Dissenters' Rights                                                                  56

THE ESCROW AGREEMENT                                                                         57
         The Escrowed Shares Provision                                                       57
         Qualifying Class B Stockholders; No Transfers                                       59
         Duties and Rights of the Escrow Participants                                        60
         Duties and Rights of the Escrow Agent                                               61
         Certain Other Related Matters                                                       61
         Completed and Pending Litigation                                                    62
         Private Placement of the Class B Shares                                             64
         The FFGI Class B Stockholders                                                       65

CERTAIN REGULATORY CONSIDERATIONS                                                            65
         General                                                                             66
         Payment of Dividends                                                                68
         Capital Adequacy                                                                    69
         Support of Subsidiary Banks                                                         70
         Prompt Corrective Action                                                            71
         FDIC Insurance Assessments                                                          72
         Proposed Legislation                                                                74

DESCRIPTION OF UPC COMMON AND PREFERRED STOCK                                                74
         UPC Common Stock                                                                    74
         UPC Preferred Stock                                                                 75

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT                                     76
         Charter and Bylaw Provisions                                                        76


         Share Purchase Rights Plan                                                          76
         Provisions of the Tennessee Code                                                    77

EFFECT OF MERGER ON RIGHTS OF FFGI STOCKHOLDERS                                              78
         Removal of Directors                                                                78
         Required Stockholder Votes                                                          78
         Election of Directors                                                               79
         Amendment of Charter                                                                79
         Share Purchase Rights Plan                                                          79
         Limitations on Changes in Control                                                   79

MARKET PRICES OF UPC AND FFGI COMMON STOCK                                                   79
         UPC Common Stock                                                                    79
         FFGI Common Stock                                                                   81

BUSINESS OF FFGI                                                                             81
         General History                                                                     81
         Asset/Liability Management                                                          83
         Lending Activities                                                                  85
         Reserves for Losses on Loans and Real Estate                                        91
         Investment Activities                                                               91
         Sources of Funds                                                                    92
         Subsidiary Activity                                                                 95
         Personnel                                                                           95
         Competition                                                                         95
         Taxation                                                                            96

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS OF FFGI                                                      113
         General                                                                            113
         Asset/Liability Management                                                         113
         Interest Rate Sensitivity                                                          114
         Comparison of Financial Condition at September 30, 1995 and June 30, 1996          114
         Comparison of Operating Performance                                                115
         Earnings Per Share                                                                 117
         Liquidity and Capital Resources                                                    117

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS                                 118

INDEPENDENT ACCOUNTANTS                                                                     120

LEGAL OPINIONS                                                                              120

EXPERTS                                                                                     120

INDEX TO APPENDICES                                                                         121

     Appendix A       Agreement and Plan of Merger dated as of March 4, 1996
                      and related Plan of Merger

     Appendix B       Escrow Agreement dated as of March 4, 1996

     Appendix C       Tennessee Dissenters' Rights

     Appendix D       Fairness Opinion of Professional Bank Services, Inc.

     Appendix E       Franklin Financial Group, Inc. Consolidated Financial
                      Statements for the years ended September 30, 1995 and 1994 and the nine months ended June 30, 1996 and 1995

                             AVAILABLE INFORMATION

         UPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the Commission by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected and copied at the public reference facilities referred to above, at the regional offices of the Commission at Room 1024, 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or, if such reports or proxy statements have been filed electronically, through the Internet Web site maintained by the Commission at (http://www.sec.gov.). In addition, UPC Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning UPC may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         This Prospectus/Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits, appendices and amendments thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus/Proxy Statement does not contain all of the information in the Registration Statement, certain portions of which have been omitted consistent with the rules and regulations of the Commission. For further information about UPC and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the Commission's public reference facilities at the addresses set forth above.

         Certain financial and other information relating to UPC is contained in the documents indicated below under "DOCUMENTS INCORPORATED BY REFERENCE."

         All information contained in this Prospectus/Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC and all information contained in this Prospectus/Proxy Statement or incorporated herein by reference with respect to FFGI was supplied by FFGI. Although neither UPC nor FFGI has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated herein are inaccurate or incomplete, neither UPC nor FFGI warrants the accuracy or completeness of such statements or information as they relate to the other party.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT

IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR FFGI OR THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by UPC pursuant to the Exchange Act (Commission File No. 1-10160 except as otherwise indicated) are hereby incorporated by reference herein:

         (a) UPC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) UPC's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996;

         (c) UPC's Current Reports on Form 8-K dated January 5, 1996, March 8, 1996, April 1, 1996, April 2, 1996, April 18, 1996, May
                 21, 1996, May 22, 1996, July 18, 1996, August 15, 1996 and
                 August 16, 1996;

         (d) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for UPC's Annual Meeting of Shareholders held April 25, 1996;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989 (Commission File Number 0-6919), in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1995, incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year (UPC's "Annual Report to Shareholders" which is Exhibit 13 to said Form 10-K) but does not incorporate other portions of UPC's Annual Report to Shareholders. The portion of UPC's Annual Report to Shareholders captioned "Letter to Shareholders" and certain other portions of UPC's Annual Report to Shareholders not specifically incorporated into UPC's Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED. SUCH REQUESTS FOR DOCUMENTS RELATING TO UPC SHOULD BE DIRECTED TO UNION PLANTERS CORPORATION, POST OFFICE BOX 387, MEMPHIS, TENNESSEE 38147 (TELEPHONE (901) 383-6584), ATTENTION: E. JAMES HOUSE, JR., SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 20, 1996.

                                    SUMMARY

         The following is a summary of certain information contained in this Prospectus/Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Prospectus/Proxy Statement and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference into this Prospectus/Proxy Statement. FFGI Stockholders are urged to read carefully the entire Prospectus/Proxy Statement, including each of the Appendices. As used in this Prospectus/Proxy Statement, the terms "UPC" and "FFGI" refer to those entities, respectively and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

         Union Planters Corporation. UPC is a multi-state bank holding company and savings and loan holding company headquartered in Memphis, Tennessee. At June 30, 1996, UPC had total consolidated assets of approximately $11.4 billion, total consolidated loans of approximately $7.2 billion, total consolidated deposits of approximately $9.3 billion and total consolidated stockholders' equity of approximately $1 billion. As of that date, UPC was the second largest independent bank holding company headquartered in Tennessee as measured by total consolidated assets.

         UPC conducts its business activities through its principal bank subsidiary, Union Planters National Bank ("UPNB"), founded in 1869 and headquartered in Memphis, Tennessee with $2.2 billion in assets, and through 33 other bank subsidiaries and two savings bank subsidiaries located in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky (collectively, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates, including traditional banking services, consumer, commercial and corporate lending, retail banking and mortgage banking. UPC also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards, and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration loans.

         Through the UPC Banking Subsidiaries, UPC operates approximately 402 banking offices. UPC's assets at June 30, 1996 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows:
$6.0 billion in Tennessee, $2.4 billion in Mississippi, $1.0 billion in Missouri, $915 million in Arkansas, $548 million in Louisiana, $249 million in Alabama and $110 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed four acquisitions in 1992, twelve in 1993, thirteen in 1994, and three in 1995 adding approximately $1.6 billion in total assets in 1992, $1.3 billion in 1993, $3.8 billion in 1994, and $1.3 billion in 1995. UPC has completed two acquisitions in 1996 (the "Recently Completed Acquisitions"), adding approximately $122 million in assets. Prior to the date hereof, UPC had entered into definitive agreements to acquire five additional financial institutions with total assets of approximately $4.0 billion (collectively, the "Other Pending

Acquisitions"). For additional information regarding the Other Pending Acquisitions, see "--Recent Developments Affecting UPC" and "--Pro Forma Condensed Consolidated Financial Information." For a discussion of UPC's acquisition program and UPC management's philosophy on that subject, see the caption "Acquisitions" (on page 6) and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1995, 1994 and 1993 (on pages 41 through 43) contained in UPC's Annual Report to Shareholders which is
Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1995, which Exhibit 13 is incorporated by reference herein to the extent indicated.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of acquisitions which are currently pending and a discussion of potential significant charges against earnings, see "--Recent Developments Affecting UPC."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000. Additional information concerning UPC is included in the documents incorporated by reference into this Prospectus/Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Franklin Financial Group, Inc. FFGI is a Tennessee savings and loan holding company headquartered in Morristown, Tennessee. At June 30, 1996, on a consolidated basis, FFGI had total assets of approximately $137.7 million, total loans of approximately $100.4 million, total deposits of approximately $112.6 million, and total stockholders' equity of approximately $12.0 million.

         FFGI's corporate office is located at 622 West First North Street, Morristown, Tennessee 37814, and its telephone number is (423) 586-3820.

         Franklin Acquisition. Franklin Acquisition is a newly formed Tennessee corporation organized solely for the purpose of consummating the Merger. Franklin Acquisition has been organized by UPC as a wholly-owned subsidiary and will have its main office at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018. In the Merger, Franklin Acquisition would be merged with and into FFGI, with FFGI surviving the Merger. After the Merger, FFGI, as the survivor, would operate as a wholly-owned subsidiary of UPC.

SPECIAL MEETING OF FFGI STOCKHOLDERS

         A Special Meeting (the "Special Meeting") of the FFGI Stockholders will be held on Tuesday, October 1, 1996, at 10:00 a.m., Eastern Daylight Time in the Jean Keener Room of the Rose Center, 442 W. Second North Street,

Morristown, Tennessee, to consider and vote on the proposed Merger, and any other business as may properly come before the Special Meeting. See "THE MERGER - - Terms of the Merger." Management of FFGI is unaware of any other business to be considered at the Special Meeting.

RECORD DATE; VOTES REQUIRED

         Only FFGI Stockholders of record at the close of business on August 15, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date there were 712,320 shares of Class A Common Stock and 500,000 shares of Class B Common Stock issued and outstanding.

         Voting with respect to Merger will be taken by voting class in that a majority of all of the shares of Class A Common Stock and a majority of all of the shares of Class B Common Stock outstanding on the Record Date must be voted "FOR" approval of the Merger in order to receive the requisite shareholder approval. Those persons who own Class B Common Stock, all but one of whom are directors of FFGI, may vote their shares of Class A Common Stock and Class B Common Stock with respect to the Merger. The directors of FFGI, the one Class B Stockholder who is not a director of FFGI, and certain other executive officers of FFGI collectively own or control 283,180 shares (39.75%) of the outstanding shares of Class A Common Stock and 500,000 shares (100%) of the outstanding shares of Class B Common Stock. Each of these persons have indicated that he or she will vote all of his or her shares of Class A Common Stock and Class B Common Stock "FOR" approval of the Merger. Assuming that occurs, then 72,981 shares (17%) of the remaining 429,140 outstanding shares of Class A Common Stock must be voted "FOR" approval of the Merger in order to receive the requisite FFGI Stockholder approval to consummate the Merger. See "THE SPECIAL MEETING", "THE MERGER", "THE ESCROW AGREEMENT" and "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

DISSENTERS' RIGHTS

         FFGI Stockholders may perfect their statutory dissenters' rights with respect to the proposed Merger. A "Dissenting FFGI Stockholder" must take specific action to properly "perfect" his or her dissenters' rights and thereby, to be entitled to receive in cash the "fair value" of their shares of FFGI Common Stock in the event the Merger is actually consummated. See "THE MERGER--Dissenters' Rights" and "THE MERGER--Conditions to Consummation of the Merger."

TERMS OF THE MERGER

         Pursuant to the terms of the Merger Agreement, FFGI would be acquired by UPC through the Merger in which Franklin Acquisition, a wholly-owned subsidiary of UPC, would be merged with and into FFGI. FFGI would survive the Merger and become a wholly-owned subsidiary of UPC. Upon consummation of the Merger, each share of Class A Common Stock and each share of Class B Common Stock outstanding immediately prior to the Effective Time of the Merger would be cancelled and converted into the right of the holders thereof to receive
0.5440 shares of UPC

Common Stock in exchange for such shares of FFGI Common Stock (the "Exchange Ratio"). See "THE MERGER--Terms of the Merger."

         In addition, UPC would deposit into escrow that number of shares of UPC Common Stock ("Escrowed Shares") which would equal ten percent (10%) of the aggregate number of whole shares of UPC Common Stock which UPC would actually issue to FFGI Record Holders based on the Exchange Ratio. While held in escrow, the Escrowed Shares would participate in all dividends and other distributions made by UPC with respect its UPC Common Stock, but such dividends and distributions on the Escrowed Shares, and any earnings thereon, would be held in escrow and would not be distributed unless and until the Escrowed Shares, or some portion thereof, are actually distributed in accordance with the Escrow Agreement. A copy of the Escrow Agreement is attached hereto as Appendix B. The provision of the Merger Agreement providing for the Escrowed Shares is hereinafter referred to as the "Escrowed Shares Provision."

         The Escrowed Shares would be issued to the Class B Stockholders ONLY in the event that FFGI successfully resolves that certain lawsuit styled Franklin Federal Savings Bank, et al., Plaintiffs v. United States of America, Defendant, Civil Action No. 92-739C, pending in the United States Claims Court (the "FFGI Pending Litigation"), and ONLY then if the proceeds of the resolution of such litigation exceed the aggregate costs and expenses incurred after March 4, 1996 in connection with the FFGI Pending Litigation (such expenses incurred after March 4, 1996, hereinafter referred to as the "FFGI Pending Litigation Expenses").

         There is no assurance that FFGI will obtain a favorable resolution of the FFGI Pending Litigation. If FFGI does, however, to the extent that the proceeds actually received exceed the aggregate FFGI Pending Litigation Expenses, the remainder (the "Net FFGI Pending Litigation Proceeds") would be divided by the closing price per share of UPC Common Stock on the NYSE on the Effective Date of the Merger in order to determine the aggregate number of Escrowed Shares that would be issued to the holders of Class B Common Stock. However, the maximum number of Escrowed Shares which possibly could be delivered to the Class B Stockholders in any event is limited to the number of Escrowed Shares initially deposited into escrow by UPC (that is, limited to ten percent (10%) of the number of whole shares of UPC Common Stock issued to Class A Stockholders and Class B Stockholders based on the Exchange Ratio). Only those dividends received on the Escrowed Shares which would actually be distributed to Class B Stockholders, and the earnings on those dividends while held in escrow, would be distributed to the Class B Stockholders with the Escrowed Shares.

         Each of the Class B Stockholders has executed the Escrow Agreement. The Escrow Agreement provides, among other things, that the Class B Stockholders must each pay his or her proportionate share of one-half of the FFGI Pending Litigation Expenses on a semi-annual basis. Should UPC fail to receive any Class B Stockholder's proportionate share of one-half of the FFGI Pending Litigation Expenses within the time period established in the Escrow Agreement, the defaulting Class B Stockholder would be deemed to have forfeited all of his or her rights to any Escrowed Shares. In such event, the defaulting Class B Stockholder's entire proportionate share of the Escrowed Shares would be withdrawn from escrow and returned to UPC, with all dividends paid thereon and earnings attributable thereto. See "THE ESCROW AGREEMENT--Duties and Rights of the Escrow Participants."

         The FFGI Board negotiated for the Escrowed Shares Provision in order to establish a mechanism pursuant to which the Class B Stockholders would receive the right to obtain compensation for the additional value of their shares of Class B Common Stock represented by the right under FFGI's Charter to receive a special dividend equal to the net proceeds of the FFGI Pending Litigation (the "Special Dividend"). As structured, under the Escrowed Shares Provision the Class B Stockholders would only RECEIVE the additional compensation for the additional value of their shares of Class B Common Stock under the same circumstances that the Class B Stockholders would have actually RECEIVED the Special Dividend. Further, because UPC desires to account for the Merger as a "pooling of interests" transaction, in order to qualify for such accounting treatment it was necessary to limit the number of Escrowed Shares to ten percent (10%) of the initial shares actually issued by UPC in the Merger based on the Exchange Ratio. Since that is the maximum number of Escrowed Shares that could possibly be distributed to the Class B Stockholders, it is possible that the Class B Stockholders would ultimately receive less under the Escrowed Shares Provision than they would have received if the Merger had not been consummated.

         Another reason that the FFGI Board negotiated for the Escrowed Shares Provision was to enable all FFGI Stockholders the opportunity to consider and vote on the proposed Merger at a time when the FFGI Pending Litigation is still in fact pending, without the Class B Stockholders, all but one of whom are members of the FFGI Board, being required to forfeit the additional value of their Class B Common Stock attributable to the right to receive the Special Dividend. An alternative would have been to forego the proposed Merger with UPC until such time as either the Special Dividend had been paid to the Class B Stockholders or until the FFGI Pending Litigation had been otherwise resolved.

         Because a distribution of Escrowed Shares to Class B Stockholders is dependent upon the results obtained in the FFGI Pending Litigation, there is no guarantee that any of the Escrowed Shares will ever be distributed. There is no guarantee that FFGI will be successful with respect to the FFGI Pending Litigation or, if it is, that the proceeds received would exceed the expenses incurred in prosecuting the litigation after March 4, 1996. For a discussion of the FFGI Pending Litigation see "THE ESCROW AGREEMENT--Completed and Pending Litigation--The FFGI Pending Litigation." For a discussion of the terms of the Escrow Agreement, see "THE ESCROW AGREEMENT" and the copy of the Escrow Agreement attached hereto as Appendix B. See also, "THE MERGER."

         THERE ARE NO ASSURANCES THAT ANY OF THE ESCROWED SHARES WILL BE DISTRIBUTED TO THE CLASS B STOCKHOLDERS OR THAT THE FFGI PENDING LITIGATION WILL BE SUCCESSFULLY RESOLVED IN FAVOR OF FFGI OR FRANKLIN FEDERAL. FURTHERMORE, EVEN IF THE FFGI PENDING LITIGATION IS RESOLVED IN FAVOR OF FFGI OR FRANKLIN FEDERAL, THERE IS NO ASSURANCE THAT THE PROCEEDS OF SUCH RESOLUTION WOULD BE IN AN AMOUNT THAT WOULD EXCEED THE FFGI PENDING LITIGATION EXPENSES AND RESULT IN A DISTRIBUTION OF

ESCROWED SHARES PURSUANT TO THE ESCROW AGREEMENT. See "SUMMARY - - Record Date; Required", "THE SPECIAL MEETING" and "THE MERGER - - Conditions to Consummation of the Merger."

         Notwithstanding the FFGI Board's effort to balance the interests of the Class B Stockholders to receive the Special Dividend with the interests of all FFGI Stockholders in considering the proposed Merger, FFGI's Charter currently provides in Section 7(C)(2)(a) that in the event of a merger or consolidation, the Class A Stockholders are to receive the same consideration for their shares of Class A Common Stock that the Class B Stockholders receive for their shares of Class B Common Stock. No provision is specifically set forth in FFGI's Charter as it currently exists to compensate the Class B Stockholders for the additional value, if any, of their shares of Class B Common Stock represented by their right to receive the Special Dividend.

         The Escrowed Shares Provision of the Merger Agreement provides for the potential distribution of compensation to the FFGI Stockholders in the Merger which is inconsistent with FFGI's current Charter. As such, a vote "FOR" approval of the proposed Merger is in effect a vote for an amendment to FFGI's Charter. Because the Merger Agreement and Plan of Merger contain a provision (the Escrowed Shares Provision) which is in effect an amendment to FFGI's Charter, the voting on the proposed Merger will be taken by voting class in that a majority of all outstanding shares of both Class A Common Stock and Class B Common Stock must vote "FOR" approval of the proposed Merger in order to receive the requisite FFGI Stockholder approval. Furthermore, because all but one of the members of the FFGI Board is a Class B Stockholder, those members of FFGI's Board who own Class B Common Stock ("Interested Directors") have an interest in the Merger which conflicts with the interests of the Class A Stockholders who do not own Class B Common Stock. Due to this conflict of interest, the FFGI Board cannot, and does not, make any recommendation whatsoever as to how the FFGI Stockholders should vote with respect to the proposed Merger. See "THE MERGER - - The Conflict of Interests."

         In addition to the shares of UPC Common Stock to be exchanged for shares of Class A Common Stock and Class B Common Stock based on the Exchange Ratio, and the Escrowed Shares Provision of the Merger Agreement, each FFGI Option outstanding immediately prior to the Effective Time of the Merger would automatically be amended to represent an option to purchase 0.5440 shares of UPC Common Stock instead of one share of FFGI's Class A Common Stock, subject to certain pro rata adjustments to the option exercise price so that the aggregate option exercise price of shares subject to an option immediately following the Effective Time of the Merger shall be the same as the aggregate option exercise price for shares subject to an option immediately prior to the Effective Time of the Merger.

         In no event would UPC issue fractional shares of UPC Common Stock in exchange for FFGI Common Stock, but instead would settle any fractional share in cash. The cash amount to be paid to FFGI Record Stockholders for a fraction of a share of UPC Common Stock to be issued in the Merger would be determined by multiplying the particular fraction by the last sale price of UPC Common Stock on the NYSE on the Effective Date of the Merger. In such cases, the fraction would be determined after aggregating all whole shares and fractions of shares of UPC Common Stock to which the holder is entitled.

         Based on the closing price per share of the UPC Common Stock on August ___, 1996, the value of 0.5440 shares of UPC Common Stock to be exchanged for each share of Class A Common Stock or Class B Common Stock would be approximately $_____. However, the value of UPC Common Stock is subject to fluctuation, and the value of the UPC Common Stock to be received by FFGI Record Stockholders upon consummation of the Merger and Class B Stockholders upon distribution of Escrowed Shares, if any, may be more or less than $_____ per share.

         The market price of the UPC Common Stock may change significantly prior to the Effective Date of the Merger. The Merger Agreement DOES NOT contain any provisions which would cause an adjustment to the Exchange Ratio based on the market price of UPC Common Stock. However, it is a condition precedent to FFGI's obligation to consummate the Merger that the fairness opinion received by the FFGI Board from PBS shall not have been withdrawn on or prior to the time of the closing (the "Closing Date"). See "THE MERGER--Fairness Opinion of Financial Advisor" and "THE MERGER--Conditions to Consummation of the Merger."

EFFECTIVE DATE

         The Merger would become effective at the date (the "Effective Date of the Merger") and time (the "Effective Time of the Merger") as specified on the endorsement of the Articles of Merger by the Secretary of State of the State of Tennessee. Assuming the timely receipt of all prior regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all contractual conditions to closing set forth in the Merger Agreement, it is expected that the Merger would become effective in UPC's fourth quarter of 1996. Only FFGI Record Stockholders would be entitled to receive the shares of UPC Common Stock and cash payment for any fractional share to be exchanged in the Merger pursuant to the Merger Agreement. Under the Escrow Agreement, only Class B Stockholders would receive an interest in the Escrowed Shares.

REASONS FOR THE MERGER

         The FFGI Board considered a number of factors in approving the Merger and directing that it be submitted to the vote of the FFGI Stockholders. In addition to the structuring of the proposed Merger in a manner that would provide Class B Stockholders the opportunity to receive compensation for the additional value inherent in their shares of Class B Common Stock because of the right to the Special Dividend, the FFGI Board also considered many business factors that would affect FFGI and Franklin Federal on a going forward basis, and the overall adequacy of the consideration UPC offered in exchange for all of the outstanding FFGI Common Stock. The FFGI Board considered the compatibility of the respective business management philosophies of FFGI and UPC, UPC's ability to provide comprehensive financial services in FFGI's market, the financial terms of other recent business combinations in the local financial services industry, UPC's financial resources to serve the lending and deposit needs of the local communities served by FFGI and the financial effect on FFGI's stockholders of FFGI's continued independence as compared to the benefits of the Merger. After considering these and other factors, the FFGI Board determined that the Merger, as proposed, was in the best interests of FFGI and the FFGI Stockholders and approved the execution and delivery of the Merger Agreement and Plan of Merger. See "THE MERGER--Reasons for the Merger."

FAIRNESS OPINION OF FINANCIAL ADVISOR

         FFGI has retained Professional Bank Services, Inc. ("PBS"), of Louisville, Kentucky, as its financial advisor in connection with the Merger and requested that PBS render an opinion to the FFGI Board that the Exchange Ratio was fair from a financial point of view to the FFGI stockholders. A copy of PBS' written opinion is attached hereto as Appendix D and should be read in its entirety with respect to assumptions made, limitations on the review undertaken and other matters. The description of PBS' opinion set forth herein is qualified in its entirety by reference to the opinion.

         PBS' fairness opinion addresses only the fairness of the Merger from a financial point of view. PBS did not consider or opine as to whether the Merger is fair to the Class A Stockholders in light of the fact that it requires Class A Stockholders to forego their right under the FFGI Charter to receive the same consideration for their shares of Class A Common Stock that Class B Stockholders receive for their shares of Class B Common Stock.

         See "THE MERGER--Fairness Opinion of Financial Advisor" for information regarding, among other things, the selection of PBS and compensation for its services rendered in connection with the Merger.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition to consummation of the Merger (to the extent permitted by law) may be waived unilaterally by the party benefitted by the provision or may be amended or modified by an agreement in writing which is approved by the UPC Board and the FFGI Board.

         The Merger Agreement is subject to termination by UPC and/or FFGI at any time prior to the closing of the Merger, which is expected to take place on the business day immediately preceding the date on which the Effective Time of the Merger is expected to occur, upon the occurrence of certain events. See "THE MERGER--Waiver and Amendment; Termination."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions precedent, including receipt of approval of the FFGI Stockholders, receipt of the required prior regulatory approvals and satisfaction of certain customary contractual closing conditions. The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement include the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and of the Office of Thrift Supervision (the "OTS"). By letters dated June 10, 1996 and July 24, 1996, respectively, the Federal Reserve and the OTS have approved the Merger. Receipt of regulatory approval or consent from any governmental agency does not constitute a recommendation by such governmental agency for approval of any of the transactions contemplated by the Merger Agreement and should not be considered as such. See "THE MERGER--Conditions to Consummation of the Merger," "THE MERGER--Regulatory Approvals," "THE MERGER--Conduct of Business Pending the Merger" and "CERTAIN REGULATORY CONSIDERATIONS."

LIMITATION ON NEGOTIATIONS

         FFGI is prohibited from instituting, soliciting or knowingly encouraging any inquiry, discussion or proposal concerning any "Acquisition Proposal" (defined generally as any agreement or proposal pursuant to which any entity other than UPC or any UPC subsidiary would acquire ownership, directly or indirectly, of FFGI, or the right to vote ten percent (10%) or more of the outstanding FFGI Common Stock, or a significant portion of the assets or earning power of FFGI). As protection against possible violation of this limitation, FFGI has granted UPC an option to purchase that number of shares of FFGI Class A Common Stock and of FFGI Class B Common Stock which would give UPC nineteen percent (19%) of the total aggregate amount of all outstanding shares of FFGI Common Stock in each such class. Such option would become exercisable, however, only in the event and at the time that FFGI enters into a letter of intent or agreement with respect to an Acquisition Proposal or support or indicate an intent to support an Acquisition Proposal other than pursuant to the Merger Agreement. See "THE MERGER--Limitation on Negotiations" and "THE MERGER--Conditions to Consummation of the Merger."

MANAGEMENT AFTER THE MERGER

         Those persons serving as directors and officers of Franklin Acquisition immediately prior to the Effective Time of the Merger, all of whom are officers of UPC, would serve as directors or officers of FFGI after the Effective Time of the Merger. The directors and officers of Franklin Federal immediately prior to the Effective Time of the Merger, however, would continue to serve as directors or officers of Franklin Federal after the Effective Time of the Merger until Franklin Federal is merged with and into another wholly-owned UPC subsidiary, Bank of East Tennessee ("BOET"). It is currently anticipated that the merger of Franklin Federal into BOET will also occur in the fourth quarter of 1996. See "THE MERGER--Management After the Merger."

COMPARISON OF THE RIGHTS OF UPC AND FFGI STOCKHOLDERS

         Upon consummation of the Merger, FFGI Stockholders, whose rights are presently governed by FFGI's Charter and Bylaws, would become stockholders of UPC. Accordingly, the former FFGI Stockholders' rights as stockholders of UPC would be governed by Tennessee corporate law and by the Charter and Bylaws of UPC. Certain differences arise from differences between the Charter and Bylaws of UPC and the Charter and Bylaws of FFGI. See "EFFECT OF MERGER ON RIGHTS OF FFGI STOCKHOLDERS."

PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         UPC's Charter and Bylaws include provisions that may discourage, delay or prevent certain types of transactions involving an actual or potential change in control of UPC, including transactions in which UPC stockholders might otherwise receive a premium for their shares of UPC Common Stock over the current market prices. These "anti-takeover" provisions may limit the ability of the stockholders of UPC to approve transactions that they may deem to be in their best personal interests. In addition, Tennessee and federal law requires the approvals of the Tennessee Department of Financial Institutions ("TDFI"), the Federal Reserve and the OTS prior to the acquisition of "control" of a Tennessee bank or savings and loan holding company. These provisions may have the effect of delaying or preventing a change in control of UPC and, therefore, could adversely affect the price of UPC's Common Stock. See "DESCRIPTION OF UPC COMMON AND PREFERRED STOCK" and "CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no gain or loss will be recognized by an FFGI Record Stockholder upon the exchange of such stockholder's FFGI Common Stock solely for shares of UPC Common Stock at the Closing. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized with respect to cash received in lieu of fractional shares. See "THE MERGER--Certain Federal Income Tax Consequences." DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, FFGI RECORD STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "THE MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof.
See "THE MERGER--Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The members of the FFGI Board, excluding Mr. Herbert Bacon who owns no shares of Class B Common Stock, currently own or control in the aggregate 93% of the outstanding shares of Class B Common Stock. These members of the FFGI Board who own Class B Common Stock all own Class A Common Stock and are hereinafter referred to as the "Interested Directors". If the proposed Merger is approved and actually consummated, UPC would deposit the Escrowed Shares with the Escrow Agent for the benefit of the Class B Stockholders, all but one of whom are an

Interested Director. As a result thereof, the Interested Directors, and the one other Class A Stockholder who also owns Class B Common Stock, Ms. Marjorie Jarnagin, would receive compensation, albeit contingent compensation, for their shares of Class B Common Stock that the Class A Stockholders would not receive for their shares of Class A Common Stock. This is contrary to Section 7(C)(2)(a) of FFGI's Charter which provides that in a merger or similar transaction, the Class A Stockholders are entitled to receive THE SAME consideration for their shares of Class A Common Stock that the Class B Stockholders receive for their shares of Class B Common Stock. Therefore, a vote "FOR" approval of the proposed Merger is in effect a vote for the amendment of FFGI's Charter to allow the Class B Stockholders to receive, under certain circumstances set forth in the Escrow Agreement, additional compensation for their shares of Class B Common Stock pursuant to the Escrowed Shares Provision of the Merger Agreement that the Class A Stockholders would not receive for their shares of Class A Common Stock. The Interested Directors therefore have interests with respect to the proposed Merger which conflict with the interests of the Class A Stockholders who do not also own Class B Common Stock. See "THE SPECIAL MEETING" and "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present for UPC selected consolidated financial data for the five year period ended December 31, 1995 and for the six month periods ended June 30, 1996 and 1995 and, for FFGI, selected consolidated financial data for the five year period ended September 30, 1995 and for the nine month periods ended June 30, 1996 and 1995. The information for UPC has been derived from the consolidated financial statements of UPC, including the unaudited consolidated financial statements of UPC incorporated into this Prospectus/Proxy Statement by reference to UPC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 and the audited consolidated financial statements of UPC incorporated into this Prospectus/Proxy Statement by reference to UPC's 1995 Annual Report on Form 10-K for the year ended December 31, 1995, and should be read in conjunction therewith and with the notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The information for FFGI has been derived from the consolidated financial statements of FFGI, including the unaudited consolidated financial statements of FFGI for the nine month period ended June 30, 1996, and the audited consolidated financial statements of FFGI for the three year period ended September 30, 1995, both of which are attached to this Prospectus/Proxy Statement collectively as Appendix E, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinions of the management of both UPC and of FFGI, all adjustments, consisting only of normal recurring adjustments necessary to arrive at a fair statement of interim results of operations of UPC and FFGI, have been included. See "--Recent Developments Affecting UPC" for information concerning UPC's recently completed and pending acquisitions.

$
                                      UPC

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                     SIX MONTHS ENDED JUNE
                                            30,(1)                                 YEARS ENDED DECEMBER 31,
                                   -------------------------   ----------------------------------------------------------------
                                      1996          1995          1995          1994          1993         1992         1991
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net interest income..............  $   232,316   $   219,564   $   447,431   $   423,114   $  375,033   $  305,211   $  256,537
Provision for losses on loans....       15,851         4,538        22,231         4,894       17,950       29,071       35,960
Investment securities gains
  (losses).......................           66            (3)          476       (20,298)       4,506       14,019        2,633
Other noninterest income.........       81,404        75,707       157,176       121,103      123,056      103,506       95,415
Noninterest expense..............      178,362       184,371       382,164       427,697      346,450      297,665      255,906
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
Earnings before income taxes,
  extraordinary item, and
  accounting changes.............      119,573       106,359       200,688        91,328      138,195       96,000       62,719
Applicable income taxes..........       39,786        34,251        65,286        25,467       41,168       27,048       14,443
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
Earnings before extraordinary
  item and accounting changes....       79,787        72,108       135,402        65,861       97,027       68,952       48,276
Extraordinary item -- defeasance
  of debt, net of taxes..........           --            --            --            --       (3,206)          --           --
Accounting changes, net of
  taxes..........................           --            --            --            --        5,782           --           --
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
        Net earnings.............  $    79,787   $    72,108   $   135,402   $    65,861   $   99,603   $   68,952   $   48,276
                                   ===========   ===========   ===========   ===========   ==========   ==========   ==========
PER COMMON SHARE DATA
Primary
  Earnings before extraordinary
    item and accounting
    changes......................  $      1.66   $      1.52   $      2.82   $      1.28   $     2.24   $     1.75   $     1.35
  Extraordinary
    item -- defeasance of debt,
    net of taxes.................           --            --            --            --        (0.08)          --           --
  Accounting changes, net of
    taxes........................           --            --            --            --         0.15           --           --
  Net earnings...................         1.66          1.52          2.82          1.28         2.31         1.75         1.35
Fully diluted
  Earnings before extraordinary
    item and accounting
    changes......................         1.58          1.45          2.70          1.28         2.18         1.73         1.35
  Extraordinary item -- defeasance
  of debt, net of tax............           --            --            --            --        (0.07)          --           --
  Accounting changes, net of
    taxes........................           --            --            --            --         0.13           --           --
  Net earnings...................         1.58          1.45          2.70          1.28         2.24         1.73         1.35
Cash dividends...................         0.54          0.48          0.98          0.88         0.72         0.60         0.48
Book value.......................        19.96         17.87         19.24         16.08        16.25        14.08        12.88
BALANCE SHEET DATA (AT PERIOD
  END)
Total assets.....................  $11,367,625   $10,921,482   $11,277,116   $10,985,020   $9,919,944   $8,331,073   $6,566,973
Loans, net of unearned income....    7,169,872     6,960,602     7,069,853     6,721,597    5,293,850    4,193,149    3,613,945
Allowance for losses on loans....      136,255       132,884       133,487       133,966      125,499      100,282       74,739
Investment securities............    3,053,759     2,639,545     2,774,890     3,084,110    3,431,081    2,935,665    1,864,871
Deposits.........................    9,343,893     9,291,329     9,447,736     9,253,165    8,445,760    7,171,191    5,698,062
Short-term borrowings............      421,061       167,540       241,023       455,010      300,414      343,452      244,513
Long-term debt(3)
  Parent company.................      213,453       115,368       214,758       114,790      114,729       74,292       38,163
  Subsidiary banks...............      259,691       325,446       270,500       241,218      212,149       38,463       18,790
  Total shareholders' equity.....    1,007,608       897,066       966,331       805,147      751,844      595,106      475,128
Average assets...................   11,285,745    10,837,594    10,954,895    10,948,979    9,706,356    7,586,827    6,555,009
Average shareholders' equity.....      971,638       862,212       899,615       850,934      707,788      551,650      442,756
Average shares outstanding (in
  thousands)
  Primary........................       45,940        44,648        45,008        43,741       38,914       35,463       34,569
  Fully diluted..................       50,533        49,138        49,618        44,083       43,144       38,307       34,922

                                      UPC

                                          SIX MONTHS ENDED
                                          -----------------                           YEARS ENDED DECEMBER 31,
                                             JUNE 30,(1)          ----------------------------------------------------------------
                                         1996          1995          1995          1994          1993         1992         1991
                                      -----------   -----------   -----------   -----------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PROFITABILITY AND CAPITAL RATIOS
Return on average assets.........         1.42%         1.34%         1.24%         0.60%        1.03%        0.91%        0.74%
Return on average common
  equity.........................        17.40         18.01         15.92          7.61        15.10        13.11        10.95
Net interest income (taxable-
  equivalent) to average earning
  assets(2)......................         4.63          4.58          4.59          4.36         4.40         4.57         4.48
Loans/deposits...................        76.73         74.92         74.83         72.64        62.68        58.47        63.42
Common and preferred dividend
  payout ratio...................        35.41         34.12         37.55         62.50        32.64        36.12        34.51
Equity/assets (period end).......         8.86          8.21          8.57          7.33         7.58         7.14         7.24
Average shareholders'
  equity/average total assets....         8.61          7.96          8.21          7.77         7.29         7.27         6.75
Leverage ratio(4)................         8.49          7.88          8.09          7.15         7.21         7.07         7.06
Tier 1 capital to risk-weighted
  assets(4)......................        13.19         12.51         12.64         11.88        13.10        12.85        11.66
Total capital to risk-weighted
  assets(4)......................        16.85         14.86         16.35         14.27        15.74        14.83        13.80
ASSET QUALITY RATIOS
Allowance/period end loans.......         1.90          1.91          1.89          1.99         2.37         2.39         2.07
Nonperforming loans/total
  loans(5).......................         0.53          0.47          0.48          0.32         0.58         1.22         1.01
Allowance/nonperforming
  loans(5).......................          355           404           391           614          411          196          205
Nonperforming assets/loans and
  foreclosed properties(6).......         0.63          0.57          0.59          0.43         0.78         1.58         1.60
Provision/average loans..........         0.44          0.13          0.32          0.08         0.35         0.72         0.95
Net charge-offs/average loans....         0.38          0.22          0.36          0.09         0.28         0.55         0.92

- ---------------

(1) Interim period ratios have been annualized where applicable.
(2) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.
(3) Long-term debt includes subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year. Subsidiary banks' long-term debt is primarily Federal Home Loan Bank ("FHLB") advances.
(4) The risk-based capital ratios are based upon capital guidelines prescribed by Federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and Total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5% (5% for bank holding companies effecting acquisitions).
(5) Nonperforming loans include loans on nonaccrual status and restructured loans.
(6) Nonperforming assets include nonperforming loans and foreclosed properties.

                                             FFGI Selected Consolidated Financial Data


                                                         As of or For the
                                                        Nine Months Ended
                                                            June 30,
                                                          (Unaudited)             As of or For the Years Ended September 30,
                                                    -----------------------   ----------------------------------------------------
                                                       1996          1995       1995       1994       1993       1992      1991
                                                    ----------   ----------   ---------  ---------  ---------  --------  ---------
                                                                   (Dollars in thousands, except for per share data)
INCOME STATEMENT DATA

  Net interest income                               $  4,461     $  3,985     $  5,323   $  5,129   $  4,704   $  3,625  $  2,856
  Provision for loan losses                              302          207          306        299        145        127       205
  Investment securities gains (losses)                   (28)          (9)          (9)        90        126        241       140
  Other non-interest income                              812          738        1,022      1,002        926      1,015       758
  Non-interest expense                                 5,106        3,074        4,104      4,094      3,723      3,959     3,976
  Income (loss) before income taxes,
    and accounting changes                              (163)       1,433        1,926      1,838      1,888        710      (544)
  Applicable income taxes                                976          783        1,040      1,085         46         22        11
  Income (loss) before
    accounting changes                                (1,139)         650          886        743      1,842        688      (555)
  Accounting changes, net of taxes                        --           --           --        644         --         --        --
  Net income (loss) (2)                               (1,139)         650          886      1,387      1,842        688      (555)

PER COMMON SHARE DATA
  Primary and Fully Diluted
   Earnings (loss) before
    accounting changes                              $  (0.94)    $   0.54     $   0.73   $   0.62   $   2.34   $   1.38  $  (1.11)
   Accounting changes, net of taxes                       --           --           --       0.53         --         --        --
   Net income (loss)                                   (0.94)        0.54         0.73       1.15       2.34       1.38     (1.11)
  Cash dividends                                         413          412          412        411         --         --        --
  Book value                                            9.85        10.97        11.15      10.57       9.97       9.06      7.89

BALANCE SHEET DATA (at period end)
  Total assets                                      $137,707     $133,516     $135,822   $122,487   $115,680   $102,079  $ 95,642
  Loans, net                                          99,656       91,445       93,817     82,265     72,065     61,311    60,764
  Allowance for loan losses                              713          601          643        551        428        365       367
  Investment securities                               29,014       30,952       30,187     31,851     30,965     29,776    21,937
  Deposits                                           112,635      108,333      111,084    105,635    101,337     92,770    86,466
  Total shareholders' equity                          11,993       13,293       13,512     12,790     12,038      4,534     3,847
  Average assets                                     137,109      126,228      129,224    123,138    107,173     98,533    94,745
  Average shareholders' equity                        13,637       12,761       12,904     12,671      7,739      4,201     4,073
  Average shares outstanding primary
   and fully diluted (in thousands)                    1,214        1,212        1,212      1,207        786        500       500

PROFITABILITY AND CAPITAL RATIOS
  Net income
   Return on average assets                            (0.66)%       0.73%        0.69%      1.13%      1.72%      0.70%    (0.59)%
   Return on average equity                            (6.63)%       7.31%        6.87%     10.95%     23.80%     16.37%   (13.63)%
  Net interest income to average
   earning assets                                       4.63%        4.40%        4.35%      4.42%      4.74%      4.07%     3.41%
  Loans/deposits                                       88.48%       84.41%       84.46%     77.88%     71.11%     66.09%    70.28%
  Average shareholders' equity/
   average total assets                                 9.95%       10.11%        9.99%     10.29%      7.22%      4.26%     4.30%
  Equity/assets (period end) (3)                        8.71%        9.96%        8.05%      7.90%      7.61%      0.16%    (2.16)%
  Total capital to risk-weighted assets (3)            14.30%       13.83%       13.77%     14.29%     14.37%      2.72%    (1.04)%

ASSET QUALITY RATIOS
  Allowance/period end loans                            0.72%        0.66%        0.69%      0.67%      0.59%      0.60%     0.60%
  Nonperforming loans/total loans                       1.05%        0.80%        0.87%      0.93%      0.64%      0.82%     0.33%
  Allowance/nonperforming loans                        68.16%       81.88%       78.51%     72.21%     93.04%     72.71%   183.50%
  Nonperforming assets/loans and
   foreclosed properties (4)                            1.24%        0.99%        1.05%      1.08%      0.72%      0.99%     0.41%
  Provision/average loans                               0.29%        0.23%        0.35%      0.38%      0.22%      0.17%     0.27%
  Net charge-offs/average loans                         0.22%        0.18%        0.24%      0.22%      0.12%      0.17%     0.87%
FULL SERVICE OFFICES                                       7            6            6          6          5          5         5
- ------------------------------------------

(1)  Interim period ratios have been annualized where applicable.
(2) During the nine months ended June 30, 1996, $22 million of goodwill was written off. See management's discussion and analysis and note 2 to the financial statements for further explanation.
(3) Intangible assets are not considered part of qualifying capital and have been removed for capital calculations.
(4) Nonperforming assets include nonperforming loans and foreclosed properties.

RECENT DEVELOPMENTS AFFECTING UPC

         Recently Completed Acquisitions. Since December 31, 1995, UPC has completed the acquisition of the following institutions (collectively, the "Recently Completed Acquisitions").


                                           Asset Size
Institution                               (In Millions)                 Type of Consideration
- -----------------------------------  ----------------------  ------------------------------------------
First Bancshares of Eastern                   $ 60                              Cash
Arkansas, Inc., West Memphis,
Arkansas, and its subsidiary, First
National Bank of West Memphis,
Arkansas

First Bancshares of N.E. Arkansas,              62                              Cash
Inc., Osceola, Arkansas, and its              ----
subsidiary, First National Bank of
Osceola, Arkansas

Total                                         $122
                                              ====





                     [This space left blank intentionally]

         Pending Acquisitions. UPC has entered into definitive agreements to acquire the following five financial institutions in addition to FFGI, which UPC's management considers probable of consummation and which are expected to close in 1996 (collectively, the "Other Pending Acquisitions").


                                                     Asset Size
Institution                                       (In Millions)(1)                Type of Consideration
- ----------------------------------------      -----------------------       --------------------------------
Leader Financial Corporation ("Leader"),              $3,211                Approximately 16,600,000 shares
Memphis, Tennessee, and its subsidiary,                                     of UPC Common Stock
Leader Federal Bank for Savings (2)

Eastern National Bank ("ENB"), Miami,                    286                Cash, Notes and UPC Series E
Florida (3)                                                                 Preferred Stock (4)

Valley Federal Savings Bank ("Valley                     118                Approximately 435,000 shares of
Federal"), Sheffield, Alabama                                               UPC Common Stock

BancAlabama, Inc. ("BancAlabama"),                        99                Approximately 415,000 shares of
Huntsville, Alabama, and its subsidiary                                     UPC Common Stock
BankAlabama-Huntsville

Financial Bancshares, Inc. ("FBI"), St.                  324                Approximately 1,220,000 shares
Louis, Missouri, and its subsidiaries,                                      of UPC Common Stock (5)
First Financial Bank of St. Louis,
Missouri; Citizens First Financial Bank
in Dexter, Missouri; First Financial
Bank of Southeast Missouri in Sikeston,
Missouri; First Financial Bank of
Mississippi County in East Prairie,
Missouri; and First Financial Bank of
Ste. Genevieve, Missouri
                                                      ------

                                                      $4,038
                                                      ======


(1)      At June 30, 1996.
(2) Reference is made to UPC's Current Reports on Form 8-K dated March 8, 1996, April 1, 1996, May 21, 1996, August 15, 1996 and August 16,
         1996, incorporated by reference herein, for additional information concerning the acquisition of Leader Financial Corporation and pro forma financial statements including all pending acquisitions.

(3) UPC's management expects to complete the acquisition of ENB on or before December 31, 1996, provided that disputes between ENB's shareholders and agencies of the Republic of Venezuela and others, in the United States District Court for the Southern District of Florida, shall have been resolved to the satisfaction of UPC by that date.
(4) Cash in the amount of $4.5 million, UPC Promissory Notes in the aggregate original principal amount of up to $14.5 million, and up to 317,458 shares of Series E Preferred Stock of UPC.
(5) UPC plans to purchase up to 1,220,000 shares of UPC's Common Stock to be issued in this transaction.

         Earnings Considerations Related to Pending Acquisitions. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Pending Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with the elimination of duplicate facilities, branch closures, data processing charges, cancellation of vendor contracts, the potential for additional provisions for loan losses and similar costs which normally arise from the consolidation of operational activities.

         Aggregate charges expected to arise with respect to the acquisition of FFGI and the Other Pending Acquisitions have been preliminarily estimated to be in the range of $17 million to $22 million after taxes. To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. In addition, the range of estimated potential charges set forth above does not take into account any potential assessment for recapitalization of the Savings Association Insurance Fund discussed below under the heading "--Earnings Considerations Related to Potential Special Regulatory Assessments." This range of potential charges is based on currently available information as well as preliminary estimates and is subject to change. The range is provided as a preliminary estimate of the significant charges which may in the aggregate be required and should be viewed accordingly. These charges are not reflected in the pro forma consolidated financial statements.

         Earnings Considerations Related to Potential Special Regulatory Assessment. There are several proposals currently under consideration by the U.S. Congress, the purposes of which are to provide additional financing for the Savings Association Insurance Fund ("SAIF") and to provide for interest payments on the Financing Corporation ("FICO") bonds issued in connection with earlier Congressional efforts to support the then failing thrift industry. A common feature of these proposals is a one-time special assessment of from 70 to 85 basis points on all deposits insured by the SAIF ($0.70 to $0.85 per $100 of covered deposits) ("SAIF-Insured Deposits"). All SAIF-Insured Deposits may not be subject to an assessment at the 70 to 85 basis point level. Those SAIF-Insured Deposits which have been acquired by banks in so-called Oakar transactions ("Oakar Deposits") may be assessed at a lower rate, (one proposal suggests 20% lower.) In addition to the special assessment on SAIF-Insured Deposits, the proposals also contemplate annual assessments on deposits which are insured by the Bank Insurance Fund ("BIF") ("BIF Deposits"). The assessment on BIF Deposits would be for the purpose of providing financial support to pay approximately $600 million annually in interest on the FICO bonds until they mature in 2017. It is unknown at this time what the assessment level will be on BIF Deposits, but it has been suggested that the assessment will be approximately 2.4 basis points ($0.024 per $100 of covered deposits). The proposals generally provide that such assessments will reduce the paying institution's taxable income. At June 30, 1996, UPC's Banking Subsidiaries held approximately $1.3 billion in SAIF-Insured Deposits, approximately $1.0 billion of which are Oakar Deposits. At June 30, 1996, Leader held approximately $1.6 billion in SAIF-Insured Deposits and the Other Pending Acquisitions held approximately $217 million in SAIF-Insured Deposits. If the FFGI Merger and all Recently Completed and Other Pending Acquisitions had been consummated by June 30, 1996, then UPC's subsidiaries would have held approximately $3.1 billion in SAIF-Insured Deposits, approximately $1.0 billion of which would have been Oakar Deposits, assuming the savings associations to be acquired (FFGI, Leader Federal and Valley Federal) had not been merged into other UPC Banking Subsidiaries. Should the proposed legislation be adopted at levels indicated, both UPC and FFGI, as well as all other financial institutions with insured deposits, would be required to take significant charges in relation to these special assessments. These proposals to recapitalize the SAIF have not passed and are under strong criticism by the banking industry. It is questionable whether any such legislation will actually pass in 1996, however UPC does expect some form of legislation to be passed in the near future relative to the recapitalization of the SAIF and that such legislation will provide for special assessments at or above the levels discussed above against both SAIF-Insured Deposits and BIF Deposits.

         A number of other related proposals are also under consideration relating to the elimination of the thrift charter and the conversion of all federally-chartered thrifts to state-chartered banks or national banks, and the merger of the OTS into the Office of the Comptroller of the Currency (the "OCC"). It is not expected that any such proposals would have a material adverse impact on UPC, either before or after considering the pending acquisitions, except to the extent such proposals are tied to the recapitalization of the SAIF as discussed above. However, none of these proposals are currently in definitive form, are subject to amendment, and UPC is unable to predict with any accuracy the impact any such proposals will have on UPC and its subsidiaries when and if actually passed. See "CERTAIN REGULATORY CONSIDERATIONS."

EQUIVALENT AND PRO FORMA PER SHARE DATA

         The following table presents selected, comparative, unaudited per share data for: (i) UPC Common Stock and FFGI Common Stock (both Class A and Class B Common Stock) on an historical basis; (ii) UPC Common Stock on a pro forma basis, including the Merger, all Recently Completed Acquisitions and the Other Pending Acquisitions; and (iii) FFGI Common Stock on an equivalent pro forma basis, including all Recently Completed Acquisitions and the Other Pending Acquisitions for the periods indicated. Pro forma and equivalent pro forma per share data is not presented separately for FFGI because it would not be significantly different from UPC's results.

         The pro forma data for 1995 and the six month period ended June 30, 1996 reflect the assumed acquisition of FFGI, all Recently Completed Acquisitions and all Other Pending Acquisitions as of January 1, 1995. The pro forma data for 1994 and 1993 reflect only the assumed acquisition of Leader because the Other Pending Acquisitions and Recently Completed Acquisitions are not considered significant to UPC from a financial statement presentation standpoint. Reference is made to UPC's Current Reports on Form 8-K dated March 8, 1996, April 1, 1996, May 21, 1996, August 15, 1996 and August 16, 1996, for
information regarding the Leader acquisition and the pro forma financial statements which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The pro forma information is not necessarily indicative of the results of the future operations of either UPC, FFGI, the Recently Completed Acquisitions or the Other Pending Acquisitions, or the actual results that would have occurred had the Merger been consummated on January 1, 1995. The information is derived from, and should be read in conjunction with, the historical consolidated financial statements of UPC (including related notes thereto) which are incorporated by reference herein, the historical consolidated financial statements of FFGI (including related notes thereto) which are included herewith, the historical consolidated financial statements of Leader (including related notes thereto) which are incorporated by reference herein, and the pro forma consolidated financial statements (including related notes thereto) which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "--Selected Consolidated Financial Data," "--Recent Developments Affecting UPC," and "--Pro Forma Condensed Consolidated Financial Information."

                           UNION PLANTERS CORPORATION

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                               SIX MONTHS    YEAR ENDED DECEMBER
                                                                 ENDED              31,(1)
                                                                JUNE 30,    ----------------------
                                                                  1996      1995     1994    1993
                                                               ----------   -----   ------   -----
EARNINGS BEFORE EXTRAORDINARY ITEMS AND ACCOUNTING CHANGES
UPC
  Primary....................................................    $ 1.66     $2.82   $ 1.28   $2.24
  Fully diluted..............................................      1.58      2.70     1.28    2.18
Franklin.....................................................     (1.07)     1.09    (0.15)   2.91
UPC pro forma (all recently completed and other pending
  acquisitions and Franklin)(1)
  Primary....................................................      1.60      2.66     1.52    2.17
  Fully diluted..............................................      1.54      2.57     1.52    2.11
Franklin equivalent pro forma (all recently completed and
  other pending acquisitions and Franklin)(1)
  Primary....................................................      0.87      1.45     0.83    1.18
  Fully diluted..............................................      0.84      1.40     0.83    1.15
Cash dividends per share
UPC..........................................................      0.54      0.98     0.88    0.72
UPC Pro Forma (Leader only)..................................      0.54      0.98     0.88    0.72
Franklin.....................................................        --        --       --      --
Franklin equivalent pro forma(1).............................      0.29      0.53     0.48    0.39


                                                                         JUNE 30,    DECEMBER 31,
                                                                           1996          1995
                                                                        ----------   ------------
BOOK VALUE PER COMMON SHARE
UPC...................................................................    $19.96        $19.24
Franklin..............................................................      9.95         11.24
UPC pro forma (all recently completed and other pending acquisitions
  and Franklin).......................................................     19.58         18.63
Franklin pro forma equivalent (all recently completed and other
  pending acquisitions and Franklin)(1)...............................     10.65         10.13

- ---------------

(1) The equivalent pro forma per share data for Franklin are computed by multiplying UPC's pro forma information by .544, the Exchange Ratio.
(2) See also, "-- Recent Developments Affecting UPC."

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following tables contain unaudited pro forma condensed consolidated financial statements, including a balance sheet at June 30, 1996 and statements of earnings for the six month period ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993. These statements present on a pro forma basis historical results for (i) UPC for all periods, (ii) UPC and Leader, combined, for all periods, and (iii) UPC, FFGI, the Recently Completed Acquisitions, and the Other Pending Acquisitions, as of June 30, 1996 and for the six month period ended June 30, 1996 and for the twelve month period ended December 31, 1995.

         The unaudited pro forma condensed consolidated financial statements also reflect UPC's Recently Completed Acquisitions: (i) First Bancshares of Eastern Arkansas, Inc., and its subsidiary, First National Bank of West Memphis, Arkansas, with total assets of $60 million; and (ii) First Bancshares of N.E. Arkansas, Inc., and its subsidiary, First National Bank of Osceola, Arkansas, with total assets of $62 million. Both acquisitions were accounted for using the purchase method of accounting. Additionally, these statements reflect the proposed Merger and UPC's Other Pending Acquisitions: (i) Leader Financial Corporation in Memphis, Tennessee, a savings and loan holding company, and its subsidiary, Leader Federal Bank for Savings, with total assets of approximately $3.2 billion, which is expected to be accounted for using the pooling of interests method of accounting; (ii) Valley Federal Savings Bank in Sheffield, Alabama, with total assets of approximately $118 million, which is expected to be accounted for using the pooling of interests method of accounting; (iii) Eastern National Bank, Miami, Florida, with total assets of approximately $286 million, which is expected to be accounted for using the purchase method of accounting; (iv) BancAlabama, Inc. in Huntsville, Alabama, a bank holding company, and its subsidiary, BankAlabama-Huntsville, with total assets of approximately $99 million, which is expected to be accounted for using the pooling of interests method of accounting, and (v) Financial Bancshares, Inc., St. Louis, Missouri, a bank holding company, and its five subsidiary banks, with total consolidated assets of approximately $324 million, which is expected to be accounted for using the purchase method of accounting.

         The operating results for FFGI and Valley Federal included in the unaudited pro forma statement of earnings have been converted from their respective fiscal year ends (September 30) to UPC's fiscal year end (December
31) by adding their respective first quarter operating results for the current year and subtracting first quarter operating results for the previous year.

         The Recently Completed Acquisitions and the Other Pending Acquisitions, with the exception of the Leader transaction, are not considered significant to UPC from a financial statement presentation standpoint. Therefore, the financial information for the transactions expected to be accounted for using the pooling of interests method of accounting have been restated only for the current period.

         The unaudited pro forma condensed consolidated financial statements include adjustments necessary to record the entities that have been or are expected to be acquired using the purchase method of accounting. Eliminations have been made for significant intercompany transactions.

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of UPC and Leader which are incorporated by reference herein, and of FFGI which are included herein, and in conjunction with the information presented in UPC's Current Reports on Form 8-K dated March 8, 1996, April 1, 1996, May 21, 1996, May 22, 1996, August 15, 1996 and August 16, 1996, which are incorporated by reference herein. Pro forma results are not necessarily indicative of future operating results. Certain nonrecurring charges as discussed in "--Recent Developments Affecting UPC--Earnings Considerations Related to Pending Acquisitions" have not been included in the unaudited pro forma condensed consolidated financial statements. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."



                     [This space left blank intentionally]

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                     UPC, LEADER,
                                                                                       RECENTLY
                                                                                     COMPLETED AND
                                                                         UPC AND     OTHER PENDING
                                                             UPC         LEADER      ACQUISITIONS
                                                         -----------   -----------   -------------
                                              ASSETS
Cash and due from banks................................  $   465,555   $   495,869    $   530,181
Interest-bearing deposits at financial institutions....        4,962         5,892         10,353
Federal funds sold and securities purchased under
  agreements to resell.................................       61,918       143,918        114,104
Trading account assets.................................      134,528       134,528        134,528
Loans held for resale..................................       68,046        86,837         86,837
Available for sale securities, at fair value...........    3,053,759     3,941,548      4,169,432
Loans..................................................    7,201,771     9,186,196      9,828,016
  Less: Unearned income................................      (31,899)      (40,222)       (41,112)
         Allowance for losses on loans.................     (136,255)     (158,663)      (166,721)
                                                         -----------   -----------    -----------
          Net loans....................................    7,033,617     8,987,311      9,620,183
Premises and equipment.................................      229,124       248,435        278,723
Accrued interest receivable............................      103,009       177,371        184,633
Goodwill and other intangibles.........................       60,610        60,610         84,498
Other assets...........................................      152,497       296,647        312,084
                                                         -----------   -----------    -----------
          Total assets.................................  $11,367,625   $14,578,966    $15,525,556
                                                         ===========   ===========    ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing..................................  $ 1,392,856   $ 1,564,416    $ 1,670,829
  Certificates of deposit of $100,000 and over.........      749,833       916,301      1,022,710
  Other interest-bearing...............................    7,201,204     8,432,898      9,065,447
                                                         -----------   -----------    -----------
          Total deposits...............................    9,343,893    10,913,615     11,758,986
Short-term borrowings..................................      421,061     1,062,228      1,076,419
FHLB advances..........................................      258,269       835,840        849,091
Long-term debt.........................................      214,875       231,618        249,239
Accrued interest, expenses, and taxes..................       83,349       116,424        120,206
Other liabilities......................................       38,570       144,966        156,955
                                                         -----------   -----------    -----------
          Total liabilities............................   10,360,017    13,304,691     14,210,896
                                                         -----------   -----------    -----------
Shareholders' equity
  Preferred stock
     Convertible.......................................       87,233        87,233         95,169
  Common stock.........................................      230,602       306,457        311,492
  Additional paid-in capital...........................      123,962       136,625        156,558
  Net unrealized gain on available for sale
     securities........................................        2,489         8,695          7,780
  Retained earnings....................................      563,322       735,265        743,661
                                                         -----------   -----------    -----------
          Total shareholders' equity...................    1,007,608     1,274,275      1,314,660
                                                         -----------   -----------    -----------
          Total liabilities and shareholders' equity...  $11,367,625   $14,578,966    $15,525,556
                                                         ===========   ===========    ===========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    UPC, LEADER,
                                                                                      RECENTLY
                                                                           UPC      COMPLETED AND
                                                                           AND      OTHER PENDING
                                                                UPC       LEADER    ACQUISITIONS
                                                              --------   --------   -------------
Interest income
  Interest and fees on loans................................  $327,252   $418,524     $ 447,949
  Interest on investment securities
     Taxable................................................    74,982    105,817       113,003
     Tax-exempt.............................................    14,991     15,220        15,220
  Interest on deposits at financial institutions............        98        109           219
  Interest on federal funds sold and securities purchased
     under agreements to resell.............................     6,140      8,507         8,115
  Interest on trading account assets........................     5,115      5,115         5,115
  Interest on loans held for resale.........................     2,838      3,705         3,705
                                                              --------   --------     ---------
          Total interest income.............................   431,416    556,997       593,326
                                                              --------   --------     ---------
Interest expense
  Interest on deposits......................................   177,253    215,009       231,438
  Interest on short-term borrowings.........................     6,663     23,156        23,356
  Interest on FHLB advances and long-term debt..............    15,184     32,221        33,255
                                                              --------   --------     ---------
          Total interest expense............................   199,100    270,386       288,049
                                                              --------   --------     ---------
          Net interest income...............................   232,316    286,611       305,277
Provision for losses on loans...............................    15,851     18,772        20,736
                                                              --------   --------     ---------
          Net interest income after provision for losses on
            loans...........................................   216,465    267,839       284,541
Noninterest income
  Service charges on deposit accounts.......................    34,111     36,487        38,315
  Bank card income..........................................    10,287     10,747        10,747
  Mortgage servicing income.................................     4,872     17,282        17,330
  Trust service income......................................     5,772      5,772         5,772
  Profits and commissions from trading activities...........     3,104      3,104         3,104
  Investment securities gains...............................        66         66            30
  Other income..............................................    23,258     26,864        28,598
                                                              --------   --------     ---------
          Total noninterest income..........................    81,470    100,322       103,896
                                                              --------   --------     ---------
Noninterest expense
  Salaries and employee benefits............................    85,806    100,007       108,184
  Net occupancy expense.....................................    13,565     15,164        17,281
  Equipment expense.........................................    14,391     16,613        16,613
  Other expense.............................................    64,600     77,751        85,970
                                                              --------   --------     ---------
          Total noninterest expense.........................   178,362    209,535       228,048
                                                              --------   --------     ---------
     Earnings before income taxes...........................   119,573    158,626       160,389
Applicable income taxes.....................................    39,786     53,695        55,453
                                                              --------   --------     ---------
          Net earnings......................................  $ 79,787   $104,931     $ 104,936
                                                              ========   ========     =========
Earnings per common share
  Primary...................................................  $   1.66   $   1.65     $    1.60
  Fully diluted.............................................      1.58       1.59          1.54
Weighted average shares outstanding (in thousands)
  Primary...................................................    45,940     61,520        63,036
  Fully diluted.............................................    50,533     66,139        68,052

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     UPC, LEADER,
                                                                                       RECENTLY
                                                                           UPC       COMPLETED AND
                                                                           AND       OTHER PENDING
                                                               UPC        LEADER     ACQUISITIONS
                                                             --------   ----------   -------------
Interest income
  Interest and fees on loans...............................  $636,769   $  804,420    $   869,944
  Interest on investment securities
     Taxable...............................................   137,453      177,272        193,752
     Tax-exempt............................................    31,816       32,313         33,218
  Interest on deposits at financial institutions...........     1,910        1,936          2,151
  Interest on federal funds sold and securities purchased
     under agreements to resell............................    12,095       17,041         15,945
  Interest on trading account assets.......................    12,774       12,774         12,774
  Interest on loans held for resale........................     3,865        5,318          5,318
                                                             --------   ----------    -----------
          Total interest income............................   836,682    1,051,074      1,133,102
                                                             --------   ----------    -----------
Interest expense
  Interest on deposits.....................................   347,859      422,360        459,489
  Interest on short-term borrowings........................    12,825       33,856         34,241
  Interest on FHLB advances and long-term debt.............    28,567       58,917         62,314
                                                             --------   ----------    -----------
          Total interest expense...........................   389,251      515,133        556,044
                                                             --------   ----------    -----------
          Net interest income..............................   447,431      535,941        577,058
Provision for losses on loans..............................    22,231       27,381         32,576
                                                             --------   ----------    -----------
          Net interest income after provision for losses on
            loans..........................................   425,200      508,560        544,482
Noninterest income
  Service charges on deposit accounts......................    71,611       75,694         80,649
  Bank card income.........................................    20,103       20,740         20,740
  Mortgage servicing income................................     9,835       36,645         36,645
  Trust service income.....................................     8,010        8,010          8,010
  Profits and commissions from trading activities..........    10,441       10,441         10,441
  Investment securities gains..............................       476          409            342
  Other income.............................................    37,176       42,110         45,819
                                                             --------   ----------    -----------
          Total noninterest income.........................   157,652      194,049        202,646
                                                             --------   ----------    -----------
Noninterest expense
  Salaries and employee benefits...........................   171,325      197,855        216,820
  Net occupancy expense....................................    27,192       30,447         34,761
  Equipment expense........................................    30,156       34,405         35,257
  Other expense............................................   153,491      180,498        197,961
                                                             --------   ----------    -----------
          Total noninterest expense........................   382,164      443,205        484,799
                                                             --------   ----------    -----------
     Earnings before income taxes..........................   200,688      259,404        262,329
Applicable income taxes....................................    65,286       86,649         88,110
                                                             --------   ----------    -----------
          Net earnings.....................................  $135,402   $  172,755    $   174,219
                                                             ========   ==========    ===========
Earnings per common share
  Primary..................................................  $   2.82   $     2.72    $      2.66
  Fully diluted............................................      2.70         2.64           2.57
Weighted average shares outstanding (in thousands)
  Primary..................................................    45,008       60,385         61,893
  Fully diluted............................................    49,618       64,995         67,141

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        UPC
                                                                                        AND
                                                                             UPC       LEADER
                                                                           --------   --------
Interest income
  Interest and fees on loans.............................................  $517,032   $644,690
  Interest on investment securities
     Taxable.............................................................   162,012    193,276
     Tax-exempt..........................................................    32,999     33,415
  Interest on deposits at financial institutions.........................       734        748
  Interest on federal funds sold and securities purchased under agreements
     to resell...........................................................     4,472      6,862
  Interest on trading account assets.....................................     9,143      9,143
  Interest on loans held for resale......................................     1,573      2,396
                                                                           --------   --------
          Total interest income..........................................   727,965    890,530
                                                                           --------   --------
Interest expense
  Interest on deposits...................................................   262,572    317,721
  Interest on short-term borrowings......................................    21,300     28,277
  Interest on FHLB advances and long-term debt...........................    20,979     38,927
                                                                           --------   --------
          Total interest expense.........................................   304,851    384,925
                                                                           --------   --------
          Net interest income............................................   423,114    505,605
Provision for losses on loans............................................     4,894      9,661
                                                                           --------   --------
          Net interest income after provision for losses on loans........   418,220    495,944
Noninterest income
  Service charges on deposit accounts....................................    55,551     59,564
  Bank card income.......................................................    10,953     11,386
  Mortgage servicing income..............................................     9,621     31,060
  Trust service income...................................................     7,990      7,990
  Profits and commissions from trading activities........................     6,639      6,639
  Investment securities losses...........................................   (20,298)   (22,515)
  Other income...........................................................    30,349     42,365
                                                                           --------   --------
          Total noninterest income.......................................   100,805    136,489
                                                                           --------   --------
Noninterest expense
  Salaries and employee benefits.........................................   175,218    201,532
  Net occupancy expense..................................................    28,041     31,638
  Equipment expense......................................................    28,698     32,618
  Other expense..........................................................   195,740    221,048
                                                                           --------   --------
          Total noninterest expense......................................   427,697    486,836
                                                                           --------   --------
          Earnings before income taxes...................................    91,328    145,597
Applicable income taxes..................................................    25,467     45,174
                                                                           --------   --------
          Net earnings...................................................  $ 65,861   $100,423
                                                                           ========   ========
Earnings per common share
  Primary................................................................  $   1.28   $   1.52
  Fully diluted..........................................................      1.28       1.52
Weighted average shares outstanding (in thousands)
  Primary................................................................    43,741     59,587
  Fully diluted..........................................................    44,083     59,929

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        UPC
                                                                                        AND
                                                                             UPC       LEADER
                                                                           --------   --------
Interest income
  Interest and fees on loans.............................................  $425,967   $531,417
  Interest on investment securities
     Taxable.............................................................   157,403    186,966
     Tax-exempt..........................................................    30,507     30,596
  Interest on deposits at financial institutions.........................     1,862      1,884
  Interest on federal funds sold and securities purchased under agreements to
     resell..............................................................     6,175      8,569
  Interest on trading account assets.....................................     6,194      6,194
  Interest on loans held for resale......................................     7,438      8,163
                                                                           --------   --------
          Total interest income..........................................   635,546    773,789
                                                                           --------   --------
Interest expense
  Interest on deposits...................................................   238,019    298,312
  Interest on short-term borrowings......................................     8,203      8,203
  Interest on FHLB advances and long-term debt...........................    14,291     27,984
                                                                           --------   --------
          Total interest expense.........................................   260,513    334,499
                                                                           --------   --------
          Net interest income............................................   375,033    439,290
Provision for losses on loans............................................    17,950     22,660
                                                                           --------   --------
          Net interest income after provision for losses on loans........   357,083    416,630
Noninterest income
  Service charges on deposit accounts....................................    49,490     53,723
  Bank card income.......................................................    10,393     10,884
  Mortgage servicing income..............................................     9,595     28,266
  Trust service income...................................................     7,643      7,643
  Profits and commissions from trading activities........................    13,787     13,787
  Investment securities gains............................................     4,506      3,508
  Other income...........................................................    32,148     39,951
                                                                           --------   --------
          Total noninterest income.......................................   127,562    157,762
                                                                           --------   --------
Noninterest expense
  Salaries and employee benefits.........................................   163,711    186,703
  Net occupancy expense..................................................    25,393     28,476
  Equipment expense......................................................    25,989     30,345
  Other expense..........................................................   131,357    163,364
                                                                           --------   --------
          Total noninterest expense......................................   346,450    408,888
                                                                           --------   --------
     Earnings before income taxes, extraordinary items, and accounting
      changes............................................................   138,195    165,504
Applicable income taxes..................................................    41,168     51,864
                                                                           --------   --------
          Earnings before extraordinary items and accounting changes.....  $ 97,027   $113,640
                                                                           ========   ========
Earnings per common share before extraordinary items and accounting changes(1)
  Primary................................................................  $   2.24   $   2.17
  Fully diluted..........................................................      2.18       2.11
Weighted average shares outstanding (in thousands)
  Primary................................................................    38,914     43,192
  Fully diluted..........................................................    43,144     47,422

- ---------------

(1) Leader was organized on March 18, 1993 in connection with the conversion of its principal subsidiary, Leader Federal Bank for Savings and subsidiaries, from a federal mutual savings bank to a federally-chartered capital stock savings bank. Accordingly, the calculation of pro forma earnings per share on a pooled basis is based on Leader's fourth quarter net income since the stock conversion occurred on September 30, 1993.

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

         Each copy of this Prospectus/Proxy Statement is accompanied by a Proxy Appointment Card furnished in connection with the FFGI Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 10:00 a.m., Eastern Daylight Time on Tuesday, October 1, 1996, in the Jean Keener Room of the Rose Center, 442 W. Second North Street, Morristown, Tennessee. Only FFGI Stockholders at the close of business on August 15, 1996 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting.

PURPOSE OF SPECIAL MEETING; THE PROPOSED MERGER

         At the Special Meeting, FFGI Stockholders will consider and vote on a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 4, 1996, as amended, between UPC, Franklin Acquisition, FFGI, Franklin Federal and the Class B Stockholders pursuant to which FFGI would merge (the "Merger") with Franklin Acquisition and, as a result thereof, become a wholly-owned subsidiary of UPC. Pursuant to the terms of the Merger Agreement, each share of FFGI Class A Common Stock and each share of FFGI Class B Common Stock outstanding immediately prior to the Effective Time of the Merger would be cancelled and converted into the right of the holder of such shares to receive 0.5440 shares of UPC Common Stock in exchange for such shares of FFGI Common Stock (the "Exchange Ratio"). See "THE MERGER--Terms of the Merger."

         In addition to the 0.5440 shares of UPC Common Stock which would be exchanged for each share of FFGI Class A Common Stock and Class B Common Stock based on the Exchange Ratio, UPC would also deposit with Union Planters National Bank as escrow agent ("Escrow Agent") that number of shares of UPC Common Stock which would equal ten percent (10%) of the aggregate number of whole shares of UPC Common Stock which UPC would actually issue to FFGI Record Holders in the Merger based on the Exchange Ratio, subject to certain downward adjustments. (Shares of UPC Common Stock deposited into escrow with the Escrow Agent are hereinafter referred to as the "Escrowed Shares"). The provision of the Merger Agreement providing for the deposit of the Escrowed Shares in escrow for the benefit of the Class B Stockholders and UPC is hereinafter referred to as the "Escrowed Shares Provision"). The Escrowed Shares Provision is intended to provide Class B Stockholders with the right to receive additional compensation for their shares of Class B Common Stock to compensate them for their right under FFGI's Charter to receive the Special Dividend equal to the net proceeds of the FFGI Pending Litigation. A copy of the escrow agreement between UPC, the Class B Stockholders and UPNB as Escrow Agent (the "Escrow Agreement") is attached hereto as Appendix B. See "THE MERGER - - Terms of the Merger", and "THE ESCROW AGREEMENT."

         FFGI's Charter provides that in a merger transaction such as the proposed Merger, the Class A Stockholders are to receive the same compensation for their shares of Class A Common Stock that the Class B Stockholders receive for their shares of Class B Common Stock. The Escrowed

Shares Provision of the Merger Agreement therefore contains a provision which would in effect create an amendment to FFGI's Charter. For that reason, voting with respect to the proposed Merger will be taken by voting class and the Merger Agreement must be approved by the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate voting group, and by a majority of the holders of the outstanding shares of Class B Common Stock, voting as a separate voting group. See "THE SPECIAL MEETING - - Votes Required", "THE SPECIAL MEETING - - Voting", and "THE MERGER - - Interests of Certain Persons in the Merger". Furthermore, a vote "FOR" approval of the Merger Agreement is in effect a vote for approval of an amendment to FFGI's Charter so that the Class B Stockholders, all but one of whom are directors of FFGI, can receive additional consideration pursuant to the Escrowed Shares Provision of the Merger Agreement, for their shares of Class B Common Stock that the Class A Stockholders would not receive for their shares of Class A Common Stock.

         ALL BUT ONE OF THE MEMBERS OF THE FFGI BOARD ARE CLASS B STOCKHOLDERS AND, AS SUCH, HAVE INTERESTS WITH RESPECT TO THE PROPOSED MERGER WHICH CONFLICT WITH THE INTERESTS OF THE OTHER CLASS A STOCKHOLDERS. BECAUSE OF THE EXISTENCE OF THESE CONFLICTS OF INTEREST, THE FFGI BOARD CANNOT AND DOES NOT MAKE ANY RECOMMENDATION WHATSOEVER AS TO HOW FFGI STOCKHOLDERS SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER.

         See "THE MERGER - - Interests of Certain Persons in the Merger", "THE ESCROW AGREEMENT" and "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

         FFGI Stockholders have the right to dissent to the proposed Merger and to receive the "fair value" of their shares of FFGI Common Stock in the event the Merger is actually consummated. There are numerous steps a dissenting FFGI Stockholder must take to properly "perfect" his or her statutory dissenters' rights. See - "THE MERGER - Dissenters' Rights."

QUORUM REQUIREMENTS

         In order to be able to transact business at the Special Meeting, a "quorum" of the shares of FFGI Common Stock must be represented in person or by proxy at the Special Meeting. For purposes of the proposed Merger, a majority of the aggregate outstanding shares of both the Class A Common Stock and Class B Common Stock must be represented in person or by proxy in order for a quorum to exist. As of the Record Date, 712,320 shares of Class A Common Stock and 500,000 shares of Class B Common Stock were outstanding; therefore, in order for a quorum to exist at the Special Meeting, a total of at least 356,161 shares of Class A Common Stock and 250,001 shares of Class B Common Stock must be represented in person or by proxy at the Special Meeting.

         For purposes of determining whether a quorum exists with respect to the Special Meeting, a signed Proxy Appointment Card will represent the total number of shares of Class A Common

Stock and Class B Common Stock covered by the Proxy Appointment Card as present for purposes of determining a quorum. Furthermore, a signed Proxy Appointment Card which has been marked to "ABSTAIN" will represent the total number of shares of Class A Common Stock and Class B Common Stock covered by the Proxy Appointment Card as present for purposes of determining a quorum, but will not be counted as a vote "FOR" or "AGAINST" the proposed Merger.

         If a quorum does not exist at the Special Meeting, the Special Meeting may be adjourned to a later date in order for FFGI to solicit additional proxies. Unless the Special Meeting is adjourned to a date later than eleven
(11) months from the date of the Proxy Appointment Card, proxies received will still be valid for all purposes at the later date. Any proxy returned to FFGI may be revoked or amended prior to the time the vote is taken with respect thereto at the Special Meeting. See "THE SPECIAL MEETING - Solicitation of Proxies; Revocation."

SOLICITATION OF PROXIES; REVOCATION

         If a signed Proxy Appointment Card is returned to FFGI and the stockholder has not marked his or her vote with respect to the proposed Merger, all of the shares represented by that Proxy Appointment Card will be voted "FOR" approval of the Merger Agreement and Plan of Merger. If matters other than the consideration of the proposed Merger properly come before the Special Meeting, the proxy will be voted by the persons named therein in a manner which they consider to be in the best interests of FFGI. FFGI's management is not aware of any other matter to be acted upon at the Special Meeting.

         FFGI STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO FFGI IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY APPOINTMENT CARD WILL RESULT IN YOUR VOTE NOT BEING COUNTED WITH RESPECT TO THE PROPOSED MERGER. FFGI STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY APPOINTMENT CARDS.

         Any FFGI Stockholder who has executed and delivered a Proxy Appointment Card may nevertheless revoke it at any time before it is voted by either attending the Special Meeting and voting in person, giving notice of revocation in writing or submitting a signed Proxy Appointment Card bearing a later date to FFGI, 622 West First North Street, Morristown, Tennessee,
Attention: Richard C. Jessee, Corporate Secretary, provided such notice or later dated Proxy Appointment Card is actually received by FFGI before the vote of FFGI Stockholders has been taken. Proxy Appointment Cards may be submitted by telefax to FFGI at (423) 587-5481.

         In addition to the solicitation of proxies from FFGI Stockholders by use of the mail, proxies also may be solicited by personal interview, telephone or facsimile by directors, officers and employees of FFGI who will not be specifically compensated for such services.

However, due to the conflict of interest of all but one of the members of the FFGI Board, these solicitations may be made ONLY for the purpose of receiving proxies. No director, officer or employee of FFGI has the authority to solicit specific votes with respect to the Merger.

         It is expected that banks, brokerage houses, and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing the Prospectus/Proxy Statement and any paper which now accompanies or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by such banks, brokerage houses, and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals, will be borne by FFGI; provided, however, that UPC will pay all Commission filing fees and other regulatory filing fees incurred in connection with the Merger as well as the costs of printing this Prospectus/Proxy Statement.

         YOUR VOTE WITH RESPECT TO THE PROPOSED MERGER IS IMPORTANT, NO MATTER HOW MANY SHARES OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK YOU OWN.

VOTES REQUIRED

         The affirmative votes of the holders of a majority (356,161) of the outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority (250,001) of the outstanding shares of Class B Common Stock, voting separately as groups, are required in order to approve the Merger Agreement and Plan of Merger. The shares of Class A Common Stock and Class B Common Stock owned by Class B Stockholders WILL be counted to determine whether the requisite number of shares have been voted for approval of the Merger Agreement and Plan of Merger. As of the Record Date there were 712,320 shares of Class A Common Stock and 500,000 shares of Class B Common Stock outstanding and entitled to be voted at the Special Meeting, with each share entitled to one vote. Of such shares, the Class B Stockholders, all but one of whom are directors of FFGI, owned in the aggregate, 254,279 shares, or approximately 35.70%, of the outstanding shares of Class A Common Stock, and ALL of the outstanding shares of Class B Common Stock. In addition, Mr. Herbert Bacon, the one member of the FFGI Board who does not own any shares of Class B Common Stock, owns 29,912 shares of Class A Common Stock, and other executive officers of FFGI own in the aggregate 331 additional shares of Class A Common Stock. Each of these persons has indicated his or her intent to vote all of their shares of Class A Common Stock and Class B Common Stock "FOR" approval of the Merger Agreement and Plan of Merger. Assuming that occurs, then 71,639 or approximately 17% of the remaining 427,798 shares of Class A Common Stock must vote "FOR" approval of the Merger Agreement in order for FFGI to receive the requisite shareholder approval of the Merger.

RECOMMENDATION

         The FFGI Board has adopted and approved the Merger Agreement and believes that the Merger is in the best interest of FFGI and the FFGI Stockholders. However, since all but one of the members of the FFGI Board own Class B Common Stock, and since the Merger Agreement provides that the Class B Stockholders are entitled to receive contingent additional consideration for their shares of Class B Common Stock that the Class A Stockholders will not receive for their Class A Common Stock, members of the FFGI Board believe it would be inappropriate for them to make, and they do not make, any recommendation whatsoever as to how the FFGI Stockholders should vote with respect to the proposed Merger.

                                   THE MERGER

         The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which is attached as Appendix A to this Prospectus/Proxy Statement and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

BACKGROUND OF THE MERGER

         Franklin Federal is a federally-chartered savings bank with its main office at 622 West First North Street, Morristown, Tennessee. At June 30, 1996, Franklin Federal had total assets of approximately $137.7 million, total deposits of approximately $112.6 million and total stockholders' equity of approximately $12.0 million. Franklin Federal offers traditional banking services including commercial, consumer, and residential loans as well as checking, savings, and time deposit depository accounts. As of June 30, 1996, Franklin Federal had forty-four (44) full-time employees.

         Franklin Federal has three wholly-owned subsidiaries which engage in business activities which compliment those services and products offered by Franklin Federal. Colonial Loan Association ("Colonial Loan"), with offices in Morristown, Jefferson City, and Knoxville, Tennessee is engaged in the finance and consumer credit business. Colonial Loan fills a financing need for low and middle income borrowers. Franklin Insurance Group ("Franklin Insurance") offers a full line of insurance products including life, home, auto, annuities, and commercial coverage. Franklin Insurance maintains one office in Morristown, Tennessee. Colonial Standard Title Company ("Colonial Title"), through its office in Morristown, Tennessee, acts as an agent for real estate title insurance and closes real estate transactions. At June 30, 1996, these subsidiaries had twenty (20) full-time employees and four (4) part-time employees.

         After resolving serious difficulties with various bank regulatory agencies regarding the ability of FFGI to include supervisory goodwill in the calculation of its capital adequacy ratios and regarding the company's amount of tangible capital from 1989 to 1992, Franklin Federal has been in a strong growth mode. Total assets, deposits, and loans have generally experienced annual double-digit compounded growth rates since 1992. Likewise, tangible capital, through retained earnings and the amortization of goodwill, has increased at a vigorous rate since 1993. Franklin Federal has strong asset quality with minimal annual charge-offs and a very small percentage of its loans classified as having some weakness. The company's earnings (excluding amortization of goodwill) have consistently ranked at the top of the thrift industry. Non-interest operating expenses have been, and continue to be, low.

         In assessing the long-term prospects for FFGI, the FFGI Board believed that all of the above noted factors concerning Franklin Federal, FFGI's only subsidiary, favored a sale or merger at an attractive price.

         In recent years the financial services industry has experienced tremendous consolidation. The FFGI Board believes that the slowing of this trend, which started in 1995, provides a window of opportunity to maximize the return to FFGI Stockholders by sale or merger.

         The FFGI Board further believes that other factors present in this environment will profoundly affect FFGI's future. The level of competition from brokerage companies, mortgage banking operations, and government-sponsored enterprises such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corp. ("FHLMC") have tended to compress margins on both the income and expense sides of the profit and loss statement. The trend toward consolidation will continue to exacerbate this level of competition. Likewise, technology presents an incalculable threat to Franklin Federal, being a community financial institution. The prospects of home banking and the "smart card" could further serve to narrow profit margins, since FFGI may either lose customers to competitors who provide these services or be required to make significant expenditures for the technology required to provide these products. Additionally, the cost and time of maintaining complete regulatory compliance is an increasing burden.

         Considering these factors which shape FFGI's current operating environment along with FFGI's recent outstanding operating performance, the FFGI Board felt that the timing for a sale or merger was good.

         Over the last 24 months, the FFGI Board initiated conversations with four regional holding companies which own commercial banking businesses. The purpose of those conversations was to determine the existence of a mutual interest in pursuing a merger, discuss price and determine whether the institutions "fit" FFGI's customer base and employees. From the conversations, it clearly emerged that UPC best met these criteria. Over the past few months, discussions have ensued with UPC only as various details of the merger arrangements have been resolved. The UPC philosophy in allowing its community banks to exercise local autonomy permits Franklin Federal to continue its long tradition of service to its customers and to remain responsible to the community it serves.

         UPC was selected as a merger partner for a number of reasons, including the following.

         1. The price offered by UPC represents a substantial gain to the FFGI Stockholders, particularly those who purchased FFGI Common Stock in 1993 for $8.50 per share. Likewise, the price as a multiple of book-value and as a multiple of earnings is extremely competitive in the current market. Finally, FFGI Stockholders would not realize a taxable gain upon the exchange of their shares of FFGI Common Stock for UPC Common Stock in the Merger.

         2. The annual dividend yields on the UPC Common Stock will substantially exceed the historical dividend yield on FFGI Common Stock.

         3. UPC has a distinct operating philosophy of maintaining local autonomy in its community banks. Allowing local management to respond to local customers' needs would continue to have a positive effect on the economic and social environment in the communities served by Franklin Federal.

         4. Franklin Federal employees would benefit from UPC's compensation and benefits as well as from enhanced career opportunities.

         5. Franklin Federal would benefit from UPC's capital, operations and regulatory expertise and may achieve certain economies of scale in its banking operations.

         The FFGI Board believes that the terms of the Merger are fair and in the best interests of FFGI's stockholders. Aside from price appreciation from the price originally paid, FFGI Stockholders would experience enhanced returns by virtue of the higher dividends paid by UPC. Additionally, the non-financial factors of the Merger are very positive for FFGI's customers, employees, and the communities served. Also, the compatibility of the respective business management philosophy of FFGI and UPC, UPC's ability to provide a greater array of products and services in FFGI's market, and UPC's greater financial resources to serve the lending and deposit needs of the communities served by Franklin Federal were additional factors considered in the decision-making process. See "THE MERGER--Reasons for the Merger."

REASONS FOR THE MERGER

         The FFGI Board believes the Merger is fair to, and in the best interest of, FFGI and its stockholders. For that reason, the FFGI Board entered into the Merger Agreement on behalf of FFGI. The FFGI Board, after consideration of a number of alternatives available to FFGI and its stockholders, believes that the Merger would enable the FFGI Stockholders to participate in opportunities for investment value and growth greater than the opportunities available absent the Merger. The Merger and the resulting affiliation with UPC's banking network would give Franklin Federal's banking offices access to a substantially greater base of capital and enhanced regulatory and operating expertise and would permit Franklin Federal's banking offices to expand their services beyond those presently provided or which would be available under FFGI's continued independence. Moreover, the Merger would allow the banking offices presently operated by Franklin Federal to compete more effectively in the East Tennessee market place and to endure certain economies of scale in their banking operations. See "THE MERGER--Background of the Merger."

         While the FFGI Board believes that the Merger is fair to, and in the best interest of, FFGI and its stockholders and entered into the Merger Agreement on behalf of FFGI, it cannot and does not make any recommendation to the FFGI Stockholders as to how they should vote with respect to the Merger. The FFGI Board makes no recommendation to the FFGI Stockholders either for or against the approval of the Merger Agreement due to the conflict of interest all but one of the members of the FFGI Board have with the other Class A Stockholders who do not own Class B Common Stock. The FFGI Board members who own shares of Class B Common Stock own 463,750 shares (93%) of the outstanding shares of Class B Common Stock. Pursuant to the terms of the Merger Agreement and of the Escrow Agreement, UPC would deposit the Escrowed Shares into escrow for the benefit of the Class B Stockholders and UPC. See "--Terms of the Merger" and "THE ESCROW AGREEMENT." In, and only in, the event that FFGI successfully resolves the FFGI Pending Litigation for an amount which exceeds the FFGI Pending Litigation Expenses, the Class B Stockholders would receive all or a portion of the Escrowed Shares (computed based upon the terms and conditions of the Escrow Agreement which is attached hereto as Appendix B). The amount the Class B Stockholders receive will be limited by, and under no circumstances will exceed, the number of shares of UPC Common Stock placed in Escrow at the Effective Time of the Merger (i.e., no more than 10% of the shares to be distributed in the Merger based upon the Exchange Ratio). The Escrowed Shares to be received by the Class B Stockholders would be in addition to the shares of UPC Common Stock to be transferred in the Merger to FFGI's Class A Stockholders and Class B Stockholders in exchange for their FFGI Common Stock based upon the Exchange Ratio. Accordingly, if FFGI obtains a favorable judgment in or resolution of the FFGI Pending Litigation in an amount that exceeds the FFGI Pending Litigation Expenses, the Class B Stockholders would receive consideration for their shares of Class B Common Stock which exceeds, on a pro rata basis, the consideration to be received by the Class A Stockholders. In view of the fact that most members of the FFGI Board are Class B Stockholders and that the Class B Stockholders may receive consideration for their shares of Class B Common Stock which exceeds the consideration to be received by Class A Stockholders for their shares of Class A Common Stock, the members of the FFGI Board who own Class B Common Stock have interests with regard to the Merger that conflict with the interests of the Class A Stockholders. Consequently, under Tennessee law, the FFGI Board is required to submit the Merger Agreement and Plan of Merger to the FFGI Stockholders for approval without recommendation and, in connection with the submission, to communicate the basis for its determination that the Merger Agreement and Plan of Merger be submitted for approval without any recommendation. The FFGI Board believes that, because of the conflict of interest of all but one of the members of its Board of Directors with the other Class A Stockholders who do not own Class B Common Stock, it should make no recommendation and, in accordance with Tennessee law, is therefore submitting the Merger Agreement and Plan of Merger set forth in Appendix A along with the Merger Agreement to the FFGI Stockholders for approval without any recommendation.

FAIRNESS OPINION OF FINANCIAL ADVISOR

         Professional Bank Services, Inc. ("PBS") was engaged by FFGI to advise the FFGI Board as to the fairness of the consideration, from a financial perspective, to be paid by UPC to FFGI's stockholders as set forth in the Merger Agreement. PBS is a bank consulting firm with offices in

Louisville, Nashville, Indianapolis, Washington, D.C., and Ocala, Florida. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other transactions. Neither PBS nor any of its affiliates has a material financial interest in FFGI or UPC. PBS was selected to advise the FFGI Board based upon its familiarity with Tennessee financial institutions and knowledge of the banking industry as a whole.

         PBS performed certain analyses described below and discussed the range of values for FFGI resulting from such analyses with the FFGI Board in connection with its advice as to the fairness of the consideration to be paid by UPC.

         A fairness opinion of PBS was delivered to the FFGI Board on March 5, 1996, at a regular meeting of the FFGI Board. A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Appendix D to this Prospectus/Proxy Statement and should be read in its entirety.

         In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to FFGI and UPC. PBS considered certain financial and stock market data of FFGI and UPC, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable southern United States thrift transactions that had recently been effected.
PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of FFGI or UPC.

         As part of preparing the fairness opinion, PBS performed a due diligence review of UPC and its affiliate banks. As part of the due diligence, PBS reviewed minutes of the UPC Board's meetings; reports filed with the Commission by UPC on Forms 10-K and 10-Q for the year ended December 31, 1994 and for the quarters ended March 31, 1995 and June 30, 1995; the monthly financial report as of August 31, 1995; the summary of Regulatory Examinations and Audits; the Audit Committee reference file on audit risk; Uniform Bank Performance Reports for the three largest banking affiliates; the internally identified listing of problem loans of $1,000,000 and over; the report on credit relationships of $5,000,000 and over; the security inventory report; and various other internal financial and operational reports.

         PBS also interviewed senior management, external auditors and general counsel of UPC regarding operations, performance and the future prospects of UPC. PBS compared the historical common stock market activity of selected financial institutions to that of UPC.

         PBS considered the FFGI Pending Litigation. PBS interviewed management and special counsel regarding the litigation. PBS took into account recent developments regarding other similar litigation before the Supreme Court. See "THE ESCROW AGREEMENT--Completed and Pending Litigation." PBS also took into consideration that there is no guarantee that FFGI will be successful in resolving the litigation and no way to predict the timing of any resolution or the level of damages to the institution.

         PBS reviewed and analyzed the historical performance of FFGI and its wholly-owned subsidiary Franklin Federal contained in audited financial statements as of September 30, 1992, 1993, 1994 and 1995; unaudited internal financial statements as of December 31, 1995; and September 30, 1995 and December 31, 1995 Thrift Financial Reports filed with the OTS by FFGI; historical common stock trading activity of FFGI; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, experience in other transactions, and knowledge of the banking industry generally.

         In connection with rendering the fairness opinion and preparing its various written and oral presentations to the FFGI Board, PBS performed a variety of financial analyses, including those summarized. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FFGI's or UPC's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

         Acquisition Comparison Analysis. In performing this analysis, PBS reviewed thrift acquisition transactions in the states of Tennessee, Georgia, Alabama and North Carolina (the "Southern Region"). There were 78 thrift acquisition transactions in the Southern Region announced since 1989 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these regional acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of FFGI. In addition to reviewing recent Southern Region thrift transactions, PBS performed separate comparable analyses for acquisitions of Southern

Region thrifts which, like FFGI, had an equity-to-asset ratio between 9.0% and 11.0%, were located in Tennessee and those with assets between $100.0 and $250.0 million. Median values for the 78 Southern Region acquisitions expressed as multiples of both book value and earnings were 1.34 and 12.63, respectively. The median multiples of book value and earnings for acquisitions of Southern Region thrifts with equity-to-asset ratios between 8.0% and 11.0% were 1.78 and 10.93, respectively. For acquisitions of Southern Region thrifts located in the state of Tennessee, the median multiples were 1.04 and 11.63, respectively. For acquisitions of Southern Region thrifts with assets between $100.0 and $250.0 million the median multiples were 1.56 and 12.90, respectively. In the proposed merger, FFGI Stockholders would receive 0.5440 UPC common shares per FFGI common share. Utilizing a UPC common stock price of $31.25 per share, the price per share of UPC Common Stock on February 28, 1996, the multiple of book value and a multiple of earnings is equal to 1.53 and
24.07 respectively.

         Adjusted Net Asset Value Analysis. PBS reviewed FFGI's balance sheet data to determine the amount of material adjustments required to the stockholders' equity of FFGI based on differences between the market value of FFGI's assets and their value reflected on FFGI's financial statements. PBS determined that three adjustments were warranted. $1,614,000 was deducted from equity to reflect the existing goodwill. The investment securities portfolio had depreciation of approximately $92,000 after adjustment for income taxes. Finally, PBS also reflected a value of the non-interest bearing demand deposits of approximately $1,054,000. The adjusted net asset value was determined to be $10.59 per share of FFGI's common stock.

         Discounted Earnings Analysis. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of FFGI was determined by adding the present value of estimated future dividend streams that FFGI could generate over a five-year period beginning in 1996 and ending in 2000, and the present value of the "terminal value" of FFGI's earnings at the end of the year 2000. The "terminal value" of FFGI's earnings at the end of the five-year period was determined by applying a multiple of 1.34 times the projected terminal year's book value. The 1.34 multiple represents the median price paid as a multiple of book for all Southern Region thrift transactions since 1989.

         Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of FFGI Common Stock. The value of FFGI, determined by adding the present value of the total cash flows, was $12.44 per FFGI share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 7% and a return on assets equal to 1.00% by year seven, increasing to 1.10% by year thirteen and remaining in effect throughout the analysis, beginning in 2001. Dividends also were assumed to be 50% of income for all years. This long-term projection resulted in a value of $11.88 per FFGI share.

         Specific Acquisition Analysis. PBS valued FFGI based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $12.11 per share of FFGI common stock, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 8% adjusted for taxes, amortization of the acquisition premium over 15 years and an adjusted projected earnings level for FFGI of $871,000 in 1995. Implementing the same assumptions and utilizing a 10% overhead reduction, an acquiring institution would pay $14.02 per share of FFGI common stock, assuming they were willing to accept no impact to their net income in the initial year.

         Pro Forma Merger Analysis. PBS compared the historical performance of FFGI to that of UPC and other regional bank holding companies. This included, among other things, a comparison of profitability, asset quality and capital adequacy measures. In addition, the contribution of each of FFGI and UPC to the income statement and balance sheet of the pro forma combined company was analyzed.

         The effect of the affiliation on the historical and pro forma financial data of FFGI, as well as the projected financial data prepared by PBS, was analyzed. FFGI's historical financial data was compared to pro forma combined historical and projected earnings, book value and dividends per share as well as other measures of profitability, capital adequacy and asset quality.

         The fairness opinion is directed only to the question of whether the consideration to be received by FFGI's stockholders under the Merger Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any FFGI stockholder to vote in favor of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by FFGI or any of its affiliates.

         PBS' FAIRNESS OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER FROM A FINANCIAL POINT OF VIEW. PBS DID NOT CONSIDER OR OPINE AS TO WHETHER THE MERGER IS FAIR TO THE CLASS A STOCKHOLDERS IN LIGHT OF THE FACT THAT IT REQUIRES CLASS A STOCKHOLDERS TO WAIVE THEIR RIGHT UNDER THE FFGI CHARTER TO RECEIVE THE SAME CONSIDERATION FOR THEIR SHARES OF CLASS A COMMON STOCK THAT CLASS B STOCKHOLDERS RECEIVE FOR THEIR SHARES OF CLASS B COMMON STOCK.

         Based on the results of the various analyses described above, PBS concluded that the consideration to be received by FFGI stockholders under the Agreement is fair and equitable from a financial perspective to the stockholders of FFGI.

         PBS will receive a fee of $20,000 for all services performed in connection with the Merger, including rendering the fairness opinion. In addition, FFGI has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the Merger, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of FFGI.

         THE FULL TEXT OF THE OPINION OF PBS, DATED THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN

BY PBS, IS ATTACHED HERETO AS APPENDIX D. FFGI STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

TERMS OF THE MERGER

         At the Effective Time of the Merger, Franklin Acquisition would merge with and into FFGI with FFGI surviving the Merger. As the surviving entity, FFGI would continue to operate thereafter as a wholly-owned subsidiary of UPC and Franklin Federal would be a wholly-owned subsidiary of FFGI. As a result, FFGI and all of its subsidiaries would be acquired by UPC.

         In the Merger, each share of FFGI Common Stock outstanding immediately prior to the Effective Time of the Merger would be cancelled and converted exclusively into the right of the FFGI Record Stockholder to receive the consideration provided for in the Merger Agreement and Plan of Merger, as described in the following paragraphs.

         The Exchange Ratio. Under the terms of the Merger Agreement, the FFGI Record Stockholders would receive for each of their shares of Class A Common Stock or Class B Common Stock 0.5440 shares of UPC Common Stock (the "Exchange Ratio) in the Merger.

         Additional Consideration to Class B Stockholders; The Escrowed Shares. In addition to the shares of UPC Common Stock that would be exchanged in the Merger for each share of FFGI Common Stock outstanding immediately prior to the Effective Time of the Merger, UPC would deposit into escrow as the Escrowed Shares that number of shares of UPC Common Stock which equals ten percent (10%) of the aggregate number of whole shares of UPC Common Stock which UPC would be obligated under the Merger Agreement to issue to FFGI Record Holders based upon the Exchange Ratio, subject to certain downward adjustments. The Escrowed Shares would be issued to the Escrow Agent for the benefit of the Class B Stockholders and UPC, pursuant to the Escrow Agreement, a copy of which is attached hereto as Appendix B. See "THE ESCROW AGREEMENT."

         The Escrowed Shares would be distributed to the Class B Stockholders ONLY in the event that FFGI successfully resolves that certain lawsuit styled Franklin Federal Savings Bank, et al., Plaintiffs v. United States of America, Defendant, Civil Action No. 92-739C, pending in the United States Claims Court (the "FFGI Pending Litigation"), and ONLY then if the proceeds of the resolution of such litigation exceed the aggregate costs and expenses incurred after March 4, 1996 in connection with the FFGI Pending Litigation (such expenses incurred after March 4, 1996, hereinafter referred to as the "FFGI Pending Litigation Expenses").

         There is no assurance that FFGI will obtain a favorable resolution of the FFGI Pending Litigation. If FFGI does, however, to the extent that the proceeds actually received exceed the aggregate FFGI Pending Litigation Expenses, the remainder (the "Net FFGI Pending Litigation Proceeds") would be divided by the closing price per share of UPC Common Stock on the NYSE on the Effective Date of the Merger in order to determine the aggregate number of Escrowed Shares that would be issued to the holders of Class B Common Stock. However, the maximum number of

Escrowed Shares which possibly could be delivered to the Class B Stockholders in any event is limited to the number of Escrowed Shares initially deposited into escrow by UPC (that is, limited to ten percent (10%) of the number of whole shares of UPC Common Stock issued to Class A Stockholders and Class B Stockholders based on the Exchange Ratio). Only those dividends received on the Escrowed Shares which would actually be distributed to Class B Stockholders, and the earnings on those dividends while held in escrow, would be distributed to the Class B Stockholders with the Escrowed Shares.

         Each of the Class B Stockholders has executed the Escrow Agreement. The Escrow Agreement provides, among other things, that the Class B Stockholders must each pay his or her proportionate share of one-half of the FFGI Pending Litigation Expenses on a semi-annual basis. Should UPC fail to receive any Class B Stockholder's proportionate share of one-half of the FFGI Pending Litigation Expenses within the time period established in the Escrow Agreement, the defaulting Class B Stockholder would be deemed to have forfeited his or her rights to any Escrowed Shares. In such event, the defaulting Class B Stockholder's proportionate share of the Escrowed Shares would be withdrawn from escrow and returned to UPC, with all dividends paid thereon and earnings attributable thereto. See "THE ESCROW AGREEMENT-- Duties and Rights of the Escrow Participants" for several examples of how the Escrowed Shares Provision would work based on various assumptions.

         The FFGI Board negotiated for the Escrowed Shares Provision in order to establish a mechanism pursuant to which the Class B Stockholders would receive the right to obtain compensation for the additional value of their shares of Class B Common Stock represented by the right to receive the Special Dividend. As structured, under the Escrowed Shares Provision the Class B Stockholders would only RECEIVE the additional compensation under the same circumstances in which the Class B Stockholders would have actually RECEIVED the Special Dividend. Further, because UPC desires to account for the Merger as a "pooling of interests" transaction, in order to qualify for such accounting treatment it was necessary to limit the number of Escrowed Shares to ten percent (10%) of the initial shares of UPC Common Stock actually issued by UPC in the Merger, based on the Exchange Ratio. Since that is the maximum number of Escrowed Shares that could possibly be distributed to the Class B Stockholders, it is possible that the Class B Stockholders would ultimately receive less under the Escrowed Shares Provision than they would have received if the Merger had not been consummated.

         Another reason the FFGI Board negotiated for the Escrowed Shares Provision was to enable all FFGI Stockholders the opportunity to consider and vote on the proposed Merger at a time when the FFGI Pending Litigation is still in fact pending, without the Class B Stockholders, all but one of whom are members of the FFGI Board, being required to forfeit the additional value of their Class B Common Stock attributable to the right to receive the Special Dividend. An alternative would have been to forego the proposed Merger with UPC until such time as either the Special Dividend had been paid to the Class B Stockholders or until the FFGI Pending Litigation had been otherwise resolved.

         Because a distribution of Escrowed Shares to Class B Stockholders is dependent upon the results obtained in the FFGI Pending Litigation, there is no guarantee that any of the Escrowed Shares will ever be distributed. There is no guarantee that FFGI will be successful with respect to the FFGI Pending Litigation or, if it is, that the proceeds received would exceed the expenses incurred in prosecuting the litigation after March 4, 1996. For a discussion of the FFGI Pending Litigation see "THE ESCROW AGREEMENT--Completed and Pending Litigation--The FFGI Pending Litigation". For a discussion of the terms of the Escrow Agreement, see "THE ESCROW AGREEMENT--The Escrow Agreement", as well as the copy of the Escrow Agreement attached hereto as Appendix B. See also, "THE MERGER."

         FFGI Options. Pursuant to Section 2.7 of the Merger Agreement, at the Effective Time of the Merger, each FFGI Option outstanding immediately prior to the Effective Time of the Merger would automatically be amended to represent an option to purchase that number of shares of UPC Common Stock as would equal the Exchange Ratio under the same terms and conditions, except that the exercise price of the FFGI Option would be adjusted on a pro rata basis so that the aggregate option exercise price of shares of UPC Common Stock subject to an option after the Merger would be the same as the aggregate option price for shares of FFGI Common Stock immediately prior to the Merger. Thereafter, the stock option plan pursuant to which the FFGI Options were issued would remain in effect, but no additional FFGI Options would be issued. UPC will register with the Commission the shares of UPC Common Stock to be issued upon exercise of the FFGI Options outstanding immediately prior to the Effective Time of the Merger, which it is anticipated will become effective on or shortly after the Effective Date of the Merger. Such shares would also be listed on the NYSE.

         No fractional shares of UPC Common Stock would be issued in the Merger. If, after aggregation of all shares, including fractional shares, of UPC Common Stock which an FFGI Record Stockholder would be entitled to receive in the Merger, any FFGI Record Stockholder should be entitled to a fraction of a share of UPC Common Stock, cash would be paid by UPC in lieu of such remaining fractional share. The amount of cash to be paid would be based on the closing sale price of UPC Common Stock on the NYSE on the Effective Date of the Merger.

EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         As soon as reasonably practicable after all conditions precedent contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed upon by UPC and FFGI, the parties would file Articles of Merger with the Secretary of State of Tennessee. The Effective Date of the Merger and the Effective Time of the Merger would be the date and time specified on the endorsement of the Articles of Merger by the Secretary of State of Tennessee. It is presently expected that the Effective Time of the Merger would occur in the fourth quarter of UPC's 1996 fiscal year. There can be no assurance that such expectation would be achieved.

SURRENDER OF CERTIFICATES

         As soon as reasonably practicable after the Effective Time of the Merger, the Corporate Trust Department of UPNB, acting in the capacity of exchange agent for UPC and FFGI (the "Exchange Agent"), would mail to each FFGI Record Stockholder a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates formerly representing shares of FFGI Common Stock for UPC Common Stock and cash for any fractional share, as provided in the Merger Agreement, provided, however, that any Escrowed Shares to be deposited into escrow for the benefit of the Class B Stockholders and UPC would be held as provided in the Escrow Agreement.

         FFGI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, FFGI Record Stockholders should complete the letter of transmittal in accordance with the instructions provided and deliver such letter of transmittal, together with all stock certificates formerly representing shares of FFGI Common Stock, to the Exchange Agent in the return envelope provided. If the Exchange Agent shall have received as soon as reasonably practicable thereafter a certificate and related documentation completed in proper form from an FFGI Record Stockholder, UPC would issue and the Exchange Agent would mail to the FFGI Record Stockholder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Merger Agreement, together with a check in the amount of any cash consideration in lieu of a fractional share.
No consideration would be delivered to an FFGI Record Stockholder unless and until such holder shall have properly delivered to the Exchange Agent certificates formerly representing the shares of FFGI Common Stock owned by him or her and in respect of which he or she claims payment is due or, if applicable, such documentation and security in respect of lost or stolen certificates as may be required by the Merger Agreement or the Exchange Materials.

         No dividend or other distribution with respect to the shares of UPC Common Stock would be paid or delivered to the holder of any unsurrendered certificate(s) formerly evidencing and representing shares of FFGI Common Stock until the holder surrenders such certificate(s) in accordance with the Exchange Materials. Upon surrender, the holder would be entitled to receive all previously withheld dividends and distributions, without any interest thereon.

         After the Effective Time of the Merger there would be no further transfers of FFGI Common Stock recognized on FFGI's stock transfer books. If certificates representing shares of FFGI Common Stock should be presented for transfer after the Effective Time of the Merger, such certificates would be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, FFGI, the Exchange Agent, nor any other person shall be liable to any former FFGI Record Stockholder for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing FFGI Common Stock shall have been lost, stolen or destroyed, the Exchange Agent would deliver the consideration properly payable with respect to such lost, stolen or destroyed certificate in accordance with the provisions of the Merger Agreement, but only upon receipt of: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof; and (ii) a lost instrument bond in form and with a surety satisfactory to UPC and the Exchange Agent, as required by the Exchange Materials.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and FFGI to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time of the Merger: (i) absence of any claim, action, suit, investigation or other proceeding pending or threatened before any court or governmental agency which presents a substantial risk of restraint or prohibition of the Merger or the Merger Agreement or of the obtaining of material damages or other relief in connection therewith; (ii) approval of the Merger Agreement and the transactions contemplated thereby by the Federal Reserve and the OTS and the expiration of any statutory waiting periods with respect thereto, which have already occurred; and (iii) approval of the Merger Agreement, including the Plan of Merger and Escrow Agreement, and the transactions contemplated thereby by the FFGI Stockholders.

         The obligations of UPC and Franklin Acquisition to effect the Merger are further subject to the satisfaction by FFGI, or waiver by UPC, of the following conditions: (i) each of the material acts, covenants and undertakings of FFGI and of the Class B Stockholders shall have been duly performed; (ii) each of the representations, warranties and covenants of FFGI, Franklin Federal and the Class B Stockholders set forth in the Merger Agreement shall, in all material respects, be true on, or complied with by, the Closing Date; (iii) UPC shall have received certificates from the executive officers of FFGI and Franklin Federal stating that FFGI and Franklin Federal validly exist, that they were duly authorized to execute the Merger Agreement and to consummate the Merger pursuant to the terms thereof and that no Class B Stockholder attempted to exercise dissenters' rights with respect to the Merger; (iv) there shall have been no damage to or destruction of any property of FFGI or any material adverse change in the business, property, prospects, operations, income or condition of FFGI; (v) FFGI and Franklin Federal shall have afforded UPC and its representatives an opportunity to inspect the properties, operations, books, records and other information related to FFGI and its subsidiaries; (vi) UPC shall have received a legal opinion, dated the Closing Date, from counsel to FFGI as to the valid existence of FFGI and Franklin Federal and their due authorization to execute the Merger Agreement and consummate the Merger pursuant to the terms thereof; (vii) FFGI shall not have committed to effect any form of business combination with, or asset sale to, any other person or entity, adopted any "poison pill" or taken any other action the effect of which would be to materially diminish the value of FFGI to UPC; (viii) FFGI and Franklin Federal shall have maintained certain asset and capital covenants; (ix) each director and executive officer of FFGI and Franklin Federal shall have entered into a non-compete agreement with UPC substantially in the form of UPC's standard form of non-compete agreement; (x) UPC shall have received from Price Waterhouse LLP a letter dated within five
(5) business days prior to the Closing Date stating such independent accountants' opinion that the Merger should be accounted for by UPC as a pooling of interests for financial statement purposes and that such accounting treatment is in accordance with GAAP; (xi) the registration of the shares of UPC Common Stock with the Commission shall have become effective under the Securities Act; (xii) UPC shall have received a letter from counsel representing FFGI, Franklin Federal and/or the Class B Stockholders in the FFGI Pending Litigation confirming that the Class B Stockholders would be personally liable for all fees, costs and expenses incurred in connection with the FFGI Pending Litigation as it relates to claims by such Class B Stockholders in their own individual capacity; and (xiii) each Class B Stockholder shall have executed both the Merger Agreement and the Escrow Agreement.

         The obligations of FFGI to effect the Merger are further subject to
the satisfaction by UPC, or waiver by FFGI, of the following conditions:   (i)
each of the material acts, covenants and undertakings of UPC and Franklin Acquisition to be performed prior to the Closing Date shall have been duly performed; (ii) each of the representations and warranties of UPC and Franklin Acquisition set forth in the Merger Agreement would, in all material respects, be true at, or complied with by, the Effective Time of the Merger and FFGI shall have received a certificate signed by certain officers of UPC and Franklin Acquisition to that effect; (iii) FFGI shall have received certificates from the executive officers of UPC and Franklin Acquisition stating that UPC and Franklin Acquisition validly exist and that they are duly authorized to execute the Merger Agreement and to consummate the Merger pursuant to the terms thereof; (iv) FFGI shall have received from the Exchange Agent certificates indicating that the Exchange Agent has received and holds certificates representing a number of shares of UPC Common Stock sufficient to cover the amount of such stock required to be issued in connection with the Merger, including an amount sufficient for the Escrowed Shares, as well as cash to be paid in lieu of fractional shares; (v) FFGI shall have received a legal opinion, dated the Closing Date, from counsel to UPC and Franklin Acquisition as to the valid existence of FFGI and Franklin Federal and their due authorization to execute the Merger Agreement and consummate the Merger pursuant to the terms thereof; (vi) FFGI shall have received an opinion from PBS that the Exchange Ratio is fair to the FFGI Stockholders from a financial point of view and such fairness opinion shall not have been withdrawn prior to the Closing Date; and (vii) FFGI shall have received a legal opinion from its legal counsel that the Merger would constitute a tax-free reorganization under
Section 368 of the Code and that FFGI Stockholders holding their shares as capital assets at the time of the Closing would not recognize any gain or loss upon the exchange of their shares of FFGI Common Stock for UPC Common Stock at the Closing.

         No assurance can be provided as to whether all of the conditions precedent to the Merger would be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger and its related transactions are subject to prior approval by (i) the Federal Reserve under Section 3(a) of the Bank Holding Company Act, as amended (the "Bank Holding Company Act"); and (ii) the OTS under the Home Owners' Loan Act ("HOLA"). The Bank Holding Company Act and HOLA require that the Federal Reserve and the OTS take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities they serve. The Bank Holding Company Act and HOLA prohibit the Federal Reserve and the OTS from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve and the OTS should find that the anti-competitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve and the OTS also have the authority to deny an application if they should conclude that the combined organization would have an inadequate capital position or if the acquiring organization does not comply with the requirements of the Community Reinvestment Act of 1977, as amended (the "CRA").

         Under the Bank Holding Company Act, the Merger may not be consummated earlier than the 15th day following the date of approval by the Federal Reserve, during which period the United States Department of Justice is afforded an opportunity to challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court should specifically order otherwise.

         By letters dated June 10, 1996 and July 24, 1996, respectively, the Federal Reserve and the OTS have approved the Merger. RECEIPT OF REGULATORY APPROVAL OR CONSENT FROM ANY GOVERNMENTAL AGENCY DOES NOT CONSTITUTE A RECOMMENDATION BY SUCH GOVERNMENTAL AGENCY FOR APPROVAL OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. See "- - Conditions to Consummation of the Merger" and "- - Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

         The Merger Agreement contains certain restrictions on the conduct of FFGI's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as otherwise provided in the Merger Agreement or as consented to by UPC in writing, FFGI may not, among other things; (i) amend its charter or bylaws; (ii) permit any lien on, or security interest in, any share of stock of a subsidiary of FFGI to exist; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock or recapitalize in any way or declare a stock dividend with respect to the FFGI Common Stock other than its regular semi-annual cash dividend of seventeen cents ($0.17) per share; (iv) acquire direct or indirect control over any person or entity except in the ordinary course of business, in connection with internal reorganizations or in acquisitions made in FFGI's fiduciary capacity;
(v) issue or sell any FFGI Common Stock or otherwise dispose of a substantial part of FFGI's assets or earning power; (vi) incur additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract or enter any new employment contract with any person having a salary in excess of $30,000 per year unless FFGI may terminate the same at will without liability; (ix) adopt any new, or make any material change in or termination of any existing, benefit plan; (x) enter into any new lease agreement; (xi) make any capital expenditures except in the ordinary course of business; (xii) enter any transaction other than in the ordinary course of business; (xiii) extend (or commit to extend), or amend the terms of, credit to any officer, director or holder of 2% or more of FFGI Common Stock if such extension of credit would exceed 2% of the capital of FFGI; or (xiv) register on its books any transfer of FFGI Class B Common Stock unless such transfer is made pursuant to a valid last will and testament, intestate succession or a valid domestic relations order. Moreover, FFGI shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets, maintain its rights and franchises, keep in full force and effect all its material contracts, use its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         FFGI is prohibited under the Merger Agreement from paying dividends on, or making any other type of distribution with respect to, the FFGI Common Stock, with the exception of its regular semi-annual cash dividend on FFGI Common Stock of seventeen cents ($0.17) per share, the declaration dates of which shall be consistent with FFGI's past practice.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Closing Date, any condition to closing set forth in the Merger Agreement may be waived by the party benefitted by that condition, or the Merger Agreement may be amended or modified by an agreement in writing approved by duly authorized officers of UPC and FFGI. Furthermore, UPC has the unilateral right to revise the structure of the Merger in order to achieve tax benefits or for any other reason which UPC deems advisable, provided, however, that UPC shall not have the right, without the approval of the FFGI Board, to revise the structure of the reorganization in any way which: (i) changes the amount or nature of the consideration which the FFGI Record Holders are entitled to receive; (ii) changes the intended tax-free effects of the Merger to UPC, Franklin Acquisition, FFGI, the Class B Stockholders or the other FFGI Record Holders; (iii) except as otherwise provided in the Merger Agreement, would permit UPC to pay the consideration other than with UPC Common Stock which has been registered with the SEC; or (iv) would be materially adverse to the interests of FFGI or the FFGI Record Holders.

         The Merger Agreement may be terminated at any time prior to the Closing Date as follows: (i) by mutual consent of the parties; (ii) by UPC or Franklin Acquisition if FFGI or any subsidiary of FFGI violates any covenant related to the conduct of its business; (iii) by UPC, Franklin Acquisition or FFGI if the Closing Date shall not have, with certain exceptions, occurred by October 31, 1996 (which may, in certain circumstances, be extended to October 30, 1996), unless the failure should be due to actions of the party seeking to terminate; (iv) if any governmental or regulatory approval should be denied and not successfully appealed within certain time limits, by either party; (v) by either party if the other party's closing conditions shall not have been satisfied in all material respects or waived as of the Closing Date or if the other party shall have committed a material breach which shall not have been cured within 30 days after receiving notice of such breach; (vi) by UPC or Franklin Acquisition if, in UPC's good faith opinion, there shall have been a material adverse change in the business, assets, liabilities, prospects, operations, condition or net worth of FFGI and its subsidiaries taken as a whole; (vii) by UPC or Franklin Acquisition if FFGI enters any business combination or any letter of intent or agreement with respect thereto with any other person; or (viii) by UPC or Franklin Acquisition if FFGI enters any formal agreement, letter of understanding or other similar arrangement with any bank regulatory authority establishing a formal capital plan.

         In the event of the valid termination of the Merger Agreement by either UPC or FFGI, the Merger Agreement and the Escrow Agreement shall become void, and there would be no liability on the part of either party except for liability by any party, including the Class B Stockholders, for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination. Termination would not let them go free if the termination triggers the option to acquire FFGI Common Stock. However, termination would not result in the Merger Agreement and the Escrow Agreement becoming void with respect to any provisions contained therein which specifically provide that they would survive the termination, including, but not limited to, the provisions granting UPC certain options and payment rights in the event of an Acquisition Proposal.

MANAGEMENT AFTER THE MERGER

         The Merger Agreement and the Plan of Merger provide that, after the Effective Time of the Merger, FFGI's Charter and Bylaws as in effect prior to the Effective Time of the Merger would constitute the Charter and Bylaws of FFGI the surviving corporation, unless amended or repealed. They further provide that, after the Effective Time of the Merger, the name of FFGI as the surviving corporation shall remain Franklin Financial Group, Inc. Those persons serving as directors and officers of Franklin Acquisition immediately prior to the Effective Time of the Merger, all of whom are officers of UPC, would continue to serve as directors or officers of the surviving corporation. However, those persons serving as directors or officers of Franklin Federal immediately prior to the Effective Time of the Merger would continue to serve as directors or officers of Franklin Federal, until such time as Franklin Federal is merged with and into Bank of East Tennessee ("BOET"), a wholly-owned subsidiary of UPC. It is currently anticipated that Franklin Federal would be merged into BOET on or about December 1, 1996, and the name of the merged institution would be changed to "Union Planters Bank of the Lakeway Area." Assuming that occurs, Charles Robinette, currently the Chairman and President of Franklin Federal, will become the Chairman of the surviving bank. Samuel F. Grigsby, Jr., currently director and the President and CEO of BOET, would continue to serve as the President and CEO after the merger. It is anticipated that the other officers and employees of Franklin Federal would continue in their present positions, or ones substantially similar thereto, at Union Planters Bank of the Lakeway Area, after this "secondary" merger is consummated.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         FFGI has entered into an employment agreement with Charles G. Robinette under which Mr. Robinette serves FFGI as its President and Chief Executive Officer. The agreement generally provides that, in the event of either involuntary termination of employment or a change in control after which Mr. Robinette's employment agreement is not renewed, Mr. Robinette would be entitled to a lump sum payment in an amount equal to the total amount of 100% of the average annual compensation paid to Mr. Robinette during the five years immediately prior to the change in control, subject to a 10% annual increase based on years of service past March 1993. Currently, such payment would be approximately $120,000. Upon consummation of the Merger, UPC plans to renew Mr. Robinette's employment agreement under substantially the same terms as the existing agreements, subject to any changes that may be required to comply with applicable bank regulations and in light of the proposed merger of Franklin Federal with and into BOET.

         Currently, FFGI has a deferred compensation plan with five participants, A.E. Jolley, Ben Jarnagin, George McGuffin (current directors), Dewey Buchanan (a former employee) and William Hale (a former director). Pursuant to the deferred compensation plan, a portion of the fees payable to such persons is and has been deferred. Following consummation of the Merger, UPC would not be obligated to make further contribution to the deferred compensation plan. Such plan would be terminated as of the Effective Time of the Merger and all participants would, to the extent provided under the plan and applicable law, become fully vested in and eligible to receive benefits under the plan. FFGI would distribute all vested accrued benefits as soon as reasonably practicable following termination of the plan.

         FFGI has adopted a 401(k) profit sharing plan in which its employees participate. Upon consummation of the Merger, the plan would terminate and the participants' accounts would be transferred to UPC's 401(k) Retirement Savings Plan. Thereafter, employer contributions would be made under the terms of the UPC Plan.

         All but one member of the FFGI Board (Mr. Herbert Bacon) own Class B Common Stock. The members of the FFGI Board that do own Class B Common Stock (Interested Directors) own substantially all (93%) of the Class B Common Stock. The one person who owns Class B Common Stock and who is not a director of FFGI (Ms. Jean Jarnagin), is the former wife of a director of FFGI. The Interested Directors have special interests in the Merger due to the Escrowed Shares Provision of the Merger Agreement discussed herein, which special interests conflict with the interests of the Class A Stockholders who do not also own Class B Common Stock.

         FFGI's Charter currently provides in Section 7(C)(2)(a) that in the event of a merger or consolidation such as the proposed Merger, the Class A Stockholders are to receive the same consideration for their shares of Class A Common Stock that the Class B Stockholders receive for their shares of Class B Common Stock. No provision is specifically set forth in FFGI's Charter as it currently exists to compensate the Class B Stockholders for the additional value, if any, of their shares of Class B Common Stock represented by their right to receive the Special Dividend. Therefore, the Escrowed Shares Provision of the Merger Agreement provides for the potential distribution of compensation to the Class B Stockholders, all but one of whom (Ms Jarnagin) is a director of FFGI, which is inconsistent with FFGI's current Charter. Therefore, a vote "FOR" approval of the proposed Merger is in effect a vote to amend FFGI's Charter to allow the Class B Stockholders to receive consideration in the Merger to compensate them for the additional value, if any, in their Class B Common Stock represented by the right to the Special Dividend, which the

Class A Stockholders would not receive for their shares of Class A Common Stock. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."


EMPLOYEE BENEFIT PLANS

         Following the Merger, UPC would not be obligated to make further contributions to any of the employee benefit plans or other plans of FFGI which provide for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, group health or insurance, incentive or welfare for the benefit of any employee or class of employees of FFGI or any of its subsidiaries, including Franklin Federal. Instead, all employees of FFGI or any of its subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of FFGI or any of its subsidiaries after the Effective Time of the Merger would be afforded the opportunity to participate in any employee benefit plan or other plan maintained by UPC or any of its subsidiaries on an equal basis with employees of UPC or any of its subsidiaries with comparable positions, compensation and tenure. Service with FFGI or its subsidiaries prior to the Effective Time of the Merger would not be deemed to be service with UPC or its subsidiaries for the purpose of vesting in such employee benefit plan of UPC or its subsidiaries.

LIMITATION ON NEGOTIATIONS

         The Merger Agreement provides that FFGI and its subsidiaries shall not (and shall use their best efforts to ensure that their respective directors, officers, employees and advisors do not) institute, solicit or knowingly encourage any inquiry, discussion or proposal, or participate in any discussion or negotiation with, or provide any confidential or non-public information to, any entity or group concerning any Acquisition Proposal, except for actions reasonably considered by the FFGI Board, based upon the advice of outside counsel, to be required in order for the FFGI Board to fulfill its fiduciary obligations. FFGI must notify UPC immediately following receipt of any Acquisition Proposal. As protection against possible violation of this limitation, FFGI has granted UPC an option to purchase that number of shares of FFGI Class A Common Stock and FFGI Class B Common Stock which would give UPC nineteen percent (19%) of the total aggregate amount of all outstanding shares of FFGI Common Stock in each such class. Such option would become exercisable, however, only in the event and at the time that FFGI enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Merger Agreement. The limitation would remain in effect until, and the option granted to UPC would expire upon the earlier of, effective termination of the Merger Agreement or failure to consummate the Merger as a result of a failure to satisfy any of the following conditions: 1) material inaccuracy of the representations and warranties of UPC; 2) failure of UPC or Franklin Acquisition to perform any material act, covenant or undertaking required under the Merger Agreement to be performed prior to the Closing Date; 3) failure by UPC or Franklin Acquisition to effect all corporate actions upon which consummation of the Merger is conditioned; 4) failure to receive any applicable government approval; 5) the occurrence of a material legal proceeding before any court or governmental agency which presents a substantial risk of restraint on or prohibition of the Merger; 6) determination by UPC that the Merger is impracticable; 7) failure of UPC's legal counsel to deliver the requisite legal opinion; 8) determination by UPC not to consummate the Merger because of FFGI's failure to maintain certain specified covenants; or 9) failure by UPC to deliver to FFGI certificates verifying UPC's authority to transact the Merger. See "--Conditions to Consummation of the Merger". These provisions may have the effect of discouraging competing offers to acquire or merge with FFGI.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS ABBREVIATED IN NATURE AND IS INCLUDED FOR GENERAL INFORMATION ONLY. FURTHER, THE FEDERAL INCOME TAX DISCUSSION BELOW DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER, INCLUDING BUT NOT LIMITED TO ANY WITHHOLDING OBLIGATION, UPON FFGI STOCKHOLDERS WHO ARE NOT RESIDENT CITIZENS OF THE UNITED STATES. ALL FFGI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         This discussion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time of the Merger, including certain representations of UPC and FFGI. If any of these factual assumptions should be inaccurate, the tax consequences of the Merger could differ from those described herein. This discussion assumes that shares of FFGI Common Stock are held as capital assets (within the meaning of Section 1221 of the Code).

         Assuming the Merger occurs in accordance with the Merger Agreement, the Merger would constitute a "reorganization" for federal income tax purposes under Section 368(a)(1) of the Code, with the following federal income tax consequences:

         (1) FFGI Record Stockholders would recognize no gain or loss as a result of the exchange of their FFGI Common Stock solely for shares of UPC Common Stock received at the Closing pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

         (2) The aggregate adjusted tax basis of the shares of UPC Common Stock received by each FFGI Record Stockholder in the Merger (including any fractional share of UPC Common Stock deemed to have been received, as described in Paragraph 4 below) would be equal to the aggregate adjusted tax basis of the shares of FFGI Common Stock surrendered.

         (3) The holding period of the shares of UPC Common Stock received by each FFGI Record Stockholder in the Merger (including any fractional share of UPC Common Stock deemed to have been received, as described in Paragraph 4 below) would include the holding period of the shares of FFGI Common Stock exchanged therefor.

         (4) An FFGI Record Stockholder who receives cash in the Merger in lieu of a fractional share of UPC Common Stock would be treated as if the fractional share had been received in the Merger and then redeemed by UPC in return for cash. The receipt of such cash would cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of the UPC Common Stock allocable to the fractional share.

         THE FOREGOING IS A GENERAL DISCUSSION OF CERTAIN OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FFGI STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH FFGI STOCKHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH FFGI STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests for accounting purposes. Under the pooling of interests method of accounting, the assets and liabilities of FFGI would be carried at their previously recorded amounts and, due to FFGI not being significant to UPC, only the current year financial information will be restated as though FFGI and UPC had been combined at the beginning of the year. Net income of UPC subsequent to the Merger becoming effective would include the net income of FFGI and UPC for the entire fiscal period in which the Merger is consummated.

         In order for UPC to qualify for pooling of interests accounting treatment, UPC could not issue more than ten percent (10%) of the consideration for all of the shares of FFGI Common Stock in the form of "contingent" consideration. The Escrowed Shares Provision is designed to meet this requirement. UPC limited the number of Escrowed Shares that would ever be deposited in escrow for the benefit of the Class B Stockholders to ten percent (10%) of the aggregate number of whole shares issued in the Merger by UPC based on the Exchange Ratio.

EXPENSES

         The Merger Agreement provides, in general, that UPC, FFGI and Franklin Acquisition would each pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated thereby, including fees and expenses of its own independent accountant and counsel.

RESALES OF UPC COMMON STOCK

         The shares of UPC Common Stock issued to FFGI Record Stockholders pursuant to the Merger Agreement would be freely transferable under the Securities Act, except for those shares of UPC Common Stock issued to any FFGI executive officer, director or stockholder who shall be deemed to be an "affiliate" of FFGI and, therefore, an "underwriter" with respect to the UPC Common Stock received for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FFGI generally include individuals or entities that control, are controlled by or are under common control with FFGI and includes FFGI's executive officers, directors and holders of ten percent (10%) or more of the outstanding FFGI Common Stock. In addition, so that UPC would be able to account for the Merger as a pooling of interests, affiliates of FFGI would be prohibited from pledging on a nonrecourse basis, assigning, selling, transferring or otherwise alienating or taking any action which would eliminate or diminish the risk to them of owning or holding shares of UPC Common Stock received in the Merger, or from entering into a formal or informal agreement to do so, until UPC has published financial information reflecting the results of combined operations of UPC and FFGI for a period of not less than thirty days. UPC would place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed by UPC to be "affiliates". The form of the restrictive legend is set forth in the Merger Agreement, which is attached as Appendix A to this Prospectus/Proxy Statement.

DISSENTERS' RIGHTS

         FFGI Stockholders have the right to dissent from the Merger and obtain in cash the fair value of their shares of FFGI Common Stock. FFGI Class B Stockholders, however, have entered covenants not to perfect dissenters' rights with respect to the shares of Class B Common Stock they own or control.

         In order to perfect dissenters' rights with respect to the Merger, an FFGI Stockholder must: 1) deliver to FFGI, before the vote is taken, written notice of his or her intent to demand payment for his or her shares of FFGI Common Stock if the Charter Amendment or the Merger is consummated; and 2) not vote his or her shares of FFGI Common Stock in favor of the Merger and Merger Agreement. Subsequent to stockholder approval of the Merger and Merger Agreement, UPC would be required under Tennessee law to send to each FFGI Stockholder who has perfected dissenters' rights in accordance with the steps disclosed above, written notice setting forth instructions for receipt of payment for their shares. Upon receipt of such notice, dissenting FFGI Stockholders would become entitled to receive payment for their shares of FFGI Common Stock when they: 1) demand payment; 2) certify that they received their shares prior to the date of the first public announcement of UPC's and FFGI's intention to merge; and 3) deposit with UPC certificates representing their shares of FFGI Common Stock in accordance with the instructions set forth in the notice. A copy of the Tennessee legislation governing the exercise of dissenters' rights is attached to this Prospectus/Proxy Statement as Appendix C.


                              THE ESCROW AGREEMENT

         The following information concerning the Merger, insofar as it relates to matters contained in the Escrow Agreement, is qualified in its entirety by reference to such Escrow Agreement, which is annexed hereto as Appendix B and incorporated herein by reference, and to the Merger Agreement, which is annexed hereto as Appendix A and incorporated herein by reference. FFGI Stockholders are urged to read carefully the Escrow Agreement and the Merger Agreement.

THE ESCROWED SHARES PROVISION

         UPC, FFGI and all of the Class B Stockholders have entered into the Escrow Agreement with UPNB as the Escrow Agent, in order to establish and set forth the rights and responsibilities of the parties with respect to the Escrowed Shares. Pursuant to the Merger Agreement, in addition to the 0.5440 shares of UPC Common Stock to be exchanged for each share of FFGI Class A Common Stock and Class B Common Stock, UPC will deposit into escrow that number of shares of UPC Common Stock as would equal ten percent (10%) of the number of whole shares UPC would be required to deliver in the Merger based on the Exchange Ratio. This ten percent (10%) is the maximum amount of Escrowed Shares that UPC can deposit into escrow pursuant to the Merger Agreement and Escrow Agreement and still account for the Merger as a pooling of interests.

         The following example demonstrates how UPC will determine the actual number of shares of UPC Common Stock to be deposited with the Escrow Agent under the Escrow Agreement.

         As of the Record Date there were 712,320 shares of Class A Common Stock outstanding and 500,000 shares of Class B Common Stock outstanding, for a total outstanding amount of 1,212,320. Multiplying 1,212,320 by the Exchange Ratio (0.5440) equals 659,502, which itself is therefore the maximum number of shares of UPC Common Stock that UPC would issue in the Merger based on the Exchange Ratio. Assuming there are no FFGI Dissenting Stockholders, then in accordance with the Escrowed Shares Provision of the Merger Agreement, UPC would issue to UPNB in its capacity as Escrow Agent 65,950 Escrowed Shares, all of which would be held by the Escrow Agent for the benefit of UPC and the Class B Stockholders pursuant to the Escrow Agreement.

         During the period of time that the Escrowed Shares are held in escrow by the Escrow Agent, the Escrowed Shares would participate in all dividends and other distributions made by UPC with respect to its UPC Common Stock. The dividends paid by UPC to the Escrow Agent on the Escrowed Shares would be deposited by the Escrow Agent into a money market account at UPNB. All dividends paid on the Escrowed Shares and held by the Escrow Agent, and any earnings thereon, would continue to be held in escrow by the Escrow Agent and would not be distributed to the Class B Stockholders, or any of them, unless and until the Escrowed Shares, or some portion thereof, are actually distributed by the Escrow Agent to Class B Stockholders in accordance with the terms of the Escrow Agreement.

         The Escrowed Shares would be distributed by the Escrow Agent to the Class B Stockholders ONLY in the event that FFGI successfully resolves the FFGI Pending Litigation, and ONLY then if the proceeds received by FFGI from the resolution of the FFGI Pending Litigation actually exceed the FFGI Pending Litigation Expenses. There is no assurance that FFGI will in fact obtain a favorable resolution of the FFGI Pending Litigation. If FFGI does, however, to the extent that the proceeds received in the resolution of the FFGI Pending Litigation exceeds the aggregate FFGI Pending Litigation Expenses, the remainder (the "Net FFGI Pending Litigation Proceeds") would be divided by the closing price per share of UPC Common Stock on the NYSE on the Effective Date of the Merger in order to determine the maximum aggregate number of Escrowed Shares that could be distributed to the Class B Stockholders. However, the number of Escrowed Shares that could be delivered to the Class B Stockholders in such event would be limited to the number of Escrowed Shares deposited by UPC with the Escrow Agent. Only those dividends received by the Escrow Agent with respect to the Escrowed Shares actually distributed to Class B Stockholders, and the earnings on those dividends while held in escrow, would be distributed to the Class B Stockholders when the Escrowed Shares are distributed, assuming they are, pursuant to the Escrow Agreement.

         The following examples demonstrate how the Escrowed Shares Provision would work in determining how many Escrowed Shares would be delivered to the Class B Stockholders if the FFGI Pending Litigation is successfully resolved. These examples are for illustrative purposes only and are not intended to be, and should not be construed as, representations, projections or forecasts as to what the value of UPC Common Stock will be on the Effective Date of the Merger, or anytime thereafter; the amount of dividends UPC will pay on its UPC Common Stock; the amount of earnings that will accrue on the Escrowed Shares while held by the Escrow Agent; the amount of proceeds FFGI would receive upon resolution of the FFGI Pending Litigation, or even if FFGI will successfully resolve the FFGI Pending Litigation.

         For purposes of these examples, the following assumptions have been made. First, UPC deposits 65,950 shares of UPC Common Stock with the Escrow Agent as Escrowed Shares. Second, the closing price of UPC Common Stock on the Effective Date of the Merger was $30.00 per share. Third, the Net FFGI Pending Litigation Proceeds (proceeds less litigation expenses incurred after March 4, 1996) was $5 million. Fourth, the FFGI Pending Litigation is resolved in three years. Fifth, dividends on the Escrowed Shares, and earnings on the investment of those dividends, generated $1.25 per Escrowed Share per year. Sixth, the market price of UPC Common Stock at the time the Escrowed Shares were actually distributed to Class B Stockholders was $40 per share. Finally, no Class B Stockholder defaults under the Escrow Agreement so at the time the Escrowed Shares are set to be distributed, all 65,950 Escrowed Shares are still held in escrow.

         EXAMPLE A: Based on those assumptions, and again, for illustrative purposes only, the number of Escrowed Shares that would be distributed by the Escrow Agent to the Class B Stockholders would be 65,950 shares. The $5 million Net FFGI Pending Litigation Proceeds would be divided by the $30 closing price per share of UPC Common Stock on the Effective Date of the Merger to determine the maximum number of Escrowed Shares that possibly could be distributed to Class B Stockholders. Dividing $5 million by $30 would equate to 166,666 shares, but the maximum number of Escrowed Shares held by the Escrow Agent that possibly could be distributed to Class B Stockholders would be 65,950. The 65,950 Escrowed Shares would have an aggregate value at the time of distribution from escrow of $2,638,000 (65,950 X $40 market value). Since there are 500,000 shares of Class B Common Stock outstanding, then the Class B Stockholders would receive 0.1319 (65,950 divided by 500,000) shares of UPC Common Stock, and approximately $0.49 (3 years times $1.25 dividends and earnings per share per year multiplied by 0.1319) for each share of their Class B Common Stock that the Class A Stockholders did not receive for their Class A Common Stock. If the UPC Common Stock was worth $40 per share at that time, then the Class B Stockholders would get approximately $5.77 additional per share for their Class B Common Stock that the Class A Stockholders did not receive for their Class A Common Stock in the Merger. (0.1319 X $40 = $5.28 +
 .49 = $5.77).

         EXAMPLE B: In this example, the Net FFGI Pending Litigation Proceeds are assumed to be $1 million. In that case, the number of Escrowed Shares that would be distributed would be 33,333 ($1 million divided by 30 equals 33,333). The Escrowed Shares would have an aggregate market value at the time of distribution from escrow of $1,333,320 (33,333 X $40 market value). The Class B Stockholders would receive .06666 Escrowed Shares for each share of Class B Common Stock they had (33,333 divided by 500,000). At a then current market value of $40 per share, that equates to approximately $2.67 additional compensation per share with an additional $0.25 in dividends and earnings allocation. In other words, the Class B Stockholders under that situation would receive additional compensation of approximately $2.92 per share on their Class B Common Stock that the Class A Stockholders would not have received on their Class A Common Stock.

QUALIFYING CLASS B STOCKHOLDERS; NO TRANSFERS

         Only those persons who immediately prior to the Effective Time of the Merger were FFGI Record Stockholders of the then outstanding FFGI Class B Common Stock and who have not perfected dissenters' rights with respect to their Class B Common Stock would be deemed to be Escrow Participants entitled to rights under the Escrow Agreement, including the right to receive Escrowed Shares or any other distribution thereunder. Consequently, if any such FFGI Record Stockholder transfers shares of FFGI Class B Common Stock after March 4, 1996 and prior to the Effective Time of the Merger, it would be a condition precedent to FFGI's obligation to register such transfer on its books and records that the recipient or recipients of such transfer(s) join in the Escrow Agreement.

         Each individual Escrow Participant's interest in the Escrowed Shares (a "Proportionate Interest"), including earnings and distributions thereon, would equal the percentage of the total value of the Escrowed Shares determined by dividing (i) the number of shares of FFGI Class B Common Stock such Escrow Participant held of record immediately prior to the Effective Time of the Merger by (ii) the remainder after subtracting (x) the number of shares of FFGI Class B Common Stock for which dissenters' rights have been perfected from (y) the total number of shares of FFGI Class B Common Stock outstanding immediately prior to the Effective Time of the Merger. For example, assuming that 500,000 shares of FFGI Class B Common Stock would be outstanding prior to the Effective Time of the Merger, if a person owned 25,000 shares of FFGI Class B Common Stock at the Effective Time of the Merger and dissenters' rights were not perfected with respect to any shares, that person would become an Escrow Participant and his Proportionate Interest would be 5% (25,000/500,000). Proportionate Interests are not transferable except through intestate succession, pursuant to a last will and testament or pursuant to a final qualified domestic relations order. Should an Escrow Participant (a Class B Stockholder) fail to pay his or her proportionate share of the FFGI Pending Litigation Expenses, his or her interest in the Escrow Agreement would be forfeited and his or her proportionate number of shares would be returned to UPC, along with all earnings thereon.

DUTIES AND RIGHTS OF THE ESCROW PARTICIPANTS

         As a material inducement to UPC and Franklin Acquisition to enter into the Merger Agreement, the Class B Stockholders collectively agreed in the Escrow Agreement to pay one-half (1/2) of the FFGI Pending Litigation Expenses, which includes all costs and expenses incurred in connection with the FFGI Pending Litigation on behalf of FFGI, Franklin Federal or UPC after March 4, 1996. In this regard, each individual Class B Stockholder has covenanted to promptly pay his or her proportionate share of the one-half (1/2) of the FFGI Pending Litigation Expenses on a semi-annual basis.

         Each Escrow Participant will be required to pay his or her Proportionate Interest of one-half of the FFGI Pending Litigation Expenses within twenty (20) business days of receiving from UPC an invoice itemizing the components of the FFGI Pending Litigation Expenses. As collateral for such obligation to pay, each FFGI Class B Stockholder who may become an Escrow Participant has granted to UPC a security interest in all of his or her rights under the Escrow Agreement. If UPC does not timely receive an Escrow Participant's portion of the FFGI Pending Litigation Expenses, UPC would mail to the delinquent Escrow Participant and each of the other Escrow Participants a reminder notice indicating the delinquent amount and demanding full and complete payment of such amount plus a late payment fee equal to five percent (5%) of the delinquent amount, to be received by UPC within twenty (20) business days after the date on which the reminder notice is first sent. The failure of UPC to receive the delinquent portion of the FFGI Pending Litigation Expenses would result in the involuntary withdrawal of the defaulting Escrow Participant's rights under the Escrow Agreement, in which case such Proportionate Interest would be forfeited and returned to UPC.

         An Escrow Participant may voluntarily withdraw his or her rights under the Escrow Agreement by giving written notice of such withdrawal to the Escrow Agent, UPC and the law firm of McCampbell & Young, P.C. In the case of such a voluntary withdrawal, the withdrawing Escrow Participant's Proportionate Interest in the Escrowed Shares would be distributed to UPC upon its request and the remaining Escrow Participants would have no right whatsoever to such Proportionate Interest.

         The effect of a withdrawal, whether voluntary or involuntary, would be that the Escrow Participant would have no duty to pay any portion of the FFGI Pending Litigation Expenses that accrue subsequent to the effective date of such withdrawal and that the Escrow Participant would have no rights whatsoever with respect to his Proportionate Interest in the Escrowed Shares or to any earnings or distributions with respect thereto.

         Each Escrow Participant shall have the right to instruct the Escrow Agent how to vote the portion of the Escrow Shares equal to his or her Proportionate Interest.

DUTIES AND RIGHTS OF THE ESCROW AGENT

         It shall be the duty of the Escrow Agent to: 1) hold the Escrowed Shares solely for the benefit of UPC and the FFGI Class B Stockholders; 2) refrain from issuing a certificate or certificates representing a Proportionate Interest in the Escrow Account; 3) refrain from recognizing or registering the transfer or alienation of any right or interest of any Escrow Participant with respect to the Escrow Agreement, except as set forth specifically in the Escrow Agreement; 4) accept cash dividends and other distributions made by UPC on the Escrowed Shares and deposit such cash dividends in a money market account; 5) withhold and report taxes assessed against the assets of the Escrow Account; 6) provide a written report to each Escrow Participant, other than those who have exercised withdrawal rights, on a quarterly basis; 7) for each Escrow Participant's Proportionate Interest in the Escrowed Shares, vote the Escrowed Shares as directed by that Escrow Participant; and 8) make distributions pursuant to the terms and conditions of the Escrow Agreement. The parties to the Escrow Agreement have agreed that the Escrow Agent would have no obligation or liability under the Escrow Agreement except to perform these duties.

         In exchange for the performance of its duties under the Escrow Agreement, the Escrow Agent will receive an escrow fee in the amount of $8,000 per year. Such fee will be deemed an FFGI Pending Litigation Expense.

CERTAIN OTHER RELATED MATTERS

         In executing the Escrow Agreement, the FFGI Class B Stockholders, in their individual capacities and not jointly, warranted to UPC, the Escrow Agent, FFGI and Franklin Federal that: (i) as of the Effective Time of the Merger, he or she would own, free and clear of any lien or encumbrance of any nature whatsoever, the specific number of shares of FFGI Class B Common Stock set forth next to his or her name in Exhibit A to the Escrow Agreement, which is attached to this Prospectus/Proxy Statement as Appendix B; (ii) he or she has not entered into any contract or agreement of any nature, other than the Merger Agreement, pursuant to which he or she has agreed to sell, transfer, assign, pledge, encumber or otherwise alienate any shares of FFGI Class B Common Stock to any third party, other than by a last will and testament or qualified domestic relations order; (iii) after the date of the Escrow Agreement and prior to the earlier of the Effective Time of the Merger or the effective termination of the Merger Agreement, he or she will not sell, transfer, assign, pledge, encumber or otherwise alienate in any manner, or enter an agreement to alienate in any manner, any shares of FFGI Class B Common Stock that he or she owns or controls or any rights he or she may have under the Escrow Agreement, other than by a last will and testament, a qualified domestic relations order or pursuant to the terms of the Escrow Agreement; (iv) he or she has full power and authority to execute and deliver the Escrow Agreement; (v) his or her execution and delivery of the Escrow Agreement, and agreement to be bound by its terms, does not and will not violate any term, or constitute a default, under any material contract, agreement, instrument, lien or understanding pursuant to which he or she is bound which could result in the imposition of a lien or encumbrance of any nature whatsoever upon any share of FFGI Class B Common Stock or any interest of such FFGI Class B Stockholder under the Merger Agreement or the Escrow Agreement; (vi) all consents, approvals and authorities required for his or her execution and delivery of the Escrow Agreement have been obtained and were in full force and effect as of the date of the Escrow Agreement; and (vii) he or she has received no notice of any nature whatsoever that any third party has objected to, or intends to object to, his or her execution and delivery of the Escrow Agreement or that any third party claims, or may claim, any interest of any nature whatsoever with respect to any shares of FFGI Class B Common Stock owned or controlled by such FFGI Class B Stockholder or to any right of such FFGI Class B Stockholder under the Merger Agreement or the Escrow Agreement.

         The Escrow Agreement may be modified only in writing signed by FFGI and each individual FFGI Class B Stockholder or Escrow Participant who has not exercised his or her right of withdrawal. The Escrow Agreement is incorporated by reference into the Merger Agreement and Plan of Merger.

COMPLETED AND PENDING LITIGATION

         Completed Litigation. In January 1989, Franklin Federal, by agreement with the Federal Home Loan Bank Board (the "FHLBB") and the Federal Savings and Loan Insurance Corporation ("FSLIC"), was converted by a supervisory merger from a mutual to a stock form of ownership by a capital contribution from FFGI in the amount of $5.0 million. At the time of the conversion, Franklin Federal had a negative net worth of $9.4 million, which was classified upon acquisition by FFGI as "supervisory goodwill" of Franklin Federal and permitted to be treated as regulatory capital and to be amortized over a 25 year period.

         Subsequently, in August 1989, Congress passed the Financial Institutions Reform and Recovery and Enforcement Act ("FIRREA") which required, among other things, new capital requirements and the phase out of supervisory goodwill as part of regulatory capital by January 1, 1995. In June 1990, FFGI, Franklin Federal and certain of FFGI's stockholders filed a complaint in the Federal District Court for the Eastern District of Tennessee seeking to enjoin the OTS and the

Federal Deposit Insurance Corp. (the "FDIC"), the successor in interest to the FSLIC, from appointing a conservator and/or receiver for Franklin Federal and from taking any action inconsistent with the parties' agreements entered into at the time of the voluntary supervisory conversion. As a result, in July 1990, the Federal District Court held that Congress, in FIRREA, preserved rather than abrogated the parties' agreement and entered a permanent injunction enjoining the OTS from excluding supervisory goodwill from Franklin Federal's regulatory capital calculations.

         On appeal, however, in March 1991, the United States Court of Appeals for the Sixth Circuit reversed the Federal District Court's decision and dissolved the permanent injunction. In so doing, the Court of Appeals held that FIRREA overruled any agreement between the parties and stated that, if there was a contract between the parties, Congress may have "effected a taking" through the enactment of FIRREA.

         The FFGI Pending Litigation. In October 1992, FFGI, Franklin Federal and certain of FFGI's stockholders filed suit commencing the FFGI Pending Litigation, which is captioned Franklin Financial Group, Inc. , et al. v. United States of America, Civil Action No. 92-7397 (U.S. Claims Court). In the FFGI Pending Litigation, the plaintiffs allege breach of contract and an unconstitutional taking of property. The plaintiffs seek unspecified monetary damages, attorneys' fees and court costs.

         Following the Merger, UPC would manage the FFGI Pending Litigation on behalf of FFGI and Franklin Federal. Such litigation management would include, but not be limited to, compliance with the engagement letter between FFGI and current counsel; hiring and retention of counsel; approval of expenses, consultants and experts; and prosecution of the litigation with the intention of achieving the best feasible result therein. Except to the extent that it commits intentional conscious fraud in connection with the FFGI Pending Litigation, UPC would have no liability to any party for any error or omission in connection with the litigation. Furthermore, each FFGI Class B Stockholder has released UPC, the Escrow Agent, FFGI, Franklin Federal and their respective directors, officers, employees, agents and representatives from any and all liability or responsibility should the execution and delivery of the Escrow Agreement or Merger Agreement adversely affect any claims they may have in the FFGI Pending Litigation.

         Current Status of the FFGI Pending Litigation. For the past several years, there has been little action taken with respect to the FFGI Pending Litigation while similar lawsuits were tried before the federal courts and appealed to the United States Supreme Court. On July 1, 1996, the United States Supreme Court ruled in U.S. v. Winstar Corp., et al., ___ U.S. ____
(1996), that the United States could be liable for breach of contract resulting from regulatory action taken by various bank regulatory agencies that limited or eliminated the ability of federal savings associations to include "supervisory goodwill" in their capital calculations for compliance with regulatory capital minimums. Until the Winstar decision, it was unclear whether the United States could be relieved of all liability based on a number of defenses asserted by the government. It is now anticipated that the FFGI Pending Litigation will move forward as FFGI attempts to prove that it had an enforceable contractual right to include "supervisory goodwill" in its capital calculations and that it was actually damaged by the enactment and enforcement of FIRREA. While FFGI believes it had a contractually enforceable right to include supervisory goodwill in its capital calculations, that issue has not been litigated. FFGI is currently analyzing various theories to support a damages claim but is not now in a position to provide an estimate of its likelihood of success in the litigation. While FFGI believes that it can prove these issues, there is no guarantee that it will be successful in resolving the FFGI Pending Litigation. Current expectations are that it may take several years for the FFGI Pending Litigation to be resolved. It may not take that long or it may take longer.

PRIVATE PLACEMENT OF THE CLASS B SHARES

         Because of the Court of Appeals' ruling that FIRREA overruled any agreements between Franklin Federal, FFGI, the FHLBB and the FDIC, the negative net worth of Franklin Federal that resulted from its conversion to a stock form of ownership was no longer treated as supervisory goodwill. Accordingly, Franklin Federal was not in compliance with regulatory capital requirements as revised by FIRREA. To bring Franklin Federal into compliance with FIRREA's capital requirements, FFGI completed a private placement in March 1993 in which it issued Class B Common Stock to the Class B Stockholders. Concurrently with this private placement, FFGI's Charter was amended and restated on August 26, 1993 to provide that, if FFGI receives proceeds from the FFGI Pending Litigation, the FFGI Board would be authorized and required, to the extent permitted by applicable law and regulations, to declare and pay the Special Cash Dividend to the Class B Stockholders to the exclusion of the Class A Stockholders.




                     [This space left blank intentionally]

THE FFGI CLASS B STOCKHOLDERS

         The FFGI Class B Stockholders, each of whom received his or her shares in the private placement, and the number of shares of Class B Common Stock owned by each, are identified below.

                                                                             Number of Shares of FFGI Class B
                 FFGI Class B Stockholders                                          Common Stock Owned
                 -------------------------                                   --------------------------------
                          George O. Haggard, Jr.*                                               72,500

                          Ben B. Jarnagin*
                                                                                                36,250

                          Marjorie C. Jarnagin                                                  36,250

                          Richard C. Jessee*
                                                                                                50,000

                          A. Eugene Jolley*                                                    100,000

                          Jean S. Keener*                                                       50,000

                          George B. McGuffin*
                                                                                               145,000

                          Charles G. Robinette*
                                                                                                10,000
                                                                                              --------

                                 Total                                                         500,000
                                                                                               =======

*Also a director of FFGI.

         Each of these individual FFGI Class B Stockholders is a party to the Merger Agreement and the Escrow Agreement. In executing such agreements, each agreed to neither sell nor transfer his or her Proportionate Interest in the Escrowed Shares, except through intestate succession, pursuant to a last will and testament, pursuant to a final qualified domestic relations order or upon failure to pay his or her share of the FFGI Pending Litigation Expenses. Furthermore, in executing such agreements, each has covenanted that he or she will not perfect dissenters' rights with respect to his or her shares of Class B Common Stock in connection with a vote on the proposed Merger.


                       CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC. For additional information regarding community reinvestment, transactions with affiliates, brokered deposits, safety and soundness standards, and depositor preference, see Part I, Item 1 of UPC's Annual Report on Form 10-K for the year ended December 31, 1995, under the caption GOVERNMENTAL SUPERVISION AND REGULATION OF FINANCIAL INSTITUTIONS which information is hereby incorporated by reference in this Prospectus/Proxy Statement.

GENERAL

         UPC is a bank holding company registered with the Federal Reserve under the BHC Act. As such, UPC and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as savings and loan holding companies, both UPC and FFGI are registered with the OTS under the HOLA and are subject to regulation, supervision, examination, and reporting requirements of the OTS.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977, as amended (the "CRA"), discussed below and in Part I, Item 1 of UPC's Annual Report on Form 10-K.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside of Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Prospectus/Proxy Statement, Tennessee has not "opted in" nor "opted out." Assuming no state action prior to June 1, 1997, UPC would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date, however its present intention is to maintain separately chartered regional banks to serve each of UPC's significant geographical service areas.

         The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the banking and thrift subsidiaries of UPC is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         All of UPC's Banking Subsidiaries that are state-chartered banks which are not members of the Federal Reserve System, are subject to regulation, supervision, and examination by the FDIC and the state banking authorities of the states in which they are located. The banking subsidiaries of UPC that are national banking associations are subject to regulation, supervision, and examination by the OCC and the FDIC. The thrift subsidiaries of UPC are subject to regulation, supervision, and examination by the OTS and the FDIC. The federal banking regulator for each of the banking and thrift subsidiaries of UPC, as well as the appropriate state banking authorities in the case of those depository institution subsidiaries that are state-chartered, regularly examine the operations of each of the banking and thrift subsidiaries of UPC and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         UPC and FFGI are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both UPC and FFGI, including the cash flow required to pay dividends to their respective stockholders, are dividends and management fees received from their banking and thrift subsidiaries. There are statutory and regulatory limitations on the payment of dividends by these depository-institution subsidiaries to UPC and FFGI, as well as by UPC and FFGI to their stockholders.

         All of UPC's Banking Subsidiaries are subject to the respective laws and regulations of the states in which they are chartered as to the payment of dividends. Each national banking association subsidiary of UPC is required by federal law to obtain the prior approval of the OCC for the payment of dividends if the total of all dividends declared by the bank in any year would exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year, plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks may lawfully pay only dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation).

         If, in the opinion of its federal banking regulator, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At June 30, 1996, under dividend restrictions imposed under federal and state laws, the banking and thrift subsidiaries of UPC, without obtaining governmental approvals, could have lawfully declared aggregate dividends to UPC of approximately $49.0 million.

         The payment of dividends by UPC and FFGI and their banking and thrift subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         UPC, FFGI, and their respective banking and thrift subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve and OTS in the case of UPC and FFGI, respectively, and by the appropriate federal banking regulator in the case of each of their banking and thrift subsidiaries. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered to be "well-capitalized."

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weighting. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least one-half of Total Capital must consist of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At June 30, 1996, UPC's consolidated Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 16.85% and 13.19%, respectively, and FFGI's consolidated Risk-Based Capital and Tier 1 Risk-Based Capital Ratios were 14.30% and 13.67% respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's and FFGI's respective Leverage Ratios at June 30, 1996, were 8.49% and 8.63%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible

Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of UPC's and FFGI's banking and thrift subsidiaries is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the banking and thrift subsidiaries was deemed to be "well-capitalized" under applicable capital guidelines as of June 30, 1996. Neither UPC, FFGI, nor any of their banking and thrift subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank (or thrift) to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY BANKS

         Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary would be assumed by the bankruptcy trustee and entitled to priority of payment.

         Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The banking and thrift subsidiaries of UPC and FFGI are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the banks' or the thrifts' depository institution affiliates, and a potential loss of UPC's investments in such other banking and thrift subsidiaries.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of "prompt corrective action" to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the appropriate banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution will meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to, or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         At June 30, 1996, all of the banking and thrift subsidiaries of both UPC and FFGI had the requisite capital levels to qualify as "well capitalized."

FDIC INSURANCE ASSESSMENTS

         In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaced a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the categories described above under "Prompt Corrective Action," with the undercapitalized category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the BIF and the SAIF for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

         Once the designated ratio for the BIF was reached, which appears to have occurred some time during May 1995, the FDIC was authorized to reduce the minimum assessment rate below 23 basis points and to set future assessment rates at such levels that would maintain a fund's reserve ratio at the designated level. More recently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would reduce the deposit insurance premiums for BIF members in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. The FDIC has also elected to retain the existing assessment rate of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized status of that insurance fund.

         Several proposed bills have been introduced into the United States legislature, the main purpose of which is to provide additional capitalization of the SAIF and to provide funds to pay interest and/or principal on bonds issued to finance governmental costs associated with the savings and loan industry. A common feature of the proposed legislation is a one-time payment to the SAIF and BIF by both savings associations and banks. The consideration of these proposed bills is ongoing, and at this time it is impossible to state with accuracy the amounts, if any, UPC and FFGI, or any of their subsidiaries, will be required to pay in connection with any such legislation should it be passed, or the effect such payments, if any, will have on the financial condition of UPC or FFGI. See "SUMMARY--Recent Developments Affecting UPC--Earnings Considerations Relating to Potential Special Regulatory Assessment".

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

PROPOSED LEGISLATION

         Because of concerns relating to the competitiveness and the safety and soundness of the industry, the Congress continues to consider a number of wide-ranging proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. Among such bills are proposals to combine banks and thrifts into a unified charter, to alter the statutory separation of commercial and investment banking, and to further expand the powers of depository institutions, bank holding companies, and competitors of depository institutions. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of UPC or FFGI may be affected thereby.


                 DESCRIPTION OF UPC COMMON AND PREFERRED STOCK

         UPC's Charter currently authorizes the issuance of 100,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock") and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of July 31, 1996, 46,129,307 shares of UPC Common Stock were issued and outstanding and approximately 1,107,000 shares were subject to issuance through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 502,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,758,492 shares were authorized for issuance and reserved for conversion of certain outstanding shares of UPC Preferred Stock. In addition, as of July 31, 1996, 3,489,336 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were issued and outstanding. As of July 31, 1996, none of UPC's authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BIF, THE SAIF OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

         General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. Union Planters National Bank, a wholly-owned subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its street address is Union Planters National Bank, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

         Dividends. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may restrict payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock; however, UPC has no such arrangements in effect at the date hereof.

         Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to stockholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC with or into any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and stockholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of the assets of a subsidiary of UPC in connection with the subsidiary's liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

         For a further discussion of UPC Common Stock, see "EFFECT OF MERGER ON RIGHTS OF FFGI STOCKHOLDERS."

UPC PREFERRED STOCK

         Series A Preferred Stock. UPC's Charter was amended on July 18, 1996 to increase the number of Series A Preferred Stock authorized and currently provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A dated January 19, 1989, and filed February 1, 1989 (Commission File No. 0-6919) which is incorporated by reference herein. On July 18, 1996 the UPC Board authorized the amendment of UPC's Charter to designate an additional 500,000 shares of Series A Preferred Stock. The amendment will become effective upon filing with the Tennessee Secretary of State.

         Series E Preferred Stock. 3,489,336 shares of Series E Preferred Stock were outstanding as of July 31, 1996. Up to 317,458 shares of Series E Preferred Stock are expected to be issued upon consummation of UPC's pending acquisition of ENB, if and when adverse claims to ENB's stock shall have been resolved to UPC's satisfaction in pending court proceedings. See SUMMARY--Recent Developments--Other Pending Acquisitions." All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the election of the holder at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time or from time to time after March 31, 1997 at a redemption price of $25.00 per share plus any unpaid dividend. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.


            CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         Certain provisions of UPC's Charter and Bylaws and certain provisions of Tennessee law may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to applicable Tennessee law.

CHARTER AND BYLAW PROVISIONS

         Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Bylaws also provide that the affirmative vote of the holders of 66% of the outstanding shares of UPC Common Stock is required to remove any or all of the directors of UPC.

         The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding shares for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to change the number, election and classification of directors; to approve certain transactions as described above; or to amend certain other provisions of the Charter.

SHARE PURCHASE RIGHTS PLAN

         In 1989 the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right (a "Right") for each outstanding share of UPC Common Stock. Moreover, one Right was required to be, automatically and without further action by UPC, distributed with respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each stockholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquiror) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus/Proxy Statement. Until a Right is exercised, the holders thereof, as such, will have no rights as stockholders of UPC and, consequently, will have no right to vote or to receive dividends with respect thereto.

PROVISIONS OF THE TENNESSEE CODE

         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code which impose certain restrictions on business combinations including, but not limited to, combinations with interested stockholders similar to those described above.

         The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested Shareholder"
(generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an Interested Shareholder unless the business combination or the transaction pursuant to which the Interested Shareholder became such was approved by the UPC Board before the Interested Shareholder became such and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws.
The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors can be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquiror voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

         The provisions described above might be deemed to make UPC a less attractive candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of stockholders following the acquisition. Furthermore, the acquiror would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless certain conditions were met. As a result, UPC's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. The provisions described above also may make it more difficult for UPC's stockholders promptly to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock believe that such replacement is in the best interest of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.


                EFFECT OF MERGER ON RIGHTS OF FFGI STOCKHOLDERS

         At the Effective Date of the Merger, FFGI Record Stockholders automatically will become holders of UPC Common Stock and their rights as such will be determined by the Tennessee BCA and by UPC's Charter and Bylaws. The following is a summary of the material differences between the rights of holders of UPC Common Stock and the rights of holders of FFGI Common Stock.

REMOVAL OF DIRECTORS

         Under FFGI's Amended and Restated Charter, a director of FFGI may be removed only with cause by the vote of the holders of a majority of the shares entitled to vote for the election of directors.

         In contrast, UPC's Bylaws provide that directors may be removed with or without cause by vote of the holders of 66 2/3% or more of the outstanding shares entitled to vote in the election of directors.

REQUIRED STOCKHOLDER VOTES

         Since FFGI's Charter is silent on the matter, Tennessee law provides that the vote of the holders of a majority of the outstanding common stock of FFGI (both Class A and Class B) shall be required to approve any merger, consolidation or other business combination to which FFGI is a party. The UPC Charter provides that the vote of the holders of 66 2/3% or more of the shares entitled to vote shall be required to approve any merger or consolidation of UPC with or into any other corporation or the sale, lease, exchange or other disposition of substantially all of UPC's assets, if on the date of execution of a binding agreement providing for such merger, sale or other disposition, the corporation, person or entity into which UPC would be merged or to which its assets would be sold is the beneficial owner of 10% or more of the outstanding capital stock of UPC. Otherwise, to the extent the consent of UPC stockholders is required under Tennessee law, the affirmative vote of a majority of stockholders would be required under Tennessee law and UPC's Charter to approve a merger, consolidation, or other business combination to which UPC is a party.

ELECTION OF DIRECTORS

         UPC's Charter provides for a classified board of directors consisting of three classes with staggered terms of three years each. Therefore, UPC stockholders are entitled to elect only one class, i.e., approximately one-third (1/3) of directors annually. To increase the number of UPC's directors, 66 2/3% of the directors then sitting on the UPC Board must concur. In contrast, FFGI's directors are elected annually to serve terms of one year.

AMENDMENT OF CHARTER

         For amendment of certain provisions of UPC's Charter regarding the election of directors, the approval of certain mergers, consolidations or similar transactions and to certain other matters, the affirmative vote of 66 2/3% of the outstanding shares of UPC voting shares is required. For amendment of other provisions of the FFGI Charter, the affirmative vote of a majority of the votes eligible to be cast is required, in some cases with each class of common stock voting separately.

SHARE PURCHASE RIGHTS PLAN

         As described above under "CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT--Share Purchase Rights Plan," UPC Common Stock has attached Rights, which may deter certain takeover proposals. FFGI does not have a rights plan.

LIMITATIONS ON CHANGES IN CONTROL

         As described above under "CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT--Provisions of the Tennessee Code," UPC is subject under Tennessee law to restrictions regarding changes in control. As a federally-chartered savings bank headquartered in Tennessee, these provisions are not currently applicable to FFGI, since there is no similar provision under applicable federal law.


                   MARKET PRICES OF UPC AND FFGI COMMON STOCK

UPC COMMON STOCK

         The UPC Common Stock is listed on the NYSE under the symbol "UPC". The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the NYSE and the cash dividends declared per share of UPC Common Stock for the periods indicated:

                                                     PRICE RANGE                    CASH DIVIDENDS
                                           ------------------------------            DECLARED PER
                                            HIGH                     LOW                SHARE
                                           ------                  ------           --------------
1996
First Quarter                              $31.75                  $29.00                $0.27
Second Quarter                              31.25                   29.63                 0.27
Third Quarter                                                                             0.27
                                           ------                  ------                -----
  Through August ___, 1996
Total                                                                                    $0.81
                                                                                         =====

1995
First Quarter                              $24.50                  $20.88                $0.23
Second Quarter                              28.13                   23.13                 0.25
Third Quarter                               30.75                   26.13                 0.25
Fourth Quarter                              32.25                   29.63                 0.25
                                                                                         -----
Total                                                                                    $0.98
                                                                                         =====

1994
First Quarter                              $26.25                  $23.13                $0.21
Second Quarter                              28.75                   24.75                 0.21
Third Quarter                               26.00                   23.50                 0.23
Fourth Quarter                              24.50                   19.63                 0.23
                                                                                         -----
Total                                                                                    $0.88
                                                                                         =====

         On August _____, 1996, the last sale price of UPC Common Stock as reported on the NYSE was $_______ per share.

         The holders of UPC Common Stock are entitled to receive dividends when, as and if declared by the UPC Board out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operation results, capital and reserve requirements, and the UPC Board's consideration of other relevant factors.

         UPC is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends and fees from its subsidiary depository institutions. UPC's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY
CONSIDERATIONS--Payment of Dividends."

FFGI COMMON STOCK

         As of July 31, 1996, the outstanding shares of FFGI Class A Common Stock were held by approximately 280 holders of record and the outstanding shares of FFGI Class B Common Stock were held by eight (8) holders of record. The FFGI Common Stock is not publicly traded and no established market exists for shares of FFGI Common Stock.

         In each of its past two fiscal years FFGI paid a cash dividend, on a semi-annual basis, of seventeen cents ($0.17) per share. The Merger Agreement prohibits FFGI from paying any dividends other than this regular semi-annual cash dividend. See "THE MERGER--Payment of Dividends." The amount of dividends that FFGI may pay are further restricted by certain regulations of the OTS and by certain provisions of the Code. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends" and "BUSINESS OF FFGI--Taxation."


                                BUSINESS OF FFGI

         FFGI is a one-institution holding company and is the sole stockholder of Franklin Federal. FFGI has its main office at 622 West First North Street, Morristown, Tennessee. Franklin Federal is a $137.7 million savings bank with its main office at 622 West First North Street, Morristown, Tennessee and three branch offices located in Morristown, Jefferson City, and Newport, Tennessee. In addition, Franklin Federal has three wholly owned subsidiaries: Colonial Loan Association, with offices in Morristown, Jefferson City, and Knoxville, Tennessee; Colonial Standard Title, with one office in Morristown, Tennessee; and Franklin Insurance Group, with one office in Morristown, Tennessee.

         Tables referred to in this section which are not set forth immediately following the reference are presented at the end of this section. Stockholders are urged to review the tables referred to herein concurrently with their review of the textual disclosure contained in this section.

GENERAL

         FFGI was incorporated under the laws of the State of Tennessee on January 24, 1984, for the purpose of becoming a savings and loan holding company for Franklin Federal. Prior to January, 1989, Franklin Federal, then known as Morristown Federal Savings and Loan Association ("Morristown Federal"), was a federal mutual savings and loan association, which was initially chartered in 1935. In January 1989, FFGI acquired all of the outstanding capital stock of Franklin Federal in connection with its conversion from a mutual to stock form of ownership pursuant to a voluntary supervisory conversion approved by the FHLBB, the predecessor agency to the OTS.

         At the time of the acquisition, Morristown Federal's liabilities exceeded its assets by approximately $9.4 million. Morristown Federal's negative net worth was primarily the result of substantial operating losses caused by the combined effects of high interest rates in the early 1980's and the losses associated with the sales of certain below market rate loans at a discount. Those losses were being deferred and recognized over the life of the loans until 1989 when Franklin Federal was required to prepare its financial statements in accordance with generally accepted accounting principles ("GAAP"), which required immediate recognition of the loss.

         In order to raise capital, management of Morristown Federal elected to pursue a voluntary supervisory conversion. By agreement with the FHLBB and the FSLIC in 1989, Morristown Federal was converted from a mutual to stock form in exchange for a capital contribution by FFGI of $5 million. Pursuant to such agreement, the $9.4 million negative net worth of Morristown Federal was classified upon acquisition by FFGI as "supervisory goodwill" of Franklin Federal to be treated as regulatory capital to be amortized over a 25-year period. Pursuant to a forbearance letter from the FHLBB to Franklin Federal, all statutory and regulatory requirements regarding the amortization of the supervisory goodwill were waived.

         In August 1989, Congress passed the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), which required, among other things, savings associations such as Franklin Federal to have a minimum level of tangible capital, exclusive of supervisory goodwill, of at least 1.5% of total assets. FIRREA also imposed other capital requirements on savings associations, and required the phase-out of all supervisory goodwill from regulatory capital by January 1, 1995. As a result of the passage of FIRREA and the promulgation of regulations by the OTS pursuant thereto, Franklin Federal did not comply with the new regulatory capital requirements, primarily because of its inability to include supervisory goodwill in the calculation of tangible and core capital. Also as a result of FIRREA, FFGI was required to amortize the goodwill for GAAP purposes over a twelve-year period rather than the 25-year period referenced above.

         In June 1990, FFGI, its stockholders, and Franklin Federal filed a complaint in the Federal District Court for the Eastern District of Tennessee seeking to enjoin the OTS and the Federal Deposit Insurance Corporation ("FDIC"), as successor to FSLIC, from appointing a conservator or receiver for Franklin Federal and from taking any action inconsistent with the parties' agreements entered into at the time of the voluntary supervisory conversion.
In July, 1990, the Federal District Court held that FIRREA did not abrogate the parties' agreements and entered a permanent injunction enjoining the OTS from excluding supervisory goodwill from Franklin Federal's regulatory capital. In March, 1991, the United States Court of Appeals for the Sixth Circuit reversed the District Court decision and dissolved the permanent injunction. The Court of Appeals held that FIRREA overruled any agreement between the parties and that, if there was a contract between the parties, Congress may have "effected a taking" through the adoption of FIRREA.

         As a result of the Court of Appeals' decision, Franklin Federal was not in compliance with FIRREA's new capital requirements. Accordingly, Franklin Federal submitted a capital plan which was approved by the OTS on June 19, 1992. Simultaneous therewith, Franklin Federal consented to a capital directive issued by the same agency. The capital directive required, among other things, that Franklin Federal comply with the capital plan and receive capital infusions of $500,000 each no later than June 30, 1992, and January 31, 1993, and further that Franklin would initiate an offering of securities no later than March 31, 1993 to raise funds, to increase Franklin Federal's tangible capital to not less than 3% of total assets by June 30, 1993.
Franklin Federal complied
with all elements of the capital plan and the capital directive, the culmination of which was a public offering in August of 1993, at which time $5,661,341.60 of capital was raised through the sale of 707,811 shares of FFGI Class A Common Stock at a price of $8.50 per share. By letter, dated May 4, 1993, the OTS advised the Board of Directors of Franklin Federal that all capital requirements had been satisfied.

         As of June 30, 1996, the tangible capital of Franklin Federal was $12.0 million, or 8.7% of total tangible assets.

         The principal business of Franklin Federal is to provide financial services through an array of varied products to its customers in Hamblen, Jefferson, and Cocke Counties, Tennessee and the additional communities defined as the institution's primary service area. Savings deposits, checking accounts, and other time deposits are obtained from businesses and the general public. Those funds are invested in loans for one-to-four family dwellings, commercial real estate, commercial and consumer loans. Excess funds are invested in U. S. Treasury obligations, U. S. agency obligations, and tax-exempt bank qualified municipal investments. In addition, through its wholly owned subsidiaries, Franklin Federal is engaged in the finance, loan closing and title insurance business, and the business of the sale of general lines of insurance. Franklin Federal derives its income largely from interest and fees associated with its lending and investment activities and the income from its wholly-owned subsidiaries. The institution's principal expenses are the interest paid for deposits and operating expenses.

ASSET/LIABILITY MANAGEMENT

         The term "rate sensitivity" refers to those assets and liabilities which are "sensitive" to fluctuations in rates and yields. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. Savings institutions have historically operated in a mismatched position with their liabilities being greatly more interest-sensitive than their assets. FFGI is attempting, through investments in adjustable rate mortgages, consumer loans, commercial real estate loans and short-term investments, and the origination of long-term, fixed-rate loans intended to be eligible for sale in the secondary market, to achieve a better match between its assets and liabilities in terms of both interest rate volatility and maturities.

         In recent years, Franklin Federal has restructured its loan portfolio to obtain a 50-50 mix between one-to-four family residential loans and consumer/commercial loans. This change in lending philosophy has altered the balance sheet of the company from that of a traditional thrift to a mix that is more associated with a commercial bank. This change in the balance sheet of the company has had a positive impact on earnings and on the asset/liability management of the company in that the commercial/consumer loans are of shorter duration and they have repricing schedules that are shorter than the typical home loans. Most of Franklin's one-to-four family home loans are adjustable and most of the long-term fixed rate mortgage loans are resold in the secondary market and are not held on the balance sheet of the company.

         The matching of FFGI's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net portfolio value. If FFGI's assets mature or reprice more quickly or to a greater extent than its liabilities, its net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If FFGI's assets mature or reprice more slowly or to a lesser extent than its liabilities, FFGI's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. The OTS requires FFGI to measure its interest rate risk by computing estimated changes in the net present value of its cash flows from assets, liabilities and off-balance sheet items ("NPV") in the event of a range of assumed changes in market interest rates. These computations estimate the effect on FFGI's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The FFGI Board has adopted an interest rate risk policy which establishes maximum decreases in FFGI's estimated NPV of 25%, 35%, 45% and 55% in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively. At September 30, 1995, based on information provided by the OTS, it was estimated that FFGI's NPV would decrease 4%, 10%, 17% and 26% and increase 2%, 3%, 5% and 10% in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively. These calculations indicate that FFGI's net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. These calculations indicate that FFGI would not be deemed to have more than a normal level of interest rate risk under risk-based regulatory capital requirements. See "--Regulation--Regulatory Capital Requirements." Changes in interest rates also may affect FFGI's net interest income, with increases in rates expected to decrease income and decreases in rates expected to increase income, as FFGI's interest-bearing liabilities would be expected to mature or reprice more rapidly than Franklin Federal's interest-earning assets.

         While management does not expect current interest rates to have a material adverse effect on FFGI's NPV or net interest income in the future, management cannot predict future interest rates or their effects on FFGI's NPV or net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, may have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The FFGI Board is responsible for reviewing FFGI's asset/liability policies. The Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements, at least monthly. FFGI's management is responsible for administering the policies and determinations of the FFGI Board with respect to FFGI's asset/liability goals and strategies. Management expects that FFGI's asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

         Table 1, FFGI's Interest Rate Sensitivity of Net Portfolio Value
(NPV), reflects Franklin Federal's NPV and NPV as a percentage of the present value of its assets assuming a 100 to 400 basis point ("bp") increase or decrease in interest rates, as of September 30, 1995.

         Table 2, FFGI's Average Balances, Interest and Average Yields and Rates, presents for the years ended September 30, 1993, 1994 and 1995 the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances shown are monthly average balances.

         Table 3, Yields Earned and Rates Paid, sets forth (on a consolidated basis) for the years ended September 30, 1993, 1994 and 1995 the weighted average yields earned on Franklin Federal's assets, the weighted average interest rates paid on Franklin Federal's liabilities and the net yield on interest-earning assets.

         Table 4, Rate/Volume Analysis, sets forth certain information regarding changes in interest income and interest expenses of FFGI for the years ended September 30, 1993, 1994 and 1995. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes in volume (changes in volume multiplied by prior year's rate), rates (changes in rate multiplied by prior year's volume) and rate/volume (changes in rate multiplied by the changes in volume).

LENDING ACTIVITIES

         General. The lending focus for Franklin Federal, historically, has been the origination of conventional, first mortgage, single-family, consumer/commercial and commercial real estate loans in Franklin Federal's primary service area. In addition, Franklin Federal makes 30-year fixed rate loans for sale in the secondary market and government insured loans, neither of which remain in the institution's portfolio.

         As discussed herein under the caption "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FFGI--Asset/Liability Management," during the last few years changes have been made in the loan portfolio to increase the sensitivity to increases in interest rates. Accordingly, at June 30, 1996, the institution held total mortgage loans of $47.9 million, of which $12.7 million were fixed rate loans and $30.7 million were adjustable rate loans and $4.5 million were short-term construction loans. At the same date, the institution's installment consumer/commercial loans totaled $47.2 million. These loans have allowed the institution to shorten the term of Franklin Federal's assets and to insulate the company from drastic changes in its net interest margin due to interest rate volatility.

         The loans-to-one-borrower limits applicable to national banks apply to savings institutions in the same manner and to the same extent. With certain exceptions, loans and extensions of credit to a person outstanding at one time and not fully secured shall not exceed 15% of the unimpaired capital and surplus of the savings institution. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and surplus. At June 30, 1996, the maximum amount which Franklin Federal ordinarily could have loaned to one borrower and the borrower's related entities was approximately $1.7 million.

         Federal regulations limit the amount which federally-chartered thrift institutions may lend in relationship to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Franklin Federal's lending policies generally limit the maximum loan-to-value ratio on residential mortgage loans to 80% of the lesser of the appraised value or purchase price, with the condition that private mortgage insurance and an escrow account for taxes and insurance is required on any home loans with loan-to-value ratios in excess of 80%. The loan-to-value ratio, maturity, and other provisions of the loans made by FFGI have generally reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions, and underwriting standards established by Franklin Federal.

         Table 5, Loan Portfolio Analysis, sets forth the composition of FFGI's and Franklin Federal's loan portfolio as of September 30, 1993, 1994 and 1995.

         Residential Loans. The primary lending activity of FFGI has been the origination of conventional loans to enable borrowers to purchase existing homes or refinance existing mortgages. Mortgage loans made by Franklin Federal are generally long-term loans, amortized on a monthly basis, with principal and interest due each month. The initial contractual loan payment period for residential loans typically ranges from 15 to 30 years. Franklin Federal's experience indicates that real estate loans generally remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option, subject to any prepayment penalty provisions included in the note. FFGI requires mortgage title insurance on all mortgage loans and hazard insurance at least in an amount covering replacement value.

         FFGI has offered renegotiable rate mortgages and adjustable rate mortgages that have rate adjustments each year based upon the One-Year Treasury Bill rate adjusted to a constant maturity. The interest rates on most of these mortgages are adjustable once a year with limitations on upward adjustments of 2% per year and 6% over the life of the loan. The majority of these loans have ceilings of 14.5% for the life of the loan.

         Because of market demands, Franklin Federal continues to originate long-term fixed rate residential loans. However, Franklin Federal generally does not retain these loans in its portfolio but rather packages them in accordance with the guidelines of the FHLMC for immediate resale in the secondary market. All such loans are sold on a non-recourse basis. Franklin Federal continues to service almost all loans sold in the secondary market and, as of June 30, 1996, was servicing $20.0 million of loans sold.

         Commercial Real Estate and Commercial Business Loans. Franklin Federal originates and participates in commercial real estate loans, including multi-family apartment projects and commercial business loans. These loans are typically secured by improved real estate and, on occasion, purely commercial business loans are granted secured by non-real estate collateral, including accounts receivable and inventory. Permanent commercial loans are made in amounts up to 80% of the appraised value of the related real estate and generally have 10 to 15-year terms with interest rates that adjust with the prime rate or on an annual or every 3-year basis. Management has limited these loans to the Eastern Tennessee area.

         Franklin Federal attempts to obtain personal guaranties for most commercial real estate and business loans. Personal inspections of the real estate and interviews with borrowers are used to supplement the accuracy of appraisal information.

         The aggregate amount of loans which a federal savings institution may make on the security of liens on non-residential real property may not exceed 400% of the institutions's regulatory capital.

         Consumer and Other Loans. The consumer loans granted by Franklin Federal have included loans on automobiles, boats, and other consumer goods, loans secured by savings accounts and signature loans. Most consumer loans have up to a five-year term and a fixed interest rate. Franklin Federal has originated second mortgage loans for home improvement and other purposes. These loans generally have an amortization of ten years, with a call provision at the end of five years. Franklin Federal generally limits the loan-to-value ratios on its secured consumer loans to 65% to 80% of collateral value depending on the type of collateral securing the loan. As of June 30, 1996, consumer loans outstanding totaled $26 million, or approximately 26%, of the savings bank's total loan portfolio. Franklin Federal believes that the shorter term and the normally higher interest rates available on various types of consumer loans have been helpful in maintaining a profitable spread between Franklin Federal's average loan yield and its cost of funds. Such loans, however, pose a greater risk of collectibility.

         Table 6, Loan Maturity and Repricing, sets forth certain information at September 30, 1995 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause actual repayment experience to differ from that shown in the table. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

         Table 7, Outstanding Long-Term Loans, sets forth the dollar amount of all of Franklin Federal's loans at September 30, 1995 due after September 30, 1996 which have fixed interest rates and have floating or adjustable interest rates.

         Loan Solicitation. Loans are derived primarily from the general reputation of Franklin Federal in the communities that it serves and referrals from current customers. In addition, officers of Franklin Federal continually call on current customers and potential customers in the community.

         Various loan officers have varying degrees of loan authority; however all loans in excess of $200,000 are referred to the full Board of Directors for action.

         Upon receipt of a loan application from a prospective borrower, a credit report and various verifications are ordered to verify the specific information relating to the applicant, the applicant's employment, and the applicant's income. An appraisal of the real estate intended to secure the proposed loan is performed by an independent fee-based appraiser. The loan officers prepare, internally, cash flow analysis and debt ratio calculations which are a part of the institution's credit policies in order to assist in the credit decision process.

         Loan applicants are promptly notified of the decision of Franklin Federal in person or in writing. The approval includes the terms, conditions, amount, interest rate, amortization, and any other data pertinent to the loan. Depending on the circumstances, proof of insurance is required on secured loans and title insurance, or an attorney's title opinion are required on loans secured by real estate.

         Loan Origination. In addition to interest earned on loans, Franklin Federal receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of a mortgage loan which are charged to the borrower for creation of the loan. The volume of loan origination and commitment fees vary with the volume and type of loans and mortgage markets, which in turn respond to the demand for and availability of money. Generally accepted accounting principles limit immediate recognition of loan origination fees as revenues and require that such income (net of certain loan origination costs) for each loan be amortized over the contractual life of such loans. Franklin Federal recognized other loan fees and service charges of $272,000, $177,000 and $137,000 for the years ended September 30, 1993, 1994, and 1995, respectively, as an offset to compensation and benefits expense.

         FFGI also receives other fees and charges relating to existing loans, including late charges and other fees collected in connection with a change in borrower or other loan modification.


                     [This space left blank intentionally]

                     LOAN ORIGINATIONS, PURCHASES AND SALES

         The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                                         For the Year Ended Sept. 30,
                                                   ---------------------------------------
                                                      1993          1994            1995
                                                   ---------      ---------      ---------
                                                           (Dollars in thousands)
Total loans at beginning of period                 $  65,164      $  75,965      $  88,999
                                                   ---------      ---------      ---------

Loans originated:

    Single family residential                      $  18,241      $  24,936      $  14,327

    Multi-family residential and
        commercial real estate                         2,596          6,928          9,872

    Land loans                                            21            246            646

    Consumer                                          14,436         13,609         26,364

    Commercial business loans                          3,355          4,781          6,176
                                                   ---------      ---------      ---------

        Total loans originated                        38,649         50,500         57,385
                                                   ---------      ---------      ---------

    Participation loans purchased                         82             65            181

    Participation loans sold                          (5,040)        (7,069)          (800)

    Mortgage loan principal repayments               (10,790)       (11,093)       (16,794)

    Other repayments                                 (12,100)       (19,369)       (27,829)
                                                   ---------      ---------      ---------

    Net other loan activity                          (27,848)       (37,466)       (45,242)
                                                   ---------      ---------      ---------

Total gross loans at end of period                 $  75,965      $  88,999      $ 101,142
                                                   =========      =========      =========



         Collection Procedures. Franklin Federal's collection procedures provide that collection notices are mailed when an account is fifteen days past due. Telephone contact starts shortly before the loan is thirty days past due.

         After becoming thirty days past due, the loan is worked by telephone. Field calls are made when the account passes forty-five days past due. If the loan continues in a delinquent status for ninety days, foreclosure, repossession, or other legal proceedings are initiated as circumstances warrant.

         Non-Performing Assets. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential and commercial mortgage loans and commercial business loans are placed on a non-accrual status when either principal or interest is 90 days or more past due unless they are adequately secured and there is reasonable assurance of full collection of principal and interest. Consumer loans generally are charged off when the loan becomes over 120 days delinquent. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Real estate acquired by Franklin Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is carried at the lower of cost or fair value, less estimated selling costs.

         Table 8, Nonperforming Assets, sets forth information with respect to nonperforming assets at September 30, 1991, 1992, 1993, 1994 and 1995 and at June 30, 1996. At such dates, Franklin Federal had no restructured loans within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15.

         Table 9, Allowances for Possible Loan Losses, sets forth an analysis of allowance for possible loan losses for the periods indicated.

         Table 10, Allowances for Loan Losses by Loan Category, sets forth the breakdown of the allowance for loan losses by loan category for the years ended September 30, 1991, 1992, 1993, 1994 and 1995 and for the nine months ended June 30, 1996.

         Federal regulations require insured institutions to classify their assets on a regular basis. Under the regulations, assets are subject to evaluation under a classification system that has three categories: (a) Substandard, (b) Doubtful and (c) Loss. The regulations also create a Special Mention designation, described as assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention.

         An asset is classified as Substandard if it is determined to involve a distinct possibility that the insured institution could sustain some loss if deficiencies associated with the loan, such as inadequate documentation, are not corrected. An asset is classified as Doubtful if full collection is highly questionable or improbable. An asset is classified as Loss if it is considered uncollectible, even if a partial recovery could be expected in the future. Assets classified as Substandard or Doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified Loss, the insured institution must either establish specified allowances for loan losses in the amount of 100 percent of the portion of the asset classified as Loss, or charge off such amount.

         Table 11, Asset Classification, sets forth the aggregate amounts of Franklin Federal's classified assets, general and specific loss allowances and charge-offs for the years ended September 30, 1994 and 1995 and for the nine months ended June 30, 1996.

RESERVES FOR LOSSES ON LOANS AND REAL ESTATE

         In making loans, Franklin Federal recognizes the fact that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security of the loan.

         It is management's policy to maintain reserves for estimated losses on loans and real estate acquired. Such reserves are based on, among other things, estimates of the historical loan loss experience, evaluation of economic conditions in general and in various sectors of Franklin Federal's customer base, and periodic reviews of loan portfolio quality by Franklin Federal personnel. Specific reserves will be provided for individual loans where the ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security of the loan or guarantees, if applicable. At June 30, 1996, the balance in the allowance for possible loan losses amounted to $483,642.

INVESTMENT ACTIVITIES

         Interest income from investment securities provides the second largest source of income for Franklin Federal after the interest received on loans. On June 30, 1996, Franklin's total investment portfolio consisted of $27.8 million in U. S. Treasury securities, various governmental agency obligations and bank qualified municipal bonds. At that time, the total portfolio yielded 6.41%, while the average maturity of the government securities was one (1) year and three (3) months; the federal agency obligations eleven (11) years and nine (9) months; and the municipal securities nine (9) years and six (6) months. Investment decisions are made by the President of Franklin Federal within policies established by the Board of Directors. Portfolio reports and reports of purchases and sales are presented to the Board monthly.

         The institution has not engaged in any hedging or high risk derivative investment activity.

         Table 12, Mortgage-Backed Securities, sets forth certain information with respect to mortgage-backed securities at September 30, 1993, 1994 and 1995.

         Table 13, Investment Securities Portfolio, sets forth Franklin Federal's investment securities portfolio at September 30, 1993, 1994 and 1995.

         Table 14, Maturities and Weighted Average Yields of Debt Securities, sets forth the maturities and weighted average yields of Franklin Federal's debt securities at September 30, 1995.

SOURCES OF FUNDS

         General. Savings accounts and other types of deposits have traditionally been an important source of Franklin Federal's funds for use in lending and for other general business purposes. In addition to savings accounts, Franklin Federal derives funds from loan repayments, from loan sales and from operations. The availability of funds from loan sales is influenced by general interest rates and other market conditions. Loan repayments are a relatively stable source of funds while deposit inflows and outflows vary and are influenced by prevailing interest rates and money market conditions.

         Deposits. Deposits are attracted principally from within Franklin Federal's primary market area, Hamblen, Jefferson, and Cocke Counties in Tennessee. Franklin Federal offers a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular passbook savings accounts, term certificate accounts and retirement savings plans. Deposit account terms vary, the principal differences being the minimum balance required, the time period that the funds must remain on deposit and the interest rate. To date, Franklin Federal has not obtained any funds through brokered deposits. The deregulation of various federal controls in insured deposits has allowed Franklin Federal to be more competitive in obtaining funds and has given it more flexibility to meet the threat of net deposit outflows. While the deregulation of rates payable on deposits has allowed FFGI to be competitive in the acquisition and retention of funds, it has also resulted in a more volatile cost of funds.

         Interest rates paid, maturity terms and withdrawal penalties are established by Franklin Federal on a periodic basis. Determination of rates and terms are predicated on funds acquisition, liquidity requirements, rates paid by competitors and growth goals.

         Table 15, Deposit Activities, summarizes the deposit activities of Franklin Federal for the years ended September 30, 1993, 1994 and 1995.

         Table 16, Deposit Balances, sets forth information concerning Franklin Federal's deposits in the various types of deposit programs offered at September 30, 1995.

         The following paragraphs set forth a description of the more significant types of deposit accounts offered by Franklin Federal.

                 NOW Accounts, Super NOW and VIP Accounts. Regular NOW accounts, senior citizen NOW accounts, and VIP accounts are the types of transaction accounts offered by FFGI. Funds may be invested in and withdrawn from NOW accounts which are similar to interest-bearing checking accounts. Senior citizen direct deposit accounts do not require a minimum balance. Franklin Federal has offered and actively marketed NOW accounts since 1981. Franklin Federal began offering VIP accounts in 1989.

                 The NOW account and the VIP account are available only to individuals, non-profit organizations, and governmental units.

                 Passbook Savings. The minimum balance required to invest in passbook savings is $100. Interest is compounded daily, from the date of deposit to the date of withdrawal, and credited quarterly.

                 Money Market Deposit Accounts. The main features of Franklin Federal's Money Market Deposit Account include the following: (1) $2,500 minimum balance (interest rate drops to NOW account rate if the balance drops below the minimum balance required); (2) no limit on the rate the Bank can pay on the account; (3) six preauthorized or automatic third party transfers (e.g. to cover a monthly loan payment) are permitted, three of which may be in the form of checks; (4) no restrictions on the size and frequency of withdrawals by mail or in person; (5) no restriction on additional deposits to the accounts; and
         (6) no minimum maturity or early withdrawal penalty.

                 Certificates of Deposit. FFGI currently offers certificates of deposit with terms ranging from sixty days to four years. The minimum opening balance for certificates maturing in 60 days to 182 days is $2,500. The minimum opening balance for 12 to 48 month certificates is $1,000 and rates are set weekly by Franklin Federal's management with the approval of the President, and are fixed for the term of the certificates. All certificates of deposit carry a penalty for early withdrawal. Interest is compounded at maturity on the 60-182 day certificates. Monthly checks are offered on accounts with a minimum balance of $5,000. The interest may also be transferred to an existing account. Interest may be credited quarterly or paid by check quarterly or monthly to CDs with a one-year or longer term.

                 Interest on all other certificates may be mailed or credited to an existing account quarterly or mailed monthly if the $1,000 minimum balance requirement is met.

                 Jumbo Certificates. Franklin Federal offers negotiated rate "Jumbo" certificates for terms of six months and one year in minimum amount of $99,000. Shorter or longer terms are available and may be negotiated. Management anticipates that certain of Franklin Federal's jumbo certificates are rate-sensitive and might not be renewed upon the expiration of their terms in the event another depository institution were to offer higher interest rates.

                 Retirement Accounts. FFGI offers certificates with terms of 18 months or 30 months. The interest rates are set periodically by management on these accounts. The certificates can be established with a minimum deposit of $1,000. The penalty is waived when the customer reaches the age of 59-1/2.

         Disclosure setting forth the time deposits of Franklin Federal classified by rates as of September 30, 1994 and 1995 is presented in Note 9 to FFGI's consolidated financial statements for the years ended September 30, 1994 and 1995 and the nine months ended June 30, 1996, which are attached to this Prospectus/Proxy Statement as Appendix E.

         Table 17, Amount and Maturities of Time Deposits, sets forth the amount and maturities of Franklin Federal's time deposits at September 30, 1995.

         The following table indicates the aggregate amount of certificates of deposit with a minimum denomination of $100,000 by time remaining until maturity, as of September 30, 1995.

                                                   Certificates
                 Maturity Period                    of Deposit
                 ---------------                  --------------
                                                  (In thousands)
                 Three months or less                  3,592
                 Three through six months              3,011
                 Six through twelve months             4,764
                 Over twelve months                    5,618
                                                    --------

                 Total                              $ 16,985
                                                    ========

         Table 18, Deposit Flow, sets forth the balances and the changes in dollar amounts of savings deposits in the various types of deposit accounts offered by Franklin Federal at September 30, 1993, 1994 and 1995.

         In the unlikely event of liquidation of Franklin Federal, savings account holders will be entitled to full payment of their savings accounts prior to any payment being made to the holders of capital stock. Substantially all of Franklin Federal's savings account holders are residents of the State of Tennessee.

         Borrowings. Savings deposits are the primary source of funds of Franklin Federal's lending and investment activities and for its general business purposes. Franklin Federal, if the need arises, may rely on advances from the Federal Home Loan Bank (the "FHLB") of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB has served as Franklin Federal's primary borrowing source. Advances from the FHLB are typically secured by Franklin Federal's stock in the FHLB and a portion of Franklin Federal's first mortgage loans. At June 30, 1996, Franklin Federal had $9.8 million of FHLB advances outstanding. See Note 10 of the Notes to FFGI's Consolidated Financial Statements, attached hereto as Appendix E.

         The FHLB of Cincinnati functions as a central reserve bank providing credit for thrift institutions. As a member, Franklin Federal is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of Franklin Federal's net worth or on the FHLB's assessment of Franklin Federal's creditworthiness.

         Table 19, Short-Term Borrowings, sets forth certain information regarding short-term borrowings by Franklin Federal at the end of and during the years ended September 30, 1993, 1994 and 1995.

         Table 20, Capital Position, presents Franklin Federal's capital position at September 30, 1995.

SUBSIDIARY ACTIVITY

         Franklin Federal has three wholly-owned subsidiaries which diversify the company's revenue stream and provide services to customers not ordinarily provided by a savings bank.

         Colonial Loan Association ("Colonial Loan") is a finance company operation with offices in Morristown, Jefferson City, and Knoxville, Tennessee. Colonial Loan has $13.3 million in total assets and $13.1 million in loans, virtually all of which are automobile and consumer in nature. Colonial Loan earned $742,148 in the nine months ended June 30, 1996.

         Colonial Standard Title Company ("Colonial Title") is located in Morristown and is engaged in closing real estate loans and issuing title insurance. At June 30, 1996, Colonial Title had earned $37,919 net of tax.

         Franklin Insurance Group ("Franklin Insurance"), located in Morristown, Tennessee, is a general insurance agency engaged in the sale of property, casualty, auto, home, life, and annuity insurance products. As of June 30, 1996, Franklin Insurance had earned $19,331 net of tax.

PERSONNEL

         As of June 30, 1996, Franklin Federal had forty-four (44) full-time employees and ten (10) part-time employees. The employees are not represented by a collective bargaining agreement. Management believes its relationship with its employees is good. As of June 30, 1996, Franklin Federal's subsidiaries had twenty (20) full time employees.

COMPETITION

         Franklin Federal experiences strong competition in all its service areas. Commercial banks, savings banks, credit unions, brokerage firms, mortgage bankers, and insurance companies all offer products comparable to those offered by Franklin Federal. There is a trend in the financial services industry to treat products purely as commodities. Franklin Federal is able to compete effectively by offering quality customer service which differentiates our products and services from those of our competitors.

TAXATION

         Thrift institutions such as Franklin Federal are subject to the provisions of the Internal Revenue Code of 1986 (the "Code") in the same general manner as other corporations. However, by meeting certain definitional tests and other conditions prescribed by the Code, thrift institutions may benefit from special deductions for annual additions to tax bad debt reserves with respect to loans. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in improved real property, and "nonqualifying loans," which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience ("the experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). The Tax Reform Act of 1986 (the "1986 Act") eliminated a third method of computation, the percentage of outstanding loan balances method, effective for taxable years beginning after December 31, 1986. Franklin Federal has historically used the experience method.

         Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 60% in prior years to 8% of the thrift's taxable income, with certain adjustments, effective for taxable years beginning after 1986. The allowable deduction under the percentage of taxable income method for taxable years beginning before 1987 was scaled downward in the event that less than 82% of the total dollar amount of the assets of an institution qualified within certain designated categories. The 1986 Act eliminated this scale down provision and, for years after 1986, the maximum deduction may be taken as long as not less than 60% of the total dollar amount of the assets of an institution falls within such categories. If the amount of qualifying assets falls below 60%, the institution would get no deduction and could be required to recapture, generally over a period of up to four years, its existing bad debt reserves (although net operating loss carry forwards could be used to offset such recapture). As of June 30, 1996, Franklin Federal's qualifying assets were in excess of 60% of total assets and it is anticipated that they will remain so in the foreseeable future.

         The bad debt deduction under the percentage of taxable income method is limited to the extent that the amount accumulated in the reserve for losses on qualifying real property loans exceeds 6% of such loans outstanding at the end of the taxable year. In addition, the amount claimed as a bad debt deduction when added to accumulated loss reserves is limited to the excess, if any, of 12% of total deposits or withdrawable accounts of depositors at year-end in excess of the sum of surplus, undivided profits and reserves at the beginning of the year. It is not expected that either limitation will restrict Franklin Federal from making the maximum addition to its bad debt reserves.
The percentage bad debt reduction is reduced by the deduction for losses on nonqualifying loans.

         Earnings appropriated to Franklin Federal's tax bad debt reserves and claimed as a tax deduction will not be available for the payment of cash dividends or other distributions to stockholders (including distributions made upon dissolution or liquidation), unless Franklin Federal includes the amount distributed in taxable income, along with the amount deemed necessary to pay the resulting federal income tax. As of September 30, 1995, the end of Franklin Federal's most recent fiscal year, Franklin Federal had approximately $3.9 million of accumulated bad debt reserves for which federal income taxes had not been provided.

         Among various proposals currently being considered by the FDIC and Congress in connection with the recent premium disparity between BIF- and SAIF-insured depository institutions is a requirement that savings institutions convert to commercial banks. Under current federal income tax laws, a savings institution, such as Franklin Federal, converting to a commercial bank must "recapture" into taxable income the amount of its tax bad debt reserve that would not have been allowed if the savings institution had operated as a commercial bank. The tax associated with the recapture of all or part of its tax bad debt reserve would immediately reduce the capital of the savings institution, even though such tax would actually be paid out over the succeeding years. Based on the current proposal and FFGI's accumulated bad debt reserve at September 30, 1995, the capital reduction under current law would have amounted to approximately $1.1 million at that date. Management cannot predict at this time whether the foregoing proposal will be adopted in its current form or, if adopted, whether such proposal might be amended to remedy some or all of the adverse financial and tax effects from the recapture.

         For taxable years beginning after December 31, 1986, the Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include: (a) tax-exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds; and (b) for taxable years including 1987 through 1989, 50% of the excess of (i) the taxpayer's pre-tax adjusted net book income over (ii) AMTI (determined without regard to this latter preference and prior to reduction by net operating losses). For taxable years beginning after 1989, this latter preference will be replaced by 75% of the excess (if any) of (i) 75% of adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). For any taxable year beginning after 1986, net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum taxes may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986, corporations, including thrift institutions, are also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

TABLE 1
INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

                                      At September 30, 1995
- -----------------------------------------------------------------------------------
               Net Portfolio Value
- ------------------------------------                       NPV as % of PV of Assets
  Change       Dollar       Dollar       Percent           ------------------------
 in Rates      Amount       Change        Change           NPV Ratio        Change
- ----------   ---------    ----------    ---------          ---------       --------
              (Dollars in thousands)    (rounded)
  +400 bp    $  10,393    $  (3,631)    (26.00)%             7.92%         (229) bp

  +300 bp       11,576       (2,448)    (17.00)%             8.70%         (151) bp

  +200 bp       12,647       (1,377)    (10.00)%             9.39%          (82) bp

  +100 bp       13,497         (527)     (4.00)%             9.91%          (30) bp

     0 bp       14,024                                      10.21%

  -100 bp       14,283          259       2.00%             10.32%           +11 bp

  -200 bp       14,418          394       3.00%             10.35%           +14 bp

  -300 bp       14,762          738       5.00%             10.51%           +30 bp

  -400 bp       15,394        1,370      10.00%             10.85%           +64 bp

TABLE 2
AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES

                                                                            YEAR ENDED SEPTEMBER 30,
                                             -------------------------------------------------------------------------------------
                                                          1993                        1994                         1995
                                             ---------------------------  ---------------------------  ---------------------------
                                                        INTEREST                    INTEREST                     INTEREST
                                              AVERAGE      AND    YIELD/  AVERAGE      AND     YIELD/  AVERAGE      AND     YIELD/
                                              BALANCE   DIVIDENDS  COST   BALANCE   DIVIDENDS   COST   BALANCE   DIVIDENDS   COST
                                             --------   --------- ------  --------  ---------  ------  --------  ---------  ------
                                                                             (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  MORTGAGE LOANS                             $ 44,804   $ 4,397    9.81%  $ 53,720   $ 4,360    8.12%  $ 62,480   $ 5,215    8.35%
  CONSUMER AND COMMERCIAL LOANS                21,276     2,598   12.21%    24,716     2,834   11.47%    26,025     3,117   11.98%
                                             --------   -------           --------   -------           --------   -------

    TOTAL LOANS                                66,080     6,995   10.59%    78,436     7,194    9.17%    88,505     8,332    9.41%

  MORTGAGE BACKED SECURITIES                   12,745       820    6.43%    18,128       988    5.45%    16,419       979    5.96%
  INVESTMENT SECURITIES                        17,123     1,027    6.00%    15,955       899    5.63%    13,976       801    5.73%
  DAILY INTEREST BEARING DEPOSITS               2,661        28    1.05%     2,900        47    1.62%     2,806        34    1.21%
  OTHER INTEREST EARNING ASSETS                   631        26    4.12%       627        30    4.78%       702        43    6.13%
                                             --------   -------           --------   -------           --------   -------

TOTAL INTEREST EARNING ASSETS                  99,240     8,896    8.96%   116,046     9,158    7.89%   122,408    10,189    8.32%
                                             --------   -------           --------   -------           --------   -------

NON-INTEREST EARNING ASSETS:
  PREMISES AND EQUIPMENT, NET                   1,847                        1,793                        1,749
  REAL ESTATE OWNED AND REPOSSESSED ASSETS         95                          128                          173
  OTHER NON-INTEREST EARNING ASSETS             1,443                        1,367                        1,895
  INTANGIBLE ASSETS                             4,548                        3,804                        2,999
                                             --------                     --------                     --------

TOTAL NON-INTEREST EARNING ASSETS               7,933                        7,092                        6,816
                                             --------                     --------                     --------

TOTAL ASSETS                                 $107,173                     $123,138                     $129,224
                                             ========                     ========                     ========

INTEREST BEARING LIABILITIES:

  PASSBOOK ACCOUNTS                          $  8,992   $   332    3.69%  $ 10,992   $   310    2.82%  $  9,536   $   270    2.83%
  NOW ACCOUNTS                                  7,274       186    2.56%     8,415       176    2.09%     9,351       162    1.73%
  MMDA ACCOUNTS                                17,205       650    3.78%    21,535       719    3.34%    16,420       538    3.28%
  CERTIFICATES OF DEPOSIT                      61,930     2,895    4.67%    64,200     2,744    4.27%    67,676     3,408    5.04%
                                             --------   -------           --------   -------           --------   -------

    TOTAL INTEREST BEARING DEPOSITS            95,401     4,063    4.26%   105,142     3,949    3.76%   102,983     4,378    4.25%
                                             --------   -------           --------   -------           --------   -------

  BORROWINGS                                    1,842       129    7.00%     1,347        80    5.94%     8,334       488    5.86%
                                             --------   -------           --------   -------           --------   -------

TOTAL INTEREST BEARING LIABILITIES             97,243     4,192    4.31%   106,489     4,029    3.78%   111,317     4,866    4.37%
                                             --------   -------           --------   -------           --------   -------

NON-INTEREST BEARING LIABILITIES:

  NON-INTEREST BEARING DEPOSITS                   946                        2,640                        3,130
  OTHER LIABILITIES                             1,245                        1,338                        1,873
                                             --------                     --------                     --------

TOTAL NON-INTEREST BEARING LIABILITIES          2,191                        3,978                        5,003
                                             --------                     --------                     --------

TOTAL LIABILITIES                              99,434                      110,467                      116,320
                                             --------                     --------                     --------

TOTAL STOCKHOLDERS' EQUITY                      7,739                       12,671                       12,904
                                             --------                     --------                     --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $107,173                     $123,138                     $129,224
                                             ========                     ========                     ========

NET INTEREST INCOME BEFORE
  PROVISION FOR LOAN LOSSES                             $ 4,704                      $ 5,129                      $ 5,323
                                                        =======                      =======                      =======

INTEREST RATE SPREAD                                               4.65%                        4.11%                        3.95%
                                                                  =====                        =====                        =====

NET EARNING ASSETS                           $  1,997                     $  9,557                     $ 11,091
                                             ========                     ========                     ========

NET YIELD ON AVERAGE INTEREST-
  EARNING ASSETS                                                   4.74%                        4.42%                        4.35%
                                                                  =====                        =====                        =====

RATIO OF AVERAGE INTEREST-EARNING
  ASSETS TO AVERAGE INTEREST-
  BEARING LIABILITIES                          102.05%                      108.97%                      109.96%
                                             ========                     ========                     ========

TABLE 3
YIELDS EARNED AND RATES PAID

                                                               Year Ended September 30,
                                                               ------------------------
                                                                1993     1994    1995
                                                               ------   ------  ------
Weighted average yield on loan portfolio                       10.59%    9.17%   9.41%
Weighted average yield on mortgage-backed securities            6.43%    5.45%   5.96%
Weighted average yield on investment securities                 6.00%    5.63%   5.73%
Weighted average yield on daily interest-
  bearing deposits                                              1.05%    1.62%   1.21%
Weighted average yield on other interest-
  earning assets                                                4.12%    4.78%   6.13%
Weighted average yield on all interest-
  earning assets                                                8.96%    7.89%   8.32%
Weighted average rate paid on deposits                          4.26%    3.76%   4.25%
Weighted average rate paid on borrowings                        7.00%    5.94%   5.86%
Weighted average rate paid on all interest-
  bearing liabilities                                           4.31%    3.78%   4.37%
Interest rate spread (spread between weighted
  average rate on all interest-earning assets
  and all interest-bearing liabilities)                         4.65%    4.11%   3.95%
Net interest margin (net interest income
  as a percentage of average interest-earning assets)           4.74%    4.42%   4.35%


TABLE 4
RATE/VOLUME ANALYSIS

                                                         Year Ended September 30,
                                -------------------------------------------------------------------------
                                            1993 vs. 1994                       1994 vs. 1995
                                ------------------------------------   ----------------------------------
                                      Increase (Decrease) Due To         Increase (Decrease) Due To
                                ------------------------------------   ----------------------------------
                                                      Rate/                             Rate/
                                Volume    Rate       Volume   Total    Volume   Rate   Volume      Total
                                ------  -------      ------   ------   ------  ------  ------     -------
                                                        (Dollars in thousands)
Interest income:
  Loans receivable              $1,310  $  (937)     $ (174)  $  199   $  924  $  189  $   25     $ 1,138
  Investment securities            (69)     (63)          4     (128)    (112)     16      (2)        (98)
  Mortgage-backed securities       346     (125)        (53)     168      (93)     92      (8)         (9)
  Other interest-earning
    assets                           4       18           1       23       --      --      --          --
                                ------  -------      ------   ------   ------  ------  ------     -------

Total interest-earning assets   $1,591  $(1,107)     $ (222)  $  262   $  719  $  297  $   15     $ 1,031
                                ======  =======      ======   ======   ======  ======  ======     =======

Interest expense:

  Deposits                      $  414  $  (478)     $  (50)  $ (114)  $  (80) $  519  $  (10)    $   429
  Borrowings                       (34)     (20)          5      (49)     415      (1)     (6)        408
                                ------  -------      ------   ------   ------  ------  ------     -------

  Total interest-bearing
    liabilities                    380     (498)        (45)    (163)     335     518     (16)        837
                                ------  -------      ------   ------   ------  ------  ------     -------

Net interest income             $1,211  $  (609)     $ (177)  $  425   $  384  $ (221) $   31     $   194
                                ======  =======      ======   ======   ======  ======  ======     =======

TABLE 5
LOAN PORTFOLIO ANALYSIS

                                                         At September 30,
                                     -----------------------------------------------------
                                       1993   Percent   1994    Percent    1995    Percent
                                     -------  -------  -------  -------  --------  -------
                                                    (Dollars in thousands)
Mortgage Loans:
  One-to-four family                 $41,295   57.30   $44,934   54.62   $ 48,505   51.70
  Commercial                           4,447    6.17     9,721   11.82     11,504   12.26
  Multi-family                         1,077    1.49     1,747    2.12      1,945    2.07
  Construction                         1,767    2.45     5,754    6.99      7,038    7.50
  Land                                   312    0.44       551    0.67      1,135    1.22
                                     -------  ------   -------  ------   --------  ------
    Total mortgage loans              48,898   67.85    62,707   76.22     70,127   74.75
                                     -------  ------   -------  ------   --------  ------

Commercial Business Loans              8,585   11.91     4,516    5.49      5,337    5.69
Consumer Loans:
  Automobile loans                    16,065   22.29    19,247   23.40     21,032   22.42
  Loans secured by deposits              790    1.10       644    0.78        730    0.78
Other                                  1,627    2.26     1,885    2.29      3,916    4.17
                                     -------  ------   -------  ------   --------  ------

  Total commercial business,
    consumer and other loans          27,067   37.56    26,292   31.96     31,015   33.06
                                     -------  ------   -------  ------   --------  ------

    Total gross loans                 75,965  105.41    88,999  108.18    101,142  107.81
                                     -------  ------   -------  ------   --------  ------

Less:
  Unearned discount on loans           2,041    2.83     2,209    2.69      2,487    2.65
  Loans in process                       827    1.15     3,374    4.10      3,507    3.74
  Deferred loan fees, net                280    0.39       273    0.33        312    0.33
  Dealer reserves                        183    0.25       226    0.27        275    0.29
  Allowance for losses                   428    0.59       551    0.67        643    0.69
  Net discounts resulting from
    purchase accounting principles       141    0.20       101    0.12        101    0.11
                                     -------  ------   -------  ------   --------  ------

Total loans receivable, net          $72,065  100.00   $82,265  100.00   $ 93,817  100.00
                                     =======  ======   =======  ======   ========  ======

TABLE 6
LOAN MATURITY AND REPRICING


                      Due During       Due After        Due After        Due After         Due After
                       the Year       1 Through 3      3 Through 5      5 Through 10     10 Through 20      Due After 20
                        Ended         Years After      Years After      Years After        Years After       Years After
                     September 30,   September 30,    September 30,    September 30,      September 30,     September 30,
                         1996            1995             1995              1995              1995              1995         Total
                     -------------   -------------    -------------    -------------     --------------     -------------  ---------
                                                                  (Dollars in thousands)
Real estate loans      $ 32,296       $  16,474          $  4,418        $   8,005          $   7,963        $     971     $  70,127
Consumer loans            8,639          10,066             6,137              780                 56               --        25,678
Commercial loans          4,477             604               188               68                 --               --         5,337
                       --------       ---------          --------        ---------          ---------        ---------     ---------

  Total gross loans    $ 45,412       $  27,144          $ 10,743        $   8,853          $   8,019        $     971     $ 101,142
                       ========       =========          ========        =========          =========        =========     =========


TABLE 7
OUTSTANDING LONG-TERM LOANS

                                                            Floating - or
                                                Fixed-       Adjustable
                                                Rates           Rates             Total
                                           ------------------------------------------------
                                                       (Dollars in thousands)
Real estate loans                          $    27,676      $     10,155       $     37,831
Consumer loans                                     660               200                860
Commercial loans                                17,039                --             17,039
                                          ------------     -------------       ------------

 Total gross loans                        $    45,375      $      10,355       $     55,730
                                          ===========      =============       ============

TABLE 8
NONPERFORMING ASSETS

                                                       At September 30,                    June 30,
                                        ------------------------------------------------   ---------
                                          1991      1992      1993      1994      1995       1996
                                        --------  --------  --------  --------  --------   ---------
                                                           (Dollars In thousands)
Loans accounted for on
  a nonaccrual basis:
  Real estate -
    Residential                         $     44  $    254  $     55  $     69  $    252   $     204
    Multi-family, commercial, land            --        --        --        --         5          --
                                        --------  --------  --------  --------  --------   ---------
      Total                                   44       254        55        69       257         204
                                        --------  --------  --------  --------  --------   ---------

  Non-real estate -
    Consumer                                  44        62       162       268       365         178
    Commercial                                --        13        45         8        26          26
                                        --------  --------  --------  --------  --------   ---------
      Total                                   44        75       207       276       391         204
                                        --------  --------  --------  --------  --------   ---------

Total loans accounted for on
  a nonaccrual basis                          88       329       262       345       648         408
                                        --------  --------  --------  --------  --------   ---------

Accruing loans which
  are contractually past
  due 90 days or more:

  Real estate -
    Residential                               --        --        --        --        --          --
    Multi-family, commercial, land            --        --        --        --        --          --
                                        --------  --------  --------  --------  --------   ---------
      Total                                    0         0         0         0         0           0
                                        --------  --------  --------  --------  --------   ---------

  Non-real estate -
    Consumer                                 112       156       198       396       171         638
    Commercial                                --        17        --        22        --          --
                                        --------  --------  --------  --------  --------   ---------
      Total                                  112       173       198       418       171         638
                                        --------  --------  --------  --------  --------   ---------

Total accruing loans which
  are contractually past due
  90 days or more                            112       173       198       418       171         638
                                        --------  --------  --------  --------  --------   ---------

Total of nonaccrual and
  90 days past due loans                     200       502       460       763       819       1,046

Real estate owned                             17        42         4         3        --          --
Repossessed assets                            35        60        58       119       163         193
                                        --------  --------  --------  --------  --------   ---------

  Total nonperforming assets            $    252  $    604  $    522  $    885  $    982   $   1,239
                                        ========  ========  ========  ========  ========   =========

Total nonaccrual and loans
  delinquent 90 days
  or more to net loans                      0.33%     0.82%     0.64%     0.93%     0.87%       1.05%

Total nonaccrual and loans
  delinquent 90 days
  or more to total assets                   0.21%     0.49%     0.40%     0.62%     0.60%       0.76%

Total nonperforming assets
  to total assets                           0.26%     0.59%     0.45%     0.72%     0.72%       0.90%

TABLE 9
ALLOWANCES FOR POSSIBLE LOAN LOSSES

                                                                                             Nine Months
                                                                                                Ended
                                                  Year Ended September 30,                      June 30,
                                        ---------------------------------------------------  -----------
                                          1991       1992       1993       1994       1995       1996
                                        -------    -------    -------    -------    -------  -----------
                                                            (Dollars in thousands)
Balance at beginning of period          $   818    $   367    $   365    $   428    $   551    $   643
                                        -------    -------    -------    -------    -------    -------

Provision for loan losses                   205        127        145        299        306        302
                                        -------    -------    -------    -------    -------    -------

Recoveries                                   --         --          7         72         34         59
                                        -------    -------    -------    -------    -------    -------

Charge-offs:
  Residential real estate                    --         --          3         --         --         --
  Commercial real estate                     --         --         --         --         --         --
  Commercial business                       304         18         29         26         --         22
  Consumer                                  352        111         57        222        248        269
                                        -------    -------    -------    -------    -------    -------

    Total charge-offs                       656        129         89        248        248        291
                                        -------    -------    -------    -------    -------    -------

    Net charge-offs                         656        129         82        176        214        232
                                        -------    -------    -------    -------    -------    -------

Balance at end of period                $   367    $   365    $   428    $   551    $   643    $   713
                                        =======    =======    =======    =======    =======    =======

Ratio of allowance for losses to
  total gross loans outstanding at
  the end of the period                    0.57%      0.56%      0.56%      0.62%      0.64%      0.67%

Ratio of net charge-offs
  to average loans outstanding
  during the period                        0.87%      0.17%      0.12%      0.22%      0.24%      0.24%

TABLE 10
ALLOWANCE FOR LOAN LOSSES BY LOAN CATEGORY


                                                                    At September 30,
                        -----------------------------------------------------------------------------------------------------------
                                      1991                               1992                                 1993
                        ---------------------------------   --------------------------------    -----------------------------------
                                      % of     % of Loans                % of     % of Loans                  % of       % of Loans
                                   Allowance    in Each               Allowance    in Each                  Allowance     in Each
                                   to Total     Category              to Total     Category                 to Total      Category
                                     Gross      to Gross                Gross      to Gross                   Gross       to Gross
                        Amount       Loans       Loans      Amount      Loans       Loans       Amount        Loans         Loans
                        ------     ---------   ----------   ------    ---------   ----------    -------     ---------    ----------
                                                                      (Dollars in thousands)
Real estate             $   6       0.009%       72.17%     $   47      0.072%       70.80%     $    79       0.104%        64.37%
Consumer and
  Commercial Business     361       0.557%       27.83%        318      0.486%       29.20%         349       0.459%        35.63%
                        -----       -----       ------      ------      -----       ------      -------       -----        ------

  Total allowance
    for loan losses     $ 367       0.566%      100.00%     $  365      0.558%      100.00%     $   428       0.563%       100.00%
                        =====       =====       ======      ======      =====       ======      =======       =====        ======


                                                   At September 30,                                         At June 30,
                        --------------------------------------------------------------------    -----------------------------------
                                      1994                               1995                                  1996
                        ---------------------------------   --------------------------------    -----------------------------------
                                      % of     % of Loans                % of     % of Loans                  % of       % of Loans
                                   Allowance    in Each               Allowance    in Each                  Allowance     in Each
                                   to Total     Category              to Total     Category                 to Total      Category
                                     Gross      to Gross                Gross      to Gross                   Gross       to Gross
                        Amount       Loans       Loans      Amount      Loans       Loans       Amount        Loans         Loans
                        ------     ---------   ----------   ------    ---------   ----------    -------     ---------    ----------
                                                                      (Dollars in thousands)
Real estate             $  86       0.097%       70.46%     $  105      0.104%       69.34%     $    90       0.086%        67.15%
Consumer and
  Commercial Business     465       0.522%       29.54%        538      0.532%       30.66%         623       0.584%        32.85%
                        -----       -----       ------      ------      -----       ------      -------       -----        ------

  Total allowance
    for loan losses     $ 551       0.619%      100.00%     $  643      0.636%      100.00%     $   713       0.670%       100.00%
                        =====       =====       ======      ======      =====       ======      =======       =====        ======

TABLE 11
ASSET CLASSIFICATION

                                                                    At or For
                                                                    the Nine
                                                                      Months
                                    At or For the Year Ended          Ended
                                         September 30,               June 30,
                                    ------------------------        ---------
                                      1994           1995             1996
                                    -------       ----------        ---------
                                     (Dollars in thousands)
Classified Assets:
  Special mention                   $   432       $   152            $   108
  Substandard                           393           448                503
  Doubtful                               29            28                 45
  Loss                                  134           100                  0
                                    -------       -------            -------

Total classified assets             $   988       $   728            $   656
                                    =======       =======            =======

Allowances:
  General loss allowances           $   420       $   515            $   546
  Specific loss allowances              131           128                167
                                    -------       -------            -------

Total allowances                    $   551       $   643            $   713
                                    =======       =======            =======

Charge-offs, net of recoveries      $   176       $   214            $   232
                                    =======       =======            =======


TABLE 12
MORTGAGE-BACKED SECURITIES

                                                At September 30,
               -----------------------------------------------------------------------------
                          1993                        1994                     1995
               -----------------------       ---------------------     ---------------------
               Carrying          Fair        Carrying       Fair       Carrying       Fair
                Value           Value         Value         Value        Value        Value
               --------        -------       --------      -------     --------      -------
                                             (Dollars in thousands)
FHLMC          $ 3,292         $ 3,365       $ 5,387       $ 5,178      $ 4,888      $ 4,851
FNMA             7,794           8,056         8,644         8,295        7,498        7,355
GNMA             3,667           3,856         3,301         3,163        2,996        3,027
FHLMC REMIC        266             267           135           127           --           --
CMO              1,214           1,237            74            73           --           --
               -------         -------       -------       -------      -------      -------

Total          $16,233         $16,781       $17,541       $16,836      $15,382      $15,233
               =======         =======       =======       =======      =======      =======

TABLE 13
INVESTMENT SECURITIES PORTFOLIO

                                                                    At September 30,
                           ------------------------------------------------------------------------------------------------------
                                        1993                              1994                               1995
                           --------------------------------   -------------------------------   ---------------------------------
                           Carrying     Fair     Percent of   Carrying    Fair     Percent of   Carrying     Fair      Percent of
                             Value      Value    Portfolio     Value      Value    Portfolio      Value      Value     Portfolio
                           --------    -------   ----------   --------   -------   ----------   --------    -------    ----------
                                                                 (Dollars in thousands)
Debt Securities
  U.S. Government and
    Federal Agencies
    Held to maturity       $ 14,655    $14,993      95.95%    $ 2,576    $ 2,416      18.00%     $ 2,501    $ 2,502      16.89%
    Available for sale           --         --         --      10,454     10,454      73.05%      10,522     10,522      71.07%

  State and Municipal
    Held to maturity             25         25       0.16%        518        497       3.62%       1,039      1,048       7.02%
    Available for sale           --         --         --          99         99       0.69%          --         --         --

Equity securities
  FHLB stock                    541        541       3.54%        611        611       4.27%         691        691       4.67%
  Other                          52         52       0.35%         52         52       0.37%          52         52       0.35%
                           --------    -------     ------     -------    -------     ------      -------    -------     ------

Total                      $ 15,273    $15,611     100.00%    $14,310    $14,129     100.00%     $14,805    $14,815     100.00%
                           ========    =======     ======     =======    =======     ======      =======    =======     ======


TABLE 14
MATURITIES AND WEIGHTED AVERAGE YIELDS OF DEBT SECURITIES

                                 Less than                  One to                   Five to
                                 One Year                 Five Years                Ten Years                         Total
                           ------------------         -----------------          -----------------            ---------------------
                            Amount      Yield          Amount     Yield          Amount      Yield             Amount         Yield
                           --------     -----         -------     -----          -------     -----            ---------       -----
                                                    (Dollars in thousands)
U.S. Government and
  Federal Agencies
  Held to maturity         $  1,000     5.60%         $ 1,501     6.39%          $    --       --             $   2,501       6.07%
  Available for sale          2,492     4.66%           7,526     5.67%              504     6.15%               10,522       5.45%

State & municipal (1)
  Held to maturity               --       --              342     5.07%              697     5.22%                1,039       5.17%
  Available for sale             --       --               --       --                --       --                     0         --
                           --------                   -------                    -------                      ---------

Total                      $  3,492     4.93%         $ 9,369     5.76%          $ 1,201     5.61%            $  14,062       5.54%
                           ========                   =======                    =======                      =========


(1) The yields on these securities have been computed on a tax-equivalent basis.

TABLE 15
DEPOSIT ACTIVITIES


                              For the Year Ended September 30,
                             ----------------------------------
                               1993       1994          1995
                             --------   ---------    ----------
                                  (Dollars in thousands)

Beginning balance            $ 92,770   $ 101,337    $  105,635
                             --------   ---------    ----------

Net increase (decrease)
  before interest credited      4,504         349         1,071

Interest credited               4,063       3,949         4,378
                             --------   ---------    ----------

Net increase (decrease)
  in savings deposits           8,567       4,298         5,449
                             --------   ---------    ----------

Ending balance               $101,337   $ 105,635    $  111,084
                             ========   =========    ==========

TABLE 16
DEPOSIT BALANCES

Weighted-
Average
Interest    Original                                              Minimum                        Percentage
  Rate        Term                    Category                    Balance          Amount        of Total
- --------------------   ---------------------------------         --------        ---------       ----------
                             (Dollars in thousands)
2.747%          --     Passbook savings                          $    100        $   8,600         7.742%
1.747%          --     NOW accounts                                   200            9,100         8.192%
3.198%          --     MMDA accounts                                2,500           14,324        12.895%
   --           --     Non-interest bearing                           200            4,195         3.776%

                           Certificates of Deposit

5.249%    7-31 Day     Fixed-term, fixed-rate                       2,500               75         0.068%
3.708%      91 Day     Fixed-term, fixed-rate                       2,500              360         0.324%
5.294%     6 Month     Fixed-term, fixed-rate                       2,500            9,701         8.733%
5.506%    10 Month     Fixed-term, fixed-rate                       1,000            4,243         3.820%
5.739%    12 Month     Fixed-term, fixed-rate                       1,000           16,498        14.852%
5.447%    18 Month     Fixed-term, fixed-rate                       1,000            9,908         8.919%
5.452%    30 Month     Fixed-term, fixed-rate                       1,000            5,035         4.533%
5.449%    36 Month     Fixed-term, fixed-rate                       1,000            4,874         4.388%
6.614%    48 Month     Fixed-term, fixed-rate                       1,000            3,952         3.558%
5.780%     Various     Optional term, optional rate (1)           100,000           13,145        11.833%
5.237%    18 Month     Individual Retirement Accounts ("IRA")       1,000            7,074         6.368%
                                                                                 ---------        ------

                                                                                 $ 111,084        100.00%
                                                                                 =========        ======

(1) All deposits in this classification are $ 100,000 or greater. Due to the depositor seeking a higher rate of interest with short-term maturities, Franklin Federal negotiates the term and rate with the depositor.

TABLE 17
AMOUNT AND MATURITIES OF TIME DEPOSITS


                                                    Amount Due                                    Percent
                      ----------------------------------------------------------------------     of Total
                      Less Than      1 - 2       2 - 3       3 - 4       After                  Certificate
                      One Year       Years       Years       Years      4 Years      Total        Accounts
                      --------     --------     --------    --------    --------    --------    -----------
                                                    (In thousands)
Below  4.00%          $  1,665     $     13     $      0    $      0    $      0    $  1,678         2.24%
4.01 - 5.00%            10,819        1,751          244           0           0      12,814        17.12%
5.01 - 6.00%            29,721        7,277        1,197          60           0      38,255        51.10%
6.01 - 7.00%            10,213        4,228        3,206       3,012         327      20,986        28.03%
7.01 - 8.00%                 0            0            0         855         277       1,132         1.51%
                      --------     --------     --------    --------    --------    --------       ------

  Total               $ 52,418     $ 13,269     $  4,647    $  3,927    $    604    $ 74,865       100.00%
                      ========     ========     ========    ========    ========    ========       ======

TABLE 18
DEPOSIT FLOW

                                                                    At September 30,
                                   ------------------------------------------------------------------------------------------------
                                           1993                          1994                                  1995
                                   --------------------       -------------------------------       -------------------------------
                                               Percent                  Percent                               Percent
                                                 of                       of       Increase                     of      Increase
                                     Amount     Total          Amount    Total    (Decrease)         Amount    Total    (Decrease)
                                   --------- ----------       -------- --------- ------------       -------- --------- ------------
                                                                   (Dollars in thousands)
Non-interest bearing               $  1,866      1.84%        $  3,610    3.42%  $     1,744        $  4,195    3.78%  $       585
NOW accounts                          6,738      6.65%           7,483    7.08%          745           9,100    8.19%        1,617
Passbook savings                      9,796      9.67%          10,469    9.91%          673           8,600    7.74%       (1,869)
MMDA accounts                        19,406     19.14%          20,754   19.65%        1,348          14,324   12.89%       (6,430)
Fixed-rate certificates which
  mature as follows:
  7-31 days                              82      0.08%              75    0.07%           (7)             75    0.07%            0
  91 days                               520      0.51%             568    0.54%           48             360    0.32%         (208)
  6 months                           10,332     10.20%           9,960    9.43%         (372)          9,701    8.73%         (259)
  10 months                              --        --               --      --            --           4,243    3.82%        4,243
  12 months                          11,391     11.24%          10,830   10.25%         (561)         16,498   14.85%        5,668
  18 months                          10,668     10.53%          10,548    9.99%         (120)          9,908    8.92%         (640)
  30 months                           8,406      8.30%           7,243    6.86%       (1,163)          5,035    4.53%       (2,208)
  36 months                           2,620      2.59%           4,530    4.29%        1,910           4,874    4.39%          344
  48 months                             482      0.48%             689    0.65%          207           3,952    3.56%        3,263
  18 month I R A's                    5,978      5.90%           6,582    6.23%          604           7,074    6.37%          492
Optional-rate, optional-
  term certificates (1)              13,052     12.87%          12,294   11.63%         (758)         13,145   11.84%          851
                                   --------  ---------        -------- --------  -----------        --------  ------   -----------
Total                              $101,337    100.00%        $105,635  100.00%  $     4,298        $111,084  100.00%  $     5,449
                                   ========  =========        ======== ========  ===========        ========  ======   ===========

(1) All deposits in this classification are $ 100,000 or greater. Due to the depositor seeking a higher rate of in maturities, Franklin Federal negotiates the term and rate with the depositor.

TABLE 19
SHORT-TERM BORROWINGS

                                                                           At September 30,
                                                             ---------------------------------------------
                                                                  1993           1994            1995
                                                             -------------  --------------  --------------
                                                                        (Dollars in thousands)
Outstanding advances from FHLB                                  $    0        $    0             $  5,990
Weighted-average rate paid on advances from FHLB                     --            --                6.69%
Borrowing under reverse repurchase agreement                         --           600               1,000
Weighted-average rate paid on reverse repurchase agreement           --          4.93%               6.13%


                                                                           At September 30,
                                                             ---------------------------------------------
                                                                  1993           1994            1995
                                                             -------------  --------------  --------------
                                                                        (Dollars in thousands)
Maximum outstanding advances from FHLB at any month end        $   3,057          $    0       $   7,490
Weighted average rate paid on advances from FHLB                    7.68%              --           6.22%
Average advances from FHLB outstanding                             1,015               --          5,826
Maximum borrowing under reverse repurchase
  agreement at any month end                                          --              600          1,000
Weighted average rate paid on reverse repurchase
  agreement                                                           --             4.93%          6.16%
Average borrowing under reverse repurchase
  agreement                                                           --              122            756





TABLE 20
CAPITAL POSITION

                                                               At September 30, 1995
                                                             ----------  -------------
                                                                          Percent of
                                                               Amount       Assets     (1)
                                                               ------       ------
                                                              (Dollars in thousands)
Tangible capital                                               $10,708        8.05%
Minimum required tangible capital                                1,996        1.50%
                                                               -------       -----
Excess                                                          $8,712        6.55%
                                                               =======       =====

Core capital                                                   $10,708        8.05%
Minimum required core capital                                    3,992        3.00%
                                                               -------       -----
Excess                                                          $6,716        5.05%
                                                               =======       =====

Risk-based capital                                             $11,221       13.77%
Minimum risk-based capital requirement                           6,519        8.00%
                                                               -------       -----
Excess                                                          $4,702        5.77%
                                                               =======       =====


(1) Based upon adjusted total assets for purposes of the tangible and core capital requirements, and risk weighted assets for purposes of the risk-based capital requirement.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF FFGI

GENERAL

          FFGI's business primarily consists of attracting savings deposits from the general public and using such deposits to originate mortgage loans secured by one-to-four family residences, consumer household loans, commercial and multi-family real estate loans and to purchase investments and mortgage-backed securities. FFGI's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments and mortgage-backed securities.

          FFGI's results of operations in recent years have reflected the fundamental changes which have occurred in the regulatory, economic, and competitive environment in which savings institutions operate. FFGI's results of operations are primarily dependent on its net interest income, which is the difference between the average rate earned on loans and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. Similar to other savings institutions, FFGI is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets. FFGI also generates non-interest income, such as loan fees and service charges on deposit accounts and rental income from property it owns. Net income is further affected by the level of operating expenses, such as compensation, professional and data processing services, regulatory and other insurance premiums and provisions for loan loss reserves and income taxes.

          The operations of FFGI, and savings institutions generally, are significantly influenced by general economic conditions and monetary and fiscal policies of governmental regulatory agencies. Deposit flows and costs of funds are influenced by interest rates on competing investments and prevailing market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

ASSET/LIABILITY MANAGEMENT

         A continuing challenge to management of savings institutions is the management of the balance sheet in order to maintain a positive interest rate spread in varying interest rate environments. Savings institutions, by virtue of making long-term fixed rate mortgages and funding those mortgages with shorter interest bearing liabilities, have unique challenges in managing a positive interest rate spread of the net interest margin, i.e. the difference in earnings on assets as opposed to the expense of liabilities.

         During the life of Franklin Federal, management has focused on improving its net interest margin by restructuring the balance sheet. The loan portfolio has been targeted for a fifty percent (50%) mix of single-family residential loans and a fifty percent (50%) mix of consumer/commercial loans. In addition, the following principals have been used in managing the net interest margin:

1. Booking mostly adjustable rate residential loans or loans that reprice over a 3-year time horizon in its portfolio;
2.       Indexing commercial loans to the prime rate;
3. Making short maturity consumer loans which, by definition, have shortaverage lives;
4. Maintaining a "ladder" of U. S. Treasury securities and U. S. Agencies obligations over a 36-month period in order to spread the portfolio risk;
5. Purchasing adjustable rate mortgage-backed securities that, on a sequential basis, reprice throughout the year;
6. Maintaining an investment portfolio with a short average weighted life;
7.       Offering attractive rates for longer-term fixed-rate deposits;
8. Employing a conservative pricing strategy in order to avoid costly deposits; and
9. Employing FHLB advances and repurchase agreements to more economically manage the liability side of the balance sheet.

INTEREST RATE SENSITIVITY

         The matching of assets and liabilities may be analyzed and monitored by testing the extent to which assets and liabilities are interest rate sensitive and by monitoring that sensitivity on a periodic basis. A particular asset or liability can be deemed to be interest rate sensitive within a specific period if it, in fact, matures or reprices within that period. One of the measures employed by the OTS to monitor such interest rate sensitivity is the Market Value Portfolio Equity Analysis. Another commonly used tool is a "Gap" Analysis, which measures the gap between the maturity of the repricing of assets and the maturity of the repricing of liabilities.

         Franklin Federal monitors its interest rate sensitivity with the Interest Rate Risk Exposure Report provided by the OTS, which is generated on a quarterly basis. This report assesses interest rate risk according to the effect on the market value portfolio equity of the institution, assuming various interest rate shocks. Additionally, Franklin Federal, on a monthly basis, prepares for its own use an internal report which monitors interest rate risk according to the "gap" method.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1994 AND 1995 AND
JUNE 30, 1996

         From the fiscal year ended in September 1994 until the fiscal year ended September 1995, Franklin Federal's total assets increased $13.3 million, or 10.9%. In the nine months from September 1995 until June 30, 1996, total assets increased $1.9 million, or 1.39%. From the 1994 fiscal year to the 1995 fiscal year, deposits increased $5.4 million, or 5.16%. During the same period, advances from the FHLB increased $7.2 million. These additional resources funded the $11.6 million, or 14%, increase in net loan receivables from September 30, 1994 to September 30, 1995. Loan activity for the nine months ended June 30, 1996 shows an increase in loans of $5.8 million, or 6.22%, from fiscal year end 1995. For the first nine months of 1996, deposits have increased $1.6 million, or 1.40% from fiscal year end 1995.

         Securities Available for Sale declined $563,000 from September 30, 1994 to September 30, 1995. Those Available for Sale securities increased $6.1 million by June 30, 1996, due to the one-time reallocation of securities from Held to Maturity status to Available for Sale status, as permitted by the guidelines of the Financial Accounting Standards Board Statement No. 115, Accounting For Certain Investments in Debt and Equity Securities. This reallocation took place in December 1995. Likewise, securities Held to Maturity declined $7.3 million from September 30, 1995 to June 30, 1996, when the balance stood at $9.3 million.

         During the quarter-ended June 30, 1996, $2.2 million in goodwill was written off. The goodwill resulted from the acquisition by FFGI Franklin Federal and its subsidiaries in December 1988, when the carrying values of all assets and liabilities were adjusted to their market values. Due to this adjustment, $9.4 million of goodwill was recorded. Given the nature of the adjustments, FFGI decided to amortize the goodwill over the life of Franklin Federal's primary asset, the mortgage loan portfolio, using the interest method of accounting. In addition to considering prepayments in the mortgage loan portfolio, the recorded value of goodwill has subsequently been evaluated based upon the ability of the underlying related assets to generate cash flows to support its recoverability. During the quarter ended June 30, 1996, management concluded that nearly all of the 1988 mortgage loan portfolio had been repaid and, when viewed with their assessment of their inability to recover goodwill from existing cash flows, that the remaining $2.2 million of goodwill was no longer realizable and should be written off. The effect of the adjustment resulted in a decrease in total assets, total stockholders' equity and net income for the nine month period ended June 30, 1996.

         Total stockholders' equity increased $722,000 from fiscal year end 1994 to fiscal year end 1995. That increase in stockholders' equity was 5.64%. For the nine months ended June 30, 1996, stockholders' equity decreased $1.5 million, or 11.24%. The decline in stockholders' equity for the period ended June 30, 1996 was due solely to the one-time charge-off of goodwill of $2.2 million.

COMPARISON OF OPERATING PERFORMANCE

         Operating performance is analyzed for the fiscal years ended September 30, 1993, 1994 and 1995 and for the nine month periods ended June 30, 1995 and 1996.

         Net Income. Net income declined $455,000 from the fiscal year ended 1993 to the fiscal year ended 1994, representing a decline of 24.7%. Additionally, net income declined $501,000, or 36.12%, for the period ended September 30, 1995, as compared with September 30, 1994. This decline in net income is primarily attributable to increases in income tax expense net of cumulative effect of change in accounting for income taxes of $395,000 in 1994 and $599,000 in 1995. These increases in income tax expense were directly attributable to the institution's exhaustion of its federal net operating loss carryforwards, which were finally exhausted in August 1993. By comparison in actual numbers, the income tax expense for 1993 was $46,000. For the nine month periods ended June 30, 1995 and 1996, net income decreased from $650,000 to a net loss of $1.1 million, constituting a decrease of $1.8 million.

         Franklin Federal's income before income tax expense, and the cumulative effect of the change in accounting principle, reflect more level income performance with income of $1.9 million in 1993, $1.8 million in 1994 and $1.9 million in 1995. By further comparison, income before income tax expense for the nine months ended June 30, 1995 was $1.4 million and a loss of ($163,000) for the period ended June 30, 1996. The June 30, 1996 performance was primarily attributable to the one-time charge-off of all goodwill.

         Net Interest Income. For fiscal years 1993, 1994, and 1995, net interest income grew from $4.7 million to $5.1 million to $5.3 million, representing a $425,000, or 9.00%, increase in 1994 from 1993, and a $194,000, or 3.78%, increase in 1995 from 1994. For the nine month period ended June 30, 1996, net interest income had increased to $4.5 million, representing a $476,000, or 11.95%, increase from the prior period. The increase in net interest income for the periods analyzed reflects increases in loan balances, which creates income and declining balances in investment securities which generate less income.

         Interest Income. Interest income increased $262,000, or 2.95%, in 1994 from 1993. Interest income increased $1.0 million, or 11.26%, in 1995 from 1994. Between the unaudited nine month periods ended June 30, 1996 and June 30, 1995, interest income increased $1.3 million, or 16.92%. These increases in interest income were caused primarily by interest income from loans receivable. Interest from loans increased $199,000, or 2.84%, in 1994 from 1993. In 1995, interest income from loans increased $1.1 million, or 15.82%. For the period ended June 30, 1996, as compared with a comparable period in 1995, interest income from loans increased $1.3 million, or 20.77%. Income from investment securities and mortgage-backed securities has been basically level from 1993 to 1995, with a slight decline in 1995. Likewise, these two categories exhibited constant income for the nine month periods ended June 30, 1995 and 1996.

         Interest Expense. Total interest expense declined by $163,000, or 3.88%, in 1994 from 1993. In 1995, total interest expense increased $837,000, representing a 20.77% increase from 1994. For the nine month period ended June 30, 1996, as compared with a comparable period in 1995, interest expense increased $786,000, or 22.63%.

         Provision for Loan Losses. Provision for loan losses increased steadily over the periods analyzed due to the comparable increase in total loans outstanding. Provision for loan losses in 1994 was $299,000, which represented a 106% increase from 1993. Loan loss provisions in 1995 were $306,000, which represented a 2.34% increase from 1994. For the period ended June 30, 1996, provision for loan loss was $302,000, or a 45.89% increase from the comparable period in 1995. These increases are a function of the increase in loan balances outstanding and management's review of specific loans. Management considers the loan portfolio on a quarterly basis to establish provisions. Specific loans are analyzed by a committee of senior and middle management so as to analyze the risk of the portfolio. The provision for loan losses continues to exceed the amount required by management's internal loan classifications.

         Non-Interest Income. For the periods analyzed, non-interest income has been relatively level and has not exhibited the type of increases in interest income and interest expense discussed herein above. Total non-interest income for 1993, 1994, and 1995 was $1.1 million, $1.1 million and $1.0 million and was $729,000 for the nine month period ended June 30, 1995 and $784,000 for the nine month period ended June 30, 1996. Non-interest income is composed primarily of gains or losses on the sale of securities, loan servicing fees, NOW accounts, service charges, late charges on loans, and insurance commissions.

         Non-Interest Expense. The stability in total non-interest expense over the periods analyzed has been a significant driver in the company's increased profitability. Total non-interest expense, which includes the amortization of goodwill (a non-cash expenditure), increased $371,000 in 1994, which represented an 9.96% increase from 1993. Likewise, non-interest expense increased $10,000, or .24%, in 1995 from 1994. Total non-interest expense at June 30, 1996, increased $2.0 million, or 66%, from the same period in 1995. The stability of non-interest expense has contributed significantly to the increase in profit, considering the substantial increase in total assets during the periods analyzed. Non-interest expense is generally composed of all expenses not related to payments for deposits and borrowed funds. These categories are generally identified as compensation and benefits, occupancy and equipment, data processing, federal deposit insurance premiums and the amortization of goodwill. The volatility for the period ended June 30, 1996 is due to the substantial increase in goodwill amortization.

EARNINGS PER SHARE

         Earnings per common share, primarily and fully diluted, have declined from $2.34 in 1993 to $1.15 in 1994 and $0.73 in 1995. As discussed above, virtually all of the decline in earnings per common share is directly attributable to the exhaustion of Franklin Federal's net operating loss carryforwards and the resulting increase in federal income tax expense. By further comparison, for the nine month period ended June 30, 1996, earnings per share were ($0.94) compared with $0.54 for the same period in 1995. The decline in earnings per share for the period ended June 30, 1996 is directly attributable to the one-time charge-off of all remaining goodwill.

LIQUIDITY AND CAPITAL RESOURCES

         FFGI is required by OTS regulations to maintain a minimum level of liquid assets. That requirement is currently fixed at 5% of deposits and short-term borrowings. Franklin Federal's liquidity ratio at June 30, 1996 was 15.37%. Over the last 3 to 4 years, Franklin Federal has maintained at least a 15% liquidity ratio, which is significantly higher than that required by regulation. The maintenance of this degree of liquidity and short-term borrowings is based on management's philosophy, which provides greater flexibility in the management of the institution.

         FFGI's principal sources of funds for loans and investments are from net income, deposits from its primary service area, principle and interest payments on loans, investments and mortgage-backed securities and FHLB advances. The institution's principal funding commitments are for the origination of loans, the purchase of securities and the payment of maturing deposits.

         FFGI has several sources of liquidity in the event such need should arise. Those sources include a substantial borrowing capability with the FHLB of Cincinnati and two short-term lines of credit with large regional holding company banks. At June 30, 1996, total advances from the FHLB of Cincinnati were $9.8 million and total advances under the lines of credit were zero. Franklin Federal's planned expansion into new market areas will result in expected capital expenditures of approximately $750,000. Franklin Federal's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments, and the levels of those assets are dependent on the business demands of Franklin Federal to fund loans.

         At June 30, 1996, Franklin Federal had $52.6 million in certificates due within one year and $35.3 million due on demand in passbook and checking accounts without specific maturity. Management estimates that most of those deposits will be retained or replaced by new deposits.

         Franklin Federal is not aware of any trends or uncertainties which are reasonably likely to have a detrimental effect on its liquidity or capital resources.


          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Persons and groups beneficially owning in excess of 5% of the FFGI Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934. Based upon such reports and information, management knows of no persons who beneficially owned more than 5% of the FFGI outstanding shares of Common Stock at the Record Date, except as set forth in the table below.

            NAME & ADDRESS OF                   TITLE OF CLASS          AMOUNT & NATURE OF        PERCENT OF CLASS
             BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP
 George O Haggard, Jr. (3)                      Class A Common      51,507 (1)                                 5.86%
 724 Barton Drive                               Class B Common      72,500                                    15.00%
 Morristown, TN  37814

 Richard C. Jessee (3)                          Class A Common      29,795                                     4.18%
 11335 W. 3rd N. Street                         Class B Common      50,000                                    10.00%
 Morristown, TN  37814

 A. E. Jolley (3)                               Class A Common      70,604 (2)                                 9.91%
 c/o Lakeway Container                          Class B Common     100,000                                    20.00%
 5715 Superior Drive
 Morristown, TN  37814

 Jean S. Keener (3)                             Class A Common       2,700                                    *
 325 E. 2nd N. Street                           Class B Common      50,000                                    10.00%
 Morristown, TN  37814

 George B. McGuffin (3)                         Class A Common      48,678 (4)                                 6.65%
 c/o Sunbelt Developers, Inc.                   Class B Common     145,000                                    29.00%
 1843 W. Morris Boulevard
 Morristown, TN  37814

            NAME & ADDRESS OF                   TITLE OF CLASS          AMOUNT & NATURE OF        PERCENT OF CLASS
             BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP
- ----------------------------------------------------------------------------------------------------------------------
 Charles G. Robinette (5) (6)                   Class A Common        2,353                                   *
 2778 Lake Forest Circle                        Class B Common       10,000                                    2.00%
 Morristown, TN  37814

 Ben B. Jarnagin (3)                            Class A Common       24,421                                    3.43%
 2616 Lake Front Drive                          Class B Common       36,250                                    7.00%
 Morristown, TN  37814

 Herbert M. Bacon (3)                           Class A Common       29,912                                    4.20%
 1135 W. 3rd N. Street
 Morristown, TN 37814

 Marjorie C. Jarnagin (8)                       Class A Common       24,221                                    3.40%
 2280 Cambridge Drive                           Class B Common       36,250                                    7.00%
 Morristown, TN  37814

 All Directors and Executive Officers as        Class A Common      260,301 (7)                               36.54%
 a Group (10 persons--does not include          Class B Common      463,750                                   93.00%
 Marjorie C. Jarnagin)

 All Directors, Executive Officers and          Class A Common      284,522 (7)                               39.94%
 Marjorie C. Jarnagin as a Group (11            Class B Common      500,000                                  100.00%
 persons)
- ------------------

* less than 1%

(1) Includes 9,765 shares owned by the K. Rudicil II Trust. Mr. Haggard is the trustee of the trust. These shares represent 1.37% of outstanding shares of Class A Common Stock.

(2) Includes 12,000 shares owned by the lakeway Container Profit Sharing Plan. Mr. Jolley is the trustee of the Plan. These shares represent 1.68% of all outstanding shares of Class A Common Stock.

(3)      Director of FFGI.

(4)      Includes 1,342 shares owned by Jullia G. McGuffin, the wife of George
         B. McGuffin.

(5)      Director and President of FFGI.

(6) Mr. Robinette also has options to purchase 15,000 shares of the company's Class A Common Stock. Such options are exercisable at a price of $8.50 per share; 7,500 of such options may be exercised through and until September 30, 1997; 7,500 of such options may be exercised through and until September 30, 1998. Pursuant to the Merger Agreement, each of such options will be converted into options to purchase .5440 shares of UPC Common Stock. If such options were exercised prior to the Merger, Mr. Robinette would own a total of 17,353 shares of Class A Common Stock, which would represent 2.44% of the outstanding Class A Common Stock.

(7) This amount includes all of the Class A Common Stock owned by the individuals listed above, plus a total of 331 shares owned by two executive officers of Franklin Federal, neither of whom owns more than 1% of the outstanding Class A Common Stock or receives annual compensation exceeding $100,000.00.

(8) Ms. Jarnagin is not a director or officer of FFGI. Ms. Jarnagin is the only Class B Stockholder other than the Interested Directors.



                            INDEPENDENT ACCOUNTANTS

         Representatives of Hiram H. Jones Associates, P.C., FFGI's independent accountants, are expected to be present at the Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                 LEGAL OPINIONS

         The validity of the shares of the UPC Common Stock offered hereby will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC. The tax consequences of the Merger and other matters will be passed upon by McCampbell & Young, P.C., Knoxville, Tennessee, special counsel to FFGI.


                                    EXPERTS

         The consolidated financial statements of Union Planters Corporation incorporated into this Prospectus/Proxy Statement by reference to the Annual Report on Form 10-K of Union Planters Corporation for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of FFGI included in this Prospectus/Proxy Statement as of September 30, 1995, and 1994 and for the three years ended December 31, 1995 have been audited by Hiram H. Jones Associates, P.C., independent auditor, as stated in its reports appearing herein, and has been so included in reliance upon the reports of such firm given upon their authority as an expert in accounting and auditing.

         The consolidated statements of financial position of Leader Financial Corporation and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, incorporated into this Prospectus/Proxy Statement by reference to UPC's Current Report on Form 8-K, dated April 1, 1996, have been audited by KPMG Peat Marwick LLP, independent certified public accountant, as stated in their report which is incorporated herein by reference and in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP refers to changes in accounting principles related to the adoption in 1994 of the provisions of the American Institute of Certified Public Accountants' Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans, and in 1993 of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, Employers' Accounting for Post-retirement Benefits Other than Pensions, and No. 115, Accounting for Certain Investments in Debt and Equity Securities.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX


A         --     Agreement and Plan of Merger between Union Planters
                 Corporation, Franklin Acquisition Corp., Franklin Financial
                 Group, Inc., Franklin Federal Savings Bank and the Class B
                 Stockholders, dated as of March 4, 1996, together with the related Plan of Merger.

B        --      Escrow Agreement between Union Planters Corporation, Franklin
                 Financial Group, Inc., the Class B Stockholders and Union
                 Planters National Bank, as Escrow Agent, dated as of March 4,
                 1996.

C        --      Tennessee Dissenters' Rights Statutes

D        --      Fairness Opinion of PBS Financial Corporation

E        --      Franklin Financial Group, Inc. Consolidated Financial
                 Statements for the years ended December 31, 1995 and 1994
                 (audited) and the nine months ended June 30, 1996 and 1995
                 (unaudited)

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF MARCH 4, 1996

                                    BETWEEN


                           UNION PLANTERS CORPORATION

                                      AND

                           FRANKLIN ACQUISITION CORP.

                                      AND

                         FRANKLIN FINANCIAL GROUP, INC.

                                      AND

                         FRANKLIN FEDERAL SAVINGS BANK

                                      AND

             CERTAIN STOCKHOLDERS OF FRANKLIN FINANCIAL GROUP, INC.

                               TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----
AGREEMENT AND PLAN OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE 1
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE 2
TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         2.2     Charter, ByLaws, Directors, Officers and Name of the Resulting Corporation . . . . . . . . . . . . .    10
                 (a)      Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 (b)      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 (c)      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 (d)      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         2.3     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         2.4     Availability of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         2.5     UPC's Right to Revise the Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . .    11
         2.6     Holding Period of UPC Common Stock; Limited Transfer of Rights in Escrow Agreement . . . . . . . . .    12
                 (a)      Restrictions on Affiliates of FFGI. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                 (b)      Escrow Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         2.7     Stock Options and Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 (a)      Description of Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 (b)      Continuation of the FFGI Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 (c)      Reclassification, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
                 (d)      Limited Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
ARTICLE 3
DESCRIPTION OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         3.1     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 (a)      Satisfaction of Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 (b)      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 (c)      Continuation of Shares of Franklin Acquisition  . . . . . . . . . . . . . . . . . . . . . .    16
                 (d)      Conversion and Cancellation of Shares of FFGI . . . . . . . . . . . . . . . . . . . . . . .    17
                 (e)      Conversion and Exchange of FFGI Shares; Exchange Ratio  . . . . . . . . . . . . . . . . . .    17
                 (f)      Mechanics of Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 (g)      Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                 (h)      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                 (i)      Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

                 (j)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
                 (k)      Dissenting Shareholders' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
                 (l)      Reservation of Shares of UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .     21
         3.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF UPC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
         4.1     Organization and Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
         4.2     Authorization, Execution and Delivery; Merger Agreement Not in Breach  . . . . . . . . . . . . . . . .     22
         4.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
         4.4     Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
         4.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
         4.6     UPC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
         4.7     Exchange Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
         4.8     The UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
         4.9     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
         4.10    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
         4.11    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
         4.12    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
         4.13    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
         4.14    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
         4.15    Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
         4.16    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
         4.17    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FFGI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
         5.1     Organization and Qualification of FFGI and Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .     29
         5.2     Authorization, Execution and Delivery; Merger Agreement Not in Breach  . . . . . . . . . . . . . . . .     29
         5.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
         5.4     Government and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         5.5     Licenses, Franchises, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         5.6     Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         5.7     FFGI Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
         5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
         5.9     Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         5.10    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         5.11    FFGI Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         5.12    Condition of Fixed Assets and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
         5.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
         5.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
         5.15    Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36


         5.16    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
         5.17    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         5.18    Records and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         5.19    Capitalization of FFGI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
         5.20    Capitalization of Savings Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
         5.21    Sole Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
         5.22    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
         5.23    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
         5.24    Allowance for Possible Loan or ORE Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
         5.25    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
         5.26    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
         5.27    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
         5.28    Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
         5.29    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
         5.30    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

ARTICLE 5A
REPRESENTATIONS AND WARRANTIES OF EACH CLASS B SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
         5A.1     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
         5A.2     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
         5A.3     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
         5A.4     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
         5A.5     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
         5A.6     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50

ARTICLE 6
COVENANTS OF UPC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
         6.1     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
         6.2     Registration of UPC Common Stock under the Securities Laws . . . . . . . . . . . . . . . . . . . . . .    51
         6.3     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

ARTICLE 7
COVENANTS OF FFGI   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
         7.1     Proxy Statement; FFGI Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
         7.2     Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
         7.3     Conduct of Business -- Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
         7.4     Conduct of Business -- Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    57

ARTICLE 7A
COVENANTS OF CLASS B STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
         7A.1     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
         7A.2     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61
         7A.3     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62

ARTICLE 8
CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
         8.1     Conditions to the Obligations of FFGI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
                 (d)      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    63
                 (e)      Opinion of UPC's and Franklin Acquisition's Counsel . . . . . . . . . . . . . . . . . . . . .    63
                 (f)      Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    64
                 (g)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
         8.2     Conditions to the Obligations of UPC and Franklin Acquisition  . . . . . . . . . . . . . . . . . . . .    65
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
                 (d)      Destruction of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66

                 (e)      Inspections Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
                 (f)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
                 (g)      Opinion of FFGI's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
                 (h)      Other Business Combinations Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    68
                 (i)      Maintenance of Certain Covenants, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .    69
                 (j)      Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    69
                 (k)      Pooling of Interests Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . .    69
                 (l)      Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
                 (m)      Effectiveness of Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
                 (n)      FFGI Pending Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
                 (o)      Merger Agreement and Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
         8.3     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
                 (a)      No Pending or Threatened Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
                 (b)      Governmental Approvals and Acquiescence Obtained  . . . . . . . . . . . . . . . . . . . . . .    71
                 (c)      Shareholder Approval of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
                 (d)      Shareholder Approval of Charter Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .    71

ARTICLE 9
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    72
         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    72
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73

ARTICLE 10
GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         10.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    74
         10.2    Assignability and Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
         10.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
         10.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
         10.5    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
         10.6    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
         10.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
         10.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
         10.9    Modifications, Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    76
         10.10   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
         10.11   Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
         10.12   Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
         10.13   Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
         10.14   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
         10.15   Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
         10.16   No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
         10.17   Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    79

EXHIBIT A        PLAN OF MERGER
EXHIBIT B        ESCROW AGREEMENT

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") dated as of the 4th day of March, 1996, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018; FRANKLIN ACQUISITION CORP. ("Franklin Acquisition"), a Tennessee corporation whose principal offices are located at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018 and which is a wholly-owned subsidiary of UPC; FRANKLIN FINANCIAL GROUP, INC. ("FFGI" OR "Resulting Corporation" as the context may require), a Tennessee corporation, whose principal offices are located at 622 West First North Street, Morristown, Tennessee 37814; FRANKLIN FEDERAL SAVINGS BANK ("Savings Bank"), a federal savings bank which is a wholly-owned subsidiary of FFGI and which has its main offices located at 622 West First North Street, Morristown, Tennessee 37814; and the undersigned holders of the outstanding FFGI Class B Common Stock (collectively the "Class B Stockholders"). UPC, Franklin Acquisition, FFGI and Savings Bank are sometimes referred to herein as the "Parties."


                                    RECITALS

         A. FFGI desires to have itself acquired by UPC on the terms and subject to the conditions set forth in this Merger Agreement and the accompanying Plan of Merger (attached hereto as Exhibit A and incorporated by reference herein) (the "Plan of Merger").

         B. The Board of Directors of FFGI deem it desirable and in the best interests of FFGI, Savings Bank and the stockholders of FFGI (the "FFGI Stockholders") that Franklin Acquisition be merged with and into FFGI (which would survive the merger as the "Resulting Corporation") on the terms and subject to the conditions set forth in this Merger Agreement and in the manner provided in this Merger Agreement and the Plan of Merger.

         C. The Boards of Directors of UPC and Franklin Acquisition deem it desirable and in the best interests of UPC, Franklin Acquisition and the shareholders of UPC and Franklin Acquisition that Franklin Acquisition be merged with and into FFGI on the terms and subject to the conditions set forth in this Merger Agreement and in the manner provided in this Merger Agreement and the Plan of Merger.





                     AGREEMENT AND PLAN OF MERGER - PAGE 1

         D. The respective Boards of Directors of UPC, Franklin Acquisition, FFGI and Savings Bank have each adopted (or will each adopt) resolutions setting forth and adopting this Merger Agreement and the Plan of Merger, and have directed that this Merger Agreement and the Plan of Merger (and the Escrow Agreement, a copy of which is attached hereto as Exhibit B, and which is incorporated by reference into this Merger Agreement and the Plan of Merger), and all resolutions adopted by said Boards of Directors and by the FFGI Stockholders related to this Merger Agreement, the Plan of Merger and the Escrow Agreement, be submitted with appropriate applications to, and filed with, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of Thrift Supervision (the "OTS") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger (as defined herein) in accordance with this Merger Agreement, the Plan of Merger and applicable law.

         E. The Class B Stockholders own all of the outstanding shares of Class B Common Stock of FFGI. The Class B Stockholders have each joined in this Merger Agreement for the purpose of making certain agreements, representations, warranties and covenants, including, but not limited to, those set forth in Sections 2.6 and 10.15 and Articles 5A and 7A, hereof relating to the deposit in escrow of shares of UPC Common Stock (as defined herein) for potential delivery to such Class B Stockholders, in whole or in part, pursuant to the terms of this Merger Agreement, the Plan of Merger, and the Escrow Agreement, a copy of which is attached hereto as Exhibit B.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, UPC, Franklin Acquisition, FFGI, Savings Bank and the Class B Stockholders agree as follows:


                                   AGREEMENT


                                   ARTICLE 1

                                  DEFINITIONS


                 1.1 Definitions. As used in this Merger Agreement, the following terms have the definitions indicated:





                     AGREEMENT AND PLAN OF MERGER - PAGE 2

                 "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Merger Agreement.

                 "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 4.10 of this Merger Agreement.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in Tennessee.

                 "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Merger Agreement.

                 "CERTIFIED FFGI SHAREHOLDER LIST" shall have the meaning assigned to such term in Section 3.1(f) of this Merger Agreement.

                 "CLASS B STOCKHOLDERS" shall have the meaning assigned to such term in Section 2.8 of this Merger Agreement.

                 "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Merger Agreement.

                 "CLOSING DATE" shall have the meaning assigned to such term in
Section 3.2 of this Merger Agreement.

                 "CONSIDERATION" shall mean the value to be received by the FFGI Record Holders in exchange for their FFGI Class A Common Stock and FFGI Class B Common Stock upon consummation of the Merger, as provided in Section 3.1(e)(1) of this Merger Agreement, and as to the Class B Stockholders, it shall also mean and include their right to participate in any distributions under the Escrow Agreement as provided in Section 3.1(e)(2) and the Escrow Agreement.

                 "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the BHCA.





                     AGREEMENT AND PLAN OF MERGER - PAGE 3

                 "CURRENT MARKET PRICE PER SHARE" shall have the meaning set forth in Section 3.1(e)(i) of this Merger Agreement.

                 "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the Savings Bank.

                 "DISAPPEARING CORPORATION" shall mean Franklin Acquisition as the corporation whose corporate existence does not continue after consummation of the Merger.

                 "EFFECTIVE DATE OF THE MERGER" shall mean that date on which the Effective Time of the Merger shall have occurred.

                 "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned to such term in Section 3.3 of the Plan of Merger and Section 3.1(b) of this Merger Agreement.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ESCROW AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, its successors or permitted assigns.

                 "ESCROW DEPOSIT" shall have the meaning assigned to such term in Section 3.1(e) of this Merger Agreement

                 "ESCROW AGREEMENT" shall mean that Escrow Agreement, a copy of which is attached hereto as Exhibit B.

                 "ESCROWED SHARES" shall have the meaning assigned to such term in the Escrow Agreement.

                 "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                 "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e)(1) of this Merger Agreement.

                 "FDIC" shall mean the Federal Deposit Insurance Corporation.





                     AGREEMENT AND PLAN OF MERGER - PAGE 4

                 "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.

                 "FFGI" means Franklin Financial Group, Inc., a Tennessee corporation whose main office is located at 622 West First North Street, Morristown, Tennessee 37814.

                 "FFGI CLASS A COMMON" shall have the meaning assigned to such term in Section 3.1(d) of this Merger Agreement.

                 "FFGI CLASS B COMMON" shall have the meaning assigned to such term in Section 3.1(d) of this Merger Agreement.

                 "FFGI COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(d) of this Merger Agreement.

                 "FFGI COMPANIES" shall mean FFGI and all of its Subsidiaries.

                 "FFGI EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by FFGI or any FFGI Subsidiary, to or for the benefit of the current and former officers, directors or employees of FFGI or any FFGI Subsidiary.

                 "FFGI FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of FFGI and its Subsidiaries as of September 30, 1995 and 1994 and each subsequent September 30 prior to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of FFGI and its Subsidiaries for each of the quarters ended or ending after January 1, 1995.

                 "FFGI PENDING LITIGATION" shall mean the litigation presently pending in the United States Claims Court styled Franklin Federal Savings Bank, et al., Plaintiffs, v. United States of America, Defendant, Civil Action No. 92-739C.

                 "FFGI PENDING LITIGATION EXPENSES" shall mean all costs and expenses incurred by or on behalf of FFGI, Savings Bank, UPC, or any of their successors or assigns, after the date hereof in connection with the FFGI Pending Litigation, including, but not limited to, legal and consultant fees and expenses, court costs, travel costs and expenses of attorneys, consultants and their staffs, as well as for management or other





                     AGREEMENT AND PLAN OF MERGER - PAGE 5
representatives of FFGI, Savings Bank or UPC, filing fees, transcript costs, settlement or judgement costs and expenses in the event FFGI, Savings Bank or UPC, or any of their successors are to pay such costs, expenses or amounts in settlement of, or to satisfy a judgement against either one of them, in the FFGI Pending Litigation.

                 "FFGI OPTION PLAN" shall have the meaning assigned to such term in Section 2.7 of this Merger Agreement.

                 "FFGI RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of FFGI Common Stock immediately prior to the Effective Time of the Merger.

                 "FFGI STOCKHOLDERS" shall have the meaning assigned to such term in Recital B of this Merger Agreement.

                 "FFGI STOCK OPTIONS" shall have the meaning assigned to such term in Section 2.7 of this Merger Agreement.

                 "FRANKLIN ACQUISITION" shall mean Franklin Acquisition, a Tennessee corporation, whose main office is located at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018, which is a wholly-owned subsidiary of UPC.

                 "FRANKLIN ACQUISITION COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Merger Agreement.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENT APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Merger Agreement.

                 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Merger Agreement.

                 "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "MERGER" shall, as described in Section 2.1 of this Merger Agreement, mean the merger of Franklin Acquisition with and into FFGI, which later corporation shall survive the Merger as the Resulting Corporation.





                     AGREEMENT AND PLAN OF MERGER - PAGE 6

                 "MERGER AGREEMENT" means this Agreement and Plan of Merger together with the Plan of Merger (Exhibit A), the Escrow Agreement (Exhibit B) and all other Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Merger Agreement.

                 "NET FFGI PENDING LITIGATION EXPENSES" shall mean the remainder after subtracting from (x) the aggregate amount of FFGI Pending Litigation Expenses (y) the aggregate amount of FFGI Pending Litigation Expenses which have been paid to Savings Bank by the Class B Stockholders pursuant to Section 5(h)(4) of the Escrow Agreement.

                 "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Merger Agreement.

                 "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

                 "PARTIES" shall mean FFGI, Savings Bank, UPC, and Franklin Acquisition collectively; FFGI and Savings Bank on the one hand, or UPC and Franklin Acquisition on the other hand, may sometimes be referred to as a "PARTY." The Class B Stockholders are in fact "parties" to this Merger Agreement, but unless otherwise specifically stated, the term "Parties" shall not be deemed to include the Class B Stockholders.

                 "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                 "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                 "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of FFGI, Savings Bank, UPC and Franklin Acquisition and filed with the Tennessee Secretary of State along with Escrow Agreement which shall be an exhibit to the Plan of Merger and incorporated therein by reference, as well as the Articles of Merger in accordance with Section 48-21-105 of the Tennessee Code and providing for the Merger of Franklin Acquisition with and into FFGI as contemplated by Section 2.1 of this Merger Agreement.





                     AGREEMENT AND PLAN OF MERGER - PAGE 7

                 "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Merger Agreement.

                 "PROXY STATEMENT" shall mean the proxy statement to be used by FFGI to solicit proxies with a view to securing the approval of the FFGI Stockholders of this Merger Agreement and the Plan of Merger.

                 "REALTY" means the real property of FFGI owned or leased by FFGI or any Subsidiary of FFGI.

                 "RECORDS" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of FFGI and its Subsidiaries, original instruments and other documentation, pertaining to FFGI, FFGI's assets (including plans and specifications relating to the Realty), FFGI's liabilities, the FFGI Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of FFGI's and its Subsidiaries' business by UPC and Franklin Acquisition on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the OTS, the SEC, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Merger Agreement.

                 "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Merger Agreement.

                 "RESULTING CORPORATION" shall mean FFGI as the corporation resulting from the consummation of the Merger as set forth in Section 2.1 of this Merger Agreement as set forth in Section 2.2(d) of this Merger Agreement and in the Plan of Merger.

                 "SAVINGS BANK" means Franklin Federal Savings Bank, a federal savings bank, whose main office is located at 622 West First North Street, Morristown, Tennessee 37814, which is a wholly-owned subsidiary of FFGI.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the OTS, the Comptroller of the Currency, the FDIC or with any other Regulatory Authority pursuant to the Securities Laws.





                     AGREEMENT AND PLAN OF MERGER - PAGE 8

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                 "SHAREHOLDER MATERIALS" shall have the meaning assigned to such term in Section 3.1(f) of this Merger Agreement.

                 "SHAREHOLDERS MEETING" shall mean the meeting of the FFGI Stockholders to be held pursuant to Section 7.1 of this Merger Agreement, including any adjournment or adjournments thereof.

                 "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 10% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                 "TDFI" shall mean the Tennessee Department of Financial Institutions.

                 "TENNESSEE CODE" means the Tennessee Code Annotated, as amended.

                 "TENNESSEE COMMISSIONER" shall mean the Commissioner of the Tennessee Department of Financial Institutions.

                 "UPC" shall mean Union Planters Corporation, a
Tennessee-chartered bank holding company which is also registered as a savings and loan holding company having its principal place of business at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018.

                 "UPC COMMON STOCK" shall have the meaning set forth in Section
4.5 of this Merger Agreement.

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its





                     AGREEMENT AND PLAN OF MERGER - PAGE 9

Subsidiaries as of December 31, 1993 and 1994 and each subsequent December 31 prior to the Effective Time of the Merger (as originally issued, but without giving effect to subsequently effected business combinations accounted for as poolings of interests), and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after January 1, 1995, as filed by UPC in SEC Documents.

                 "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Merger Agreement.


                                   ARTICLE 2

                              TERMS OF THE MERGER

                 2.1      The Merger.

                          Subject to the satisfaction (or lawful waiver) of all
of the conditions to the obligations of each of the Parties and the Class B Stockholders to this Merger Agreement, at the Effective Time of the Merger, Franklin Acquisition shall be merged with and into FFGI (the "Merger"), which latter corporation (the "Resulting Corporation") shall survive the Merger.

                 2.2 Charter, ByLaws, Directors, Officers and Name of the Resulting Corporation.

                          (a)     Charter.  The Charter of FFGI as in effect
immediately prior to the Effective Time of the Merger shall constitute the Charter of the Resulting Corporation, unless and until the same shall be subsequently amended as provided by law and the terms of such Charter.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of FFGI as in effect immediately prior to the Effective Time of the Merger, shall constitute the Bylaws of the Resulting Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.

                          (c)     Directors and Officers.  The directors of
Franklin Acquisition in office immediately prior to the Effective Time of the Merger shall become the directors of FFGI as the Resulting Corporation, to hold office as provided in the Charter and Bylaws of the Resulting Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the





                     AGREEMENT AND PLAN OF MERGER - PAGE 10
manner provided therein. The officers of Franklin Acquisition in office immediately prior to the Effective Time of the Merger shall continue to be the officers of FFGI as the Resulting Corporation, to hold office as provided in the Charter and Bylaws of the Resulting Corporation, until their successors shall have been appointed or they shall have been removed as provided therein.

                          (d)     Name.  The name of FFGI as the Resulting
Corporation following the Merger shall remain the same.

                 2.3 Due Diligence Review. Prior to the date of this Merger Agreement, each Party has granted to the other the opportunity to conduct a preliminary due diligence review of the books, records and operations of the other Party.

                 2.4 Availability of Information. Each Party shall continue to provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the books, records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to verify that there has been no material adverse change in the reviewed Party since the date of the due diligence review provided for in Section 2.3 of this Merger Agreement.

                 2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the unilateral right to revise the structure of the corporate reorganization contemplated by this Merger Agreement in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of FFGI, to make any revision to the structure of the reorganization which (i) changes the amount or nature of the Consideration which the FFGI Record Holders are entitled to receive (determined in the manner provided in Section 3.1(e) of this Merger Agreement); (ii) changes the intended tax-free effects of the Merger to UPC, Franklin Acquisition, FFGI, the Class B Stockholders or the other FFGI Record Holders; (iii) except as may be otherwise provided herein, would permit UPC to pay the Consideration other than by delivery of UPC Common Stock which has been registered with the SEC in the manner described in Section 6.2 of this Merger Agreement; or (iv) would be materially adverse to the interests of FFGI or the FFGI Record Holders as shareholders of FFGI, or the FFGI Class B Stockholders. UPC may exercise this right of revision by giving written Notice to FFGI in the manner provided in
Section 10.1 of this Merger Agreement which Notice shall be in the form of an amendment to this Merger Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.





                     AGREEMENT AND PLAN OF MERGER - PAGE 11

                 2.6 Holding Period of UPC Common Stock; Limited Transfer of Rights in Escrow Agreement.

                          (a)     Restrictions on Affiliates of FFGI.   FFGI
hereby acknowledges and agrees that, in order to qualify the Merger under the Internal Revenue Code as a tax-free reorganization, as well as to qualify it for accounting purposes as a "pooling of interests" under the rules and regulations promulgated by the SEC, Accounting Principles Board Opinion No. 16 and GAAP, then any FFGI Record Holder who would be deemed an "Affiliate" of FFGI under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of FFGI Common Stock pursuant to the terms and conditions of this Merger Agreement, may not pledge on a nonrecourse basis, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such FFGI Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge on a nonrecourse basis, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such FFGI Record Holder pursuant to the terms and conditions of this Merger Agreement, except in accordance with the Securities Laws and consistently with the Merger being treated as one or more tax-free reorganizations as defined in Section 368 of the IRC, and in no event prior to the time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and FFGI for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger.

         FFGI represents and warrants to UPC and Franklin Acquisition that it will use its best efforts to identify and promptly notify UPC of all such persons or entities which would be an "Affiliate" of FFGI, and to obtain from each such person, and deliver to UPC as soon as practicable thereafter, an "Affiliates Agreement" in such form as UPC shall require, executed by each such Affiliate.

         FFGI and each Class B Stockholder further acknowledges and agrees that any certificate for UPC Common Stock issued in connection with the Merger to FFGI Record Holders who would be deemed Affiliates of FFGI or UPC under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALE, TRANSFER OR OTHER DISPOSITION OF THESE SHARES





                     AGREEMENT AND PLAN OF MERGER - PAGE 12

         MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR UPON THE PRIOR DELIVERY TO UNION PLANTERS CORPORATION ("UPC") OF AN OPINION FROM LEGAL COUNSEL SATISFACTORY TO UPC AND IN FORM AND SUBSTANCE SATISFACTORY TO UPC AND ITS LEGAL COUNSEL, STATING THAT SUCH SALE OR OTHER DISPOSITION IS BEING MADE PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

         IN ADDITION, THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE SHALL NOT BE PLEDGED, ASSIGNED, SOLD, TRANSFERRED OR OTHERWISE ALIENATED NOR SHALL THE HOLDER TAKE ANY ACTION WHICH WOULD ELIMINATE OR DIMINISH THE RISK OF OWNING OR HOLDING SUCH SHARES OR ENTER INTO ANY FORMAL OR INFORMAL AGREEMENT TO PLEDGE, ASSIGN, SELL, TRANSFER OR OTHERWISE ALIENATE THE HOLDER'S RIGHT, TITLE OR INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE UNTIL THERE SHALL HAVE BEEN PUBLISHED FINANCIAL INFORMATION CONCERNING UPC WHICH REFLECTS THE RESULTS OF THE COMBINED BUSINESS OPERATIONS OF UPC AND FRANKLIN FINANCIAL GROUP, INC. FOR A PERIOD OF NOT LESS THAN THIRTY (30) DAYS.

                          (b)     Escrow Rights.  FFGI, Savings Bank and the
Class B Stockholders each acknowledges and agrees that the rights of the Class B Stockholders to any distributions of any nature pursuant to the Escrow Agreement shall be governed exclusively by such Escrow Agreement, and that the rights of any Escrow Participant (as that term is defined in the Escrow Agreement) to any distribution under the Escrow Agreement shall not be pledged, assigned, sold, transferred or alienated, in whole or in part, directly or indirectly, except to the limited extent set forth in the Escrow Agreement, and neither UPC nor the Escrow Agent shall have any responsibility to recognize or register any attempted transfer, assignment, pledge, sale or alienation of any such rights except under the specific conditions set forth in the Escrow Agreement. Neither UPC nor the Escrow Agent shall ever issue any certificate or other document evidencing or representing any right to participate in any distribution in the Escrow Agreement and the only evidence of the Class B Stockholder's rights in the Escrow Agreement shall be evidenced and represented only by a copy of the fully executed Escrow Agreement. FFGI, Savings Bank and each Class B Stockholder further represents to UPC and Franklin Acquisition and acknowledges and agrees that the right of the Class B Stockholders to any distribution under the Escrow Agreement is contingent upon the





                     AGREEMENT AND PLAN OF MERGER - PAGE 13
settlement or successful resolution of the FFGI Pending Litigation in such an amount as would exceed the Net FFGI Pending Litigation Expenses, and that neither UPC, Franklin Acquisition, FFGI, Savings Bank, the Resulting Corporation, nor any of their respective officers, directors, employees, agents or representatives have made in the past or will make any representation whatsoever regarding the likelihood of success of the FFGI Pending Litigation, either favorable or unfavorable, or that FFGI Pending Litigation can or cannot be resolved in favor of FFGI, or settled for such an amount or in such a manner as would entitle any Class B Shareholder to any distribution whatsoever pursuant to the Escrow Agreement.

                 2.7      Stock Options and Treasury Stock.

                          (a)     Description of Plan.  FFGI has established
the Franklin Financial Group Stock Option Plan (the "FFGI Option Plan"). FFGI has reserved 21,000 shares of FFGI Class A Common Stock and No shares of FFGI Class B Common Stock for issuance upon the exercise of any such options from time to time under the FFGI Plan. As of the date hereof, 21,000 stock options have been granted by FFGI under the FFGI Plan, No (0) such options have been exercised, No (0) such options have been forfeited, and 21,000 such options are outstanding (the "FFGI Stock Options"). The option exercise price for such outstanding options is $8.50 per share.

                          FFGI did not grant any such FFGI Stock Options in
1995, has not granted any such FFGI Stock Options thus far in 1996, and will not grant any additional FFGI Stock Options on or after the date hereof and prior to the earlier of the effective termination of this Merger Agreement or Effective Time of the Merger.

                          As of the date of this Merger Agreement, there are no
other options, rights, warrants, scrip or similar rights issued and outstanding by FFGI to purchase shares of FFGI Common Stock or any other capital stock of FFGI. Therefore, at the Effective Time of the Merger there will be in the aggregate 21,000 issued and outstanding FFGI Stock Options. As of the date of this Merger Agreement, FFGI has not repurchased any shares of its capital stock. Therefore, as of the date of this Merger Agreement, there are no shares of FFGI Common Stock held by FFGI as treasury stock, nor will there be any such shares at the Effective Time of the Merger.

                          (b)     Continuation of the FFGI Option Plan.  The
FFGI Option Plan shall continue in effect but no additional options shall be available for grant thereunder after the Effective Time of the Merger. At the Effective Time of the Merger, each option validly granted under the FFGI Option Plan and outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding as an option to purchase, in place of the purchase of a share of FFGI Common Stock, that number of shares (rounded down to the nearest whole share) of UPC Common Stock that would have been





                     AGREEMENT AND PLAN OF MERGER - PAGE 14
received by the optionee in connection with Section 3.1(e)(1) of this Merger Agreement had such option been exercised in full (without regard to any limitations contained thereon on exercise and without regard as to whether the option was to purchase FFGI Class A Common Stock or FFGI Class B Common Stock) for shares of FFGI Common Stock immediately prior to the Effective Time of the Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time of the Merger, except for appropriate pro rata adjustments as to the relevant option price for shares of UPC Common Stock substituted therefor, so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. UPC, Franklin Acquisition and FFGI agree to take such actions as shall be necessary to give effect to the foregoing. At all times after the Effective Time of the Merger, UPC shall reserve for issuance such number of shares of UPC Common Stock as necessary so as to permit the exercise of any FFGI Stock Options granted under the FFGI Option Plan and which were unexercised prior to the Effective Time of the Merger in the manner contemplated by this Merger Agreement and the instruments pursuant to which the FFGI Stock Options were granted. UPC shall make all filings required under the Securities Laws so as to permit the exercise of such FFGI Stock Options and the sale or transfer of the shares of UPC Common Stock received by the optionee upon such exercise; provided, however, that UPC's obligation hereunder shall not include the obligation to make such filings as would be necessary for the resale of any shares of UPC Common Stock issued upon exercise of an option by any person who would be deemed to be an "Affiliate" of FFGI or UPC without compliance with either Rules 144 or 145 as promulgated by the SEC.

                          (c)     Reclassification, etc.  In case of any
reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of the UPC Common Stock or in case of any consolidation or merger of UPC with or into any other corporation, or in the case of any sale or transfer of all or substantially all of UPC's assets, then the rights of the optionees under the FFGI Stock Option Plan shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply to successive reclassifications, reorganizations, recapitalizations, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

                          (d)     Limited Obligations.  Nothing contained in
this Merger Agreement or in the other documentation of the proposed transaction shall be deemed to have reduced, contracted, enlarged, ratified, affirmed, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the holders of FFGI Stock Options may have under applicable documentation other than as expressly stated





                     AGREEMENT AND PLAN OF MERGER - PAGE 15
in this Merger Agreement with respect to the outstanding FFGI Stock Options identified herein which are validly issued and outstanding under the FFGI Stock Option Plan at the Effective Time of the Merger.

                                   ARTICLE 3

                           DESCRIPTION OF TRANSACTION

                 3.1      Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the stockholders of FFGI and Franklin Acquisition, and each other condition to the obligations of the Parties and Class B Stockholders hereto, other than those conditions which are to be satisfied by delivery of documents by any Party or Class B Stockholder to any other Party, has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, a closing (the "Closing") will be held on the date and at the time of day and place referred to in Section 3.2 of this Merger Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters, agreements and opinions which constitute conditions to effecting the Merger and each Party and Class B Stockholder will provide the other Parties with such reasonable proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties and Class B Stockholders shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger for filing with the Secretary of State of the State of Tennessee and promptly thereafter FFGI and Franklin Acquisition shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Merger Agreement. The Parties and each Class B Stockholder shall thereupon take such other and further actions as UPC shall direct or as may be required by law or this Merger Agreement, the Plan of Merger and the Escrow Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time as specified on the endorsement of the Articles of Merger by the Secretary of State of the State of Tennessee, or at such later time and date as is provided in the Articles of Merger (the "Effective Time of the Merger").

                          (c)     Continuation of Shares of Franklin
Acquisition. At the Effective Time of the Merger, each share of no par value common stock of Franklin





                     AGREEMENT AND PLAN OF MERGER - PAGE 16

Acquisition (the "Franklin Acquisition Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the issued and outstanding common stock of the Resulting Corporation.

                          (d)     Conversion and Cancellation of Shares of
FFGI. At the Effective Time of the Merger, each share of $1.00 par value Class A common stock of FFGI ("FFGI Class A Common") and each share of $1.00 par value Class B common stock of FFGI ("FFGI Class B Common") (collectively, the FFGI Class A Common and the FFGI Class B Common are referred to herein as the "FFGI Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof.

                          (e)     Conversion and Exchange of FFGI Shares;
Exchange Ratio; Escrow of UPC Common Stock for the Benefit of Class B Stockholders. At the Effective Time of the Merger, the outstanding shares of FFGI Common Stock held by the FFGI Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in FFGI or the Resulting Corporation, and shall, except for those shares of FFGI Common Stock held and registered in the name of any FFGI Record Holder who shall have perfected his dissenter's rights and shall have continued such dissenting status through the Effective Time of the Merger (a "FFGI Dissenting Shareholder"), automatically be converted exclusively into, and constitute only the right of the FFGI Record Holders to receive in exchange for their shares of FFGI Common Stock, the Consideration set forth in this Section 3.1(e) to which they are entitled.

                                  (1)      The number of shares of UPC Common
Stock to be exchanged for each share of FFGI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be based on an exchange ratio (the "Exchange Ratio") of 0.5440 shares of UPC Common Stock for each share of FFGI Common Stock, based on an aggregate of no more than 1,233,320 fully diluted shares of FFGI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (which, for purposes of this paragraph, shall be determined by counting all FFGI Stock Options issued and outstanding immediately prior to the Effective Time of the Merger as shares of FFGI Common Stock); and further based on the understanding that there shall be no shares of $1.00 par value preferred stock of FFGI ("FFGI Preferred Stock") outstanding and no other options, warrants, rights or other instruments outstanding or subject to issuance which are convertible into or otherwise represent the right to acquire any FFGI Common Stock, FFGI Preferred
Stock or any other capital stock of FFGI.   No fractional shares of UPC Common
Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a FFGI Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC





                     AGREEMENT AND PLAN OF MERGER - PAGE 17

Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Purchase Price set forth in Section 3.1(f) hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock as defined in Section 3.1(f) hereof.

                                  (2)      In addition to the Consideration to
be exchanged for each share of FFGI Class B Common Stock set forth in Section 3.1(e)(1) above, UPC shall issue to the Escrow Agent named in the Escrow Agreement, a copy of which is attached hereto as Exhibit B and incorporated fully herein, that number of shares of UPC Common Stock as shall equal the "Escrow Deposit" (as defined below) to be held by such Escrow Agent pursuant to the Escrow Agreement for the benefit of UPC and the Class B Stockholders (other than any Class B Stockholders who are FFGI Dissenting Shareholders as to a share or shares of FFGI Class B Common Stock). The "Escrow Deposit" shall equal ten percent (10%) of the remainder after subtracting from the aggregate number of whole shares of UPC Common Stock as UPC shall be obligated to issue to FFGI Record Holders pursuant to Section 3.1(e)(1) above, (x) any shares of UPC Common Stock as would be issued to any FFGI Dissenting Shareholders had they not perfected their dissenters' rights as to any Class A Common Stock, (y) any fractional shares of UPC Common Stock which would have been issued if UPC had issued fractional shares, and (z) that number of the shares of UPC Common Stock which would have been deposited with the Escrow Agent hereunder equal to the proportionate interest(s) of all shares of FFGI Class B Common Stock for which dissenters rights have been perfected as to their FFGI Class B Common Stock, to the total number of shares of Class B Common Stock; provided, however, that UPC shall have no obligation to escrow shares or pay any Consideration pursuant to this Section 3.1(e)(2), should the FFGI Pending Litigation be resolved or otherwise settled prior to the Effective Date of the Merger and should FFGI have declared and paid, or set aside for payment, the dividends, or a portion thereof, contemplated by Section 7(C)(2)(b) of FFGI's Charter to be paid to the holders of FFGI Class B Common Stock.

                                  For example, should the Exchange Ratio equal
two (2) shares of UPC Common Stock for each of the 1,233,320 shares of FFGI Common Stock outstanding at the Effective Time of the Merger, the total number of shares of UPC Common Stock to be issued would equal 2,466,640 shares. If the FFGI Record Holders of 5,000 shares of FFGI Class A Common Stock perfect dissenters' rights thereby becoming FFGI Dissenting Shareholders, and should UPC cash-out 1000 fractional shares of UPC Common Stock, the aggregate number of whole shares of UPC Common Stock which UPC would be required to issue upon consummation of the Merger would equal 2,455,640 shares (2,466,640 less 10,000 (2 X 5,000) and less 1000). If no Record Holders of Class B Common Stock perfect dissenters' rights with respect to any of their shares of FFGI Class B Common Stock, the Escrow Deposit would equal 10% of 2,455,640 or 245,564 shares of UPC Common Stock. If, however, the holders of 25%





                     AGREEMENT AND PLAN OF MERGER - PAGE 18
of the outstanding shares of FFGI Class B Common Stock perfect dissenter's rights with respect to such shares, and should UPC, in its sole discretion, determine to proceed with the Merger, the Escrow Deposit would be reduced by 25% of 245,564 (61,391) to 184,173 shares of UPC Common Stock.

                          The shares of UPC Common Stock and the cash
settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the FFGI Record Holders upon consummation of the Merger and proper surrender in accordance with Section 3.1(f) of certificates evidencing and representing shares of FFGI Common Stock outstanding immediately prior to the Effective Time of the Merger, and the additional rights of the Class B Stockholders under the Escrow Agreement are sometimes collectively referred to herein as the "Consideration."

                                  (i)      Definition of "Current Market Price
Per Share". The "Current Market Price Per Share" shall be the closing price per share of the "last" real time trade (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for the Effective Date of the Merger (the "Pricing Period").

                                  (ii)     Effect of Stock Splits, Reverse
Stock Splits, Stock Dividends and Similar Changes in the Capital of UPC or FFGI. Should either UPC or FFGI effect any stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations, exchange of shares or similar changes in their respective capital accounts or capitalization subsequent to the date of this Merger Agreement but prior to the Effective Time of the Merger, the Exchange Ratio and the Escrow Deposit shall be proportionally adjusted, to the extent necessary, in order to give effect to such changes.

                          (f)     Mechanics of Payment of Purchase Price.  As
soon as reasonably practicable after the Effective Time of the Merger and the receipt by UPC of the Certified FFGI Shareholder List from the transfer agent of FFGI, the Exchange Agent shall deliver to each of the FFGI Record Holders such materials and information deemed necessary by the Exchange Agent to advise the FFGI Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the FFGI Common Stock in order for the FFGI Record Holders to receive the Consideration to which they are entitled pursuant to the terms of this Merger Agreement and the Plan of Merger. Such materials shall include, without limitation, a Letter of Transmittal and an Instruction Sheet (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the FFGI Record Holders at the addresses set forth on a certified shareholder list to be delivered by FFGI to UPC at the Closing (the "Certified FFGI Shareholder List"). As soon as reasonably practicable thereafter, the FFGI Record Holders of all of the outstanding shares of FFGI Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates formerly evidencing and representing all of the





                     AGREEMENT AND PLAN OF MERGER - PAGE 19
shares of FFGI Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of FFGI Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of FFGI Common Stock, the Exchange Agent shall mail to the former FFGI Stockholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such FFGI Shareholder's shares of FFGI Common Stock pursuant to Section 3.1(e)(1) hereof evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration set forth in Section 3.1(e)(1) upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of FFGI Common Stock of an FFGI Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such FFGI Record Holder's shares of FFGI Common Stock were converted and aggregated at the Effective Time of the Merger.
Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the FFGI Record Holder's FFGI Common Stock, shall have been surrendered as provided above, the Consideration payable to the FFGI Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the FFGI Record Holder(s) of such certificate(s) until such certificate(s) shall have been surrendered in the manner required. Each FFGI Record Holder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The FFGI Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such FFGI Record Holder is entitled, provided that each such FFGI Record Holder shall deliver to UPC and to the Exchange
Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Resulting Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the FFGI Record Holder.

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of FFGI shall be closed and no transfer of shares of FFGI





                     AGREEMENT AND PLAN OF MERGER - PAGE 20

Common Stock outstanding immediately prior to the Effective Time of the Merger shall be made thereafter.

                          (h)     Effects of the Merger.  At the Effective Time
of the Merger, the corporate existence of Franklin Acquisition shall cease, and Franklin Acquisition shall be merged with and into FFGI which, as the Resulting Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both FFGI and Franklin Acquisition.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of FFGI and Franklin Acquisition in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in FFGI as the Resulting Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Resulting Corporation shall become and be liable for all debts, liabilities, obligations and contracts of FFGI, as well as those of Franklin Acquisition, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of FFGI or Franklin Acquisition.

                          (k)     Dissenting Shareholders' Rights.  If any
holder of shares of FFGI Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting shareholder rights to be paid the fair value of his or her shares ("Dissenting Shares"), then such holder shall be entitled to receive such value as may be established pursuant to such provisions. FFGI shall give UPC prompt notice of any written objections or demands received from any shareholder pursuant to such provisions, and shall give UPS the opportunity to participate in all proceedings with respect to any such objections or demands.

                          (l)     Reservation of Shares of UPC Common Stock.
UPC shall reserve for issuance a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock to the FFGI Record Holders, and depositing shares of UPC Common Stock with the Escrow Agent pursuant to the Escrow Agreement, in accordance with the terms and conditions of this Section 3.1 and, where applicable, the Escrow Agreement.





                     AGREEMENT AND PLAN OF MERGER - PAGE 21

                 3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at Union Planters National Bank, Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. The Closing may be held at such other place as may be mutually agreed upon by the Parties.

                                   ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF UPC AND FRANKLIN ACQUISITION

                 As of the date hereof and as of the Effective Time of the Merger, UPC and Franklin Acquisition represent and warrant to FFGI as follows:

                 4.1 Organization and Corporate Authority. UPC, each UPC Subsidiary and Franklin Acquisition are corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (i) have, in all material respects, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. The corporate Charters and Bylaws of UPC and Franklin Acquisition, as amended to date, are in full force and effect as of the date of this Merger Agreement. UPC is duly registered as a bank holding company with the Federal Reserve and as a savings and loan holding company with the OTS.

                 4.2 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

                          (a)     UPC and Franklin Acquisition have all
requisite corporate power and authority to execute and deliver this Merger Agreement, the Plan of Merger and the Escrow Agreement, and to consummate the transactions contemplated hereby and thereby. This Merger Agreement, and all other agreements contemplated to be executed in connection herewith by UPC and Franklin Acquisition, including, but not limited to, the Escrow Agreement, have been (or upon execution will have been) duly executed and delivered by UPC and Franklin Acquisition, have been (or upon execution will have been) duly authorized by all necessary action by UPC and Franklin Acquisition,





                     AGREEMENT AND PLAN OF MERGER - PAGE 22
corporate or otherwise, and no other corporate proceedings on the part of UPC or Franklin Acquisition are (or will be) necessary to authorize such execution and delivery and the consummation of the transactions contemplated hereby, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and Franklin Acquisition, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this Merger
Agreement, the Plan of Merger and the Escrow Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof and thereof, will not result in a breach of any of the material terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC or Franklin Acquisition is a party or by which they or their property or any of their assets are bound; the corporate Charters or Bylaws of UPC or Franklin Acquisition; or any material judgment, decree, order or award of any court, governmental body or arbitrator by which UPC or Franklin Acquisition is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC or Franklin Acquisition or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC or Franklin Acquisition, except that the Government Approvals shall be required in order for UPC and Franklin Acquisition to consummate the Merger.

                 4.3 No Legal Bar. Neither UPC nor Franklin Acquisition is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Merger Agreement by UPC or Franklin Acquisition, its delivery to FFGI or the consummation of the transactions contemplated hereby, and no action or proceeding is pending against UPC or Franklin Acquisition in which the validity of this Merger Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

                 4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or Franklin Acquisition in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby by UPC or Franklin Acquisition, except for: (a) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal





                     AGREEMENT AND PLAN OF MERGER - PAGE 23

Reserve") of the Merger under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated by the Federal Reserve thereunder, and (b) the prior approval of the Office of Thrift Supervision (the"OTS") under the Home Owners Loan Act, as amended, and the regulations promulgated by the OTS thereunder (collectively, the "Government Approvals"). Neither UPC nor Franklin Acquisition is aware of any reason why the Government Approvals required to be obtained by the Regulatory Authorities in connection with the Merger should not be granted by such Regulatory Authorities or why such Government Approvals should be conditioned on any requirement which would be a significant impediment to UPC's ability to carry on its businesses.

                 4.5      Capitalization.

                          (a)     The authorized capital stock of UPC consists
of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 100,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of January 31, 1996, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; and 3,496,419 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"); 317,459 shares of Series E Preferred Stock and 482,922 shares of UPC Common Stock have been reserved for issuance in connection with pending UPC acquisitions other than the Merger contemplated hereby, and 861,460 shares of UPC Common Stock have been reserved for issuance in connections with UPC stock option plans, employee benefit plans and its dividend reinvestment plan. As of January 31, 1996, approximately 45,494,183 shares of UPC Common Stock were validly issued and outstanding. As of the date of this Merger Agreement, UPC owns and is the beneficial record holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for directors' qualifying shares, free and clear of all liens, charges or encumbrances.

                          (b)     The authorized capital stock of Franklin
Acquisition consists of 1,000 shares of common stock having no par value per share (the "Franklin Acquisition Common Stock") and no preferred stock. As of the date hereof, Franklin Acquisition had issued 1,000 shares of the authorized Franklin Acquisition Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the Franklin Acquisition Common Stock outstanding.

                 4.6 UPC Financial Statements. UPC has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to FFGI true and complete copies of the UPC Financial Statements. Such





                     AGREEMENT AND PLAN OF MERGER - PAGE 24
financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of UPC at the respective dates thereof and the consolidated results of operations and consolidated cash flow of UPC for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained.

                 4.7 Exchange Act Filings. The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all material forms and reports required by law to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 4.8 The UPC Common Stock. All shares of UPC Common Stock to be issued by UPC and delivered to the FFGI Record Holders in exchange for all of the FFGI Common Stock held by the FFGI Record Holders, or delivered to the Escrow Agent pursuant to the Escrow Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Common Stock to be delivered in payment of the Consideration shall have in all material respects such distinguishing characteristics as those of the shares of UPC Common Stock outstanding immediately prior to the Effective Time of the Merger.

                 4.9 Compliance With Law. UPC and all UPC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by UPC and all UPC Subsidiaries subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither UPC nor any UPC Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 4.10     Absence of Certain Changes.  Except as disclosed in
Schedule 4.10 or as provided for or contemplated in this Merger Agreement, since December 31, 1994 (the "Balance Sheet Date") there has not been any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC or Franklin Acquisition.





                     AGREEMENT AND PLAN OF MERGER - PAGE 25

                 4.11 Tax Matters. Except as described in Schedule 4.11 hereto:

                          (a)     all federal, state, local, and foreign tax
returns required to be filed by or on behalf of UPC and each UPC Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Merger Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Merger Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to UPC or any UPC Subsidiary except as fully reserved for in the UPC Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)     Neither UPC nor any UPC Subsidiary has
executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)     Adequate provision for any federal, state,
local, or foreign taxes due or to become due for UPC and all UPC Subsidiaries for all periods through and including December 31, 1994, has been made and is reflected on the December 31, 1994 financial statements included in the UPC Financial Statements, and have been and will continue to be made with respect to periods ending after December 31, 1994.

                          (d)     Deferred taxes of Franklin Acquisition and
each UPC Subsidiary have been and will be provided for in accordance with GAAP.

                          (e)     To the best knowledge of UPC and Franklin
Acquisition, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against UPC or any UPC Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon UPC by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by UPC or any UPC Subsidiary, either have been paid in full, or have been properly accrued and reflected in the UPC Financial Statements.

                 4.12 Litigation. Except as set forth in Schedule 4.12 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or Franklin Acquisition, threatened against or affecting UPC, any UPC





                     AGREEMENT AND PLAN OF MERGER - PAGE 26

Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against UPC or the UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC and that are not reflected in the UPC Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by UPC or any UPC Subsidiary.

                 4.13 Absence of Undisclosed Liabilities. Except as described in Schedule 4.13 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary (i) except as disclosed in the UPC Financial Statements delivered to FFGI prior to the date of this Merger Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Merger Agreement. Since December 31, 1994, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to UPC or any UPC Subsidiary.

                 4.14     Compliance with Laws.  UPC and each UPC Subsidiary:

                          (a)     Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of UPC or any UPC Subsidiary, or which would or could reasonably be expected to subject UPC or any UPC Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)     Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that UPC or any UPC Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on UPC or any UPC Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of UPC or any UPC Subsidiary, or (iii) requiring UPC or any UPC Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.





                     AGREEMENT AND PLAN OF MERGER - PAGE 27

                 4.15 Material Contract Defaults. Neither UPC nor any UPC Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on UPC or any UPC Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 4.16 Statements True and Correct. None of the information prepared by, or on behalf of, UPC or any UPC Subsidiary regarding UPC, Franklin Acquisition or any other UPC Subsidiary included or to be included in the Proxy Statement to be mailed to the FFGI Stockholders in connection with the Shareholders Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the FFGI Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which UPC or any UPC Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.

                 4.17 Disclosure. The information concerning, and the representations or warranties made by UPC and/or Franklin Acquisition as set forth in this Merger Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and/or Franklin Acquisition to FFGI pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to FFGI by UPC and/or Franklin Acquisition pursuant hereto were or will be complete and accurate copies of such documents.





                     AGREEMENT AND PLAN OF MERGER - PAGE 28

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF FFGI AND SAVINGS BANK

         Both as of the date hereof and as of the Effective Time of the Merger, FFGI and Savings Bank represent and warrant to UPC and Franklin Acquisition as follows:

                 5.1 Organization and Qualification of FFGI and Subsidiaries. FFGI is a Tennessee corporation, and Savings bank is a federal savings bank, duly organized, validly existing and in good standing under the laws of the State of Tennessee as to FFGI and the United States as to Savings Bank, and each (a) has in all material respects all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its material properties owned or held under lease or the nature of its business makes such qualification necessary, except to the extent that any failure to so qualify would not have a material adverse effect on the business or financial condition of FFGI or Savings Bank. Each FFGI Subsidiary is duly chartered, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and (a) has, in all material respects, all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; and
(b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary, except to the extent that any failure to so qualify would not have a material adverse effect on the business or financial condition of FFGI, Savings Bank or such FFGI Subsidiary. FFGI and each of its Subsidiaries, including but not limited to the Savings Bank, have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their business as it is currently being conducted. The Savings Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America and engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations promulgated by the OTS thereunder or the FDIC for insured depository institutions. Savings Bank's deposit accounts are insured by the Savings Association Insurance Fund (the "SAIF") as administered by the FDIC to the fullest extent permitted under applicable law.

                 5.2 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

                          (a)     FFGI and Savings Bank each have all requisite
power and authority to execute and deliver this Merger Agreement, the Plan of Merger and the





                     AGREEMENT AND PLAN OF MERGER - PAGE 29

Escrow Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Merger Agreement, the Plan of Merger and the Escrow Agreement and the consummation of the transactions contemplated therein has been duly authorized by at least two-thirds of the entire Boards of Directors of FFGI and Savings Bank and, except for the approval of the FFGI Stockholders, no other corporate proceedings on the part of FFGI or Savings Bank are necessary to authorize the execution and delivery of this Merger Agreement, the Plan of Merger, the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby. This Merger Agreement and all other agreements and instruments herein contemplated to be executed by FFGI and Savings Bank have been (or upon execution will have been) duly executed and delivered by FFGI and Savings Bank and constitute (or upon execution will constitute) the legal, valid and enforceable obligations of FFGI and Savings Bank, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this Merger
Agreement, the Plan of Merger and the Escrow Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof, will not result in a violation or breach of any of the material terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under any material mortgage, lease, covenant, agreement, indenture or other instrument to which FFGI or any FFGI Subsidiary, including but not limited to, the Savings Bank, is a party or by which FFGI or any FFGI Subsidiary, including but not limited to, the Savings Bank, is bound; the Charter or Bylaws of FFGI, Savings Bank or any other FFGI Subsidiary; or any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which FFGI, Savings Bank or any other FFGI Subsidiary is bound, which could have a material adverse impact or effect on the financial condition or results of operations of FFGI, the Savings Bank or any other FFGI Subsidiaries; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to FFGI, Savings Bank, or any other FFGI Subsidiary or the properties of any of them; or result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of FFGI, Savings Bank, or any other FFGI Subsidiary, except that the Government Approvals shall be required in order for FFGI to consummate the Merger.

                 5.3      No Legal Bar.   Neither FFGI, Savings Bank nor any
other FFGI Subsidiary is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other





                     AGREEMENT AND PLAN OF MERGER - PAGE 30
governmental authority or body, or any law which would prevent the execution of this Merger Agreement, the Plan of Merger or the Escrow Agreement by FFGI and Savings Bank, the delivery hereof and thereof to UPC and Franklin Acquisition, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against FFGI, Savings Bank, or any other FFGI Subsidiary in which the validity of this Merger Agreement, the Plan of Merger or the Escrow Agreement, or any of the transactions contemplated hereby or thereby, or any action which has been taken by any of the Parties or, to the best of FFGI's and Savings Bank's knowledge, the Class B Stockholders in connection herewith or in connection with the transactions contemplated hereby is at issue.

                 5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by FFGI or Savings Bank in connection with the execution and delivery of this Merger Agreement, the Plan of Merger or the Escrow Agreement, or the consummation of the transactions contemplated hereby or thereby, nor, except as set forth in Schedule 5.4 hereto, is any consent or approval required from any landlord, licensor or other party which has granted rights to FFGI, Savings Bank, or any other FFGI Subsidiary in order to avoid forfeiture or impairment of such rights, including, but not limited to, any rights forming the basis of the FFGI Pending Litigation or arising therefrom.

                 5.5 Licenses, Franchises, etc. FFGI, Savings Bank and all other FFGI Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by FFGI, Savings Bank, and the other FFGI Subsidiaries subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither FFGI, Savings Bank nor any other FFGI Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Charter and Bylaws of FFGI, Savings Bank and each other FFGI Subsidiary, respectively. The Charter and Bylaws of FFGI, Savings Bank, and each other FFGI Subsidiary, as amended to date, are in full force and effect.

                 5.7 FFGI Financial Statements. FFGI has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to UPC true and complete copies of the FFGI Financial Statements. Such





                     AGREEMENT AND PLAN OF MERGER - PAGE 31
financial statements (i) were (or will be) prepared from the books and records of FFGI, Savings Bank and each other FFGI Subsidiary; (ii) were (or will be) prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present (or will accurately present) FFGI's consolidated financial condition and the consolidated results of operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of FFGI's consolidated financial condition and the consolidated results of FFGI's operations and cash flows for the periods covered by such Financial Statements; (v) contain and reflect (or will contain and reflect) adequate provisions for loan losses, for ORE reserves and for all reasonably anticipated liabilities for all federal, state, local or foreign taxes, with respect to the periods then ended; and (vi) contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112 as of the date of such Financial Statements.

                 5.8      Absence of Certain Changes.  Except as disclosed in
Schedule 5.8, or as provided for or contemplated in this Merger Agreement, since the Balance Sheet Date there has not been:

                          (a)     any material transaction by FFGI, Savings
Bank, or any other FFGI Subsidiary not in the ordinary course of business and in conformity with past practice;

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of FFGI, Savings Bank, or any other FFGI Subsidiary;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or is reasonably expected to have a material adverse effect on any of the properties or business or prospects of FFGI, Savings Bank, or any other FFGI Subsidiary or their future use and operation by FFGI, Savings Bank or such FFGI Subsidiary;

                          (d)     any acquisition or disposition by FFGI,
Savings Bank, or any other FFGI Subsidiary of any property or asset of FFGI, Savings Bank or such other FFGI Subsidiary, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Fifty Thousand Dollars ($50,000), except in the ordinary course of business and in conformity with past practice;





                     AGREEMENT AND PLAN OF MERGER - PAGE 32

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of FFGI, Savings Bank, or any other FFGI Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement relating to FFGI, Savings Bank, or any other FFGI Subsidiary, or to which FFGI, Savings Bank, or any other FFGI Subsidiary is a party, which would have an adverse effect upon the financial condition or operations of FFGI, Savings Bank or such other FFGI Subsidiary;

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of FFGI, Savings Bank, or any other FFGI Subsidiary, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by FFGI, Savings Bank, or any other FFGI Subsidiary, any property subject to any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     any material alteration in the manner of
keeping the books, accounts or Records of FFGI, Savings Bank, or any other FFGI Subsidiary, or in the accounting policies or practices therein reflected, except as may be required by generally accepted accounting principles or as required by the OTS;

                          (j)     any release or discharge of any obligation or
liability of any person or entity related to or arising out of any loan made by FFGI, Savings Bank, or any other FFGI Subsidiary of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     any loan (except credit card loans, passbook
loans or home loans) by FFGI, Savings Bank, or any other FFGI Subsidiary to any Officer, director or known 5% shareholder of FFGI, Savings Bank, other FFGI Subsidiary, or any Affiliate of FFGI; or to any member of the immediate family of such Officer, director or known 5% shareholder of FFGI or any Affiliate of FFGI; or to any Person in which such Officer, director or known 5% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 5% shareholder has a ten percent (10%)





                     AGREEMENT AND PLAN OF MERGER - PAGE 33
or more beneficial interest; or as to which such Officer, director or 5% shareholder serves as a trustee or in a similar capacity. As used in this Section, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                 5.9 Deposits. None of the Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process. Except as set forth in Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of FFGI.

                 5.10 Properties. Except (i) for encumbrances which do not materially effect the value thereof, (ii) liens for current taxes and special assessments not yet due and payable, (iii) as described in Schedule 5.10 hereto or in the FFGI Financial Statements, or (iv) adequately reserved against in the FFGI Financial Statements, FFGI, Savings Bank, and each other FFGI Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the FFGI Financial Statements as being owned by FFGI, Savings Bank, or any other FFGI Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of FFGI and its Subsidiaries on a consolidated basis, held under leases or subleases by FFGI, Savings Bank, or any other FFGI Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending). The policies of fire, theft, liability, and other insurance maintained with respect to the properties, assets or businesses of the FFGI Companies provide coverage reasonably believed by management of FFGI and Savings Bank to be adequate against loss, and the fidelity bonds in effect as to which any of the FFGI Companies is a named insured are believed to be sufficient.

                 5.11 FFGI Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive FFGI Subsidiaries as of the date of this Merger Agreement and describes generally the business activities conducted, or permitted to be conducted, by each FFGI Subsidiary. No equity securities of any of the FFGI Subsidiaries are or may become required to be issued (other than to FFGI) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any FFGI Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any FFGI Subsidiary is bound to issue (other than to FFGI) any





                     AGREEMENT AND PLAN OF MERGER - PAGE 34
additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each FFGI Subsidiary held by FFGI or by any FFGI Subsidiary are fully paid and nonassessable and are owned by FFGI or such FFGI Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not.

                 5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of FFGI's, Savings Bank's and each other FFGI Subsidiary's fixed assets and equipment having a net book value in excess of Twenty-five Thousand Dollars ($25,000) included in the Fixed Assets in the FFGI Financial Statements is in good operating condition and repair, normal wear and tear excepted.

                 5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)     all federal, state, local, and foreign tax
returns required to be filed by or on behalf of FFGI, Savings Bank, and each other FFGI Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Merger Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Merger Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to FFGI, Savings Bank, or any other FFGI Subsidiary except as fully reserved for in the FFGI Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)     Neither FFGI, Savings Bank, nor any other
FFGI Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)     Adequate provision for any federal, state,
local, or foreign taxes due or to become due for FFGI, Savings Bank, and all other FFGI Subsidiaries for all periods through and including September 30, 1995, has been made and is reflected on the September 30, 1995 financial statements included in the FFGI Financial Statements, and have been and will continue to be made with respect to periods ending after September 30, 1995.

                          (d)     Deferred taxes of FFGI, Savings Bank, and
each other FFGI Subsidiary have been and will be provided for in accordance with GAAP.

                          (e)     To the best knowledge of FFGI and Savings
Bank, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now





                     AGREEMENT AND PLAN OF MERGER - PAGE 35
asserting or threatening to assert against FFGI, Savings Bank, or any other FFGI Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon FFGI, Savings Bank, or any other FFGI Subsidiary by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by FFGI, Savings Bank, or any other FFGI Subsidiary, either have been paid in full, or have been properly accrued and reflected in the FFGI Financial Statements.

                 5.14 Litigation. Except as set forth in Schedule 5.14 hereto, there is no action, suit or proceeding pending against FFGI, Savings Bank, or any other FFGI Subsidiary, or to the best knowledge of FFGI and Savings Bank, threatened against or affecting FFGI, Savings Bank, or any other FFGI Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) is reasonably expected to, if decided against FFGI, Savings Bank or any other FFGI Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of FFGI and the FFGI Subsidiaries taken as a whole and that are not reflected in the FFGI Financial Statements or
(ii) has been brought by or on behalf of any employee employed or formerly employed by FFGI, Savings Bank, or any other FFGI Subsidiary.

                 5.15     Hazardous Materials.

                          (a)     FFGI, Savings Bank, and all other FFGI
Subsidiaries have obtained all permits, licenses and other authorizations which are required to be obtained by FFGI, Savings Bank, or any other FFGI Subsidiaries with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by FFGI, Savings Bank, or any other FFGI Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except (i) the noncompliance of which would not have a material adverse effect on the financial condition or operations or prospects of FFGI, Savings Bank, or any other FFGI Subsidiary or (ii) as described in detail in Schedule 5.15 hereto. For purposes hereof, the following terms shall have the following meanings:

                                  "APPLICABLE ENVIRONMENTAL LAWS" shall mean
all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable





                     AGREEMENT AND PLAN OF MERGER - PAGE 36
to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C. Section 401 et seq.;
(j) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Hazardous Waste Management Act of 1977, Sections 68-212-101 et seq. of the Tennessee Code; (n) the Hazardous Waste Management Act of 1983, Sections 68-212-201 et seq. of the Tennessee Code; (o) the Hazardous Waste Reduction Act of 1990, Sections 68-212-301 et seq. of the Tennessee Code; (p) the Petroleum Underground Storage Tank Act, Sections 68-215-101 et seq. of the Tennessee Code; (q) the Tennessee Water Quality Control Act of 1977, Sections 69-3-101 et seq. of the Tennessee Code; (r) the Dry Cleaner's Environmental Response Act, Sections 68-217-102 et seq. of the Tennessee Code; and (s) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; and (r) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                                  "HAZARDOUS SUBSTANCES" shall mean any
substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of FFGI, Savings Bank, or any other FFGI Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                                  "PROPERTY" shall be deemed to include, but
shall not be limited to, all real property owned, controlled, leased or held by FFGI, Savings Bank, or any other FFGI Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.





                     AGREEMENT AND PLAN OF MERGER - PAGE 37

                          (b)     In addition, except as set forth in Schedule
5.15(b) hereto:

                                  (i)      No notice, notification, demand,
request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by FFGI, Savings Bank, or any other FFGI Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of FFGI, Savings Bank, or any other FFGI Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by FFGI, Savings Bank, any other FFGI Subsidiary or any Affiliate of FFGI at the Property;

                                  (ii)     None of the Property has received or
held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during FFGI's, Saving's Bank's, or any other FFGI Subsidiary's occupancy thereof, or during the occupancy thereof by any assignee or sublessee of FFGI, Savings Bank, or any other FFGI Subsidiary, except in compliance with all Applicable Environmental Laws;

                                  (iii)    There are no Hazardous Substances
being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property, other than in the ordinary course of business; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)     No Hazardous Substances have been
Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                          (c)     Neither FFGI, Savings Bank, any other FFGI
Subsidiary, nor any Affiliate of FFGI has transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.





                     AGREEMENT AND PLAN OF MERGER - PAGE 38

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, FFGI, Savings Bank, any other FFGI Subsidiary, or any Affiliate of FFGI in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of FFGI, Savings Bank, any other FFGI Subsidiary, or any Affiliate of FFGI relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of FFGI and Savings Bank, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of FFGI, Savings Bank, any other FFGI Subsidiary, or any Affiliate of FFGI in relation to any Property, which have not been made available to UPC.

                          (h)     Except as described in Schedule 5.15(h)
hereto, neither FFGI nor Savings Bank is aware of any facts which might suggest that FFGI, Savings Bank, or any other FFGI Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject FFGI, Savings Bank, or any other FFGI Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) as modified by 40 C.F.R. Part 300.

                 5.16 Insurance. FFGI, Savings Bank and each other FFGI Subsidiary has paid all material amounts due and payable under any insurance policies and guaranties applicable to FFGI, Savings Bank, and all other FFGI's Subsidiaries' assets and operations; all such insurance policies and guaranties are in full force and effect; and all of FFGI's, Savings Bank's, and the other FFGI Subsidiaries' material Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are reasonably believed by FFGI and Savings Bank management to be adequate and consistent with past practice and experience.





                     AGREEMENT AND PLAN OF MERGER - PAGE 39

                 5.17     Labor and Employment Matters.  Except as reflected in
Schedule 5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which FFGI, Savings Bank, or any other FFGI Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which FFGI, Savings Bank, or any other FFGI Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of FFGI, Savings Bank, or any other FFGI Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither FFGI, Savings Bank, nor any other FFGI Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. FFGI, Savings Bank, and each other FFGI Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, except for failures to comply with such laws which would not have a material adverse effect on the business or operations of FFGI, Savings Bank, and the other FFGI Subsidiaries taken as a whole, and FFGI, Savings Bank, and each other FFGI Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of FFGI, Savings Bank, and each other FFGI Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 5.17, there is no: unfair labor practice complaint against FFGI, Savings Bank, or any other FFGI Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting FFGI, Savings Bank, or any other FFGI Subsidiary; labor grievance pending against FFGI, Savings Bank, or any other FFGI Subsidiary; pending representation question respecting the employees of FFGI, Savings Bank, or any other FFGI Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which FFGI, Savings Bank, or any other FFGI Subsidiary is a party, or to the best knowledge of FFGI and Savings Bank, any basis for which a claim may be made under any collective bargaining agreement to which FFGI, Savings Bank, or any other FFGI Subsidiary is a party.

                 5.18 Records and Documents. The Records of FFGI, Savings Bank, and each other FFGI Subsidiary are and will be sufficient to enable the Resulting Corporation





                     AGREEMENT AND PLAN OF MERGER - PAGE 40
to continue conducting the businesses of FFGI, Savings Bank, and each other FFGI Subsidiary under similar standards as FFGI, Savings bank, and each other FFGI Subsidiary has heretofore conducted such business.

                 5.19 Capitalization of FFGI. The authorized capital stock of FFGI consists of 2,000,000 shares of FFGI Class A Common Stock, 1,000,000 shares of FFGI Class B Common Stock and 5,000,000 shares of FFGI Preferred Stock, and no other class of equity security. As of the date of this Merger Agreement, 712,320 Shares of FFGI Class A Common Stock and 500,000 shares of FFGI Class B Common Stock were issued and outstanding, no shares of FFGI Common Stock were held by FFGI as treasury stock and no shares of FFGI Preferred Stock were issued and outstanding. All of the outstanding FFGI Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any FFGI Stockholder. Except as described in Section 2.7 of this Merger Agreement or as described on Schedule
5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into FFGI Common Stock or into any other equity or debt security of FFGI, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued FFGI Common Stock or any other equity or debt security of FFGI. Accordingly, immediately prior to the Effective Time of the Merger, there will be not more than 1,212,320 shares of FFGI Common Stock issued and outstanding, plus that number of shares of FFGI Common Stock issued pursuant to the exercise of any FFGI Stock Options.

                 5.20 Capitalization of Savings Bank. The authorized capital stock of Savings Bank consists of 7,000,000 shares of common stock having a par value of $1.00 per share (the "Savings Bank Common Stock"), 3,000,000 shares of preferred stock, $1.00 par value per share (the "Savings Bank Preferred Stock"), and no other class of equity security. As of the date of this Merger Agreement, 1,207,811 shares of Savings Bank Common Stock were issued and outstanding and no shares of Savings Bank Common Stock were held by Savings Bank as treasury stock. All of the outstanding shares of Savings Bank Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any person. As of the date hereof, there are no outstanding securities or other obligations which are convertible into Savings Bank Common Stock or into any other equity or debt security of Savings Bank, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Savings Bank Common Stock or any other equity or debt security of Savings Bank. FFGI owns and is the beneficial record holder of, and has good and freely transferable title to, all outstanding shares of Savings Bank Common Stock, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims.





                     AGREEMENT AND PLAN OF MERGER - PAGE 41

                 5.21 Sole Agreement. With the exception of this Merger Agreement, neither FFGI, Savings Bank, nor any other FFGI Subsidiary has been or is a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of FFGI, Savings Bank, or any other FFGI Subsidiary (or any of their assets) in any business combination of any kind; or any agreement obligating FFGI to issue or sell or authorize the issuance, sale or transfer of FFGI Common Stock, FFGI Preferred Stock, any other capital stock of FFGI, or any capital stock of Savings Bank or any other FFGI Subsidiary. Except as described in Section 2.7, Schedule 5.19 and Schedule 5.21 hereto, there are no (nor will there be at the Effective Time of the Merger any) shares of capital stock or other equity securities of FFGI outstanding, except for shares of FFGI Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time of the Merger any) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FFGI, or contracts, commitments, understandings, or arrangements by which FFGI is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. There are no (nor will there be at the Effective Time of the Merger any) contracts, commitments, understandings, or arrangements by which FFGI, Savings Bank, or any other FFGI Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of Savings Bank or any other FFGI Subsidiary, and there are no (nor will there be at the Effective Time of the Merger any) contracts, agreements, understandings or commitments relating to the right of FFGI to vote or to dispose of any such shares.

                 5.22 Disclosure. The information concerning, and representations and warranties made by FFGI and Savings Bank as set forth in this Merger Agreement, the Escrow Agreement, or in the Schedules of FFGI hereto, or in any document, statement, certificate or other writing furnished or to be furnished by FFGI or Savings Bank to UPC and Franklin Acquisition pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC and Franklin Acquisition by FFGI and Savings Bank pursuant hereto were or will be complete and accurate copies of such documents.

                 5.23 Absence of Undisclosed Liabilities. Except as described in Schedule 5.23 hereto, neither FFGI, Savings Bank, nor any other FFGI Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of FFGI, Savings Bank, or any other FFGI Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or





                     AGREEMENT AND PLAN OF MERGER - PAGE 42
operations of FFGI, Savings Bank, or any other FFGI Subsidiary (i) except as disclosed in the FFGI Financial Statements delivered to UPC prior to the date of this Merger Agreement, or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices, or (iii) except as contemplated under this Merger Agreement. Since September 30, 1995, neither FFGI, Savings Bank, nor any other FFGI Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of FFGI, Savings Bank, or such other FFGI Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to FFGI, Savings Bank, or any other FFGI Subsidiary.

                 5.24 Allowance for Possible Loan or ORE Losses. Except as disclosed in Schedule 5.24 hereto, as of the date hereof, neither Savings Bank nor any other FFGI Subsidiary has any loan which has been criticized or classified by bank examiners representing any Regulatory Authority or by its independent auditors as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan." The net book value of ORE reflected on the December 31, 1994 financial statements included in the FFGI Financial Statements is no greater than the net realizable value of the ORE in accordance with Statement of Position 92-3.

                 5.25 Compliance with Laws. FFGI, Savings Bank, and each other FFGI Subsidiary:

                          (a)     Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of FFGI, Savings Bank, or any other FFGI Subsidiary taken as a whole, or which would or could reasonably be expected to subject FFGI, Savings Bank, or any other FFGI Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)     Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that FFGI, Savings Bank, or any other FFGI Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on FFGI, Savings Bank, or any other FFGI Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of FFGI, Savings Bank, or any other FFGI Subsidiary, or (iii) requiring FFGI,





                     AGREEMENT AND PLAN OF MERGER - PAGE 43

Savings Bank, or any other FFGI Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 5.26     Employee Benefit Plans.

                          (a)     FFGI has previously provided to UPC true and
complete copies of each "employee benefit plan," as defined in ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of FFGI, Savings Bank, or any other FFGI Subsidiary, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans", and each such Employee Plan is listed in Schedule 5.26(a) hereto. Each Employee Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code, is so qualified. Except as disclosed in Schedule 5.26(a) hereto, all Employee Plans were in effect for substantially all of calendar year 1995 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 1995.

                          (b)     FFGI has furnished to UPC true and complete
copies and descriptions of each plan or arrangement maintained or otherwise contributed to by FFGI, Savings Bank, or any other FFGI Subsidiary which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare plan (including, but not limited to, "employee welfare benefit plans" as that term is defined in ERISA), or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of FFGI, Savings Bank, or any other FFGI Subsidiary (such plans and arrangements being collectively referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of FFGI, Savings Bank, and the other FFGI's Subsidiaries are listed on Schedule 5.26(b) hereto). Except as disclosed in Schedule 5.26(b) hereto, there are no other Benefit Arrangements of the FFGI Companies and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1995. Except as disclosed in Schedule 5.26(b) hereto or as was required by applicable law, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1995, and no material increase in the base salary and wage levels of FFGI, Savings Bank, or any other FFGI Subsidiary and except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1995. Except as disclosed in Schedule 5.26(b) hereto, there has been no material increase in the compensation of or benefits payable to any senior executive employee of FFGI, Savings Bank, or any other FFGI Subsidiary





                     AGREEMENT AND PLAN OF MERGER - PAGE 44
since January 1, 1995, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 1995. Except as disclosed in Schedule 5.26(b) hereto, there is no contract, agreement or Benefit Arrangement covering any employee of FFGI, Savings Bank, or any other FFGI Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Internal Revenue Code.

                          (c)     With respect to all Employee Plans and
Benefit Arrangements, FFGI, Savings Bank, and each other FFGI Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements except to the extent that any such non-compliance would not have a material adverse effect on the financial condition, operations or prospects of FFGI, Savings Bank, or any other FFGI Subsidiary. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by FFGI, Savings Bank, or any other FFGI Subsidiary which is covered by Title I of ERISA, which could subject any person (other than a person for whom neither FFGI, Savings Bank, nor any other FFGI Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of any FFGI Company. No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived. Neither FFGI, Savings Bank, nor any other FFGI Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No Benefit Arrangement has incurred, nor does any Benefit Arrangement have, any unfunded plan liabilities, whether or not waived. Neither FFGI, Savings Bank, nor any other FFGI Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of UPC or any of its Affiliates (including FFGI, Savings Bank, or any other FFGI Subsidiary) at or after the Effective Time of the Merger. Except as disclosed in Schedule 5.26(c) hereto, to the best knowledge, information and belief of FFGI and Savings Bank, no condition exists that could subject any person (other than a person for whom neither FFGI, Savings Bank, nor any other FFGI Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes or sanctions that arise under Sections 106(b), 162(i) and 4980B of the Internal Revenue Code or Sections 601 through 608 of





                     AGREEMENT AND PLAN OF MERGER - PAGE 45

ERISA for failure to comply with the continuation health care coverage requirements of Sections 162(k) and 4980B of the Internal Revenue Code with respect to any current or former employee, including their beneficiaries, of FFGI, Savings Bank, or any other FFGI Subsidiary.

                          (d)     Except as described in Schedule 5.26(d)
hereto, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by FFGI or Savings Bank within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination. Any amounts representing or attributable to overfunding for a FFGI defined benefit plan may be returned to FFGI, Savings Bank, or another FFGI Subsidiary in accordance with the respective plan's arrangements as described in the respective plan's organic documents.

                 5.27 Material Contracts. Except as reflected in the FFGI Financial Statements, or as described in Schedule 5.27 hereto, neither FFGI, Savings Bank, nor any other FFGI Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Merger Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that each were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual Report on Form 10-K filed by FFGI as of the date of this Merger Agreement.

                 5.28 Material Contract Defaults. Neither FFGI Savings Bank, nor any other FFGI Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on FFGI, Savings Bank, or any other FFGI Subsidiary taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 5.29 Reports. Since January 1, 1990, FFGI, Savings Bank, and each other FFGI Subsidiary have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the OTS, (iii) the SEC, and (iv) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules





                     AGREEMENT AND PLAN OF MERGER - PAGE 46
thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. FFGI has previously provided to UPC true and correct copies of all such reports filed by FFGI, Savings Bank, and each other FFGI Subsidiary after January 1, 1990.

                 5.30 Statements True and Correct. None of the information prepared by, or on behalf of, FFGI, Savings Bank, or any other FFGI Subsidiary regarding FFGI, Savings Bank, or any other FFGI Subsidiary included or to be included in the Proxy Statement to be mailed to the FFGI Stockholders in connection with the FFGI Shareholders Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the FFGI Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which FFGI, Savings Bank, or any other FFGI Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.

                                   ARTICLE 5A

           REPRESENTATIONS AND WARRANTIES OF EACH CLASS B SHAREHOLDER

                 Both as of the date hereof and as of the Effective Time of the Merger, each Class B Shareholder, by execution of this Merger Agreement, represents and warrants to UPC, Franklin Acquisition, FFGI, Savings Bank, and each other that, except as set forth and described in Schedule 5A attached hereto:

                 5A.1     Ownership:  No Liens or Transfer.  (a) Such Class B
Stockholder owns the number of shares of FFGI Class B Common Stock set forth next to such stockholder's name on the signature page hereof as well as on Exhibit A to the





                     AGREEMENT AND PLAN OF MERGER - PAGE 47

Escrow Agreement, free and clear of any liens or encumbrances of any nature whatsoever.

                 (b) Such Class B Stockholder has not, directly or indirectly entered into any agreement or arrangement of any nature to sell, transfer, assign, pledge, lend, hypothecate or alienate in any manner such shares of FFGI Class B Common Stock, or any rights to any distributions of any nature with respect to such shares of Class B Common Stock, other than this Merger Agreement or a last will and testament.

                 5A.2     Authority.   (a)     Such Class B Stockholder has
all requisite power and authority, corporate or otherwise, to execute and deliver this Merger Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. If the Class B Stockholder is other than a natural person, the execution and delivery of this Merger Agreement and the Escrow Agreement and the consummation of the proposed transactions has been duly authorized by the requisite number of the members of the Board of Directors or similar governing body of such stockholder, as well as the requisite number of the shareholders or similar holders of an interest in the Class B Stockholder, and, no other corporate or similar proceedings on the part of the Class B Stockholder are necessary to authorize the execution and delivery of this Merger Agreement or the Escrow Agreement. This Merger Agreement, the Escrow Agreement, and all other agreements and instruments herein or therein contemplated to be executed by or on behalf of the Class B Stockholder have been duly executed and delivered by or on behalf of the Class B Stockholder and each constitutes (or upon execution will constitute) the legal, valid and enforceable obligations of the Class B Stockholder, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this Merger
Agreement and the Escrow Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof, will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, a material obligation under any material mortgage, lease, covenant, agreement, indenture or other instrument to which such Class B Stockholder is a party or by which such Class B Stockholder is bound, directly or indirectly; the Charter or Bylaws (or similar governing instruments) of such Class B Stockholder; or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which such Class B Stockholder is directly or indirectly bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable





                     AGREEMENT AND PLAN OF MERGER - PAGE 48
to such Class B Stockholder or such stockholder's properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon such FFGI Class B Common Stock or upon any rights of such Class B Stockholder pursuant to the Escrow Agreement.

                 5A.3     No Legal Bar.    Such Class B Stockholder is not a
party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of either this Merger Agreement or the Escrow Agreement, the delivery hereof or thereof, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against such Class B Stockholder in which the validity of this Merger Agreement, the Escrow Agreement, or any of the transactions contemplated hereby or thereby, or any action which has been taken by any of the Parties or Class B Stockholders in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby is at issue.

                 5A.4     Government and Other Approvals.  No consent,
approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority, landlord, licensor, shareholder, court, administrative agency, co-owner, spouse, trustee, beneficiary, or other party in required to be made or obtained by such Class B Stockholder in connection with the execution and delivery of this Merger Agreement and the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby, which have not already been obtained and which are in full force and effect.

                 5A.5     Indemnification.   Each Class B Stockholder
does hereby agree to indemnify and reimburse UPC, its Subsidiaries and Affiliates, including, but not limited to, FFGI, Savings Bank and the Escrow Agent, and their successors and assigns, for any and all claims, losses, liabilities, damages (including without limitation fines, penalties, and criminal or civil judgments and settlements), costs (including without limitation court costs) and expenses (including without limitation attorneys' and accountants' fees) suffered or incurred by UPC, its Subsidiaries and Affiliates, or the Escrow Agent, or any of their successors and assigns, with respect to the breach or violation of any of that particular Class B Stockholder's representations, warranties and covenants set forth herein. This Section shall survive the Closing and the Effective Time of the Merger and shall terminate on the second anniversary of the Effective Date of the Merger, and only then as to any such claims, losses, liabilities, damages, costs and expenses incurred by UPC, its Subsidiaries and Affiliates, and their successors and assigns with respect to breaches or violations of which UPC is not aware on such second anniversary date. On or prior to the second anniversary of the Effective Date of the Merger, UPC will give notice to all Class B Stockholders listing the breaches or violations of which UPC is





                     AGREEMENT AND PLAN OF MERGER - PAGE 49
aware as of the Effective Date of the Merger and for which UPC would be entitled to indemnification pursuant to this Section 5A.5. The indemnification provided by this Section with respect to representations and warranties made under this Article 5A, shall not be applicable to any other breaches or violations arising after the Effective Date of the Merger, but the termination of the indemnification provided by this Section shall not prevent UPC from exercising such other rights as it may have hereunder or under law against the breaching party. Further, as to the representation and warranty of Section 5A(1)(b), the indemnification provided in Section 7A.2, and the covenant to pay their respective share of FFGI Pending Litigation expenses set forth in Section 7A.3, the indemnification provided by this Section shall terminate only after the FFGI Pending Litigation is finally settled or resolved and all payments to be made pursuant to this section have been received by UPC, its Subsidiaries and Affiliates as contemplated hereby and by the Escrow Agreement. It is, however, understood and agreed that the indemnity provided by this Section 5A.5 shall be a several indemnity and not joint, and no Class B Stockholder shall be liable to indemnify or reimburse UPC, its Subsidiaries or Affiliates for the breach or breaches of any other Class B Stockholder unless, and only to the extent, such Class B Stockholder specifically assumes or undertakes another Class B Stockholder's obligation or obligations hereunder.

                 5A.6     Release and Hold Harmless.   Each Class B
Stockholder, individually and for his or her heirs, representatives and permitted assigns, does hereby release and forever hold harmless UPC, its Subsidiaries and Affiliates, (including, but not limited to, FFGI and Savings Bank and the Escrow Agent), their successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any all loss, cost, damage or expense, including but not limited to, any FFGI Pending Litigation Expenses, in the event the FFGI Pending Litigation shall be dismissed or adversely affected as a result of the Merger and/or the terms and provisions of this Merger Agreement or the Escrow Agreement. This Section shall survive the effective consummation of the Merger, the termination of the Escrow Agreement, and the consummation of the transaction contemplated herein and therein.

                                   ARTICLE 6
                                COVENANTS OF UPC

                 6.1 Regulatory Approvals. Within sixty (60) days after execution of this Merger Agreement, UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Merger Agreement and the Plan of Merger with reasonable promptness. UPC shall at least two days prior to filing such applications provide FFGI with copies thereof for its review. UPC shall pay all fees and expenses arising in connection with such applications for regulatory approval and for all SEC filing fees and





                     AGREEMENT AND PLAN OF MERGER - PAGE 50
the costs of qualifying the shares of UPC Common Stock under State blue sky laws as necessary. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 6.1 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval which would require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may be in effect from time to time.

                 6.2 Registration of UPC Common Stock under the Securities Laws. UPC shall cooperate with FFGI in the preparation of the Proxy Statement to be used at the Shareholders Meeting (and which shall serve also as UPC's prospectus with respect to UPC's issuance of shares of UPC Common Stock) and shall cause a registration statement (the "Registration Statement") on the appropriate form of the SEC to be prepared and filed so as to cause any shares of UPC Common Stock which may be delivered to the FFGI Record Holders and the Escrow Agent in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the New York Stock Exchange the UPC Common Stock. Such registration, qualification and listing shall be effected prior to the Closing. Nothing herein shall be deemed to obligate UPC to register any interests in the Escrow Agreement with the SEC or any other authority, or to require UPC to file such forms or take such actions as would be necessary to register any shares of UPC Common Stock delivered in connection with the Merger to be available for resale by "Affiliates" of FFGI without compliance with Rules 144 or 145 as promulgated by the SEC, or any similar regulations of any state authorities.

                 6.3 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of FFGI or the FFGI Subsidiaries and all employees of FFGI and the FFGI Subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of the Resulting Corporation or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure. Service with FFGI or with any FFGI Subsidiary prior to the Effective Time of the Merger by such former FFGI Company employees shall not be deemed to be service with UPC or any UPC Subsidiary for purposes of vesting in such employee benefit plans of UPC and UPC's Subsidiaries. In its sole discretion, UPC may elect to postpone until the first day of January next following the Effective Time of the





                     AGREEMENT AND PLAN OF MERGER - PAGE 51

Merger the participation of the employees of FFGI and FFGI's Subsidiaries in the employee benefit plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, the FFGI Employee Plans and all related employee benefit plans shall continue in full force and effect, except as expressly modified or amended by the terms of this Merger Agreement, or until such time as the plans are replaced by benefit plans maintained by UPC. Should UPC determine to terminate any employee benefit plans maintained by FFGI or any of its Subsidiaries, such termination will only be made in accordance with the terms of the particular plan and applicable law.

                                   ARTICLE 7

                       COVENANTS OF FFGI AND SAVINGS BANK

                 7.1 Proxy Statement; FFGI Stockholder Approval. FFGI shall call the Shareholders Meeting to be held as soon as reasonably practicable after the date of this Merger Agreement for the purpose of (i) approving this Merger Agreement and the Plan of Merger, (ii) approving the Charter Amendment, and (iii) such other related matters as it deems appropriate. In connection with the Shareholders Meeting, (i) FFGI shall, with UPC's assistance, prepare a Proxy Statement to be filed with the SEC as part of UPC's Registration Statement and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to its shareholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five (5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the FFGI Stockholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement; (iii) the Board of Directors of FFGI shall recommend (subject to compliance with its legal and fiduciary duties as advised by outside counsel) to FFGI Stockholders the approval of both the proposed Charter Amendment and this Merger Agreement and the Plan of Merger; and (iv) FFGI shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by outside counsel, to obtain such approvals of the FFGI Stockholders.

                 7.2 Conduct of Business -- Affirmative Covenants. Until the Effective Time, unless the prior written consent of UPC shall have been obtained and except as otherwise contemplated herein:

                          (a)     FFGI shall, and shall cause each FFGI
Subsidiary to:

                                  (i)      Operate its business only in the
usual, regular, and ordinary course;





                     AGREEMENT AND PLAN OF MERGER - PAGE 52

                                  (ii)     Preserve intact its business
organizations and assets and to maintain its rights and franchises;

                                  (iii)    Take no action, unless otherwise
required by law, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Merger Agreement;

                                  (iv)     Except as they may terminate in
accordance with their terms, keep in full force and effect, and not default in any of its obligations under, all material contracts;

                                  (v)      Keep in full force and effect
insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of FFGI or such FFGI Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                  (vi)     Use its best efforts to retain
FFGI's and each FFGI Subsidiary's present customer base and to facilitate the retention of such customers by the Resulting Corporation and its branches after the Effective Time of the Merger; and

                                  (vii)    Maintain, renew, keep in full force
and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to UPC and UPC's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of the customer relationships of FFGI and each FFGI Subsidiary;

                          (b)     FFGI agrees to use its best efforts to assist
UPC in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and does not know of any reason that such Government Approvals can not be obtained, and FFGI shall provide to UPC or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c)     FFGI, at its own cost and expense, shall use
its best efforts to secure all necessary consents and all consents and releases, if any, required of FFGI





                     AGREEMENT AND PLAN OF MERGER - PAGE 53
or any FFGI Subsidiary, or third parties, and shall comply with all applicable laws, regulations and rulings in connection with this Merger Agreement and the consummation of the transactions contemplated hereby;

                          (d)     At all times to and including, and as of, the
Closing, FFGI and Savings Bank shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of FFGI and each FFGI Subsidiary; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Merger Agreement, UPC shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Merger Agreement as an amendment to this Merger Agreement;

                          (e)     On and after the Closing Date, FFGI, Savings
Bank, and each other FFGI Subsidiary shall give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transaction contemplated by this Merger Agreement;

                          (f)     Between the date of this Merger Agreement and
the Closing Date, FFGI shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to FFGI and its Subsidiaries. FFGI and Savings Bank shall provide reasonable assistance to UPC in its investigation of matters relating to FFGI and its Subsidiaries; and

                          (g)     Subject to the terms and conditions of this
Merger Agreement, FFGI agrees to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transaction contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement. FFGI shall use, and shall cause each of its Subsidiaries to use, its and their best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Merger Agreement.





                     AGREEMENT AND PLAN OF MERGER - PAGE 54

                 7.3 Conduct of Business -- Negative Covenants. From the date of this Merger Agreement until the earlier of the Effective Time of the Merger or the effective termination of this Merger Agreement, FFGI and Savings Bank each covenants and agrees that it will not do, nor agree or commit to do, nor permit any other FFGI Subsidiary to do or commit or agree to do any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld:

                          (a)     Except as expressly contemplated by this
Merger Agreement or the Plan of Merger, amend its Charter or Bylaws; or

                          (b)     Impose, or suffer the imposition, on any
share of capital stock held by it or by any of the FFGI Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                          (c)     (i) Repurchase, redeem, or otherwise acquire
or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Merger Agreement or the Plan of Merger or upon advice of counsel in the event of an Acquisition Proposal (as defined in Section 7.4) under the terms and conditions set forth in Section 7.4; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the FFGI Common Stock; or (v) pay any cash dividend on the FFGI Common Stock, other than its normal cash dividend of not more than $0.17 per share semi-annually, the declaration date of which shall be consistent with past practice.

                          (d)     Except as expressly permitted by this Merger
Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with
(i) mergers, acquisitions, or other transactions approved in writing by UPC,
(ii) internal reorganizations or consolidations involving existing FFGI Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances, (iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Merger Agreement; or

                          (e)     Except as expressly permitted by this Merger
Agreement or the Plan of Merger, (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of FFGI Common Stock, FFGI Preferred Stock or any other capital stock of FFGI or of any FFGI Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares





                     AGREEMENT AND PLAN OF MERGER - PAGE 55
of such stock are directly sold or otherwise directly transferred to FFGI or any FFGI Subsidiary, including, but not limited to, any of the above-described securities encompassed in the FFGI Option Plan, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of FFGI or of any FFGI Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of FFGI or any FFGI Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                          (f)     Incur, or permit any FFGI Subsidiary to
incur, any additional debt obligation or other obligation for borrowed money [other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, or (ii) financing of banking related activities consistent with past practices] in excess of an aggregate of $50,000 (for FFGI and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of FFGI or such FFGI Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, and sales of certificates of deposit); or

                          (g)     Grant any increase in compensation or
benefits to any of its employees, directors or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices; enter into any severance agreements with any of its directors, officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director officer or employee of FFGI or of any FFGI Subsidiary; or effect any change in retirement benefits for any class of its employees, directors or officers, unless such change is required by applicable law; or

                          (h)     Amend any existing employment contract
between it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that FFGI (or their respective successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)     Adopt any new employee benefit plan or
terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or





                     AGREEMENT AND PLAN OF MERGER - PAGE 56

                          (j)     Enter into any new lease agreements that are
material to FFGI or any FFGI Subsidiary; or

                          (k)     Make any capital expenditure except for
ordinary purchases, repairs, renewals or replacements; or

                          (l)     Enter into any transactions other than in the
ordinary course of business;

                          (m)     Grant or commit to grant any new extension of
credit to any officer, director or holder of 2% or more of the outstanding FFGI Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of FFGI or amend the terms of any such credit outstanding on the date hereof; or

                          (n)     Register for transfer of transfer on its
books and records any shares of FFGI Class B Common Stock, except for transfers pursuant to a valid, probated last will and testament, intestate succession or pursuant to a valid qualified domestic relations order, and only in any of those cases after notifying UPC of such proposed transfer and requiring such proof of validity of such transfers as FFGI and UPC should reasonably require.

                 7.4      Conduct of Business -- Certain Actions.

                          (a)     Except to the extent necessary to consummate
the transactions specifically contemplated by this Merger Agreement, FFGI shall not, and shall use its best efforts to ensure that its respective directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion or proposal, or participate in any discussions or negotiations with, or provide any confidential or non-public information to, any corporation, partnership, person or other entity or group (other than to UPC or any UPC Subsidiary) concerning any "Acquisition Proposal" (as defined below), except for actions reasonably considered by the Board of Directors of FFGI, based upon the advice of outside legal counsel after copies of which shall have been delivered to UPC, to be required in order to fulfill its fiduciary obligations. FFGI shall notify UPC immediately if any Acquisition Proposal has been or should hereafter be received by FFGI, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of FFGI's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section,





                     AGREEMENT AND PLAN OF MERGER - PAGE 57

"Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than UPC or any UPC Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving FFGI or any FFGI Subsidiary; (ii) acquire the right to vote ten percent (10%) or more of any class of FFGI Common Stock; or (iii) acquire a significant portion of the assets or earning power of FFGI or Savings Bank.

                          (b)     As a condition of and as an inducement to
UPC's entering into this Merger Agreement, FFGI hereby grants to UPC an option to purchase from FFGI that number of shares of FFGI Class A Common Stock and FFGI Class B Common Stock as would give UPC nineteen percent (19%) of the total aggregate amount of all outstanding shares of FFGI Common Stock in each such class after exercise of such option by UPC, and counting all other convertible securities, options, warrants and similar instruments convertible into or representing the right of the holder thereof to purchase or otherwise acquire any capital stock of FFGI as if they had been exercised in full for FFGI Common Stock. The exercise price per share for each share of FFGI Common Stock covered by such option shall be the lesser or the book value per share of FFGI Common Stock at December 31, 1995, or the book value per share for each share of FFGI Common Stock at the month ended immediately prior to the date of the exercise of the option by UPC. The option is contingent, however, in that UPC shall have no right to exercise the option, in whole or in part, unless or until FFGI violates Section 7.4(a) above or until FFGI enters into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third-party with respect to an Acquisition Proposal, or supports or indicates an intent to support an Acquisition Proposal, other than pursuant to this Merger Agreement and the transactions contemplated in this Merger Agreement, and regardless of whether FFGI has otherwise complied with the provisions of
Section 7.4(a) hereof. FFGI covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to FFGI's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third-party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Merger Agreement and the transactions contemplated in this Merger Agreement, and regardless of whether FFGI has otherwise complied with the provisions of Section 7.4(a) hereof, that (i) FFGI set aside and reserve for issuance to UPC that number of shares of both FFGI Class A Common Stock and FFGI Class B Common Stock which shall be sufficient for UPC to exercise this option in full should UPC choose to do so; (ii) FFGI shall promptly notify UPC of such event or occurrence giving rise to UPC's ability to exercise the option and notifying UPC that the option may be exercised anytime thereafter and prior to the expiration of such option; and (iii) FFGI shall take, or cause to be taken, such further actions as may be necessary for UPC to be able to exercise such option in full. The option granted to UPC





                     AGREEMENT AND PLAN OF MERGER - PAGE 58
hereunder shall expire the latter of one hundred twenty (120) days after UPC's receipt of the notice from FFGI, or the effective time of the Acquisition Proposal. This option, represents compensation to UPC for UPC's (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by UPC's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of UPC in negotiating and undertaking to carry out the transactions contemplated by this Merger Agreement; and (ii) indirect costs and expenses incurred in connection with the transactions contemplated by this Merger Agreement, including UPC's management time devoted to negotiation and preparation for the transactions contemplated by this Merger Agreement; and (iii) loss incurred as a result of the transactions contemplated by this Merger Agreement not being consummated. On exercise of the option by UPC or its assignee, UPC and Franklin Acquisition shall have no cause of action or claim (either in law or equity) whatsoever against FFGI, or any officer or director of FFGI, or the other party to the Acquisition Proposal with respect to or in connection with such Acquisition Proposal, this Merger Agreement or the Plan of Merger. Notwithstanding any other provision hereof to the contrary, UPC may sell, transfer or assign its rights under the option granted to it pursuant to this section, in whole or in part, to any third-party.

                          (c)     The requirements, conditions, and obligations
imposed by this Section 7.4 shall continue in full force and effect from the date of this Merger Agreement until the earlier of any of the following events shall have occurred, in which event the option shall expire and FFGI shall not be obligated to sell the shares of FFGI Common Stock pursuant to the option as a condition precedent to such Acquisition Proposal:

                                  (1)      This Merger Agreement shall have
been effectively terminated (i) mutually by the Parties pursuant to Section 9.1(a) of this Merger Agreement; (ii) by UPC and Franklin Acquisition or FFGI pursuant to Section 9.1(c) of this Merger Agreement; (iii) by UPC and Franklin Acquisition or FFGI pursuant to Section 9.1(d) of this Merger Agreement; (iv) by UPC and Franklin Acquisition or FFGI pursuant to Section 9.1(e) of this Merger Agreement, and in the case of termination pursuant to Section 9.1(e), only on the basis of the failure to satisfy the conditions enumerated in subparagraph (2) below; (v) by UPC and Franklin Acquisition pursuant to Section 9.1(f) of this Merger Agreement; (vi) by FFGI pursuant to Section 9.1(g) of this Merger Agreement; or (vii) by UPC and Franklin Acquisition pursuant to
Section 9.1(i) of this Merger Agreement;  or

                                  (2)      In the event the Merger should not
be consummated as a result of the failure to satisfy any of the following conditions:

                                        (i)     Material inaccuracy (without
waiver thereof) of representations and warranties of UPC as contemplated by the provisions of Section 8.1(b) of this Merger Agreement;





                     AGREEMENT AND PLAN OF MERGER - PAGE 59

                                        (ii)    Noncompliance by UPC or
Franklin Acquisition with their respective obligations as required by the provisions of Section 8.1(a) of this Merger Agreement;

                                        (iii)   The failure by UPC or Franklin
Acquisition to effect all corporate action necessary on their respective parts as required by the provisions of Section 8.1 of this Merger Agreement;

                                        (iv)    The failure to receive the
requisite approvals as required by the provisions of Section 8.3(b) of this Merger Agreement, other than any such failure arising out of any action or inaction on the part of FFGI or Savings Bank;

                                        (v)     The occurrence of material
legal proceedings as contemplated by the provisions of Section 8.3(a) of this Merger Agreement;

                                        (vi)    UPC shall have determined that
the Merger is impractical pursuant to Section 6.1 of this Merger Agreement;

                                        (vii)   The failure on the part of
counsel to UPC to deliver the requisite opinion required by the provisions of
Section 8.1(e) of this Merger Agreement;

                                        (viii)  UPC shall have determined not
to consummate the Merger pursuant to Section 8.2(i); or

                                        (ix)    The failure by UPC to deliver
to FFGI the certificates contemplated by Section 8.1(c) of this Merger
Agreement.

                                   ARTICLE 7A

                       COVENANTS OF CLASS B STOCKHOLDERS

Each Class B Stockholder, individually, and not for one another or jointly for all, hereby covenants and agrees with UPC, Franklin Acquisition, FFGI and Savings Bank as follows:

                 7A.1     No Transfer of FFGI Class B Common Stock. After the
date hereof and prior to the earlier of the effective termination of this Merger Agreement or the Effective Time of the Merger, such Class B Stockholder will not, directly or indirectly, sell, transfer, assign, pledge, encumber or alienate in any manner, or to enter into, or agree to enter into, any agreement or arrangement whether, written or oral, to sell, transfer, assign, pledge, encumber or alienate in any manner, any shares of FFGI Class B Common Stock, except under circumstances specifically set forth herein or otherwise





                     AGREEMENT AND PLAN OF MERGER - PAGE 60
approved by UPC and Franklin Acquisition, in their sole and absolute discretion. For purposes hereof, transfers by will, intestate succession, pursuant to a qualified domestic relations order, and transfers to other existing FFGI Class B Stockholders shall be permitted; provided, however, that in the event of a transfer to an existing FFGI Class B Stockholder, upon the acceptance of such transfer the receiving Class B Stockholder shall be liable and responsible for all indemnities, releases and obligations of the transferring party arising hereunder or under he Escrow Agreement with respect to the shares of FFGI Class B Common Stock so transferred regardless of the fact that the signature page of this Merger Agreement and the signature page or an exhibit to the Escrow Agreement would reflect that the receiving Class B Stockholder held a lesser number of shares of FFGI Class B Common Stock. In the event of any such transfer, the parties to such transfer covenant and agree with each other and with UPC, Franklin Acquisition and the Escrow Agent to amend the signature page hereof and of the Escrow Agreement, or an exhibit to the Escrow Agreement, to reflect the number of shares of FFGI Class b Common Stock owned by them.

                 7A.2     No Transfer of Rights With Respect to Escrow
Agreement: Indemnification.    In the event the Merger becomes effective,
except as specifically authorized in the Escrow Agreement, such Class B Stockholder will not, directly or indirectly, sell, transfer, assign, pledge, encumber or alienate in any manner, or enter into, or agree to enter into, any agreement or arrangement, whether written or oral, to sell, transfer, assign, pledge, encumber or alienate in any manner, any rights of such Class B Stockholder under, or interest in, the Escrow Agreement, including, but not limited to, any rights of such Class B Stockholder to any distributions pursuant to the Escrow Agreement, such Class B Stockholder, individually and for his or her heirs, representatives and any permitted assigns, if any, hereby agrees to indemnify and hold harmless UPC, Resulting Corporation, Savings Bank, the Escrow Agent, their successors and assigns, and their respective officers, directors, employees, agents and representatives, from and against any losses, costs or expenses, including but not limited to attorneys fees and expenses, related to or arising out of any claim made by or on behalf of any third person with respect to such particular Class B Stockholder's interest in or rights under the Escrow Agreement. UPC and the Escrow Agent shall be entitled to setoff against any amounts that are or may be owed to a particular Class B Stockholder, his or her heirs, representatives or permitted assigns, if any, and any person or entity claiming for or on behalf of such particular Class B Stockholder, under the Escrow Agreement in satisfaction of such particular Class B Stockholder's indemnification and hold harmless responsibilities set forth herein or in the Escrow Agreement, and such right to setoff shall be in addition to such other rights as UPC, FFGI, Resulting Corporation, Savings Bank, Escrow Agent, or any of their successors or assigns, may have hereunder or under the Escrow Agreement or otherwise at law or in equity, including, but not limited to, rights pursuant to the security interest in all assets held by the Escrow Agent pursuant to the Escrow Agreement.





                     AGREEMENT AND PLAN OF MERGER - PAGE 61

                 7A.3     Payment of FFGI Pending Litigation Expenses: Setoff
Rights. As a material inducement to UPC and Franklin Acquisition to enter into this Merger Agreement and the Plan of Merger, each Class B Stockholder covenants for such Class B Stockholder and his, her or its heirs, successors, representative or permitted assigns, to promptly pay such Class B Stockholder's entire proportionate share of one-half of all FFGI Pending Litigation Expenses incurred by or on behalf of UPC, FFGI, Resulting Corporation or Savings Bank, or any of their successors or assigns, after the date of this Merger Agreement, as set forth in the Escrow Agreement.

                                   ARTICLE 8

                             CONDITIONS TO CLOSING


                 8.1 Conditions to the Obligations of FFGI. Unless waived in writing by FFGI, the obligation of FFGI to consummate the transaction contemplated by this Merger Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and Franklin Acquisition to be performed at or prior to the Closing Date pursuant to this Merger Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and Franklin Acquisition contained in
Article 4 of this Merger Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger;

                          (c)     Documents. In addition to the other
deliveries of UPC or Franklin Acquisition described elsewhere in this Merger Agreement, FFGI shall have received the following documents and instruments:

                                  (i)   a certificate signed by the Secretary
or an assistant secretary of UPC and Franklin Acquisition dated as of the Closing Date certifying that:

                                        (A)     UPC's and Franklin
Acquisition's respective Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plan of Merger and Escrow Agreement) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;





                     AGREEMENT AND PLAN OF MERGER - PAGE 62

                                        (B)     each person executing this
Merger Agreement on behalf of UPC or Franklin Acquisition is an officer of UPC or Franklin Acquisition, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of UPC
and Franklin Acquisition attached to such certificate remain in full force and effect; and

                                        (D)     UPC and Franklin Acquisition
are in good standing under their respective corporate charters; and

                                                (ii)   a certificate signed
respectively by duly authorized officers of UPC or Franklin Acquisition stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Merger Agreement have been fulfilled;

                          (d)     Consideration.  FFGI shall have received a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession certificates evidencing and representing that number of shares of UPC Common Stock and cash funds sufficient to meet the obligations of UPC to the FFGI Record Holders to deliver the Consideration under this Merger Agreement and the Plan of Merger, other than the shares of UPC Common Stock to be deposited in escrow with the Escrow Agent; and FFGI shall have received a certificate executed by an authorized officer of the Escrow Agent to the effect that the Escrow Agent has received and holds in its possession a stock certificate or certificate evidencing and representing that number of shares of UPC Common Stock as was represented to it by UPC to equal or exceed the Escrow Deposit.

                          (e)     Opinion of UPC's and Franklin Acquisition's
Counsel. FFGI shall have been furnished with an opinion of counsel to UPC and Franklin Acquisition, dated as of the Closing Date, addressed to and in form and substance satisfactory to FFGI, to the effect that:

                                  (i)      UPC is a Tennessee corporation duly
organized, validly existing, and in good standing under the laws of the State of Tennessee; and Franklin Acquisition is a Tennessee corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee;

                                  (ii)     this Merger Agreement, the Plan of
Merger and the Escrow Agreement have been duly and validly authorized, executed and delivered by UPC, Franklin Acquisition and, as to the Escrow Agreement, the Escrow Agent, and (assuming this Merger Agreement and the Plan of Merger is a binding obligation of FFGI) constitutes a valid and binding obligation of UPC and Franklin Acquisition enforceable in





                     AGREEMENT AND PLAN OF MERGER - PAGE 63
accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii)    neither the execution and delivery
by UPC or Franklin Acquisition of this Merger Agreement, the Plan of Merger or the Escrow Agreement, nor any of the documents to be executed and delivered by UPC or Franklin Acquisition in connection herewith or therewith, nor the consummation of any of the transactions contemplated hereby or thereby, violates or conflicts with UPC's or Franklin Acquisition' corporate charters or bylaws or, to the best of the knowledge, information and belief (without making special inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or Franklin Acquisition;

                                  (iv)     to the knowledge of such counsel
after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and Franklin Acquisition of this Merger Agreement or any of the documents to be executed and delivered by UPC or Franklin Acquisition in connection herewith; and

                                  (v)      the shares of UPC Common Stock to be
issued to the FFGI Record Holders and delivered in exchange for their share of FFGI Common Stock will be, when issued in accordance herewith or, where applicable, in accordance with the Escrow Agreement, and against the proper surrender of certificates evidencing and representing validly issued shares of FFGI Common Stock, duly authorized, validly issued, fully paid and non-assessable.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC, Franklin Acquisition, the Escrow Agent, or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                          (f)     Fairness Opinion.         FFGI shall have
received a "fairness opinion" letter from Professional Bank Services to the effect that, in the opinion of Professional bank Services, the Consideration to be received by the FFGI Record Holders is fair to the shareholders of FFGI from a financial point of view, and such "fairness opinion" shall not have been withdrawn prior to the Closing Date,





                     AGREEMENT AND PLAN OF MERGER - PAGE 64

                          (g)     Tax Opinion.     FFGI shall have received a
written opinion from its counsel to the effect that the transactions contemplated by this Merger Agreement, the Plan of Merger and the Escrow Agreement will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the FFGI Record Holders will not recognize any gain or loss to the extent that such FFGI Record Holders exchange shares of FFGI Common Stock for shares of UPC Common Stock as contemplated by this Merger Agreement, the Plan of Merger and the Escrow Agreement, assuming that the shares of FFGI Common Stock so exchanged by such FFGI Record Holders are held by them as capital assets at the time of the Closing.

                 8.2 Conditions to the Obligations of UPC and Franklin Acquisition. Unless waived in writing by UPC and Franklin Acquisition, the obligation of UPC and Franklin Acquisition to consummate the transactions contemplated by this Merger Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts,
covenants and undertakings of FFGI and the Class B Stockholders to be performed at or before the Closing Date pursuant to this Merger Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of FFGI and Savings Bank contained in Article 5 of this Merger Agreement, and those of the Class B Stockholders contained in
Article 5A of this Merger Agreement, shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                          (c)     Documents. In addition to the documents
described elsewhere in this Merger Agreement, UPC shall have received the following documents and instruments:

                                  (i)   certificates signed by the Secretary of
FFGI and of Savings Bank dated as of the Closing Date certifying that:

                                        (A)     FFGI's and Savings Bank's Board
of Directors and not less than two- thirds of the FFGI Stockholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plan of Merger and Escrow Agreement) and, as to FFGI, the proposed Charter Amendment, and authorizing the execution and delivery of this Merger Agreement and Plan of Merger and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or modified and remain in full force and effect;





                     AGREEMENT AND PLAN OF MERGER - PAGE 65

                                        (B)     each person executing this
Merger Agreement on behalf of FFGI and Savings Bank is an officer of FFGI or Savings Bank, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of FFGI
and Savings Bank attached to such certificate remain in full force and effect;
and

                                        (D)     FFGI and Savings Bank are in
good standing under their respective corporate charters;

                                        (E)      a list of all transactions
occurring after the date of this Merger Agreement where shares of FFGI Class B Common Stock have been registered for transfer, or transferred, on the books and records of FFGI, or as to which FFGI is aware, specifically identifying the all parties to the transactions and the number of shares transferred or sought to be transferred;

                                        (F)     no holders of FFGI Class B
Common Stock exercised or attempted to exercise their right to dissent to the proposed Merger;

                                        (G)     the holders of at least
two-thirds (2/3ds) of the outstanding FFGI Class A Common Stock shall have voted in favor of the Charter Amendment and such Charter Amendment shall have been filed with the Secretary of State of Tennessee, and such other authorities as necessary or appropriate, and become effective; and

                                  (ii)  a certificate signed by the President,
Chief Executive Officer and Chief Financial Officer of FFGI stating that the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(f), 8.2(h), 8.2(i) and 8.2(o) of this Merger Agreement have been satisfied;

                          (d)     Destruction of Property.  Between the date of
this Merger Agreement and the Closing Date there shall have been no damage to or destruction of real property, improvements or personal property of FFGI or any FFGI Subsidiary which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of FFGI; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, UPC or Franklin Acquisition may elect either (i) to close the contemplated transaction in accordance with





                     AGREEMENT AND PLAN OF MERGER - PAGE 66
the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

                          (e)     Inspections Permitted.  Between the date of
this Merger Agreement and the Closing Date, FFGI and Savings Bank shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to FFGI and its Subsidiaries. FFGI shall have caused all FFGI personnel to provide reasonable assistance to UPC in its investigation of matters relating to FFGI and each of its Subsidiaries;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of FFGI and its Subsidiaries taken as a whole shall have occurred since the Balance Sheet Date. In the event of such a material adverse change with respect to FFGI and its Subsidiaries, UPC and Franklin Acquisition may elect either (i) to close the contemplated transaction in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

                          (g)     Opinion of FFGI's Counsel.  UPC shall have
been furnished with an opinion of McCampbell & Young, P.C., counsel to FFGI, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:

                                  (i)      FFGI is a Tennessee corporation duly
organized, validly existing and in good standing under the laws of Tennessee;

                                  (ii)     Savings Bank is a federal savings
bank duly organized, validly existing and in good standing under the laws of the United States of America;

                                  (iii)    this Merger Agreement and the Plan
of Merger has been duly and validly authorized, executed and delivered by FFGI, the Merger Agreement and the Escrow Agreement have been duly executed and delivered by the Class B Stockholders and (assuming that this Merger Agreement and the Escrow Agreement are each a binding obligation of UPC and Franklin Acquisition and the Plan of Merger is a binding obligation of UPC and Franklin Acquisition) constitutes a valid and binding obligation of FFGI and the Class B Stockholders enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and





                     AGREEMENT AND PLAN OF MERGER - PAGE 67

                                  (iv)     neither the execution and delivery
by FFGI and Savings Bank of this Merger Agreement, the Plan of Merger or the Escrow Agreement, nor any of the documents to be executed and delivered by FFGI and Savings Bank in connection herewith or therewith, nor the consummation of the transactions contemplated hereby or thereby, violates or conflicts with FFGI's or Savings Bank's corporate charter or bylaws or, to the best of the knowledge, information and belief (without making special inquiry) of such counsel, any material contracts, agreements or other commitments of FFGI, Savings Bank or any other FFGI Subsidiary;

                                  (iv)     to the knowledge of such counsel
after due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution and delivery by FFGI and Savings Bank of this Merger Agreement, the Plan of Merger, the Escrow Agreement, Articles of Merger, or any of the documents to be executed and delivered by FFGI and Savings Bank in connection herewith or therewith, or the consummation of the transactions contemplated hereby or thereby;

                                  (v)      the shares of FFGI Common Stock
outstanding are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights; and

                                  (vi)     the Charter Amendment has been
adopted and approved by all requisite corporate and shareholder action, has been properly filed in accordance with applicable laws and regulations, and is at that time in full force and effect.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FFGI or appropriate government officials;
(ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991); and

                          (h)     Other Business Combinations Etc.  FFGI shall
not have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which FFGI would merge; consolidate with; effect a business combination with; sell any substantial part of FFGI's assets or earning power; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any stockholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of FFGI or the benefits to UPC of acquiring the FFGI Common Stock; and





                     AGREEMENT AND PLAN OF MERGER - PAGE 68

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing: (i) the total assets of FFGI shall be not less than $130,000,000; (ii) the tangible equity capital of FFGI shall have been not less than $13,008,474 as of June 30, 1995, and shall have increased since that time through normal earnings growth; (iii) FFGI shall not have issued or repurchased from the date hereof any FFGI Common Stock, FFGI Preferred Stock, or any other capital or equity or debt securities of FFGI, or any rights to purchase or repurchase such securities, except as set forth in this Agreement (therefore, there shall be not more than 1,233,320 shares of FFGI Common Stock validly issued and outstanding at the Effective Time of the Merger, counting all such shares as may be granted pursuant to any FFGI Stock Options outstanding as of the date of this Merger Agreement); (iv) from and after September 30, 1995, there shall have been no extraordinary sale of assets, nor any investment portfolio restructuring or dividend declaration by FFGI or Savings Bank, except as contemplated by this Merger Agreement; and (v) neither FFGI nor Savings Bank shall have issued or granted since September 30, 1995, through the Closing Date any additional shares of restricted or unrestricted FFGI Common Stock, stock appreciation rights or any other rights in connection with the FFGI Option Plan, except as expressly provided for in this Merger Agreement. The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that FFGI shall have been operated consistently in the normal course of their business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual or out of the ordinary borrowings or by the realization of extraordinary gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations; and

                          (j)     Non-Compete Agreements.  Each member of the
Board of Directors of FFGI and Savings Bank, and Charles G. Robinette, shall have entered into a non-compete agreement with UPC substantially in the form of UPC's standard form of non-compete agreement, providing for a term of not less than two (2) years and covering Hamblen County and any counties adjacent thereto; and

                          (k)     Pooling of Interests Accounting Treatment.
UPC shall have received (i) from Price Waterhouse, or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date, in form and substance acceptable to UPC, stating the accountants' opinion that, based upon the information furnished to them, the Merger should be accounted for by UPC as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles and (ii) from FFGI's regularly retained independent accountants or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date stating that, upon a review of FFGI's books and records, the accountants are aware of no reason why a business combination, such as the one contemplated in this Merger Agreement, to which FFGI is a party may





                     AGREEMENT AND PLAN OF MERGER - PAGE 69
not be accounted for as a "pooling of interests" under generally accepted accounting principles; and

                          (l)     Limited Dissenters as to Class A Common
Stock: No Class B Dissenting Shareholders. The holders of not more than 10% of the outstanding shares of FFGI Class A Common Stock shall not have perfected their dissenters rights as to any of the shares of Class A Common Stock they own or control. No Class B Stockholders shall have perfected their dissenters rights with respect to any shares of FFGI Class B Common Stock they own or control; and

                          (m)     Effectiveness of Registration Statement.  The
Registration Statement (including any post effective amendments thereto) shall be effective under the 1933 Act, and no proceedings shall be pending or to the knowledge of UPC threatened by the Commission to suspend the effectiveness of such Registration Statement, and UPC shall have received all state securities or "blue sky" permits and other authorizations necessary to consummate the Merger; and

                          (n)     FFGI Pending Litigation.  UPC shall have
received a letter from Winston & Strawn, and any other attorneys representing FFGI, Savings Bank and/or the Class B Stockholders, or any of them, in form and substance satisfactory to UPC, confirming that the Class B Stockholders shall be personally responsible for all fees, costs and expenses (including attorneys' fees) incurred in connection with the FFGI Pending Litigation as it relates to claims by such Class B Stockholders for damages in their own personal names or individual capacity, and not derivitively on behalf of FFGI or Savings Bank, and that UPC, its Subsidiaries and Affiliates, including but not limited to FFGI and Savings Bank, shall not be responsible for any such fees, costs or expenses incurred by Winston & Strawn or such other attorneys, except in accordance with the terms of the Escrow Agreement; and

                          (o)     Merger Agreement and Escrow Agreement.
Each Class B Stockholder, including all persons who may have acquired FFGI Class B Common Stock after the date hereof and prior to the Effective Time of the Merger by of through a will, intestate succession, a qualified domestic relations order, or other permitted transfer, shall have executed and delivered both this Merger Agreement and the Escrow Agreement, and no actions shall have been taken by any such Class B Stockholder to withdraw from or contest the validity of, or their participation in or rights under, either this Merger Agreement or the Escrow Agreement.

                 8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:





                     AGREEMENT AND PLAN OF MERGER - PAGE 70

                          (a)     No Pending or Threatened Claims.  That no
claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Merger Agreement or the obtaining of material damages or other relief in connection therewith; and

                          (b)     Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.

                          (c)     Shareholder Approval of Merger.   This Merger
Agreement and the Plan of Merger shall have been approved by two-thirds of the FFGI Stockholders at the Shareholders Meeting.

                          (d)     Shareholder Approval of Charter Amendment.
The FFGI Shareholders shall have approved an amendment to the last sentence of
Section 7(C)(2)(a) (the "Charter Amendment") of the Amended and Restated Charter of FFGI to read as follows:

         "In the event of a merger or a consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the effective time of which is after the time that the corporation has paid in full the special cash dividend contemplated in subparagraph 7(C)(2)(b) next, (the "Special Cash Dividend"), then each holder of Class A Common Stock shall be entitled to receive the same per share consideration, if any, received by each holder of Class B Common Stock in such merger or consolidation and each holder of Class B Common Stock shall be entitled to receive only the same per share consideration, if any, received by each holder of Class A Common Stock in such merger or consolidation. However, in the event of a merger or a consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the effective time of which is prior to the time that the corporation has paid in full the Special Cash Dividend, then each holder of Class B Common Stock shall be entitled to receive the same per share consideration, if any, received by each holder of Class A Common Stock in such merger or consolidation, as well as any additional consideration, if any, as may be agreed upon by the Board of Directors of the corporation, which is designed to compensate the holders of Class B Common Stock for the additional value of their Class B Common Stock represented by the right of the holders of such Class B Common Stock to the Special Cash Dividend, including, but not being limited to, the escrow of shares or other consideration for the benefit of the holders of the corporation's Class B Common Stock to be delivered to the then such former





                     AGREEMENT AND PLAN OF MERGER - PAGE 71
         holders of such Class B Common Stock in the event that the "FIRREA Lawsuit", as defined in Subparagraph 7(C)(2)(b) next, is resolved in such a manner as would give rise to the obligation of the corporation to declare and pay the Special Cash Dividend."

                                   ARTICLE 9

                                  TERMINATION

                 9.1 Termination. This Merger Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties;

                          (b)     By UPC or Franklin Acquisition, should FFGI
or any FFGI Subsidiary fail to conduct its business pursuant to FFGI's Covenants made in Article 7;

                          (c)     By UPC, Franklin Acquisition or FFGI in the
event the Closing shall not have occurred by August 31, 1996 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner. If UPC shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, or a delay caused by a review of the Registration Statement by the Commission, then FFGI shall, upon UPC's written request, extend the Closing Date for sixty (60) days.

                          (d)     By either UPC, Franklin Acquisition or FFGI,
upon written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transaction contemplated); provided, however, that either UPC or FFGI may, upon written notice to the other, extend the term of this Merger Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                          (e)     By UPC or Franklin Acquisition if the
conditions set forth in Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by FFGI if the conditions set forth in
Section 8.1 or 8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;





                     AGREEMENT AND PLAN OF MERGER - PAGE 72

                          (f)     By UPC or Franklin Acquisition in the event
that there shall have been, in UPC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of FFGI and its Subsidiaries taken as a whole;

                          (g)     By UPC, Franklin Acquisition or FFGI in the
event that there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                          (h)     By UPC or Franklin Acquisition should FFGI or
any FFGI Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise; or

                          (i)     By UPC or Franklin Acquisition should FFGI or
any FFGI Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring FFGI to raise additional capital or to sell a substantial portion of its assets.

If a Party should elect to terminate this Merger Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), or (i) of this Section 9.1, it shall give notice to the other Party and to the Class B Stockholders, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Merger Agreement.

                 9.2 Effect of Termination. In the event that this Merger Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Merger Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 9.1 hereof shall not relieve any Party or Class B Stockholder of any liability for a breach of this Merger Agreement or for any misstatement or misrepresentation made hereunder or in the Escrow Agreement prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation; and provided, however, that any such termination would not effect any provisions hereof which specifically provide that they will survive the termination hereof and/or the consummation of the Merger, including, but not limited to, the provisions of
Section 7.4 granting UPC certain options and payment rights in the event of a subsequent Acquisition Proposal and the obligations and agreements of the Class B Stockholders regarding indemnification and release of





                     AGREEMENT AND PLAN OF MERGER - PAGE 73

UPC and its Subsidiaries, including but not limited to, FFGI and Savings Bank, and their respective directors, officers, employees, agents and representatives. The effective termination of this Merger Agreement shall likewise constitute the effective termination of the Escrow Agreement.

                                   ARTICLE 10

                               GENERAL PROVISIONS

                 10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to FFGI or Savings Bank:
                                           Franklin Financial Group, Inc.
                                           622 West First North Street
                                           Morristown, Tennessee  37814
                                           Attn: Charles G. Robinette, President
                                           Phone:  (423) 586-3820
                                           Fax:  (423) 587-5481

With a copy to:                            McCampbell & Young, P.C.
                                           2021 Plaza Tower
                                           Knoxville, TN  37929  (deliveries)
                                           OR
                                           P. O. Box 550
                                           Knoxville, Tennessee  39701  (mail)
                                           Attn: Robert  S. Marquis, Esq.
                                           Phone:  (423)   637-1440
                                           Fax: (423) 546-9731

If to the Class B Stockholders             Their addresses set forth to their
                                           respective names on the signature
                                           page of this Merger Agreement


If to UPC or Franklin Acquisition:

                                  Union Planters Corporation
                                  P.O. Box 387 (mailing address)
                                  Memphis, Tennessee 38147





                     AGREEMENT AND PLAN OF MERGER - PAGE 74

                                  OR
                                  7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38018
                                  Attn:  Jackson W. Moore, President and
                                         E. James House, Jr., Manager, Legal
                                         Division
                                  Fax:   (901) 383-2939

With a copy to:                   Wyatt, Tarrant & Combs
                                  6075 Poplar Avenue
                                  Suite 650
                                  Memphis, TN  38119
                                  Attention:  R. Nash Neyland, Esq.
                                  Phone:  (901) 527-1023 (direct)
                                  Fax:  (901) 537-1010

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                 10.2 Assignability and Parties in Interest. This Merger Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC or Franklin Acquisition may assign, set over and transfer all or any part of its rights and obligations under this Merger Agreement to any one or more of its present or future Affiliates, and UPC may assign its rights under Section 7.4 hereof to acquire up to nineteen percent of the outstanding FFGI Common Stock, in certain instances, to any third-party of its choice.
This Merger Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns, and on the Class B Stockholders, their heirs, estates, representatives and permitted transferees, and no other Persons.

                 10.3 Governing Law. This Merger Agreement, the Plan of Merger and the Escrow Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls. Any dispute arising between or among the Parties and/or the Class B Stockholders in connection with the transactions which are the subject of this Merger Agreement shall be heard in a court of competent jurisdiction located in Shelby County, Tennessee.

                 10.4 Counterparts. This Merger Agreement and the Escrow Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.





                     AGREEMENT AND PLAN OF MERGER - PAGE 75

                 10.5 Best Efforts. FFGI, Savings Bank, UPC, Franklin Acquisition and each Class B Stockholder agrees to use its or their respective best efforts to complete the transactions contemplated by this Merger Agreement; provided, however, that the use of best efforts by UPC shall not obligate UPC to obtain or to provide FFGI additional capital in any amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which UPC shall deem, in good faith, to be unreasonable in the circumstances.

                 10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, each of the Parties hereto may respond to inquiries relating to this Merger Agreement and the transactions contemplated hereby by the press, employees or customers without any notice or further consent of the other Parties.

                 10.7 Entire Agreement. This Merger Agreement, together with the Plan of Merger which is Exhibit A hereto, the Escrow Agreement which is Exhibit B hereto, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder or thereunder, and any amendments or addenda hereafter executed and delivered in accordance with Section 10.9 hereof, or the applicable provision of such other document, constitute the entire agreement of the Parties and the Class B Stockholders hereto pertaining to the transaction contemplated hereby and thereby, and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties and the Class B Stockholders hereto concerning the subject matter hereof and thereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Merger Agreement are hereby incorporated as integral parts of this Merger Agreement. Except as provided herein, by specific language and not by mere implication, this Merger Agreement is not intended to confer upon any other person not a Party to this Merger Agreement any rights or remedies hereunder.

                 10.8 Severability. If any portion or provision of this Merger Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Merger Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:





                     AGREEMENT AND PLAN OF MERGER - PAGE 76

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Merger Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Merger Agreement;

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Merger Agreement; and

                          (d)     amend or add to any provision of this Merger
Agreement or the Plan of Merger; provided, however, that no provision of this Merger Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Merger Agreement.

                 10.10 Interpretation. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

                 10.11 Payment of Expenses. Except as set forth herein, UPC, Franklin Acquisition and FFGI shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                 10.12 Finders and Brokers. UPC, Franklin Acquisition, FFGI, Savings Bank and the Class B Stockholders represent and warrant to each other that they have employed no broker or finder in connection with the transactions described in this Merger Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Merger Agreement or the closing of the transaction contemplated herein. This section shall survive the termination of this Merger Agreement.

                 10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Merger Agreement by FFGI, Savings Bank, or any of the Class B Stockholders, UPC and Franklin Acquisition will be without an adequate remedy at law by reason of the unique nature of FFGI and Savings Bank and the fact that only those persons who are members of the Board of Directors of FFGI own or control any FFGI Class B Common Stock (other than Jean Jarnagin). In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and Franklin Acquisition, UPC and Franklin Acquisition shall be entitled to obtain equitable relief,





                     AGREEMENT AND PLAN OF MERGER - PAGE 77
including the remedies of specific performance and injunction, in the event of a breach of this Merger Agreement by FFGI, Savings Bank or any of the Class B Stockholders, and no attempt on the part of UPC or Franklin Acquisition to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or Franklin Acquisition which would preclude either of them from obtaining any remedies at law to which they would otherwise be entitled. FFGI, Savings Bank and each Class B Stockholder (and as to the Class B Stockholder, for himself or herself and their heirs, estates, representatives and permitted transferees, if any) covenants that he, she or it shall not contend in any such proceeding that UPC or Franklin Acquisition is not entitled to a decree of specific performance by reason of having an adequate remedy at law.

                 10.14 Attorneys' Fees. If any Party or Class B Stockholder hereto shall bring an action at law or in equity to enforce his, her or its rights under this Merger Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party or Class B Stockholder in such action shall be entitled to recover from the other Party (or Class B Stockholders) his, her or its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                 10.15 Survival of Representations and Warranties. Except as hereafter set forth in this Section 10.15, all representations and warranties made by the Parties and each of the Class B Stockholders hereto or in any instrument or document furnished in connection herewith, shall survive the Closing, and any investigation made by or on behalf of the Parties hereto, and such representations and warranties shall expire at the Effective Time of the Merger, except as to any matter which is based upon willful fraud with respect to which the representations and warranties set forth in this Merger Agreement shall expire only upon expiration of the applicable statutes of limitation or as otherwise provided herein or therein. The representations and warranties of the Class B Stockholders set forth in Sections 5A.5 and 5A.6, and the covenants of the Class B Stockholders set forth in Article 7A of this Agreement, shall survive the Closing and the Effective Time of the Merger, and shall expire only in accordance with their specific terms or upon the expiration of the applicable statute of limitations, whichever is the latter. Nothing in this Section 10.15 shall limit FFGI's, UPC's or Franklin Acquisition's rights or remedies for misrepresentations, breaches of this Merger Agreement or any other improper action or inaction by the other Party or Class B Stockholder hereto prior to its termination.

                 10.16 No Waiver. No failure, delay or omission of or by any Party or Class B Stockholder in exercising any right, power or remedy upon any breach or default of any other Party or Class B Stockholder shall impair any such rights, powers or remedies of the Party or Class B Stockholders not in breach or default, nor shall it be construed to be





                     AGREEMENT AND PLAN OF MERGER - PAGE 78
a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Merger Agreement must be in writing and must be executed by the Parties to this Merger Agreement and shall be effective only to the extent specifically set forth in such writing.

                 10.17 Remedies Cumulative. All remedies provided in this Merger Agreement or the Escrow Agreement, by law or otherwise, shall be cumulative and not alternative.


                 IN WITNESS WHEREOF, each of the Parties and, where applicable, Class B Stockholders hereto, has duly executed and delivered this Merger Agreement, the Plan of Merger attached hereto as Exhibit A, and the Escrow Agreement attached hereto as Exhibit B, or has caused this Merger Agreement, the Plan of Merger and Escrow Agreement to be executed and delivered in his, her or its name and on his, her or its behalf by his, her or its representative thereunto duly authorized, all as of the date first written above.


                                           FRANKLIN FINANCIAL GROUP, INC.
ATTEST:

/s/ Richard C. Jessee             By:     /s/ Charles G. Robinette
    -----------------------               -----------------------------
            , Secretary                   CHARLES G. ROBINETTE
- ------------                              Its:    President and Chief Executive
                                                  Officer

                                          FRANKLIN FEDERAL SAVINGS BANK
ATTEST:

/s/ Richard C. Jessee             By:     /s/ Charles G. Robinette
- --------------------------                ----------------------------
            , Secretary                   CHARLES G. ROBINETTE
- ------------                              Its:    President and Chief Executive
                                                  Officer

                                          UNION PLANTERS CORPORATION
ATTEST:

/s/ E. James House, Jr.           By:     /s/ Jackson W. Moore
- --------------------------                --------------------
E. JAMES HOUSE, JR., Secretary            JACKSON W. MOORE
                                          Its:    President and Chief Operating
                                                  Officer




                     AGREEMENT AND PLAN OF MERGER - PAGE 79

                                           FRANKLIN ACQUISITION CORP.
ATTEST:
 /s/ E. James House, Jr.          By:      /s/ Jackson W. Moore
 -------------------------                 --------------------------
                 , Secretary               JACKSON W. MOORE
- -----------------                          Its:   President and Chief Executive
                                                  Officer

CLASS B STOCKHOLDERS:


George O. Haggard, Jr.     .               /s/ A. E. Jolley
- ---------------------------                --------------------------
George O. Haggard, Jr.                     A.E. Jolley
724 Barton Drive                           c/o Lakeway Container
Morristown, TN 37814                       5715 Superior Drive
No. of Class B Shares - 72,500             Morristown, TN 37814
                                           No. of Class B Shares - 100,000



/s/ Ben B. Jarnagin                        Jean S. Keener
- ----------------------------------         ------------------------
Ben B. Jarnagin                            Jean S. Keener
2616 Lake Front Drive                      325 E 2nd Street
Morristown, TN  37814                      Morristown, TN  37814
No. of Class B Shares - 36,250             No. of Class B Shares - 50,000


/s/ Marjorie C. Jarnigan                   /s/ George B. McGuffin
- ----------------------------------         -------------------------
Marjorie C. Jarnagin                       George B. McGuffin
2280 Cambridge Drive                       c/o Sunbelt Developers, Inc.
Morristown, TN  37814                      1843 W. Morris Blvd.
No. of Class B Shares - 36,250             Morristown, TN  37814
                                           No. of Class B Shares - 145,000


/s/ Richard C. Jessee                      /s/ Charles G. Robinette
- -----------------------                    ------------------------
Richard C. Jessee                          Charles G. Robinette
1135 W. 3rd N. Street                      2778 Lake Forest Circle
Morristown, TN 37814                       Morristown, TN  37877
No. of Class B Shares - 50,000             No. of Class B Shares - 10,000





                     AGREEMENT AND PLAN OF MERGER - PAGE 80

                                                                       EXHIBIT A

                                 PLAN OF MERGER

                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                           FRANKLIN ACQUISITION CORP.
                           (A TENNESSEE CORPORATION)


                                 WITH AND INTO

                         FRANKLIN FINANCIAL GROUP, INC.
                           (A TENNESSEE CORPORATION)


         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the 4th day of March, 1996, by and between FRANKLIN ACQUISITION CORP. ("Franklin Acquisition"), a corporation chartered and existing under the laws of the State of Tennessee whose principal offices are located at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018; UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee having its principal office at 7130 Goodlett Farms Parkway, Cordova, Shelby County, Tennessee 38018; and FRANKLIN FINANCIAL GROUP, INC. ("FFGI"), a corporation chartered and existing under the laws of the State of Tennessee, whose principal place of business is located at 622 West First North Street, Morristown, Tennessee 37814. All of the authorized, issued and outstanding shares of capital stock of Franklin Acquisition are owned and held of record by UPC.


                                    PREAMBLE

         WHEREAS, UPC, Franklin Acquisition and FFGI have entered into an Agreement and Plan of Merger dated as of the 4th day of March, 1996 ("Merger Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as a part thereof providing for the merger of Franklin Acquisition with and into FFGI (which latter corporation would survive the merger and be the Resulting Corporation) and the acquisition of all of the FFGI Common Stock outstanding immediately prior to the Effective Time of the Merger by UPC for the Consideration set forth in the Merger Agreement; and





           PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

         WHEREAS, As provided in the Merger Agreement, UPC has caused Franklin Acquisition to join in this Plan of Merger by executing and delivering same; and

         WHEREAS, The Boards of Directors of UPC, Franklin Acquisition and FFGI are each of the opinion that the interests of their respective corporations and their corporations' respective shareholders would best be served if Franklin Acquisition were to be merged with and into FFGI, which latter corporation would survive the Merger, on the terms and conditions provided in the Merger Agreement, this Plan of Merger and in the Escrow Agreement, a copy of which is attached to the Merger Agreement and this Plan of Merger as Exhibit B and incorporated herein by reference. As a result of such Merger becoming effective, the Resulting Corporation, FFGI, would become a wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, FFGI, UPC, and Franklin Acquisition hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of FFGI with and into Franklin Acquisition (the "Merger").


                                   ARTICLE I.
                                  DEFINITIONS

1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Merger Agreement or Escrow Agreement, unless otherwise defined herein.


                                   ARTICLE 2
                                 CAPITALIZATION

2.1 Franklin Acquisition. The authorized capital stock of Franklin Acquisition consists of 1,000 shares of common stock having no par value per share (the "Franklin Acquisition Common Stock") and no shares of preferred stock. As of the date of this Plan of Merger, 1,000 shares of Franklin Acquisition Common Stock are issued and outstanding, and no shares of Franklin Acquisition Common Stock are held by it as treasury stock. All such issued and outstanding shares of Franklin Acquisition Common Stock are owned beneficially and of record by UPC.

2.2      Union Planters Corporation.         (a)   The authorized capital stock
of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 100,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of January 31, 1996, UPC had issued and outstanding:





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; and 3,496,419 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"); 317,459 shares of Series E Preferred Stock and 482,922 shares of UPC Common Stock have been reserved for issuance in connection with pending UPC acquisitions other than the Merger contemplated hereby, and 861,460 shares of UPC Common Stock have been reserved for issuance in connections with UPC stock option plans, employee benefit plans and its dividend reinvestment plan. As of January 31, 1996, approximately 45,494,183 shares of UPC Common Stock were validly issued and outstanding. As of the date of this Merger Agreement, UPC owns and is the beneficial record holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for directors' qualifying shares, free and clear of all liens, charges or encumbrances.

         2.3     FFGI.    The authorized capital stock of FFGI consists of
2,000,000 shares of Class A common stock having a par value of $1.00 per share (the "FFGI Class A Common Stock"),1,000,000 shares of Class B common stock having a par value of $1.00 per share (the "FFGI Class B Common Stock") (the FFGI Class A Common Stock and the FFGI Class B Common Stock are collectively referred to herein as of the "FFGI Common Stock") and 5,000,000 shares of preferred stock (the "FFGI Preferred Stock). As of the date hereof, 712,320 shares of FFGI Class A Common Stock and 500,000 shares of FFGI Class B Common Stock were issued and outstanding; 21,000 shares of FFGI Class A Common Stock were reserved for issuance in connection with FFGI's stock option plans; no shares of FFGI Common Stock were held by FFGI as FFGI Treasury Stock; and no shares of FFGI Preferred Stock were issued and outstanding.


                                   ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                           FRANKLIN ACQUISITION CORP.
                                      and
                         FRANKLIN FINANCIAL GROUP, INC.

         3.2 Resulting Corporation. The Resulting Corporation shall be Franklin Financial Group, Inc.. which as of the Effective Time of the Merger shall continue to be named Franklin Financial Group, Inc.





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Merger Agreement. Conditioned upon the satisfaction or lawful waiver (by the Party or Parties entitled to the benefit thereof) of all conditions precedent to consummation of the Merger, the Merger will become effective on the date and at the time (the "Effective Time of the Merger") of the filing of Articles of Merger with the Secretary of State of the State of Tennessee, or at such later time and/or date as may be agreed upon by the Parties and set forth in the Articles of Merger. At the Effective Time of the Merger, Franklin Acquisition shall be merged with and into FFGI, which latter corporation shall survive the Merger, and the separate existence of Franklin Acquisition shall cease thereupon, and without further action, FFGI shall thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of both FFGI and Franklin Acquisition, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both FFGI and Franklin Acquisition.

         3.4 Charter. Immediately subsequent to the Effective Time of the Merger, the Charter of FFGI, as in effect immediately prior to the Effective Time of the Merger, shall constitute the Charter of the Resulting Corporation, unless and until the same shall be amended as provided by law and the terms of such Charter.

         3.5 Bylaws. Immediately subsequent to the Effective Time of the Merger, the Bylaws of FFGI, as in effect immediately prior to the Effective Time of the Merger, shall continue to be its Bylaws as the Resulting Corporation, unless and until amended or repealed as provided by law, its Charter and such Bylaws.

         3.6 Directors and Officers. At the Effective Time of the Merger, the directors and officers of Franklin Acquisition in office immediately prior to the Effective Time of the Merger shall become the directors and officers of the Resulting Corporation, to hold office as provided in the Charter and Bylaws of the Resulting Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall be removed as provided therein.


                                   ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION


         4.1 Conversion of the Franklin Acquisition Common Stock. Immediately subsequent to the Effective Time of the Merger, each share of no par value common stock of Franklin Acquisition (the "Franklin Acquisition Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of FFGI, the Resulting Corporation.


         4.2 Conversion and Cancellation of Shares of FFGI. Immediately subsequent to the Effective Time of the Merger, each share of FFGI Class A Common Stock and FFGI Class B Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Sections 4.3 and 4.4 hereof.

         4.3 Conversion and Exchange of FFGI Shares; Exchange Ratio; Escrow of UPC Common Stock for the Benefit of Class B Stockholders. At the Effective Time of the Merger, the outstanding shares of FFGI Common Stock held by the FFGI Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in FFGI or the Resulting Corporation, and shall, except for those shares of FFGI Common Stock held and registered in the name of any FFGI Record Holder who shall have perfected his dissenter's rights and shall have continued such dissenting status through the Effective Time of the Merger (a "FFGI Dissenting Shareholder"), automatically be converted exclusively into, and constitute only the right of the FFGI Record Holders to receive in exchange for their shares of FFGI Common Stock, the Consideration set forth in this Section 4.3 to which they are entitled.

                                  (1)      The number of shares of UPC Common
Stock to be exchanged for each share of FFGI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be based on an exchange ratio (the "Exchange Ratio") of 0.5440 shares of UPC Common Stock for each share of FFGI Common Stock, based on an aggregate of no more than 1,233,320 fully diluted shares of FFGI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (which, for purposes of this paragraph, shall be determined by counting all FFGI Stock Options issued and outstanding immediately prior to the Effective Time of the Merger as shares of FFGI Common Stock); and further based on the understanding that there shall be no shares of $1.00 par value preferred stock of FFGI ("FFGI Preferred Stock") outstanding and no other options, warrants, rights or other instruments outstanding or subject to issuance which are convertible into or otherwise represent the right to acquire any FFGI Common Stock, FFGI Preferred
Stock or any other capital stock of FFGI.   No fractional shares of UPC Common
Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a FFGI Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER therefor pursuant to the Mechanics of Payment of the Purchase Price set forth in Section 4.4 hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock as defined in Section
4.4 hereof.

                                  (2)      In addition to the Consideration to
be exchanged for each share of FFGI Class B Common Stock set forth in Section 4.3(1) above, UPC shall issue to the Escrow Agent named in the Escrow Agreement, a copy of which is attached hereto as Exhibit B and incorporated fully herein, that number of shares of UPC Common Stock as shall equal the "Escrow Deposit" (as defined below) to be held by such Escrow Agent pursuant to the Escrow Agreement for the benefit of UPC and the Class B Stockholders (other than any Class B Stockholders who are FFGI Dissenting Shareholders as to a share or shares of FFGI Class B Common Stock). The "Escrow Deposit" shall equal ten percent (10%) of the remainder after subtracting from the aggregate number of whole shares of UPC Common Stock as UPC shall be obligated to issue to FFGI Record Holders pursuant to Section 4.3(1) above, (x) any shares of UPC Common Stock as would be issued to any FFGI Dissenting Shareholders had they not perfected their dissenters' rights as to any FFGI Class A Common Stock, (y) any fractional shares of UPC Common Stock which would have been issued if UPC had issued fractional shares, and (z) that number of the shares of UPC Common Stock which would have been deposited with the Escrow Agent hereunder equal to the proportionate interest(s) of all shares of FFGI Class B Common Stock for which dissenters rights have been perfected as to their FFGI Class B Common Stock to the total number of shares of Class B Common Stock; provided, however, that UPC shall have no obligation to escrow shares or pay any Consideration pursuant to this Section 4.3(1), should the FFGI Pending Litigation be resolved or otherwise settled prior to the Effective Date of the Merger and should FFGI have declared and paid, or set aside for payment, the dividends, or a portion thereof, contemplated by Section 7(C)(2)(b) of FFGI's Charter to be paid to the holders of FFGI Class B Common Stock.

                                  For example, should the Exchange Ratio equal
two (2) shares of UPC Common Stock for each of the 1,233,320 shares of FFGI Common Stock outstanding at the Effective Time of the Merger, the total number of shares of UPC Common Stock to be issued would equal 2,466,640 shares. If the FFGI Record Holders of 5,000 shares of FFGI Class A Common Stock perfect dissenters' rights thereby becoming FFGI Dissenting Shareholders, and should UPC cash- out 1000 fractional shares of UPC Common Stock, the aggregate number of whole shares of UPC Common Stock which UPC would be required to issue upon consummation of the Merger would equal 2,455,640 shares (2,466,640 less 10,000 (2 X 5,000) and less 1000). If no Record Holders of Class B Common Stock perfect dissenters' rights with respect to any of their shares of FFGI Class B Common Stock, the Escrow Deposit would equal 10% of 2,455,640 or 245,564 shares of UPC Common Stock. If, however, the holders of 25% of the outstanding shares of FFGI Class B Common Stock perfect dissenter's rights with





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER respect to such shares, and should UPC, in its sole discretion, determine to proceed with the Merger, the Escrow Deposit would be reduced by 25% of 245,564 (61,391) to 184,173 shares of UPC Common Stock.

                          The shares of UPC Common Stock and the cash
settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the FFGI Record Holders upon consummation of the Merger and proper surrender in accordance with Section 4.4 of certificates evidencing and representing shares of FFGI Common Stock outstanding immediately prior to the Effective Time of the Merger, and the additional rights of the Class B Stockholders under the Escrow Agreement are sometimes collectively referred to herein as the "Consideration."

                                  (i)      Definition of "Current Market Price
Per Share". The "Current Market Price Per Share" shall be the closing price per share of the "last" real time trade (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for the Effective Date of the Merger (the "Pricing Period").

                                  (ii)     Effect of Stock Splits, Reverse
Stock Splits, Stock Dividends and Similar Changes in the Capital of UPC or FFGI. Should either UPC or FFGI effect any stock splits, reverse stock splits, stock dividends, reclassification, recapitalization, exchange of shares or similar changes in their respective capital accounts or capitalization subsequent to the date of this Merger Agreement but prior to the Effective Time of the Merger, the Exchange Ratio and the Escrow Deposit shall be proportionally adjusted, to the extent necessary, in order to give effect to such changes.

         4.4 Mechanics of Payment of Purchase Price. As soon as reasonably practicable after the Effective Time of the Merger and the receipt by UPC of the Certified FFGI Shareholder List from the transfer agent of FFGI, the Exchange Agent shall deliver to each of the FFGI Record Holders such materials and information deemed necessary by the Exchange Agent to advise the FFGI Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the FFGI Common Stock in order for the FFGI Record Holders to receive the Consideration to which they are entitled pursuant to the terms of this Merger Agreement and the Plan of Merger. Such materials shall include, without limitation, a Letter of Transmittal and an Instruction Sheet (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the FFGI Record Holders at the addresses set forth on a certified shareholder list to be delivered by FFGI to UPC at the Closing (the "Certified FFGI Shareholder List"). As soon as reasonably practicable thereafter, the FFGI Record Holders of all of the outstanding shares of FFGI Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates formerly evidencing and representing all of the shares of FFGI Common Stock which were validly issued and outstanding immediately prior to the





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of FFGI Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of FFGI Common Stock, the Exchange Agent shall mail to the former FFGI Stockholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such FFGI Shareholder's shares of FFGI Common Stock pursuant to Section 4.3(1) hereof evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration set forth in Section 4.3(1) upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of FFGI Common Stock of an FFGI Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such FFGI Record Holder's shares of FFGI Common Stock were converted and aggregated at the Effective Time of the Merger.
Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the FFGI Record Holder's FFGI Common Stock, shall have been surrendered as provided above, the Consideration payable to the FFGI Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the FFGI Record Holder(s) of such certificate(s) until such certificate(s) shall have been surrendered in the manner required. Each FFGI Record Holder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The FFGI Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such FFGI Record Holder is entitled, provided that each such FFGI Record Holder shall deliver to UPC and to the Exchange
Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Resulting Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the FFGI Record Holder.

         4.5 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of FFGI shall be closed and no transfer of shares of FFGI Common Stock shall be made thereafter.





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

         4.6 Effects of the Merger. As of the Effective Time of the Merger, the separate existence of Franklin Acquisition shall cease, and Franklin Acquisition shall be merged with and into FFGI which, as the Resulting Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both FFGI and Franklin Acquisition.

         4.7 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of FFGI and Franklin Acquisition in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choices in action shall be deemed to be vested in FFGI as the Resulting Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.8 Assumption of Liabilities. At the Effective Time of the Merger, the Resulting Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Franklin Acquisition as well as those of the Resulting Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Franklin Acquisition or the Resulting Corporation.

         4.9 Dissenting Shareholders' Rights. Any FFGI Record Holder of shares of FFGI Common Stock who shall comply strictly with the provisions of
Section 48-23-201 et seq. of the Tennessee Code Annotated (the "Tennessee Code"), shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. Such an FFGI Shareholder is referred to herein as an "FFGI Dissenting Shareholder." However, UPC and Franklin Acquisition shall not be obligated to consummate the Merger if FFGI Record Holders holding or controlling more than ten percent (10%) of the shares of the FFGI Common Stock , or any shares of FFGI Class B Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected their dissenter's rights in accordance with the Tennessee Code and the perfected status of said dissenter's rights shall have continued to the time of Closing.

         4.10 Approvals of Shareholders of FFGI and Franklin Acquisition. In order to become effective, the Merger must be approved by the respective shareholders of FFGI and of Franklin Acquisition at meetings to be called for that purpose by their respective Boards of Directors, or by their unanimous action by written consent complying fully with the laws of Tennessee.





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

         4.11 FFGI Stock Options. At the Effective Time of the Merger, the FFGI Option Plan and any FFGI Stock Options issued and outstanding shall be affected as follows:

                          (a)     Continuation of the FFGI Option Plan.  FFGI's
Option Plan shall continue in effect but no additional options shall be available for grant thereunder after the Effective Time of the Merger. At the Effective Time of the Merger, each outstanding option under the Option Plan shall continue outstanding as an option to purchase, in place of the purchase of a share of FFGI Common Stock, that number of shares (rounded down to the nearest whole share) of UPC Common Stock that would have been received by the optionee in connection with the Merger had such option been exercised in full (without regard to any limitations contained thereon on exercise) for shares of FFGI Common Stock immediately prior to the Effective Time of the Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time of the Merger, except for appropriate pro rata adjustments as to the relevant option price for shares of UPC Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. UPC, Franklin Acquisition and FFGI agree to take such actions as shall be necessary to give effect to the foregoing.

                          (b)     Reclassification, etc.  In case of any
reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of the UPC Common Stock or in case of any consolidation or merger of UPC with or into any other corporation, or in the case of any sale or transfer of all or substantially all of UPC's assets, then the rights of the optionees under the FFGI Option Plan shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply to successive reclassification, reorganizations, recapitalization, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

                          (c)  Limited Obligations.  Nothing contained in this
Plan of Merger or in the other documentation of the proposed transactions shall be deemed to have reduced, contracted, enlarged, ratified, affirmed, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the holders of FFGI Stock Options may have under applicable documentation other than as expressly stated in this Plan of Merger with respect to the outstanding FFGI Stock Options identified in the Merger Agreement which are outstanding under the FFGI Option Plan at the Effective Time of the Merger.





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

                                   ARTICLE 5
                             AMENDMENTS AND WAIVERS

                 5.1 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended unilaterally by UPC and Franklin Acquisition as set forth in Section 2.5 of the Merger Agreement; provided, however, that the provisions of Section 4.3 of this Plan of Merger relating to the manner or basis upon which shares of FFGI Common Stock will be converted into the exclusive right to receive the Consideration from UPC, or the delivery of shares of UPC Common Stock in escrow as contemplated by Section 4.3(2) hereof, shall not be amended in such a manner as to reduce the amount of the Consideration payable to the FFGI Record Holders determined as provided in Section 4.3 of the Merger Agreement nor shall this Plan of Merger be amended to permit UPC to utilize assets other than its UPC Common Stock or cash to make payment of the Consideration as provided in Section 3.1(e) of the Merger Agreement at any time after the Shareholders' Meeting without the requisite approval (except as provided for in the Merger Agreement) of the FFGI Record Holders of the shares of FFGI Common Stock outstanding, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 8.3(b) of the Merger Agreement.

                 5.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and Franklin Acquisition, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by FFGI, to waive or extend the time for the compliance or fulfillment by FFGI of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of UPC and Franklin Acquisition under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, FFGI, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by UPC or Franklin Acquisition, to waive or extend the time for the compliance or fulfillment by UPC or Franklin Acquisition of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of FFGI under this Plan of Merger except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

                                   ARTICLE 6
                                 MISCELLANEOUS

                 6.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:


If to UPC or Franklin Acquisition:

                                        Union Planters Corporation
                                        P.O. Box 387 (mailing)
                                        Memphis, Tennessee  38147

                                        7130 Goodlett Farms Parkway (deliveries)
                                        Cordova, Tennessee  38018
                                        Fax:  (901) 383-2877
                                        Attn: Mr. Jackson W. Moore, President

If to FFGI :
                                        Franklin Financial Group, Inc.
                                        622 West First North Street
                                        Morristown, Tennessee 37814
                                        Fax:   (423) 587-5481
                                        Attn: Mr. Charles G. Robinette
                                        President and CEO

With a copy to:                         McCampbell & Young, P.C.
                                        2021 Plaza Tower
                                        800 S. Gay Street
                                        Knoxville, Tennessee  37929 (deliveries)
                                        OR
                                        P. O. Box 550
                                        Knoxville, Tennessee  37901
                                        Attn: Robert S. Marquis, Esq.
                                        Phone:  (423)   637-1440
                                        Fax: (423) 546-9731




         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.

                 6.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee disregarding, however, the Tennessee conflicts of laws rules.

                 6.3 CAPTIONS. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

                 6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.


ATTEST:                                    UNION PLANTERS CORPORATION

/s/ E. James House, Jr.                    By:  /s/ Jackson W. Moore
- -----------------------                         ---------------------------
E. James House, Jr.                                 Jackson W. Moore
Its:  Secretary                                      Its: President


ATTEST:                                    FRANKLIN ACQUISITION CORP.

/s/ E. James House, Jr.                    By:  /s/Jackson W. Moore
- --------------------------                      ----------------------------
                                                   Jackson W. Moore
Its:  Secretary                                     Its:  President


ATTEST:                                    FRANKLIN FINANCIAL GROUP, INC.


/s/ Richard C. Jessee                      By:  /s/ Charles  G. Robinette
- ---------------------                           -----------------------------
                                                    Charles G. Robinette
Its:  Secretary                                    Its: President and CEO





         PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

                                                                      APPENDIX B

                               ESCROW AGREEMENT

This Escrow Agreement made this 4th day of March, 1996, by and between Union Planters Corporation ("UPC"), a Tennessee corporation, Franklin Financial Group, Inc. ("FFGI"), a Tennessee corporation, Franklin Federal Savings Bank, a federal savings and loan association ("Savings Bank"), which is a wholly-owned subsidiary of FFGI, and George O. Haggard, Jr., Ben B. Jarnagin, Ms. Marjorie
C. Jarnagin, Richard C. Jessee, A. Eugene Jolley, Jean S. Keener, George B. McGuffin, Charles G. Robinette, all resident citizens of Tennessee (the "FFGI Class B Stockholders"), and Union Planters National Bank, a national banking association ("UPNB"), acting by and through its Trust Department (the "Escrow Agent").

WHEREAS, in January of 1989, the Savings Bank, by agreement with the Federal Home Loan Bank Board ("FHLBB") and the Federal Savings and Loan Insurance Corporation ("FSLIC"), was converted by a supervisory merger from a mutual to a stock form of ownership by a capital contribution from FFGI in the amount of Five Million Dollars ($5,000,000). At the time of the conversion, the Savings Bank had a negative net worth of $9.4 million, which was classified upon acquisition by FFGI as "supervisory goodwill" of the Savings Bank and permitted to be treated as regulatory capital and to be amortized over a 25 year period; and

WHEREAS, in August of 1989, Congress passed the Financial Institutions Reform and Recovery and Enforcement Act ("FIRREA") which required, among other things, new capital requirements and the phase out of supervisory goodwill as part of regulatory capital by January 1, 1995; and

WHEREAS, in June 1990, FFGI, its shareholders and the Savings Bank filed a complaint in the Federal District Court for the Eastern District of Tennessee seeking to enjoin the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") (successor in interest to the FSLIC), from appointing a conservator and/or receiver for the Savings Bank and from taking any action inconsistent with the parties' agreements entered into at the time of the voluntary supervisory conversion; and

WHEREAS, in July of 1990, the Federal District Court held that FIRREA did not abrogate the parties' agreement and entered a permanent injunction enjoining the OTS from excluding supervisory goodwill from the Savings Bank's regulatory capital calculations. In March of 1991, the United States Court of Appeals for the Sixth Circuit reversed the Federal District Court's decision and dissolved the permanent injunction. The Court of Appeals held that FIRREA overruled any agreements between the parties and that if there were a contract between the parties, Congress may have "effected a taking" through the enactment of FIRREA; and

WHEREAS, in October of 1992, FFGI, the Savings Bank and certain of the stockholders filed suit captioned Franklin Financial Group, Inc., et al. v. United States of America, Civil Action No. 92-7397 (U.S. Claims Court) ("Lawsuit") seeking unspecified monetary damages, attorneys' fees, and court costs. The plaintiffs allege breach of contract and an unconstitutional taking of property; and

WHEREAS, in order to bring the Savings Bank into capital compliance, FFGI completed a private placement offering in March of 1993, whereby stock was issued to Class B Stockholders. As a result of the decision of the Court of Appeals, the Savings Bank was not in compliance with the new capital requirements. With the issuance of Class B Stock, the charter of Franklin Financial Group, Inc. was amended and restated by agreement dated August 26, 1993, which provided that if the corporation received proceeds from the lawsuit, that the Board of Directors "is hereby authorized and required to declare and pay a special cash dividend to the extent permitted by the applicable law and regulations payable to holders of Class B Common Stock to the exclusion of the holders of the Class A Common Stock;" and

WHEREAS, FFGI, the Savings Bank, and the Class B Stockholders retained the law firm of Winston and Strawn ("Winston") to represent them in the Lawsuit; and

WHEREAS, Winston and FFGI, the Savings Bank and the Class B Stockholders entered into an Engagement Letter (which is attached hereto as Exhibit A) ("Engagement Letter"); and

WHEREAS, UPC, Franklin Acquisition Company ("Franklin Acquisition"), a Tennessee corporation which is a wholly-owned subsidiary of UPC, FFGI, Savings Bank, and the Class B Stockholders have entered into an Agreement and Plan of Reorganization ("Merger Agreement") and related Plan of Merger which provides for the acquisition by UPC of all of the outstanding shares of FFGI Common Stock through a merger ("Merger") between Franklin Acquisition and FFGI; and

WHEREAS, pursuant to the Merger Agreement, in addition to the Consideration to be received by both the FFGI Class A Stockholders and FFGI Class B Stockholders (collectively referred to as the "FFGI Stockholders") upon the Merger becoming effective, pursuant to Section 3.1(e)(2) of the Merger Agreement and the Plan of Merger, UPC may be required to deposit with an escrow agent a certain number of shares of UPC Common Stock to be held by the escrow agent for the benefit of UPC and the holders of the FFGI Class B Common Stock outstanding immediately prior to the Effective Time of the Merger, and to be distributed by the escrow agent under terms and conditions set forth in the escrow agreement; and

WHEREAS, this escrow agreement ("Escrow Agreement") is being entered into by the parties hereto to set forth the terms and conditions pursuant to which all of the shares of UPC Common Stock which are deposited in escrow by UPC pursuant to Section 3.1(e)(2) of the Merger Agreement and the Plan of Merger (the "Escrowed Shares"), if any, will be distributed, if at all, to the persons who immediately prior to the Effective Time of the Merger were the holders of record of the then outstanding FFGI Class B

Common Stock, or such of them as still have a right to a distribution under this Escrow Agreement at the time of any such distribution, if any; the responsibilities of the escrow agent with respect to the Escrowed Shares prior to any distribution; and certain other matters related thereto; and

WHEREAS, it is contemplated that the FFGI Class B Stockholders executing and delivering this Escrow Agreement prior to the Effective Time of the Merger will continue to be the record holders of all FFGI Class B Common Stock immediately prior to the Effective Time of the Merger; however, should any transfer be made of any shares of FFGI Class B Common Stock after the date hereof and prior to the Effective Time of the Merger, it shall be a condition precedent to FFGI's obligation to register such transfer on its books and records that the recipient or recipients of such transfer(s) join in this Escrow Agreement and the interests of all of the FFGI Class B Stockholder's adjusted to the extent necessary; and

WHEREAS, the FFGI Class B Stockholders, including those listed herein on the date hereof and those persons becoming FFGI Class B Stockholders after the date hereof, understand that their entering into this Escrow Agreement, and the representations, warranties and covenants they make herein and in the Merger Agreement, are a material inducement to UPC's and Franklin Acquisition's entering into the Merger Agreement and undertaking the tasks necessary to obtain all required regulatory and shareholder approvals necessary to consummate the Merger; and

WHEREAS, the parties understand that this agreement is entered into on the basis of certain statements of assumptions and covenants as listed in Paragraph 14; and

WHEREAS, this Escrow Agreement shall be and is incorporated by reference into the Merger Agreement and Plan of Merger;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid in hand to the Escrow Agent, the mutual agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Unless otherwise specifically defined herein, capitalized words and terms used herein shall have the same meanings as ascribed thereto in the Merger Agreement.

2. Representations and Warranties. Each of the FFGI Class B Stockholders, in their individual capacities and not jointly, represents and warrants to UPC, the Escrow Agent, FFGI and Savings Bank that (i) as of the date hereof, and as of the Effective Time of the Merger, such FFGI Class B Stockholder owns, and will own, free and clear of any liens or encumbrances of any nature whatsoever, that number of shares of FFGI Class B Common Stock set forth next to such stockholder's names in Exhibit

A attached hereto; (ii) such FFGI Class B Stockholder has not entered into, or agreed to enter into, any contract or agreement of any nature, other than the Merger Agreement, pursuant to which such stockholder has agreed to sell, transfer, assign, pledge, encumber or otherwise alienate any shares of FFGI Class B Common Stock to any third party, other than by a last will and testament or qualified domestic relations order; (iii) after the date hereof and prior to the earlier of the Effective Time of the Merger or the effective termination of the Merger Agreement, such FFGI Class B Stockholder will not sell, transfer, assign, pledge, encumber or otherwise alienate, or enter into, or agree to enter into, any agreement, whether written or oral, to sell, transfer, assign, pledge, encumber or otherwise alienate in any manner, any shares of FFGI Class B Common Stock such FFGI Class B Stockholder owns or controls, directly or indirectly; (iv) such FFGI Class B Stockholder has full power and authority to execute and deliver this Escrow Agreement; (v) such FFGI Class B Stockholder's execution and delivery of this Escrow Agreement, and agreement to be bound by its terms, does not and will not violate any terms or constitute a default under any material contract, agreement, instrument, judgement, lien or understanding pursuant to which such stockholder is a party or to which such stockholder is bound, or which could result in the imposition of a lien or encumbrance of any nature whatsoever upon any of such FFGI Class B Stockholder's shares of FFGI Class B Common Stock or any interest of such FFGI Class B Stockholder arising under this Escrow Agreement or the Merger Agreement; (vi) all consents, approvals and authorities required for such FFGI Class B Stockholder's execution and delivery of this Escrow Agreement have been obtained and are in full force and effect as of the date hereof; (vii) such FFGI Class B Stockholder has received no notice of any nature whatsoever that any third party has objected to, or intends to object to, such stockholder's execution and delivery of this Escrow Agreement, or that any third party claims, or may claim, any interest of any nature whatsoever to any shares of FFGI Class B Common Stock owned or controlled by such FFGI Class B Stockholder, or to any rights of such FFGI Class B Stockholder pursuant to this Escrow Agreement or the Merger Agreement.

3. Deposit into Escrow. On the date of the Closing, UPC shall deliver to the Escrow Agent, in the name of the Escrow Agent, and the Escrow Agent agrees to accept and hold pursuant to this Escrow Agreement, one certificate evidencing and representing that number of shares of UPC Common Stock, if any, as UPC reasonably believes would equal the Escrow Deposit required by Section 3.1(e)(2) of the Merger Agreement the Plan of Merger (the "Initial Escrow Deposit"). UPC shall determine the Initial Escrow Deposit from certified stockholder lists and other certificates provided to UPC at or prior to Closing. Should it be subsequently determined that the number of shares of UPC Common Stock deposited in the Initial Escrow Deposit was less than the number of shares of UPC Common Stock required as the Escrow Deposit, UPC shall, and covenants hereby, to promptly deposit that number of additional shares of UPC Common Stock required to equal the Escrow Deposit with the Escrow Agent pursuant to this Escrow Agreement, with any and all distributions which would have been made on these additional shares of UPC Common Stock if they had in fact been deposited with the Escrow Agent in the Initial Escrow Deposit. Should the number of shares of UPC Common Stock included in the Initial Escrow Deposit exceed the number of shares required as the Escrow Deposit, then these extra shares of UPC Common Stock, plus any and all distributions made on such extra shares, shall be returned to UPC in accordance with Section 4(h)(2) of this Escrow Agreement.

4. Permitted Transfers of Proportionate Interests. Except as specifically set forth herein, only those persons or entities who or which are the holders of record of FFGI Class B Common Stock immediately prior to the Effective Time of the Merger and who have not perfected dissenters rights as to their shares of FFGI Class B Common Stock, shall be entitled to any rights with respect to the Escrowed Shares or under this Escrow Agreement. Such persons who or which are the holders of record of FFGI Class B Common Stock immediately prior to the Effective Time of the Merger and who have not perfected dissenters rights as to their shares of FFGI Class B Common Stock, as well as those persons who are the recipients of a Permitted Transfer (as defined herein) of a Proportionate Interest (as defined herein), shall hereinafter be referred to as an "Escrow Participant." Initially only those Class B Stockholders who are a party hereto will be an Escrow Participant. Subject to the terms and conditions of this Escrow Agreement, each original Escrow Participant shall have an undivided interest in the Escrowed Shares and earnings or distributions thereon (a "Proportionate Interest") equal to the percentage determined by dividing (i) the number of shares of FFGI Class B Common Stock such original Escrow Participant held of record immediately prior to the Effective Time of the Merger, by (ii) the remainder after subtracting (x) the number of shares of FFGI Class B Common Stock for which dissenters rights were perfected from (y) the total number of shares of FFGI Class B Common Stock outstanding immediately prior to the Effective Time of the Merger. In the event an Escrow Participant withdraws from participation in this Escrow Agreement, whether voluntarily or involuntarily, that Withdrawn Participant (as defined herein) forfeits all of his or her Proportionate Interest in, and rights under, this Escrow Agreement. Upon the effective time of such a withdrawal, the remaining Escrow Participants' respective Proportionate Interests shall adjust to take such withdrawal into account.

         For example, stockholder A owned 25,000 shares of the 500,000 outstanding shares of FFGI Class B Common Stock at the Effective Time of the Merger, and dissenters rights were not perfected on any shares of FFGI Class B Common Stock. Stockholder A would be an original Escrow Participant and his Proportionate Interest would be 25,000/500,000 or 5%. If another Escrow Participant withdraws and forfeits his 10% Proportionate Interest, then stockholder A's Proportionate Interest would increase to 5.5555% (25,000 / 450,000).

An Escrow Participant's Proportionate Interests shall not be transferable except through intestate succession, pursuant to a last will and testament or pursuant to a final qualified domestic relations order (such transfers hereinafter referred to as a "Permitted Transfer"). Permitted Transfers shall vest in the recipient all of the rights and responsibilities, including, but not limited to, the obligation to pay a portion of the FFGI Pending Litigation Expenses, of the transferring Escrow Participant in and to the Proportionate Interest, or portion thereof, transferred to the recipient. Upon an Escrow Participant's failure to pay his or her share of FFGI Pending Litigation Expenses in accordance with Section 6(a) hereof, the defaulting Escrow Participant's Proportionate Interest shall be automatically forfeited and shall no longer represent any interest whatsoever in this Escrow Agreement or the assets held in escrow pursuant hereto, and the Escrow agent shall distribute to UPC all assets held pursuant to this Escrow Agreement relative to the withdrawn or forfeited Proportionate Interest. Each FFGI Class B Stockholder, and each person or entity who subsequently becomes an Escrow Participant through a Permitted Transfer, in such person's individual capacity and on behalf of his or her estate, heirs, devisees and representatives, understands and agrees that these are the only Permitted Transfers which will be registered or recognized on the Escrow Agent's books and records and that in no other instance shall the Escrow Agent be required to recognize or register any transfer of a Proportionate Interest or any interest whatsoever in this Escrow Agreement.
Nor shall the Escrow Agent register or recognize any lien or encumbrance of any nature whatsoever on an Escrow Participant's Proportionate Interest or any interest whatsoever in this Escrow Agreement. Should there be any distribution to Escrow Participants pursuant to this Escrow Agreement, the Escrow Agent shall make such distributions only to those persons who are Escrow Participants as reflected in the Escrow Agent's books and records.

In the event of a Permitted Transfer of a Proportionate Interest, or a portion thereof, the recipient shall promptly notify the Escrow Agent and all other Escrow Participant's of such transfer, designating from which Escrow Participant the transfer came, the amount transferred (designated as a percentage - for example, one-half of X's Proportionate Interest), and that Escrow Participant's aggregate Proportionate Interest after giving effect to such Permitted Transfer. The Escrow Agent shall be entitled to rely upon the information provided in such notice unless within twenty (20) days after its receipt of such notice, the Escrow Participant from whom the Proportionate Interest, or part thereof, was allegedly transferred notifies the Escrow Agent, all other Escrow Participants, and the person claiming to have received the alleged transfer, that the prior notice of transfer was inaccurate, in which case the Escrow Agent shall not recognize the alleged Permitted Transfer until all participants in such transfer notify the Escrow Agent in a single writing as to the Permitted Transfer and the amount thereof; provided, however, that upon receipt of a notice from UPC, FFGI or Savings Bank, or any of their successors, that an Escrow Participant has defaulted in the payment of his or her share of the FFGI Pending Litigation Expenses the Escrow Agent shall be entitled to rely exclusively upon the information provided in such notice as to the Proportionate Interests of the affected parties.

5.       Duties of the Escrow Agent.

         a. Hold Escrowed Shares. The Escrow Agent shall hold the Escrowed Shares solely for the benefit of UPC and the Escrow Participant's pursuant to this Escrow Agreement. The Escrow Agent shall not, directly or indirectly, sell, transfer, assign, pledge, lend, hypothecate or otherwise alienate any Escrowed Shares, or any interest in such Escrowed Shares, or any dividends, earnings or distributions on or with respect to such Escrowed Shares, or any earnings thereon, except as specifically set forth herein.

         b. No Certificates Issued. The Escrow Agent shall not issue a certificate or other document or instrument of any nature whatsoever evidencing or representing a Proportionate Interest in, or right to participate in, this Escrow Agreement.

         c. Registration of Transfer. The Escrow Agent shall maintain books and records registering the Escrow Participants and their respective Proportionate Interests. The Escrow Agent shall not register or recognize any transfer of a Proportionate Interest except for Permitted Transfers, and then only after receipt of such documentation, information and assurances as it deems reasonably necessary to verify that the purported Permitted Transfer in fact qualifies as a Permitted Transfer pursuant hereto. The Escrow Agent shall not recognize any lien or encumbrance of any nature whatsoever upon an Escrow Participant's Proportionate Interest, except as may otherwise be required by law upon advice of counsel.

         d. Earnings on Escrowed Shares. The Escrow Agent shall accept cash dividends and other distributions made by UPC on the Escrowed Shares, including any stock or similar distributions or distributions made with respect to mergers, acquisitions or similar transactions on such Escrowed Shares, pursuant to this Escrow Agreement. Dividends paid on Escrowed Shares in stock of UPC or some other entity shall not be deemed to be "Escrowed Shares", but shall be referred to as "Dividend Shares". Dividend Shares shall be held by the Escrow Agent in the same manner and for the benefit of the same parties as Escrowed Shares are held. Cash dividends and distributions shall be deposited by the close of the next Business Day after the date the Escrow Agent receives the cash dividend or distribution, in a money market account entitled (the "Money Market Account") with Union Planters National Bank, Memphis, Tennessee. The Escrow Agent shall make no withdrawals from the Money Market Account except as specifically authorized herein.

         e. Withholding and Payment of Taxes. Each FFGI Class B Stockholder has been informed and clearly understands that such stockholder's Proportionate Interest in any earnings on or other distributions made on or with respect to the Escrowed

Shares, including, but not limited to, cash dividends paid by Union Planters Corporation, as well as any income or earnings thereon, including, but not limited to, interest earnings, will be taxed to the Escrow Participant's in accordance with their respective Proportionate Interest even though such distributions, and earnings thereon, if any, will be held by the Escrow Agent pursuant to this Escrow Agreement. Escrow Agent will comply with the applicable reporting and withholding obligations, if any, as may be imposed by law or regulation. Notwithstanding the foregoing, however, in no event may the Escrow Agent distribute any cash or other items or instruments held hereunder except as specifically set forth herein.

         f. Reports The Escrow Agent shall provide a written report to each Escrow Participant, other than a Withdrawn Participant (as defined below), on or before the fifteenth (15th) day of each January, April, July and October, beginning the January 15, April 15, July 15 or October 15 first occurring after the Effective Date of the Merger, and through the first such date occurring after the date this Escrow Agreement is terminated. The report shall set forth the total number of shares of UPC Common Stock held as Escrowed Shares, the amount of cash on deposit in the Money Market Account, the amount of cash dividends or other distributions received by the Escrow Agent in the preceding quarter, any distributions made in the previous quarter, such Escrow Participant's Proportionate Interest, and such other information as the Escrow Agent should determine to provide with respect to this Escrow Agreement and assets held pursuant hereto. The Escrow Agent shall have no responsibility to provide such information to any Escrow Participant on less than a quarterly basis in the manner set forth herein, but should such information be requested, the Escrow Agent may do so and charge the requesting Escrow Participant a reasonable fee for such services.

         g. Voting With Respect to Shares of UPC Common Stock. Each Escrow Participant shall have all voting rights with respect to that number of shares of UPC Common Stock held by the Escrow Agent pursuant to this Escrow Agreement equal to his or her Proportionate Interest of such shares of UPC Common Stock until the earlier of the time as this Escrow Agreement is terminated or, with respect to the Escrow Participant on an individual basis, until such time as he or she becomes a Withdrawn Participant. UPC will send all proxies, proxy information statements and other information it provides to the holders of UPC Common Stock directly to the Escrow Agent which shall, within five (5) Business Days thereafter, mail such information and materials to the Escrow Participants at the last addresses for such Escrow Participant then reflected on the books and records of the Escrow Agent. The Escrow Participants as of the record date for the particular UPC shareholder vote shall have ten (10) Business Days from the date the information was mailed to them, as reflected in the cover letter accompanying such documents and information, to provide the Escrow Agent written advice as to how that particular Escrow Participant would like the Escrow Agent to vote such Escrow Participant's proportionate number of shares of UPC Common Stock held by the Escrow Agent pursuant to this Escrow

Agreement. If no directions are given by any or all of the Escrow Participants, the Escrow Agent shall abstain from voting with respect to the proportionate number of shares allocated to each such non-voting Escrow Participant, and vote the remaining number of shares of UPC Common Stock as directed. The Escrow Agent shall have no responsibility with respect to the voting of the shares of UPC Common Stock it holds pursuant to this Escrow Agreement other than as set forth herein. It is expressly understood and agreed that the Escrow Agent may rely on its books and records for the addresses of the Escrow Participants; has no responsibility to check to see that a package of information properly deposited with the U.S. Mail was actually delivered to or received by the Escrow Participant to whom it was mailed; or to contact an Escrow Participant who has been sent such material but who has not provided the Escrow Agent with a written notice of direction as to how to vote prior to the end of the ten day period, or otherwise. Should an Escrow Participant elect to direct the Escrow Agent to perfect dissenters' rights with respect to his or her proportionate number of shares of UPC Common Stock or revoke a previously granted proxy, such Escrow Participant shall provide the Escrow Agent with specific written instructions with respect thereto, the Escrow Agent may retain its own counsel to assist in determining what steps it should take to properly comply with the request, and the Escrow Agent may charge a reasonable fee for such extra activities and otherwise be entitled to full and complete reimbursement for all fees and expenses incurred in connection with such request.

         h. Distributions. The Escrow Agent shall not make any distributions whatsoever of any of the assets it holds pursuant to this Escrow Agreement, including, but not limited to, the Escrowed Shares, distributions thereon and earnings thereon or with respect thereto, except as specifically set forth herein.

                 (1) Upon receipt of a certificate signed by an Authorized Officer of UPC, the Escrow Agent may withdraw funds in the Money Market Account sufficient to pay any accrued taxes or assessments based on any assets deposited with or paid to the Escrow Agent pursuant to this Escrow Agreement, including any accumulated interest or penalties, for which the Escrow Agent may be liable in its capacity as Escrow Agent pursuant to this Escrow Agreement. The certificate shall verify the amount to be paid, or a formula by which the amount to be paid will be determined. Nothing herein, however, shall be deemed to obligate the Escrow Agent to pay any taxes or similar charges from any assets held pursuant to this Escrow Agreement for or on behalf of any Escrow Participant. Within five (5) Business Days of receipt of its request for payment of any accrued taxes or assessments, the Escrow Agent shall send to each Escrow Participant a copy of the notice received by the Escrow Agent.

                 (2) Upon receipt of a certificate signed by an Authorized Officer of UPC certifying the number of shares of UPC Common Stock required as the Escrow Deposit and the number of Escrowed Shares in excess of the required Escrow Deposit, the Escrow Agent shall return to UPC's designated transfer agent the certificate evidencing and representing the Escrowed Shares, duly endorsed for transfer, with instructions to the transfer agent to issue to UPC that number of excess shares of UPC Common Stock set forth in the certificate, and to return to the Escrow Agent a certificate evidencing and representing that number of shares of UPC Common Stock as shall equal the Escrow Deposit set forth in the certificate. In addition, should there have been any distributions on or with respect to the Escrowed Shares returned to UPC, the Escrow Agent shall return the full amount of such distributions, plus any earnings thereon, to UPC as soon after its receipt of the certificate as reasonably practicable.

                 (3) Upon receipt of a certificate executed by an Authorized Officer of UPC identifying one or more Withdrawn Participants and certifying each such identified Withdrawn Participant's Proportionate Interest, the Escrow Agent shall return to UPC's designated transfer agent the certificate evidencing and representing the Escrowed Shares it then holds, duly endorsed for transfer, with instructions to the transfer agent to issue to UPC that number of Escrowed Shares equal to the Withdrawn Participant (s') Proportionate Interest set forth in the certificate, and to return to the Escrow Agent a certificate evidencing and representing the remaining number of Escrowed Shares. In addition, should there have been any distributions on or with respect to the Escrowed Shares returned to UPC, the Escrow Agent shall pay the full amount of such distributions, plus any earnings thereon, to UPC as soon after its receipt of the certificate as reasonably practicable.

                 (4) Upon receipt of a certificate executed by an Authorized Officer of UPC certifying either (i) that the FFGI Pending Litigation has been finally settled or resolved in favor of FFGI or the Savings Bank, or either of their successors, for an amount of money which is less than the aggregate amount of FFGI Pending Litigation Expenses incurred by FFGI, Savings Bank, UPC, or any of their successors, after the date of this Escrow Agreement, less the aggregate amount of such FFGI Pending Litigation Expenses for which FFGI or Savings Bank have been reimbursed by Escrow Participants after the date hereof pursuant to Section 6(a) hereof (the "Net FFGI Pending Litigation Expenses") or
(ii) that the FFGI Pending Litigation was finally resolved adverse to FFGI and Savings Bank, then the Escrow Agent shall deliver to UPC the certificate evidencing and representing all Escrowed Shares it then holds, and pay to UPC all distributions received with respect to such Escrowed Shares, all earnings thereon, and any other assets then in its possession and held pursuant to this Escrow Agreement.

                 (5) Upon receipt of a certificate executed by an Authorized Officer of UPC certifying (i) that the FFGI Pending Litigation has been finally settled or resolved in favor of FFGI and Savings Bank for an amount of money which is greater than the Net FFGI Pending Litigation Expenses incurred by FFGI, Savings Bank, UPC, or any of their successors, after the date of this Escrow Agreement, (such settlement amount less expenses referred to as the "Net Settlement Amount") and (ii) each Escrow

Participant's Distributable Interest (as defined in subparagraph (6) next), then the Escrow Agent shall distribute the Escrowed Shares it then holds, and all distributions thereon and earnings, if any, with respect thereto, in the following amounts and priorities:

                          (a)      The Escrow Agent shall be paid $5,000 as a
termination fee (the "Escrow Agent Termination Fee"). The Escrow Agent Termination Fee shall be paid one-half by the Escrow Participants and one-half by UPC. The Escrow Agent shall pay to itself an amount equal to the Escrow Participants' one-half share from the Money Market Account.

                          (b)  Second, the Escrow Agent shall deliver to UPC's
designated transfer agent the certificate or certificates evidencing and representing the Escrowed Shares it then holds, duly endorsed for transfer, with directions for the transfer agent to register for transfer and transfer and deliver, or cause to be delivered, to each Escrow Participant, that number of shares of UPC Common Stock as shall equal such Escrow Participant's Distributable Shares, which shall be determined as provided in subparagraph (6) next. In addition, the Escrow Agent shall also pay to each Escrow Participant, other than a Withdrawn Participant, all earnings and other distributions on or with respect to the Distributable Shares to be delivered to that Escrow Participant.

                 (6) The "Distributable Shares" to be delivered to an Escrow Participant shall be determined as follows: First, there shall be deducted from the amount of the final settlement or judgement in the FFGI Pending Litigation actually received by FFGI and Savings Bank in cash or cash equivalents (the "Aggregate Litigation Settlement Amount"), an amount equal to the Net FFGI Pending Litigation Expenses. This would equal the "Net Litigation
Settlement Amount."   If the Net Litigation Settlement Amount were to be zero
or a negative number (in which event the Aggregate Litigation Settlement Amount would be exactly equal to or less than the Net FFGI Pending Litigation Expenses), the number of Distributable Shares to be delivered to each Escrow Participant would be zero. In such event, the Escrow Agent would be directed to make distributions in accordance with section 5(h)(4) above.

         If the Net Litigation Settlement Amount is a positive number (the Aggregate Litigation Settlement Amount exceeds the Net FFGI Pending Litigation Expenses), then the Net Litigation Settlement Amount shall be divided by the closing price per share of the last real time trade of UPC Common Stock on the NYSE on the Effective Date of the Merger, or if UPC Common Stock does not trade on such date, on the next day when UPC Common Stock is traded on the NYSE (the "Per Share Escrow Value"), to determine the total aggregate number of Escrowed Shares (the "Total Distributable Shares") which could be delivered to all Escrow Participants. Each Escrow Participant's "Distributable Shares" shall then be determined by multiplying such Escrow Participant's Distribution Interest (as defined below) by the Total Distributable Shares; provided, however, that should the Total Distributable Shares exceed the number of Escrowed Shares then held by the Escrow Agent pursuant to this Escrow Agreement, such Escrow Participant's Distributable Shares shall be determined by multiplying such Escrow Participant's Distributable Interest by the actual number of Escrowed Shares then held by the Escrow Agent pursuant to this Escrow Agreement. An Escrow Participant's Distributable Interest shall equal the percentage determined by dividing the Escrow Participant's Proportionate Interest as of the Escrow Distribution Date by the total of all Escrow Participants' Proportionate Interests as of the Escrow Distribution Date.

                 For example, Escrow Participant A has a 10% Proportionate Interest. Over the term of the Escrow Agreement, three Escrow Participants holding in the aggregate a 25% Proportionate Interest become Withdrawn Participants. At the Escrow Distribution Date Escrow Participant A's Distributable Interest is 10/75 or 13.33%.

                 (7) Should UPC undertake a corporate reorganization such as a reverse stock split where every two shares of UPC Common Stock becomes one share of UPC Common Stock, the number of Escrowed Shares shall be adjusted accordingly and the Per Share Escrow Value shall likewise be adjusted accordingly, if appropriate, to appropriately adjust for such corporate event. Should UPC be merged with or acquired in such a manner that each then outstanding share of UPC Common Stock would be exchanged for consideration, then the term "Escrowed Shares" shall be deemed to mean the consideration which was delivered in the transaction in exchange for the Escrowed Shares of UPC Common Stock held by the transfer agent pursuant hereto at the effective time of such transaction.

                 (8) In no event shall UPC or the Escrow Agent be obligated to issue fractional shares of UPC Common Stock or other securities held by the Escrow Agent pursuant to this Escrow Agreement. If after aggregating all of the shares of UPC Common Stock or other securities to which an Escrow Participant would be entitled in distribution hereunder based upon such Escrow Participant's Distributable Shares, there shall be a fractional share of UPC Common Stock or other security remaining, such fractional share shall be settled with a cash payment by UPC therefor in the amount determined by multiplying the applicable fraction by the closing price of a share of UPC Common Stock and/or other security on the NYSE, or other exchange on which such security is traded, on the Escrow Distribution Date. If there is no closing price for a particular security on the Escrow Distribution Date, then the average of the bid and asked price shall be deemed to be the closing price. If the security is not traded on an established exchange or market in such a manner that closing prices are quoted, the Escrow Agent shall then proceed to sell the particular security at fair market value and the price it receives for the particular security, net of any transactional costs associated therewith, shall be deemed to be the closing price.

                 (9) For purposes hereof, the Escrow Distribution Date shall be the first Business Day after the date that FFGI and/or Savings Bank, or their successors, actually receive in collected funds the full amount of the settlement or judgement to be received on the FFGI Pending Litigation, or such latter date as such settlement or judgement shall have become final and non-appealable. UPC shall certify to the Escrow Agent the Escrow Distribution Date.

                 (10) For purposes hereof, the President, Chairman of the Board, Chief Executive Officer, any Executive Vice President, the Secretary and any Assistant Secretary of UPC shall each be deemed to be an "Authorized Officer" of UPC.

6.       Responsibilities of Escrow Participants.

         a. Payment of FFGI Pending Litigation Expenses. Each FFGI Class B Stockholder and each Escrow Participant hereby agrees to pay to FFGI, Savings Bank or UPC, such Escrow Participant's proportionate share of the Class B Portion (as defined below) of the FFGI Pending Litigation Expenses incurred by or on behalf of Savings Bank, FFGI or UPC, and their successors, if any, after the date hereof and through the final settlement or resolution of the FFGI Pending Litigation. For purposes of this section, the Class B Portion of the FFGI Pending Litigation Expenses shall be determined by multiplying the total FFGI Pending Litigation Expenses by .50 and then multiplying the product by a fraction, the denominator of which shall be the number of Escrowed Shares deposited in escrow pursuant to this Escrow Agreement, and the numerator of which shall be the number of Escrowed Shares remaining subject to this Escrow Agreement at the time of such determination (the intent being to adjust one-half of the FFGI Pending Litigation Expenses in the event an Escrow Participant withdraws from this Escrow Agreement).

                 (1) On or before each June 30 and December 31 after the Effective Date of the Merger, UPC shall mail to each Escrow Participant an invoice itemizing all bills and invoices it has received prior to the immediately preceding June 1 and December 1 for FFGI Litigation Expenses and for which it has not previously billed the FFGI Class B Stockholders. FFGI Litigation Expenses incurred prior to the date hereof shall not be billed to an Escrow Participant pursuant to this Section. For purposes hereof a FFGI Pending Litigation Expense shall be deemed to have been incurred on the date the service which gave rise to the bill or invoice was first performed. For example, legal fees would be deemed to have been incurred on the date the legal service was performed, regardless of the date the invoice for such legal services was first received. Should a bill or invoice for FFGI Pending Litigation Expenses be omitted from a particular billing to the Escrow Participants, then such FFGI Pending Litigation Expenses may subsequently be billed to Escrow Participants at the next regular billing date. UPC agrees to send each Escrow Participant a monthly notice informing the Escrow Participants of the total amount of FFGI Pending Litigation Expenses for which it, FFGI and Savings Bank had received invoices since the last monthly notice. These monthly notices shall be informational notices and neither, UPC, FFGI or Savings Bank, or any of their successors, shall be estopped or otherwise prohibited or prevented from billing FFGI Pending Litigation Expenses which were not included in the monthly notices.

                 (2) Within twenty (20) Business Days after the date the semi-annual invoice to Escrow Participants is first sent to the Escrow Participants, each Escrow Participant shall pay to UPC such Escrow Participant's proportionate share of the billed FFGI Pending Litigation Expenses. If UPC shall not have received full payment for an Escrow Participant's proportionate share of the FFGI Pending Litigation Expenses by the end of such twenty (20) Business Day time period, (such non-paying Escrow participant being a "Delinquent Payor"), then UPC shall mail a reminder notice, by registered mail, return receipt requested, to the Delinquent Payor(s), each other Escrow Participant, and the law firm of McCampbell and Young, P.C., FFGI Counsel, informing the Delinquent Payor(s), each other Escrow Participant and the law firm of McCampbell and Young, P.C., of the amount by which such Delinquent Payor(s) is delinquent and demanding full and complete payment of such delinquent amount, plus a late payment fee equal to five percent (5%) of the delinquent payment, to be received by UPC within twenty (20) Business Days after the date the reminder notice was first placed in the mail to the Delinquent Payor(s). Should UPC fail to receive the full amount set forth in the reminder notice by the end of such twenty (20) Business Day period running with respect thereto, the Delinquent Payor(s) shall be deemed to be a Withdrawn Participant pursuant to this Escrow Agreement, he or she shall have no further interest of any nature whatsoever in this Escrow Agreement, and such Withdrawn Participant's entire Proportionate Interest, and any and all rights the Withdrawn Participant may have had under or with respect to this Escrow Agreement, shall be automatically forfeited to UPC.

                 (3) The obligation of the Escrow Participants to pay their respective proportionate share of FFGI Pending litigation Expenses reflected in the invoices, and any late payment fees applicable thereto, shall be fixed and no Escrow Participant shall have the right to withhold any such payment because of any disagreement he or she may have with the amount of his or her proportionate share or the FFGI Pending Litigation Expenses incurred, or for any other reason.

                 (4) UPC shall make available for inspection all bills and invoices for FFGI Pending Litigation Expenses it has received and for which it has billed to Escrow Participants pursuant to this Section. However, in UPC's sole discretion, such bills or invoices may be redacted or blacked out to the extent UPC or its legal counsel deems necessary or appropriate to protect UPC, FFGI or Savings Bank, or any of their successors, from a waiver or potential waiver of the attorney-client privilege or any other privilege relating to the FFGI Pending Litigation. However, upon request of FFGI Counsel, a copy of the clean bill will be sent to FFGI Counsel.

                 (5) In the preparation of the semi-annual invoices to be sent to Escrow Participants, UPC may aggregate all like kind expenses (for example, all telephone charges, all mailing charges, all travel costs) in a single category, and all expenses under $100 may be aggregated in a "Miscellaneous" line item. The monthly informational invoices will reflect only a total amount.

                 (6) Notwithstanding the fact that an Escrow Participant shall be deemed to be a Withdrawn Participant for failure to pay his or her proportionate share of the FFGI Pending Litigation Expenses, plus interest and late payment fee, within the time period set forth above, or the fact that such Withdrawn Participant's Proportionate Interest shall have been automatically forfeited, UPC shall have all rights and remedies under law to collect from the Delinquent Payor all amounts due hereunder by such Withdrawn Participant up to the effective date of the withdrawal of such Delinquent Payor, plus interest thereon at the maximum rate allowed by law on the date hereof and on any subsequent date prior to the full collection of such amounts, and UPC shall be entitled to reimbursement for all costs and expenses, including, but not limited to, reasonable attorneys fees, incurred in connection with the collection of such amounts from the Delinquent Payor. Should UPC be successful in the collection of any past due amounts from a Delinquent Payor, that Delinquent Payor shall still be a Withdrawn Participant and shall have no rights whatsoever under or pursuant to this Escrow Agreement.

                 (7) Each FFGI Class B Stockholder and Escrow Participant does hereby grant to UPC a security interest in all of such Escrow Participant's rights under this Escrow Agreement, including, but not limited to, the Escrowed Shares and all distributions thereon and earnings with respect thereto, as security for such Escrow Participant's obligations to make payments to UPC as set forth in this Escrow Agreement, including, but not limited to, payments of such Escrow Participant's proportionate share of FFGI Pending Litigation Expenses, late payment fees, interest thereon and costs and expenses incurred in connection with the collection of past due amounts. UPC shall have the right to file such financing statements as it deems necessary to perfect its security interest granted herein, and the cost of filing such financing statements shall be deemed to be a FFGI Pending Litigation Expense for which UPC shall have the right reimbursement. The security interest granted herein shall terminate only upon the full and complete distribution of all assets pursuant to this Escrow Agreement. In no event shall Escrow Agent have any right or responsibility to make any payments from any assets it holds pursuant to this Escrow Agreement to pay or bring current, in whole or in part, any amounts owed by an Escrow Participant hereunder. The security interest granted hereby shall be a grant of a security interest only in each individual Escrow Participant's Proportionate Interest and only as security for each individual Escrow Participant's individual obligations with respect hereto, and shall not secure any of the obligations of any other Escrow Participant.

7.       Withdrawn Participants.

         a. Withdrawal of Delinquent Payor. Any Escrow Participant who fails to pay his or her proportionate share of the FFGI Pending Litigation Expenses within the time set forth in Section 6(a)(2) above, shall be deemed to be a Withdrawn Participant as of the then immediately preceding June 1 or December 1 (the effective date of the withdrawal).

         b. Voluntary Withdrawal. Any Escrow Participant may voluntarily withdraw from this Escrow Agreement, thereby becoming a Withdrawn Participant, by causing McCampbell & Young, P.C., to provide notice to the Escrow Agent of such Escrow Participant's intent to withdraw. In no event shall the effective date of a withdrawal be a date prior to the date the notice of withdrawal is received by the Escrow Agent. The notice from McCampbell & Young, P.C., shall identify the withdrawing Escrow Participant, his or her Proportionate Interest, and the proposed effective date of withdrawal. UPC and the Escrow Agent may rely upon any such notice from McCampbell & Young, P.C., and no notice of withdrawal shall be effective unless delivered to the Escrow Agent and UPC by McCampbell & Young, P.C., or such other person or entity as is appointed by the holders of two-thirds of the then outstanding Proportionate Interests. Each Escrow Participant, individually and on behalf of his or her heirs, representatives and permitted transferees, hereby releases UPC and Escrow Agent from any and all liability with respect to any losses or damages of any nature which such Escrow Participant, his heirs, representatives or permitted transferees may incur as a result of or arising out of any action or inaction on the part of McCampbell & Young, P.C., or such other elected person or entity, with respect to this section. Further, notwithstanding the date of the notice of withdrawal, and the effect thereof of relinquishing any and all rights of such Escrow Participant pursuant to this Escrow Agreement, such withdrawing Escrow Participant shall continue to be liable for his or her proportionate share of FFGI Pending Litigation Expenses incurred within the six-month billing period in which the notice of withdrawal is sent as set forth herein, and any previously unbilled FFGI Pending Litigation Expenses, pro-rated through the effective date of such withdrawal based on the actual number of days elapsed in the billing period. Upon UPC's receipt of payment for the withdrawing Escrow Participant's pro-rata share of his or her proportionate share of FFGI Pending Litigation Expenses, plus any past-due amounts, if any, the withdrawing Escrow Participant shall have no further obligation of any nature whatsoever for the payment of FFGI Pending Litigation Expenses; however, such withdrawing Escrow Participant shall be a Withdrawn Participant as of the effective date of withdrawal set forth in his or her notice as called for herein. A withdrawal notice received by UPC shall be final and binding and the withdrawing Escrow Participant shall have no right whatsoever to revoke or amend in any manner the notice of withdrawal.

         c. Effect of Withdrawal. Upon the withdrawal of an Escrow Participant pursuant to sections 7(a) or 7(b) above, that Withdrawn Participant shall have no rights whatsoever pursuant to this Escrow Agreement to any Escrowed Shares, distributions thereon or earnings with respect thereto, and such Withdrawn Participant's Proportionate Interest shall be forfeited to UPC effective as of the effective date of such withdrawal, regardless of when the Escrow Agent shall actually deliver to UPC the assets held pursuant to this Escrow Agreement with respect to the forfeited Proportionate Interest. UPC shall have the right to request the Escrow Agent to distribute the Withdrawn Participant's Proportionate Interest in the Escrowed Shares, distributions thereon and earnings with respect thereto after the effective date of that stockholder's withdrawal, and no other Escrow Participant shall have any right whatsoever to the Withdrawn Participant's Proportionate Interest in the Escrowed Shares, distributions thereon or earnings with respect thereto, regardless of when such are actually distributed to UPC.

8. Termination. This Escrow Agreement shall terminate upon the full distribution of all assets held by the Escrow Agent pursuant to this Escrow Agreement.

9. Escrow Agent Entitled To Rely. It is agreed that the Escrow Agent shall have no obligation or liability hereunder except to perform its duties set forth herein. The Escrow Agent shall be entitled to rely and act upon any written instrument received by it from any of the parties hereto, as well as from McCampbell & Young, P.C., or such other person or entity selected to replace McCampbell & Young, P.C., if any, and if a corporation, purporting to be executed by an officer thereof, and if a partnership, purporting to be executed by a general partner thereof, and the Escrow Agent shall not be required to inquire into the authority of such officer or partner or the correctness of the facts stated in said instrument. Upon disposition by the Escrow Agent, in accordance with the terms hereof, of the Escrowed Shares, distributions thereon and earnings with respect thereto, which have been deposited with the Escrow Agent hereunder, the Escrow Agent shall be fully and finally released and discharged from any and all duties, obligations, and liabilities hereunder.

10. Annual Escrow Fee. The Escrow Agent shall receive an escrow fee in the amount of $8,000 per annum, which annual fee shall be deemed for purposes hereof the be a FFGI Pending Litigation Expense.

11. Dispute Resolution. In the event of a dispute between any of the parties hereto as to their respective rights and interests hereunder, the Escrow Agent shall be entitled to interplead in court or hold any and all Escrowed Shares, cash and other assets then in its possession hereunder until such dispute shall have been resolved by the parties in dispute and the Escrow Agent shall have been notified by instrument jointly signed by all of the parties in dispute, or until such dispute shall have been finally adjudicated by a court of competent jurisdiction.

12. Notices. Any notice which any party may be required or may desire to give hereunder shall be deemed to have been duly given when personally delivered, against receipt therefor signed by the party to whom the notice is given, or with respect to any party other than the Escrow Agent, on the next Business Day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the second Business Day after mailing by certified or registered mail, postage prepaid, addressed as set forth below, or to such other address as a party hereto may designate by a notice to the other parties. Any notice mailed or given to the Escrow Agent shall be deemed given only when received.

13. Release. Each FFGI Class B Stockholder and Escrow Participant does hereby release and forever discharge the Escrow Agent, FFGI, Savings Bank, UPC, Acquisition Company, and their respective directors, officers, employees, agents and representatives, from any and all liability or responsibility should the execution and delivery of this Escrow Agreement or the Merger Agreement, or the consummation of the transactions contemplated thereby or herein, adversely affect any claims they may have in the FFGI Pending Litigation.

14. Statements of Assumptions and Covenants. This Escrow Agreement is being entered into based upon the following assumptions and covenants of the parties:

         a. There is a valid business reason for establishing this escrow arrangement pursuant to this Escrow Agreement in that UPC must determine the result of the Lawsuit and whether the Escrow Participant's shall be entitled to any or all of the assets held in escrow or whether any or all of such assets shall be returned to UPC.

         b. The Escrowed Shares placed in escrow will appear as issued and outstanding shares on the balance sheet of UPC and such stock shall be legally outstanding under applicable state law.

         c. All ordinary income dividends paid on the Escrowed Shares and Dividend Shares, if any, will be distributed to the Escrow Agent for the Escrow Participants.

         d. All voting rights of shares of UPC Common Stock held as Escrowed Shares or Dividend Shares will be exercisable by or on behalf of the Escrow Participants or their authorized agent(s).

         e. No shares of UPC Common Stock held as Escrowed Shares or Dividend Shares will be subject to restrictions requiring their return to UPC because of the death or failure to continue employment of an Escrow Participant, or similar restrictions.

         f. It is expected that all Escrowed Shares, and any earnings thereon and distributions made with respect thereto held by the Escrow Agent pursuant to this Escrow Agreement will be released from escrow within five (5) years from the date the transaction is consummated, except where there is a bona fide dispute as to whom such stock and assets should be released and the parties hereby acknowledge that there would be such a bona fide dispute if the Lawsuit has not then been either settled or a final determination has not been rendered by a court of applicable jurisdiction.

         g. At least fifty percent (50%) of the total number of shares of UPC Common Stock to be actually issued by UPC to FFGI Record Holders as Consideration for their FFGI Common Stock will not be subject to this Escrow Agreement.

         h. The return of Escrowed Shares, or any other assets held by the Escrow Agent pursuant to this Escrow Agreement, to UPC in satisfaction of a liability subject to indemnification pursuant to the Merger Agreement is not provided for in the Escrow Agreement and thus, will not be triggered by an event the occurrence or non-occurrence of which is within the control of the Escrow Participants.

         i. The mechanism for the calculation of the number of Escrowed Shares, and earnings and distributions thereon, to be distributed to Escrow Participants or UPC, respectively, is objective and readily ascertainable.

         j. This Escrow Agreement prohibits the assignment by any Escrow Participant to any other person of the right of such Escrow Participant to receive any distribution of Escrowed Shares, or any other assets held by the Escrow Agent pursuant hereto, other than Permitted Transfers; and any Escrow Participant's Proportionate Interest in the Escrowed Shares and other assets held by the Escrow Agent pursuant hereto, are not, and shall not be, evidenced by negotiable certificates of any kind, and are not deemed to be readily marketable.

         k. The right of each Class B Stockholder to receive additional shares of UPC Common Stock as Consideration in accordance with Section 3.1(e)(2) of the Merger Agreement arises only pursuant to this Escrow Agreement and can give rise only to the receipt by such Class B Stockholder of the Escrowed Shares, accumulated dividends and distributions thereon, and earnings with respect thereto on the conditions set forth herein.

         l. The number of Escrowed Shares, and the distributions and earnings with respect thereto, which are to be returned to UPC in the event of resolution of the Lawsuit is based on their initial negotiated value and the sole remedy of UPC under this Escrow Agreement for its reacquisition of the Escrowed Shares, dividends and distributions thereon and earnings with respect thereto, is limited to recovery of the Escrow shares and any accumulated dividends or distributions and income or interest thereon and with respect thereto; neither UPC nor any Escrow Participant has the right to demand or substitute other property.


15. Litigation Management. UPC shall manage the litigation, which litigation management shall include, but not be limited to, complying with the Engagement Letter, hiring and retention of counsel, approval of expenses, consultants and experts, and prosecution of the litigation with the intention of achieving the best feasible result therein. UPC shall not have any liability to any party for any error or omission in connection with its management of the litigation, and shall be, and is hereby, released and exculpated from any such liability, including without limitation liability for UPC's own sole negligence in managing the litigation, except and to the extent that UPC commits intentional conscious fraud in connection therewith. Any proposal for the termination or settlement of the litigation shall be presented by UPC to the Escrow Participants (other than any Withdrawn Participants) by written notice mailed by first class delivery or overnight courier to the address of the Escrow Participant's as recorded on the books and records of the Escrow Agent. UPC and each of Escrow Participant agree to be bound, with respect to any such proposal, by an affirmative vote of 51% or more of the UPC's and the Escrow Participants' settlement voting rights as prescribed hereinbelow. For purposes of any vote on any termination or settlement proposal, UPC's vote shall represent 40% of the aggregate vote and the Escrow Participants shall collectively represent 60% of such vote, with the individual vote of any Escrow Participant determined by multiplying 60% times the Escrow Participant's Proportionate Interest; provided, however, that in the event of the forfeiture to UPC of an Escrow Participants' Proportionate Interest, one third (1/3d) of the voting rights with respect to such forfeited Proportionate Interest shall accrue to UPC. Each Escrow Participant shall have ten (10) Business Days from the date of the notice of proposed settlement to notify UPC of such Escrow Participant's vote on the proposed settlement. Notice shall be as provided in Section 14 herein, to vote on any settlement proposal and, failing such timely vote, shall be deemed to have voted consistent with the vote of UPC. Moreover, notwithstanding any other provision in this paragraph, if UPC receives any settlement offer which is in an amount equal to or greater than the amount necessary to pay all outstanding FFGI Pending Litigation Expenses, to reimburse the Escrow Participants (other than a Withdrawn Participant) for all FFGI Pending Litigation Expenses they have paid to UPC pursuant to this Escrow Agreement, and to allow the Escrow Participants to receive all the Distributable Shares, then UPC shall have the option, in its sole discretion, without any vote, to either accept such offer or to reject such offer; provided that if UPC rejects such offer and elects to continue the litigation, (i) UPC shall instruct the Escrow Agent to deliver the Distributable Shares, shall reimburse all litigation expense required hereunder; and shall pay each Escrow Participant any unpaid dividend attributable to his or her Distributable Shares; and (ii) each Escrow Participant shall assign to UPC all of his or her rights in connection with the litigation. Winston and Strawn and any other attorneys employed by UPC, shall represent all plaintiffs in the litigation. UPC and each of the Escrow Participants shall have the right to engage separate counsel for advice in connection with the litigation, but such separate counsel shall not appear of record in the litigation and all expenses of any such separate counsel shall be paid by the engaging party and shall not be included in the above-stated minimum settlement amount which UPC may accept or reject without any vote.

16. Notices. Any notice, request, demand, and other communication, which any party hereto may desire, or may be required hereunder to give, shall be in writing and shall be deemed to be fully given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other parties as follows:

If to FFGI or Savings Bank:
                                           Franklin Financial Group, Inc.
                                           622 West First North Street
                                           Morristown, Tennessee  37814
                                           Attn: Charles G. Robinette, President
                                           Phone:  (423) 586-3820
                                           Fax:  (423) 587-5481

With a copy to:                            McCampbell & Young, P.C.
                                           2021 Plaza Tower
                                           800 S. Gay Street
                                           Knoxville, Tennessee  37929
                                           (deliveries)

                                           OR

                                           P.O. Box 550
                                           Knoxville, Tennessee 37901 (mail)
                                           Attn: Robert  S. Marquis, Esq.
                                           Phone:  (423)   637-1440
                                           Fax: (423) 546-9731

If to the Class B                 Their addresses set forth to their respective
                                  names on the signature page of this Escrow
                                  Agreement


If to UPC or Franklin Acquisition:

                                  Union Planters Corporation
                                  P.O. Box 387 (mailing address)
                                  Memphis, Tennessee 38147

                                  OR

                                  7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38018
                                  Attn:  Jackson W. Moore, President and
                                         E. James House, Jr., Manager,
                                         Legal Division
                                  Fax:  (901) 383-2939

With a copy to:                   Wyatt, Tarrant & Combs
                                  6075 Poplar Avenue
                                  Suite 650
                                  Memphis, TN  38119
                                  Attention:  R. Nash Neyland, Esq.
                                  Phone:  (901) 527-1023 (direct)
                                  Fax:  (901) 537-1010

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

17.      Miscellaneous.

         a. Entire Agreement. This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this agreement against the Escrow Agent, and this Escrow Agreement contains all of the understandings among the parties concerning the subject matter hereof,except as specifically set forth in the Merger Agreement.

         b. Modifications. Any and all of the provisions hereof may be modified or deleted by a writing signed by both FFGI and all of the Escrow Participants (other than any Withdrawn Participant) and delivered to the Escrow Agent; provided however that no such modification shall increase the obligations of the Escrow Agent, unless it consents thereto in writing.

         c. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         d. Binding Effect. The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the heirs, representatives, successors and permitted assigns of all parties to this Escrow Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

                                       FRANKLIN FINANCIAL GROUP, INC.



                                       By:    /s/ Charles G. Robinette
                                              -----------------------


                                       UPC



                                       By:    /s/ Jackson W. Moore
                                              ---------------------------
                                              Jackson W. Moore, President


                                       UNION PLANTERS NATIONAL BANK
                                              ESCROW AGENT



                                       BY:    /s/ Bonnie Spracher
                                              ---------------------------


CLASS B STOCKHOLDERS:


/s/ George O. Haggard, Jr.                    /s/ A. E. Jolley
- ---------------------------------             ---------------------------------
George O. Haggard, Jr.                        A.E. Jolley
724 Barton Drive                              c/o Lakeway Container
Morristown, TN 37814                          5715 Superior Drive
No. of Class B Shares - 72,500                Morristown, TN 37814
                                              No. of Class B Shares - 100,000



/s/ Ben B. Jarnagin                           /s/ Jean S. Keener
- ----------------------------------            ----------------------------------
Ben B. Jarnagin                               Jean S. Keener
2616 Lake Front Drive                         325 E 2nd Street
Morristown, TN  37814                         Morristown, TN  37814
No. of Class B Shares - 36,250                No. of Class B Shares - 50,000

/s/ Marjorie C. Jarnagin                 /s/ George B. McGuffin
- ---------------------------------        ------------------------------
Marjorie C. Jarnagin                     George B. McGuffin
2280 Cambridge Drive                     c/o Sunbelt Developers, Inc.
Morristown, TN  37814                    1843 W. Morris Blvd.
No. of Class B Shares - 36,250           Morristown, TN  37814
                                         No. of Class B Shares - 145,000


/s/ Richard C. Jessee                    /s/ Charles G. Robinette
- ----------------------------------       ------------------------
Richard C. Jessee                        Charles G. Robinette
1135 W. 3rd N. Street                    2778 Lake Forest Circle
Morristown, TN 37814                     Morristown, TN  37877
No. of Class B Shares - 50,000           No. of Class B Shares - 10,000

                                                                      APPENDIX C

                                   CHAPTER 23

                   BUSINESS CORPORATIONS--DISSENTERS' RIGHTS

SECTION.                                 SECTION.

  PART 1--RIGHT TO DISSENT AND OBTAIN   48-23-203. Dissenters' notice.
          PAYMENT FOR SHARES            48-23-204. Duty to demand payment.
48-23-101. Definitions.                 48-23-205. Share restrictions.
48-23-102. Right to dissent.            48-23-206. Payment.
48-23-103. Dissent by nominees and      48-23-207. Failure to take action.
           beneficial owners.           48-23-208. After-acquired shares.
                                        48-23-209. Procedure if shareholder
                                                   dissatisfied with payment
                                                   or offer.

  PART 2--PROCEDURE FOR EXERCISE OF
          DISSENTERS' RIGHTS           PART 3--JUDICIAL APPRAISAL OF SHARES
48-23-201. Notice of dissenters'       48-23-301. Court action.
           rights.                     48-23-302. Court costs and counsel fees.
48-23-202. Notice of intent to demand
           payment.


             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

 48-23-101. DEFINITIONS--(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
 (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
 (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 48-23-102 and who exercises that right when and in the manner required by Part 2 of this chapter;
 (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
 (5) "Interest" means interest from the effective date of the corporate action that give rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
 (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
 (7) "Shareholder" means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, Section 13.01]

48-23-102. RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

 (1) Consummation of a plan of merger to which the corporation is a party:
         (A) If shareholder approval is required for the merger by Section 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under Section 48-21-105;
 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
 (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
 (4) An amendment of the charter that materially and adversely effects rights in respect of a dissenter's shares because it:

         (A) Alters or abolishes a preferential right of the shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under
Section 48-16-104; or
 (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
 (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
 (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended [Acts 1986, ch. 887, Section 13.02]

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
 (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:
 (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
 (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote. [Acts 1986, ch. 887, Section 13.03]

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. NOTICE OF DISSENTER'S RIGHTS.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
 (b) If corporate action creating dissenters' rights under Section 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 48-23-203.
 (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, Section 13.20.]

48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
 (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
 (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by Section 48-23-201.
 (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter. [Acts 1986, ch. 887,
Section 13.21.]

48-23-203. DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 48-23-202.

 (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
 (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
 (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
 (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;
 (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
 (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 [Acts 1986, ch. 887 Section 13.22.]

 48-23-204. DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in Section 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 48-23-203 (b)(3), and deposit his certificates in accordance with the terms of the notice.
 (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
 (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.
 (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887 Section 13.23.]

 48-23-205. SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Section 48-23-207.
 (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887 , Section 13.24.]

 48-23-206. PAYMENT.--(a) Except as provided in Section 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with Section 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
 (b) The payment must be accompanied by:
 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
 (2) A statement of the corporation's estimate of the fair value of the shares;
 (3) An explanation of how the interest was calculated;
 (4) A statement of the dissenter's right to demand payment under Section 48-23-209; and
 (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 or Section 48-23-203. [Acts 1986, ch. 887, Section 13.25.]

 48-23-207. FAILURE TO TAKE ACTION.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
 (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under Section 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, Section 13.26.]

 48-23-208. AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by Section 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
 (b) To the extent the corporation elects to withhold payment under subsection
(a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 48-23-209. [Acts 1986, ch. 887, Section 13.27.]

 48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 48-23-206), or reject the corporation's offer under Section 48-23-208 and demand payment of the fair value of his shares and interest due, if:
 (1) The dissenter believes that the amount paid under Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;
 (2) The corporation fails to make payment under Section 48-23-206 within two
(2) months after the date set for demanding payment; or
 (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
 (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares. [Acts 1986, ch. 887, Section 13.28.]

                      PART 3--JUDICIAL APPRAISAL OF SHARES

 48-23-301. COURT ACTION.--(a) If a demand for payment under Section 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
 (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
 (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
 (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
 (e) Each dissenter made a party to the proceeding is entitled to judgment:
 (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 48-23-208. [Acts 1986, ch. 887, Section 13.03.]

 48-23-302. COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under Section 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 48-23-209.
 (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the courts find equitable:
 (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of
Part 2 of this chapter; or
 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
 (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those service should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. [Acts 1986, ch. 887, 13.31.]

                                                                      APPENDIX D


                                        June 23, 1996

Board of Directors
Franklin Financial Group, Inc.
622 West First North Street
Morristown, Tennessee 37814

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Franklin Financial Group, Inc., Morristown, Tennessee (the "Company") of the proposed merger of the Company with Union Planters Corporation, Memphis, Tennessee ("Union Planters"). In the proposed merger, Company shareholders will receive Union Planters common shares equal to $17.00 per share. The exchange ratio of Union Planters shares for each Company share would be fixed based upon the closing price of Union Planters common stock on the day of execution of the Definitive Purchase Agreement between Union Planters and the Company (the "Agreement").

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS reviewed and analyzed the historical performance of the Company and its wholly owned subsidiary Franklin Federal Savings Bank, Morristown, Tennessee (the "Bank") contained in: (i) Audited Financial Statements as of September 30, 1992, 1993, 1994 and 1995; (ii) December 31, 1995 Financial Statements for the Company (iii) September 30, 1995 and December 31, 1995 Thrift Financial Reports filed with the Office of Thrift Supervision; (iv) historical common stock trading activity of the Company and
(v) the premises and other fixed assets. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

In conjunction with our opinion, we have evaluated the historical performance and current financial condition of Union Planters contained in: (i) Union Planters Corporation's 1994 Annual Report; (ii) financial statements for the years ending December 31, 1991, 1992, 1993 and 1994; (iii) financial statements as of September 30, 1995; (iv) historical common stock trading and dividend activity to date; and (v) the financial terms of certain other comparable transactions. We have prepared and analyzed the pro forma consolidated financial condition of the Company, and Union Planters. We have reviewed and tabulated consolidated statistical data regarding growth, growth prospects for service markets, liquidity, asset composition and quality, profitability, leverage and capital adequacy.

We have not compiled, reviewed or audited the financial statements of the Company, the Bank or Union Planters, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company, the Bank or Union Planters.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                        Very truly yours,
                                        PROFESSIONAL BANK SERVICES, INC.

                                        /s/ Christopher L. Hargrove
                                        -----------------------------------
                                        Christopher L. Hargrove
                                        Vice President

                                   APPENDIX E


                            Financial Statements of
                Franklin Financial Group, Inc. and Subsidiaries

Franklin Financial Group, Inc. and Subsidiaries
Index to Consolidated Financial Statements





                                                                                                                     Page
Independent Auditor's Report                                                                                          F-2

Consolidated Statements of Financial Condition                                                                        F-3

Consolidated Statements of Operations                                                                                 F-4

Consolidated Statements of Changes in Stockholders' Equity                                                            F-5

Consolidated Statements of Cash Flows                                                                                 F-6

Notes to Consolidated Financial Statements                                                                            F-7

                    LOGO OF HIRAM H. JONES ASSOCIATES, P.C.


Board of Directors
Franklin Financial Group, Inc.
Morristown, Tennessee


We have audited the accompanying consolidated statements of financial condition of Franklin Financial Group, Inc. and Subsidiaries (Company) as of September 30, 1994 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Franklin Financial Group, Inc. and Subsidiaries as of September 30, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company changed its method of accounting for securities and mortgage-backed securities and income taxes in 1994.




/s/ Hiram H. Jones Associates, P.C.

December 20, 1995

Franklin Financial Group, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
- ----------------------------------------------
September 30, 1994 and 1995 and June 30, 1996 (Unaudited)
(Dollars in Thousands)

                                                                              September 30,                June 30,
                                                                       -------------------------         ----------
                                                                           1994          1995               1996
                                                                       -------------------------         ----------
Assets                                                                                                   (Unaudited)
Cash and due from banks (including time
  deposits of $70 in 1994)                                             $  1,826         $  5,959         $  4,799
Securities available for sale, at market value                           14,196           13,633           19,733
Securities held to maturity (market value
  $16,769, $16,415 and $9,076)                                           17,655           16,554            9,281
Loans receivable, net                                                    82,265           93,817           99,656
Accrued interest receivable                                                 668              887            1,129
Premises and equipment, net                                               1,803            1,700            2,074
Property acquired in settlement of loans, net                               122              163              192
Deferred tax asset                                                          166               75               79
Goodwill, net                                                             3,302            2,604                -
Other assets                                                                484              430              764
                                                                       --------         --------         --------
        Total assets                                                   $122,487         $135,822         $137,707
                                                                       ========         ========         ========

Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                                             $105,635         $111,084         $112,635
  Borrowed funds                                                          2,275            9,463           10,808
  Advances from borrowers for taxes and
    insurance                                                               828              759              709
  Obligation under capital lease                                             25               18               16
  Federal income tax                                                        350              129                -
  Accrued interest payable                                                  119              259              217
  Accrued expenses and other liabilities                                    465              598            1,329
                                                                       --------         --------         --------
          Total liabilities                                             109,697          122,310          125,714
                                                                       --------         --------         --------

Commitments and Contingencies
Stockholders' equity:
  Preferred stock - $1 par, 5,000,000 shares
    authorized, no shares issued or outstanding                               -                -                -
  Common stock:
    Class A: $1 par, 2,000,000 shares authorized,
      710,556, 712,320 & 718,320 shares issued &
      outstanding for 1994, 1995, & 1996,
      respectively                                                          711              712              718
    Class B: $1 par, 1,000,000 shares authorized,
      500,000 shares issued & outstanding                                   500              500              500
  Capital in excess of par value                                          9,477            9,511            9,556
  Retained earnings substantially restricted                              2,349            2,823            1,271
  Net unrealized (depreciation)/ appreciation on
    securities available for sale, net of tax of
    $151, $21, & $32 for 1994, 1995 & 1996,
    respectively                                                           (247)             (34)             (52)
                                                                       --------         --------         --------
        Total stockholders' equity                                       12,790           13,512           11,993
                                                                       --------         --------         --------

Total liabilities and stockholders' equity                             $122,487         $135,822         $137,707
                                                                       ========         ========         ========


The accompanying notes are an integral part of these consolidated financial statements.

Franklin Financial Group, Inc. and Subsidiaries
Consolidated Statements of Operations
- -------------------------------------
For the Years Ended September 30, 1993, 1994 and 1995 and
Nine Months Ended June 30, 1995 and 1996 (Unaudited)
(Dollars in Thousands Except Per Share Amounts)

                                                                      Years Ended                 Nine Months Ended
                                                                     September 30,                    June 30,
                                                          ----------------------------------    ---------------------
                                                              1993         1994        1995         1995      1996
                                                          ----------------------------------    ---------------------
                                                                                                     (Unaudited)
Interest income:
  Loans receivable                                        $  6,995     $  7,194     $  8,332    $  6,093     $  7,359
  Investment securities                                      1,027          899          801         553          592
  Mortgage-backed securities                                   820          988          979         736          666
  Other interest earning assets                                 54           77           77          77          104
                                                          --------     --------     --------    --------     --------
       Total interest income                                 8,896        9,158       10,189       7,459        8,721
                                                          --------     --------     --------    --------     --------

Interest expense:
  Deposits                                                   4,063        3,949        4,378       3,132        3,877
  Borrowed funds                                               125           79          486         340          380
  Other                                                          4            1            2           2            3
                                                          --------     --------     --------    --------     --------
       Total interest expense                                4,192        4,029        4,866       3,474        4,260
                                                          --------     --------     --------    --------     --------
       Net interest income                                   4,704        5,129        5,323       3,985        4,461

Provision for loan losses                                      145          299          306         207          302
                                                          --------     --------     --------    --------     --------
       Net interest income after
         provision for loan losses                           4,559        4,830        5,017       3,778        4,159
                                                          --------     --------     --------    --------     --------

Non-interest income:
  Gain (loss) on sale of securities
    available for sale                                           -           90           (9)         (9)         (28)
  Gain (loss) on sale of securities
    held for investment                                        126            -            -           -            -
  Gain on sale of premises & equipment                           6            2            -           -            -
  Loan servicing fees                                           77           70           62          53           35
  NOW account service charges                                  225          277          308         229          242
  Late charges on loans                                        147          148          177         121          126
  Insurance commissions                                        360          391          352         254          307
  Other income                                                 111          114          123          81          102
                                                          --------     --------     --------    --------     --------
       Total non-interest income                             1,052        1,092        1,013         729          784
                                                          --------     --------     --------    --------     --------

Non-interest expense:
  General & administrative:
    Compensation & benefits                                  1,143        1,421        1,525       1,202        1,198
    Occupancy & equipment                                      360          398          414         319          293
    Data processing                                            309          348          354         194          191
    SAIF deposit insurance premium                             256          269          244         184          191
    Loss on sale of assets acquired
      in settlement of loans                                     7            -           17           1            -
    Other                                                      771          807          831         634          613
  Amortization of intangibles:
    Goodwill                                                   829          762          698         524        2,604
    Other                                                       48           89           21          16           16
                                                          --------     --------     --------    --------     --------
        Total non-interest expense                           3,723        4,094        4,104       3,074        5,106
                                                          --------     --------     --------    --------     --------
        Income (loss) before income tax expense
          and cumulative effect of
          change in accounting principle                     1,888        1,828        1,926       1,433        (163)

Income tax expense                                              46        1,085        1,040         783          976
                                                          --------     --------     --------    --------     --------

Income (loss) before cumulative effect of change
  in accounting principle                                    1,842          743          886         650       (1,139)

Cumulative effect at October 1, 1993, of
  change in accounting for income taxes                          -          644            -           -            -
                                                          --------     --------     --------    --------     --------

Net income (loss)                                         $  1,842     $  1,387     $    886    $    650     $ (1,139)
                                                          ========     ========     ========    ========     ========


Earnings per common share - primary and
  fully diluted:
  Income before cumulative effect of
    change in accounting principle                        $   2.34     $    .62     $    .73    $    .54     $   (.94)
  Cumulative effect of change in
    accounting principle                                         -          .53            -           -            -
                                                          --------     --------     --------    --------     --------

  Net Income (loss)                                       $   2.34     $   1.15     $    .73    $    .54     $   (.94)
                                                          ========     ========     ========    ========     ========



The accompanying notes are an integral part of these consolidated financial statements.

FRANKLIN FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
- ----------------------------------------------------------
FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995 AND
NINE MONTHS ENDED JUNE 30, 1996 (Unaudited)
(DOLLARS IN THOUSANDS)

                                                                                  NET UNREALIZED
                                                                                   DEPRECIATION
                                                         CAPITAL IN                ON SECURITIES       TOTAL
                                             COMMON      EXCESS OF    RETAINED       AVAILABLE      STOCKHOLDERS
                                              STOCK      PAR VALUE    EARNINGS        FOR SALE         EQUITY
                                              -----      ---------    --------        --------         -------
Balances at September 30, 1992            $      500   $    4,503   $     (469)    $        -      $    4,534

Conversion of debt to equity                     118          882            -              -           1,000

Sale of stock                                    590        4,071            -              -           4,661

Net income                                         -            -        1,842              -           1,842
                                          ----------   ----------   ----------     ----------      ----------
Balance at September 30, 1993                  1,208        9,456        1,373              -          12,037

Cash dividend paid of $.34 per share               -            -         (411)             -            (411)

Issuance of 2,745 shares of stock as part of
  employee compensation                            3           21            -              -              24

Change in net unrealized depreciation on
  securities available for sale, net of
  taxes of $151                                    -            -            -           (247)           (247)

Net income                                         -            -        1,387              -           1,387
                                          ----------   ----------   ----------     ----------      ----------
Balance at September 30, 1994                  1,211        9,477        2,349           (247)         12,790

Cash dividend paid of $.34 per share               -            -         (412)             -            (412)

Issuance of 1,764 shares of stock as part of
  employee compensation                            1           17            -              -              18

Reclassification of debt to equity                 -           17            -              -              17

Change in net unrealized depreciation on
  securities available for sale, net of
  taxes of $130                                    -            -            -            213             213

Net income                                         -            -          886              -             886
                                          ----------   ----------   ----------     ----------      ----------
Balance at September 30, 1995                  1,212        9,511        2,823            (34)         13,512

Cash dividend paid of $.17 per share               -            -         (413)             -            (413)

Issuance of 6,000 shares of stock upon
  exercise of stock option                         6           45            -              -              51

Change in net unrealized depreciation on
  securities available for sale, net of
  taxes of $37                                     -            -             -           (18)            (18)

Net (loss) (unaudited)                             -            -        (1,139)            -          (1,139)
                                          ----------   ----------    ----------    ----------      ----------
Balance at June 30, 1996 (unaudited)      $    1,218   $    9,556    $    1,271    $      (52)     $   11,993
                                          ==========   ==========    ==========    ==========      ==========





The accompanying notes are an integral part of these consolidated financial statements.

Franklin Financial Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows


                                                                                                  For the Nine Months
                                                                     For the Years Ended                Ended
                                                                         September 30,                 June 30,
                                                                ------------------------------   ---------------------
                                                                  1993       1994       1995        1995       1996
                                                                ------------------------------   ---------------------
                                                                         (In Thousands)              (Unaudited)
Cash flows from operating activities:
  Net income (loss)                                             $  1,842   $  1,387   $    886   $    650   $ (1,139)
  Adjustments to reconcile net income to net cash provided by   --------   --------   --------   --------   --------
    Operating activities:
      Depreciation & amortization                                    629        968        893        699      2,753
      Provision for loan losses                                      145        299        306        207        302
      Net (gain) or loss on sales of:
        Available-for-sale securities                                  -        (90)         9          9         28
        Held for investment securities                              (126)         -          -          -          -
        Property acquired in settlement of loans, net                  7          -         17          1          -
        Premises & equipment, net                                     (6)        (2)         -          -          -
      Employee stock bonus                                             -         23         18         18          -
      Federal Home Loan Bank stock dividends                         (26)       (30)       (43)       (31)       (37)
      Net change due to:
        Accrued interest receivable                                   81          1       (219)      (144)      (242)
        Deferred tax asset                                             -       (166)        91        169         (4)
        Other assets                                                 (11)         7         33       (110)      (334)
        Accrued expenses & other liabilities                           8         72        133        403        731
        Accrued interest payable                                     (20)         8        141        144        (42)
        Federal income tax                                             -        340       (221)      (135)      (129)
                                                                --------   --------   -------    --------   --------
          Total adjustments                                          681      1,430      1,158      1,230      3,026
                                                                --------   --------   -------    --------   --------
  Net cash provided by or (used) in operating activities           2,523      2,817      2,044      1,880      1,887
                                                                --------   --------   -------    --------   --------
Cash flows from investing activities:
  Net change in loans receivable                                 (10,548)   (10,575)   (12,082)    (9,500)    (6,213)
  Purchase of available-for sale securities                            -     (4,157)      (421)      (421)    (2,997)
  Proceeds from sale of available-for-sale securities                  -      7,389      1,633      1,633      1,178
  Proceeds from sale of securities held for investment             6,531          -          -          -          -
  Proceeds from maturity of available-for-sale securities              -        935        739        424      1,471
  Purchase of held-to-maturity securities                        (10,256)    (9,816)    (1,458)    (1,458)    (1,703)
  Proceeds from maturity of held-to-maturity securities            2,792      5,304      1,631      1,109      3,243
  Proceeds from maturity of time deposits                            100          -         70          -          -
  Purchase of FHLB stock                                               -        (40)         -          -          -
  Net expenditures on foreclosed real estate                           -          -        (10)         -          -
  Proceeds from sales of property acquired in settlement of loans    518          -          2          2          -
  Proceeds from sales of premises & equipment                          5          2          -          -          -
  Purchase of premises & equipment                                   (93)      (169)       (94)       (83)      (508)
                                                                --------   --------   --------   --------   --------
          Net cash provided or (used) in investing activities    (10,951)   (11,127)    (9,990)    (8,294)    (5,529)
                                                                --------   --------   --------   --------   --------

Cash flows from financing activities:
  Net increase or (decrease) in demand deposits, now accounts,
    & certificates of deposits                                     8,567      4,298      5,450      2,698      1,551
  Proceeds from borrowing                                          1,464      1,395      7,990      8,240      6,490
  Repayment of borrowing                                          (3,526)      (139)      (802)      (732)    (5,145)
  Net increase or (decrease) in escrow funds                         100         89        (69)       (88)       (50)
  Principal payments on lease obligation                              (6)        (8)        (8)        (4)        (2)
  Dividends paid                                                       -       (411)      (412)      (412)      (413)
  Proceeds from sale of stock                                      4,661          -          -          -         51
                                                                --------   --------   --------   --------   --------
          Net cash provided or (used) in financing activities     11,260      5,224     12,149      9,702      2,482
                                                                --------   --------   --------   --------   --------
Increase or (decrease) in cash & cash equivalents                  2,832     (3,086)     4,203      3,288     (1,160)
Cash & cash equivalents, beginning of period                       2,010      4,842      1,756      1,756      5,959
                                                                --------   --------   --------   --------   --------
Cash & cash equivalents, end of period                          $  4,842   $  1,756   $  5,959   $  5,044   $  4,799
                                                                ========   ========   ========   ========   ========

Supplementary disclosures of cash flow information:
  Cash paid during the period for:
    interest                                                    $  4,192   $  4,021   $  4,726   $  3,330   $  4,302
                                                                ========   ========   ========   ========   ========
    Income taxes                                                $     19   $    116   $  1,182   $    784   $    882
                                                                ========   ========   ========   ========   ========
Supplementary disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through
    foreclosure                                                 $     10   $      -   $      -   $      -   $      -
                                                                ========   ========   ========   ========   ========
  Transfer from held to maturity to available for sale
    securities                                                  $      -   $      -   $      -   $      -   $  6,354
                                                                ========   ========   ========   ========   ========
  Conversion of debt to equity                                  $  1,000   $      -   $      -   $      -   $      -
                                                                ========   ========   ========   ========   ========




The accompanying notes are an integral part of these consolidated financial statements.

Franklin Financial Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 1993, 1994 and 1995, and June 30, 1995 and 1996
(Information as of June 30, 1996 and for the Nine Months Ended
  June 30, 1995 and 1996, is Unaudited)
       (Dollars in Thousands)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Purchase Accounting Principles - The carrying values of all long-term assets and liabilities were adjusted to their fair values as of December 31, 1988, as a result of the voluntary supervisory conversion and simultaneous acquisition of the Bank and its subsidiaries by Franklin Financial Group, Inc., (Company). Adjustments to fair values and the resulting goodwill from the acquisition, utilizing push-down purchase accounting, have been determined in accordance with generally accepted accounting principles. The discounts associated with investment securities, mortgage-backed securities, and the mortgage and consumer loan portfolios are being or have been accreted to income using the interest method over the remaining life of each individual asset. The premium associated with the long-term certificates of deposit was amortized to expense using the straight-line method over their estimated term to maturity of twenty-five months.

Principles of Consolidation - The consolidated financial statements of Franklin Financial Group, Inc. (Company), a nondiversified unitary savings and loan holding company, includes the accounts of Franklin Federal Savings Bank
(Bank) formerly Morristown Federal Savings and Loan Association (Association), and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents - For purposes of the statements of cash flows, cash and cash equivalents include "cash and due from banks" less "time deposits" which are parenthetically disclosed on the consolidated statements of financial condition. Interest-bearing deposits in other depository institutions were $1,762, $1,423 and $382 at September 30, 1994 and 1995 and June 30, 1996, respectively.

Investment Securities and Mortgaged-Backed Securities - Effective October 1, 1993, investments in securities on hand are classified as "held-to-maturity" or "available-for-sale" according to the initial implementation of the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standard
(SFAS) No. 115. Investments classified as "held-to-maturity" are carried at amortized cost while those identified as "available-for-sale" are carried at fair value. All securities are adjusted for amortization of premiums and accretion of discounts over the life of the security using the interest method or a method that does not materially differ from the interest method. Management has the positive intent and ability to carry those securities classified as "held-to-maturity" to maturity for long-term investment purposes and, accordingly, such securities are not adjusted for temporary declines in market value. "Available-for-sale" securities are adjusted for changes in fair value through a direct entry to a separate component of stockholders' equity, net of tax, until realized. The Company does not purchase securities for trading purposes. Investments in equity securities that are nonmarketable are carried at cost. The investment in Federal Home Loan Bank (FHLB) Stock is carried at cost which represents redemption value. The cost of securities sold is determined by specific identification. Prior to October 1, 1993, debt securities were considered held for investment and were carried at cost, adjusted for amortization of premiums and discounts over the life of the security using the interest method.

Loans Receivable - Loans receivable, net are carried at unpaid principal balances less loans in process, net deferred loan fees, unearned discount on loans and allowance for losses. Loan origination and commitment fees, certain direct loan origination costs and any discounts or premiums in conjunction with the purchase of mortgage loans are deferred and amortized to interest income over the contractual life of the loan using the interest method. Effective October 1, 1995, the Bank adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Specific valuation allowances are established for impaired loans for the difference between the loan amount and the fair value of collateral less estimated selling costs. The Bank considers a loan to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The type of loans for which impairment is measured under SFAS No. 114 and 118 include nonaccrual income property loans (excluding those loans included in the homogenous portfolio which are collectively reviewed for impairment), large nonaccrual single family loans and troubled debt restructurings. Such loans are placed on nonaccrual status at the point deemed uncollectible. Impairment losses are recognized through an increase in the allowance for loan losses. There were no impaired loans under SFAS No. 114 and 118 at June 30, 1996.

Allowances for Losses - Allowances for losses are available to absorb losses incurred on loans receivable and foreclosed real estate and represents additions charged to expense, less net charge-offs. The allowances are based on management's assessment of current economic conditions, past loss and collection experience and risk characteristics of the loan portfolio and foreclosed real estate. Management believes that allowances for losses on loans and foreclosed real estate are adequate. The Bank is subject to periodic examination by regulatory agencies which may require the Bank to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Bank's regulators will not require further increases to the allowances.

Allowance for Uncollected Interest - Accrued interest receivable and interest income on loans have been reduced for estimated uncollectible interest based on management's assessment of collectibility in accordance with generally accepted accounting principles.

Premises and Equipment - Premises and equipment are stated at cost, net of accumulated depreciation, which is computed by a combination of accelerated and straight-line methods for both financial accounting and income tax purposes and is based on the following estimated useful lives:

          Office buildings and improvements             15 to 25 years
          Furniture, fixtures and equipment              3 to  7 years

Property Acquired in Settlement of Loans - These assets consist primarily of real estate and vehicles which are stated at the lower of cost or fair value less estimated selling costs.

Loan Servicing Rights - Loan servicing rights consist of the estimated present value of the Bank's projected future net income from servicing loans for others and are being amortized using a method which approximates the interest method over the remaining estimated lives of serviced loans, as determined annually by management.

Income Taxes - In February 1992, SFAS No. 109, "Accounting for Income Taxes," was issued by the FASB. The effective date is for fiscal years beginning after December 15, 1992. This statement superseded SFAS No. 96, "Accounting for Income Taxes" while retaining the basic asset and liability approach in accounting for income taxes. Effective October 1, 1993, the Company adopted SFAS No. 109. The cumulative effect of the change in accounting principle on years prior to October 1, 1993, of $644,000 is included in determining net income for the year ended September 30, 1994. Financial statements for prior years have not been restated. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Investment tax credits are accounted for as a reduction of income tax expense in the year taxes payable are reduced.

Earnings Per share - Earnings per share have been computed on the basis of the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding for the years ended September 30, 1993, 1994, and 1995, were 786,084, 1,206,839 and 1,211,713, respectively and
1,211,502 and 1,214,313 for the nine months ended June 30, 1995 and 1996, respectively.

NOTE 2 - GOODWILL

Upon the acquisition by FFGI of the Bank and its Subsidiaries in December 1988, the carrying values of all assets and liabilities were adjusted to their market values. Due to this adjustment, $9.4 million of goodwill was recorded. Given the nature of the adjustments, FFGI decided to amortize the goodwill over the life of the Bank's primary asset, the mortgage loan portfolio, using the interest method of accounting.

In addition to considering prepayments in the mortgage loan portfolio, the recorded value of goodwill has subsequently been evaluated based upon the ability of the underlying related assets to generate cash flows to support its recoverability.

During the quarter ending June 30, 1996, management concluded that nearly all of the 1988 mortgage loan portfolio had been repaid and, when viewed with their assessment of their inability to recover goodwill from existing cash flows, that the remaining $2,179,899 of goodwill was no longer realizable and should be written off.

NOTE 3 - IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

Disclosures About Fair Value of Financial Instruments - In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments (both assets and liabilities recognized and not recognized in the statement of financial condition) for which it is practicable to estimate fair value, except those financial instruments specifically excluded. The disclosure shall be either in the body of the financial statements or in the accompanying notes and shall also include the methods and significant assumptions used to estimate the fair value of financial instruments. Additional information is required to be disclosed if it is not practicable for an entity to estimate the fair value of a financial instrument as well as the reasons why it is not practicable to estimate fair value. SFAS No. 107 is effective for entities with less than $150 million in total assets in the current statement of financial position for financial statements issued for fiscal years ended after December 15, 1995. SFAS No. 107 will not change any requirements for recognition, measurement or classification of financial instruments in the Company's financial statements.

Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments In October 1994, FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" that adds disclosure requirements for derivative financial instruments not covered by SFAS No. 107 because they do not have off-balance sheet risk. SFAS No. 119 is effective for fiscal years ending After December 15, 1995, for entities with less than $150 million in total assets. SFAS No. 119 will not change any requirements for recognition, measurement or classification of financial instruments in the Company's financial statements.

Accounting for Mortgage Servicing Rights - In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights" that amends SFAS No. 65 to require a mortgage banking enterprise to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS No. 122 applies prospectively in fiscal years beginning after December 15, 1995. The Company is not involved in any mortgage banking activities at this time.

Accounting for Stock-Based Compensation - In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that compensation cost for stock-based employee compensation plans be measured at the grant date based on the fair value of the award and recognized over the service period, which is usually the vesting period. Stock-based employee compensation plans include stock purchase plans, stock options, restricted stock and stock appreciation rights. Employee stock ownership plans are not covered by this Statement. SFAS No. 123 is effective for transactions entered into in fiscal years that begin after December 15, 1995, with earlier application permitted. Management has not yet determined the effect on the Company's financial position or results of operations.

NOTE 4 - INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

The carrying amounts and fair values of the Company's investments in securities are summarized as follows:

                                                            Gross          Gross
                                           Amortized     Unrealized      Unrealized       Fair
                                              Cost          Gains          Losses         Value
                                          ----------     ----------      ----------    -----------
Securities available for sale:
September 30, 1994:
  Debt securities:
    U.S. government and
      federal agencies                    $   10,830     $        5      $      381    $    10,454
    State and municipal                          100              -               1             99
  Mortgage-backed securities                   3,664             21              42          3,643
                                          ----------     ----------      ----------    -----------
                                          $   14,594     $       26      $      424    $    14,196
                                          ==========     ==========      ==========    ===========
Securities to be held to
  maturity:
September 30, 1994:
  Debt securities:
    U.S. government and
      federal agencies                    $    2,576     $        -      $      161    $     2,416
    State and municipal                          518              -              21            497
  Equity securities:
    Federal Home Loan Bank                       611              -               -            611
    Other                                         52              -               -             52
  Mortgage-backed securities                  13,898              6             710         13,193
                                          ----------     ----------      ----------    -----------
                                          $   17,655     $        6      $      892    $    16,769
                                          ==========     ==========      ==========    ===========

                                                           Gross           Gross
                                          Amortized      Unrealized      Unrealized        Fair
                                             Cost          Gains           Losses         Value
                                          ----------     ----------      ----------     ----------
Securities available for sale:
September 30, 1995:
  Debt securities:
    U.S. government and
      federal agencies                    $   10,610     $       20      $      108     $   10,522
    State and municipal                            -              -               -              -
  Mortgage-backed securities                   3,077             43               9          3,111
                                          ----------     ----------      ----------     ----------
                                          $   13,687     $       63       $     117     $   13,633
                                          ==========     ==========      ==========     ==========
Securities to be held to
  maturity:
September 30, 1995:
  Debt securities:
    U.S. government and
      federal agencies                    $    2,501     $       15      $       14     $    2,502
    State and municipal                        1,039             14               5          1,048
  Equity securities:
    Federal Home Loan Bank                       691              -               -            691
    Other                                         52              -               -             52
  Mortgage-backed securities                  12,271             56             205         12,122
                                          ----------     ----------      ----------     ----------
                                          $   16,554     $       85      $      224     $   16,415
                                          ==========     ==========      ==========     ==========
Securities available for sale:
June 30, 1996:
  Debt securities:
    U.S. government and
      federal agencies                    $   14,743     $       13      $      168     $   14,588
    State and municipal                            -              -               -              -
  Mortgage-backed securities                   5,073             78               6          5,145
                                          ----------     ----------      ----------     ----------
                                          $   19,816     $       91      $      174     $   19,733
                                          ==========     ==========      ==========     ==========
Securities to be held to
  maturity:
June 30, 1996:
  Debt securities:
    U.S. government and
      federal agencies                    $        -     $        -      $        -     $        -
    State and municipal                        2,125             14              37          2,102
  Equity securities:
    Federal Home Loan Bank                       728              -               -            728
    Other                                         52              -               -             52
  Mortgage-backed securities                   6,376             13             195          6,194
                                          ----------     ----------      ----------     ----------
                                          $    9,281     $       27      $      232     $    9,076
                                          ==========     ==========      ==========     ==========

Gross realized gains and gross realized losses and proceeds from sale of securities were:

                                            Years Ended             Nine Months Ended
                                           September 30,                June 30,
                                   ------------------------------  -------------------
                                     1993      1994        1995      1995       1996
                                   ------------------------------  -------------------
Gross realized gains:
  Available-for-sale securities    $      -   $    111   $      -  $      -   $      -
                                   ========   ========   ========  ========   ========
  Held for investment securities   $    127   $      -   $      -  $      -   $      -
                                   ========   ========   ========  ========   ========
Gross realized losses:
  Available-for-sale securities    $      -   $     21   $      9  $      9   $     28
                                   ========   ========   ========  ========   ========
  Held for investment securities   $      1   $      -   $      -  $      -   $      -
                                   ========   ========   ========  ========   ========
Proceeds from sale of held for
  investment securities            $  6,531   $      -   $      -  $      -   $      -
                                   ========   ========   ========  ========   ========
Proceeds from sale of available
  for sale securities              $      -   $  7,389   $  1,633  $  1,633   $  1,181
                                   ========   ========   ========  ========   ========


During December 1995, the Company redesignated held-to-maturity securities with an aggregate amortized cost of $6,354 and net unrealized gains of $75 to the available-for-sale portfolio. The redesignation was prompted by the recent announcement by the Financial Accounting Standards Board to allow a one-time redesignation and reflects management's revised expectations of liquidity needs.

The scheduled maturities of debt securities were as follows:

                                                   September 30, 1995
                                      --------------------------------------------
                                      Securities to be Held   Securities Available
                                          to Maturity               for Sale
                                      ---------------------  ---------------------
                                      Amortized    Fair      Amortized      Fair
                                         Cost      Value       Cost         Value
                                      ---------  ---------   ---------    --------
Due in one year or less                $  1,000   $    992    $  2,514    $  2,492
Due from one year to five years           1,843      1,855       7,593       7,526
Due from five to ten years                  697        703         503         504
Mortgage-backed securities               12,271     12,122       3,077       3,111
                                       --------   --------    --------    --------
                                       $ 15,811   $ 15,672    $ 13,687    $ 13,633
                                       ========   ========    ========    ========



                                                      June 30, 1996
                                      --------------------------------------------
                                      Securities to be Held   Securities Available
                                          to Maturity               for Sale
                                      ---------------------  ---------------------
                                      Amortized    Fair      Amortized      Fair
                                         Cost      Value       Cost         Value
                                      ---------  ---------   ---------    --------
Due in one year or less                $      -   $      -    $  3,507    $  3,513
Due from one year to five years             222        226       9,176       9,049
Due from five to ten years                1,903      1,877       2,060       2,026
Mortgage-backed securities                6,376      6,194       5,073       5,145
                                       --------   --------    --------    --------
                                       $  8,501   $  8,297    $ 19,816    $ 19,733
                                       ========   ========    ========    ========

NOTE 5 - LOANS RECEIVABLE, NET
- ------------------------------
Loans receivable, net are summarized as follows:

                                                   September 30,           June 30,
                                                -------------------       ---------
                                                  1994        1995           1996
                                                -------------------       ---------
Mortgage loans:
  One-to-four family                            $ 44,934   $ 48,505       $ 47,453
  Commercial                                       9,721     11,504         12,477
  Multi-family                                     1,747      1,945          2,665
  Construction                                     5,754      7,038          7,596
  Land                                               551      1,135          1,269
                                                --------   --------       --------
        Total mortgage loans                      62,707     70,127         71,460
                                                --------   --------       --------
Commercial business loans                          4,516      5,337          7,136
Consumer loans:
  Automobile loans                                19,247     21,032         22,954
  Loans secured by deposits                          644        730          1,081
Other                                              1,885      3,916          3,787
                                                --------   --------       --------
        Total commercial business,
          consumer & other loans                  26,292     31,015         34,958
                                                --------   --------       --------
        Total gross loans                         88,999    101,142        106,418

Less:
  Unearned discount on loans                       2,209      2,487          2,460
  Loans in process                                 3,374      3,507          3,088
  Deferred loan fees, net                            273        312            307
  Dealer reserves                                    226        275            194
  Allowance for loan losses                          551        643            713
  Net discounts resulting from purchase
    accounting principles                            101        101              -
                                                --------   --------       --------
Total loans receivable, net                     $ 82,265   $ 93,817       $ 99,656
                                                ========   ========       ========


As of September 30, 1994 and 1995 and June 30, 1996, the Bank had loan commitments outstanding of approximately $1,319, $843, and $-0-, respectively. Nonaccrual loans as of September 30, 1994 and 1995, and June 30, 1996, were approximately $345, $648, and $408, respectively. For the year ended September 30, 1995 and nine months ended June 30, 1996, gross income which would have been recorded had nonaccrual loans been current in accordance with their original terms amounted to approximately $71 and $26, respectively. The amount of interest income included in the Bank's net income for the year ended September 30, 1995 and nine months ended June 30, 1996, was approximately $28 and $8, respectively.

Activity in the allowance for loan losses consists of the following:

                                                 Years Ended                 Nine Months Ended
                                                September 30,                    June 30,
                                      ---------------------------------    ---------------------
                                         1993       1994        1995         1995        1996
                                      ---------------------------------    ---------------------
Allowance at beginning of period      $    365    $    428    $    551     $    551    $    643
Provision for loan losses                  145         299         306          207         303
Charge offs, net of recoveries             (82)       (176)       (214)        (157)       (233)
                                      --------    --------    --------     --------    --------
Allowance at end of period            $    428    $    551    $    643     $    601    $    713
                                      ========    ========    ========     ========    ========

NOTE 6 - ACCRUED INTEREST RECEIVABLE

                                                       September 30,      June 30,
                                                 ---------------------    ----------
                                                    1994       1995          1996
                                                 ---------------------    ----------
Investment securities                            $    195     $    314    $     385
Mortgage-backed securities                             90           91          125
Loans receivable                                      383          482          619
                                                 --------     --------    ---------
          Total                                  $    668     $    887    $   1,129
                                                 ========     ========    =========


NOTE 7 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net of accumulated depreciation, are summarized as follows:

                                                       September 30,      June 30,
                                                 ---------------------    ----------
                                                    1994       1995          1996
                                                 ---------------------    ----------
Land                                             $    190     $    190    $    594
Office buildings and improvements                   1,781        1,789       1,792
Furniture, fixtures, and equipment                    770          852         954
Asset under capital lease (Note 8)                     26           18          16
                                                 --------     --------    --------
                                                    2,767        2,849       3,356
Less - accumulated depreciation                       964        1,149       1,282
                                                 --------     --------    --------
          Total                                  $  1,803     $  1,700    $  2,074
                                                 ========     ========    ========


NOTE 8 - LEASE ARRANGEMENTS

On April 28, 1992, Colonial Loan Association entered into a lease agreement for computer equipment and software. According to the lease agreement, the term of the lease (60 months) approximates the life of the leased property. Therefore, the lease is classified as a "capital lease."

The following is a schedule by periods of future minimum lease payments under capital leases together with the present value of the net minimum lease payments:

                                                       September 30,     June 30,
                                                           1995            1996
                                                       ------------      --------
Period ending September 30,
  1996                                                   $     10        $      8
  1997                                                          9               9
                                                         --------        --------
Total minimum lease payments                                   19              17

Less:  amount representing interest                             1               1
                                                         --------        --------
Present value of net minimum lease payments              $     18        $     16
                                                         ========        ========

NOTE 9 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $24,034, $23,710, $22,240 and $21,598 and $20,042 at September 30, 1993, 1994 and 1995 and June 30, 1995 and 1996,
respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $336, $390, $332 and $206 and $291 for September 30, 1993, 1994 and 1995 and June 30, 1995 and 1996, respectively.

Amortization of mortgage servicing rights was $36, $68 and $-0- for the years ended September 30, 1993, 1994 and 1995, respectively, and $-0- and $-0- for the nine months ended June 30, 1995 and 1996. No loan servicing rights were capitalized during any of the periods covered by the consolidated financial statements.

NOTE 10 - DEPOSITS

Deposits are summarized as follows:

                              September 30,        September 30,          June 30,
                                  1994                 1995                1996
                            ----------------     ----------------     ---------------
                            Amount   Percent     Amount   Percent     Amount  Percent
                            ------   -------     ------   -------     ------  -------
Noninterest bearing       $  3,610     3.42%    $  4,195    3.78%    $  5,145   4.57%
NOW accounts, 2.00%          7,483     7.08%       9,100    8.19%       8,343   7.40%
Passbook savings, 2.75%     10,469     9.91%       8,600    7.74%       8,413   7.47%
MMDA accounts, 3.00%        20,754    19.65%      14,324   12.89%      12,646  11.23%
                          --------   ------     --------  ------     -------- ------
                            42,316    40.06%      36,219   32.60%      34,547  30.67%
                          --------   ------     --------  ------     -------- ------
Certificates of deposit:
  3.25% to 5.00%            52,369    49.58%      14,492   13.05%      19,794  17.57%
  5.01% to 7.00%            10,913    10.33%      59,241   53.33%      57,027  50.63%
  7.01% to 9.00%                37      .03%       1,132    1.02%       1,267   1.13%
                          --------   ------     --------  ------     -------- ------
                            63,319    59.94%      74,865   67.40%      78,088  69.33%
                          --------   ------     --------  ------     -------- ------
                          $105,635   100.00%    $111,084  100.00%    $112,635 100.00%
                          ========   ======     ========  ======     ======== ======

Weighted-average rate:
  Certificates                       4.32%                5.66%               5.63%
                                     =====                =====               =====
  Deposits                           3.69%                4.57%               4.54%
                                     =====                =====               =====


Certificate maturities are summarized as follows:

                                September 30,      June 30,
                                     1995            1996
                                -------------     ---------
         First year              $  52,418        $ 54,348
         Second year                13,269          12,201
         Third year                  4,647           7,727
         Fourth year                 3,927           3,094
         Fifth year                    494             609
         After fifth year              110             109
                                 ---------        --------
                                 $  74,865        $ 78,088
                                 =========        ========

Jumbo certificates of deposit at June 30, 1996, are summarized by maturity as follows:

Three months or less                                   $  4,808
Three through six months                                  4,552
Six through twelve months                                 4,197
Over twelve months                                        4,821
                                                       --------
        Total                                          $ 18,378
                                                       ========


Interest expense on deposits is summarized as follows:

                                                                    Nine Months
                                          Years Ended                  Ended
                                         September 30,               June 30,
                                  ----------------------------  ------------------
                                      1993      1994      1995      1995      1996
                                  ----------------------------  ------------------
NOW                               $    186  $    176  $    162  $    118  $    121
Passbook Savings                       332       310       270       215       175
Money Market                           650       719       538       417       311
Certificates of Deposit              2,907     2,755     3,431     2,400     3,281
                                  --------  --------  --------  --------  --------
                                     4,075     3,960     4,401     3,150     3,888
Less - early withdrawal penalties       12        11        23        18        11
                                  --------  --------  --------  --------  --------
                                  $  4,063  $  3,949  $  4,378  $  3,132  $  3,877
                                  ========  ========  ========  ========  ========


NOTE 11 - BORROWED FUNDS

                                                           September 30,       June 30,
                                                        --------------------  ---------
                                                          1994        1995      1996
                                                        --------------------  ---------
Federal Home Loan Bank debt with a fixed rate
  of interest of 5.35%.  Monthly payments,including
  interest, of $6 began August 1, 1994 and will
  continue through July 1, 2001                         $    794    $    758  $    730
Borrowing under reverse repurchase agreements                600       1,000     1,000
Federal Home Loan Bank debt with a fixed rate
  of interest of 4.80%.  Quarterly payments,
  including  interest, of $25 began September 1,
  1993, & will continue through June 1, 1998                 375         275       200
Federal Home Loan Bank debt with a fixed rate of
  interest of 5.45%.  Monthly payments, including
  interest, of $5 began October 1, 1993, and will
  continue through August 1, 2003                            461         420       388
Federal Home Loan Bank debt with a fixed rate of
  interest of 5.60%.  Matures in full on
  October 2, 1996                                              -       1,000     1,500
Federal Home Loan Bank debt with a fixed rate of
  interest of 6.10%.  Matures in full on
  July 24, 1996                                                -       1,500     1,000


Borrowed funds consist of the following:

                                                             September 30,          June 30,
                                                        -----------------------    ----------
                                                           1994         1995          1996
                                                        -----------------------    ----------

Federal Home Loan Bank debt with a fixed rate
  of interest of 5.55%.  Matures in
  full on October 8, 1996                               $      -      $    990      $    990
Federal Home Loan Bank debt with a fixed rate of
  interest of 5.50%.  Matures in full on
  October 15, 1996                                             -         1,000         1,000
Federal Home Loan Bank debt with a fixed rate of
  interest of 5.50%.  Matures in full on
  October 18, 1996                                             -         1,000           500
Federal Home Loan Bank debt with a fixed
  rate of interest of 6.05%.  Matures in
  full on November 8, 1996                                     -         1,000         1,000
Federal Home Loan Bank debt with a fixed
  rate of interest of 5.15%.  Matures
  in full on January 7, 1997                                   -           500           500
Federal Home Loan Bank debt with a variable
  rate of interest currently at 5.80%.  Matures in
  full September 2, 1996                                       -                       2,000
Stockholder advances, non-interest bearing
  paid December, 1995                                         45            20             -
                                                        --------      --------      --------
          Total                                         $  2,275      $  9,463      $ 10,808
                                                        ========      ========      ========




Borrowed funds maturities are summarized as follows:

                                September 30,      June 30,
                                     1995            1996
                                -------------     ---------
First year                       $  6,690         $  9,675
Second year                         1,686              189
Third year                            165               94
Fourth year                            96               99
Fifth year                            101              105
After fifth year                      725              646
                                 --------         --------
          Total                  $  9,463         $ 10,808
                                 ========         ========

Information concerning borrowings under reverse repurchase agreements is summarized as follows:

                                                        September 30,          June 30,
                                                       1994      1995            1996
                                                      ------   ---------      ---------
Average balance during the period                    $  122    $    756       $  1,000
Average interest rate during the period               4.925%      6.162%          5.87%
Maximum month-end balance during the period             600       1,000          1,000
Securities underlying the agreements:
  Carrying value                                      1,503       1,502          1,463
  Estimated market value                              1,500       1,467          1,463


According to the reverse repurchase agreement, the Bank will repurchase the exact two U.S. Treasury securities it sold that are presently being held by an independent third party.

Interest expense on borrowed funds is summarized as follows:

                                                                     Nine Months
                                         Years Ended                    Ended
                                        September 30,                  June 30,
                                    ---------------------------    ---------------
                                     1993      1994      1995      1995      1996
                                    ---------------------------    ----------------
Advances from the Federal Home
  Loan Bank                         $    125     $     73 $    438 $    306 $    336
Reverse repurchase agreements              -            6       48       33       44
                                    --------     -------- -------- -------- --------
                                    $    125     $     79 $    486 $    339 $    380
                                    ========     ======== ======== ======== ========

Pursuant to collateral agreements with the Federal Home Loan Bank, advances of $9,808 as of June 30, 1996, are secured by all stock in FHLB and mortgage-backed securities totalling approximately $11,118.

NOTE 12 - PENSION PLAN

The Bank has a 401(K) profit sharing plan available to all employees having completed one year of service. Normal retirement date is the participant's sixty-fifth birthday.

The plan is funded entirely by participant (employee) contributions; therefore, the Bank does not incur any pension expense.

NOTE 13 - INCOME TAXES

The Company's and its subsidiaries' taxable year end is December 31, and they file a consolidated tax return. If certain conditions are met in determining taxable income, the Bank is allowed a special bad debt deduction based on a percentage of taxable income (presently 8 percent) or on the experience method. The Bank used the experience method for all periods covered by the consolidated financial statements.

Income tax expense is summarized as follows:

                                          Years Ended              Nine Months Ended
                                         September 30,                 June 30,
                                   ---------------------------    -------------------
                                    1993      1994      1995       1995      1996
                                   ---------------------------    -------------------
Current taxes:
  Federal income                   $    46  $    456  $    944    $    698   $    815
  State excise                           -         -       121          79        154
                                   -------  --------  --------    --------   --------
                                        46       456     1,065         777        969
                                   -------  --------  --------    --------   --------

Deferred taxes:
  Federal income                         -       459       (50)        (22)         6
  State excise                           -       170        25          28          1
                                   -------  --------  --------    --------   --------
                                         -       629       (25)          6          7
                                   -------  --------  --------    --------   --------
                                   $    46  $  1,085  $  1,040    $    783   $    976
                                   =======  ========  ========    ========   ========



Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes and cumulative effect of change in accounting for income taxes as a result of the following:

                                          Years Ended               Nine Months Ended
                                          September 30,                  June 30,
                                   -----------------------------   --------------------
                                     1993       1994      1995       1995        1996
                                   --------   --------  --------   --------    --------
Tax at statutory rate of 34%       $    642   $    622  $    654   $    487   $     (55)
Increase (decrease) in taxes:
  Bad debt deduction  (34 )             (34)         -         -          -           -
  State income taxes, net of
    federal tax                           -        170       119         89         102
  Other                                  26         31        27         27          41
Effects of purchase accounting:
  Amortization of goodwill              282        259       237        178         885
  Accretion of mortgage loan
    discount                           (120)       (14)        -          -           -
  Other                                 (17)        17         3          2           3

Applied net operating loss
  carryforward                         (719)         -         -          -           -
AMT exemption                           (14)         -         -          -           -
                                   --------   --------  --------   --------    --------
Total income tax expense           $     46   $  1,085  $  1,040   $    783    $    976
                                   ========   ========  ========   ========    ========


The components of the net deferred tax asset are summarized as follows:

                                                        September 30,             June 30,
                                                  -------------------------      ---------
                                                     1994           1995           1996
                                                  -------------------------      ---------
Deferred loan fees, net                           $     96       $    118        $   118
Allowance for losses on loans                           50             99            125
Deferred directors compensation                         47             49             30
Net unrealized depreciation on securities
  available for sale                                   151             21             32
Federal Home Loan Bank stock dividends                (196)          (212)          (226)
Tennessee net operating loss carryforward               16              -              -
Other, net                                               2              -              -
                                                  --------      ---------        -------
                                                  $    166      $      75        $    79
                                                  ========      =========        =======

Retained earnings at September 30, 1994 and 1995 and June 30, 1996, include approximately $2,763 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Because of a deficit in tax adjusted retained earnings, any dividends paid from other than the current years earnings and profits would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $939 at September 30, 1994 and 1995 and June 30, 1996.

NOTE 14 - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) requires that savings institutions maintain "core capital" of at least 3% of adjusted total assets. Under proposals currently being evaluated by the Office of Thrift Supervision (OTS), a savings institution's core capital could be increased to between 4% and 5% of adjusted total assets. Core capital is defined to include retained earnings among other components. Savings institutions also must maintain "tangible capital" of not less than 1.5% of the Bank's adjusted total assets. "Tangible capital" is defined generally, as core capital minus any intangible assets.

In addition to requiring compliance with the core and tangible capital standards, FIRREA and the OTS regulations also require that savings institutions satisfy a risk-based capital standard. The minimum level of such capital is based on a credit risk component and is calculated by multiplying the value of each asset (including off-balance sheet commitments) by one of four risk factors. The four risk categories range from zero for cash to 100% for certain delinquent loans and repossessed property. Savings institutions must maintain an 8.0 risk-based capital level.

FDICIA - In December, 1991, Congress passed The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) to become effective December 19, 1992. FDICIA establishes five capital categories for FDIC insured institutions: "well capitalized," "adequately capitalized,"
"undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The Bank was classified as well capitalized at March 31, 1996.

The following table presents the Bank's capital position relative to its regulatory capital requirements at June 30, 1996:


                                                         Tangible        Core            Total
                                                         Capital        Capital         Capital
                                                         --------       -------         -------
Stockholders' equity per consolidated financial
  statements                                             $ 11,993       $ 11,993        $ 11,993
Stockholders' equity of the Company not
  available for regulatory capital purposes                  (105)          (105)           (105)
                                                         --------       --------        --------

GAAP capital, as adjusted                                  11,888         11,888          11,888

Unrealized gain on available for sale
  securities                                                   52             52              52

Nonallowable assets:
  Deferred tax asset                                          (79)           (79)            (79)
  Other                                                       (40)           (40)            (40)

Additional capital items:
  General valuation allowances                                  -              -             547
                                                         --------       --------        --------

Regulatory capital - computed                              11,821         11,821          12,368
Minimum-capital requirement                                 2,055          4,111           6,921
                                                         --------       --------        --------

Regulatory capital - excess                              $  9,766       $  7,710        $  5,447
                                                         ========       ========        ========

Regulatory capital ratio                                     8.63%          8.63%          14.30%
Regulatory capital requirement                               1.50           3.00            8.00
                                                         --------       --------        --------
Regulatory capital ratio - excess                            7.13%          5.63%           6.30%
                                                         ========       ========        ========


As of June 30, 1996, the Company had 15,000 common shares under option at an exercise price of $8.50 per share. At June 30, 1996, there were 15,000 shares exercisable.

NOTE 15 - RELATED PARTIES

The Bank originates loans to its directors, significant shareholders, and their affiliates (related parties) in the ordinary course of business. These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amount of loans to such related parties at September 30, 1995, was $705. During the year ended September 30, 1995, new loans to such parties amounted to $373 and repayments amounted to $54. The aggregate amount of such loans to such related parties at June 30, 1996, was $636. During the nine months ended June 30, 1996, new loans to such parties amounted to $261 and repayments amounted to $330.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank and its subsidiaries have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank and its subsidiaries are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Bank and its subsidiaries. The principal commitments of the Bank and its subsidiaries are as follows:

At June 30, 1996, the Bank had the following lines and letters of credit:

         Unused lines of credit:
                 Open-end consumer lines
                                                $    803
                                                ========

                 Commercial lines               $  2,669
                                                ========
         Letters of credit:
                 Commercial                     $    397
                                                ========

Commitments to originate mortgage loans are legally binding agreements to lend to the Bank's customers. Commitments at June 30, 1996, to originate mortgage loans were $-0- for fixed-rate loans and $-0- for adjustable-rate loans.

Certain present and past directors of the Bank have contracts entitling them to monthly compensation upon attaining age 65 in lieu of receiving director fees for a specified period of seven years. The Bank has purchased life insurance on all but one director as a precaution and means of funding the eventual compensation expense. The present value of this liability was $115, $118 and $80 while the asset cash value of life insurance was $42, $52 and $52 as of September 30, 1994 and 1995 and June 30, 1996, respectively.

The FDIC has proposed a one-time assessment on all SAIF-insured deposits, in the range of 85 cents to 90 cents per $100 of domestic deposits. This one-time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits and could be payable in the fourth quarter of 1996 or early 1997. If made at the foregoing rate and level of deposits outstanding at March 31, 1996, the assessment would result in a pretax charge of approximately $1 million or $629 thousand after tax.

NOTE 17 - RISKS AND UNCERTAINTIES

The Bank is a community oriented financial institution which provides traditional financial services within the areas it serves. The Bank is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one-to-four family residential mortgage loans located primarily in Hamblen and Jefferson County, Tennessee.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions.

The Bank's operations are affected by interest rate risk, credit risk, market risk and regulations by the Office of Thrift Supervision (OTS). The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. The Bank uses a net market value methodology provided by the OTS and separately purchased software to measure its interest rate risk exposure. Management alters loan and deposit pricing as well as the maturity of the Bank's securities portfolio to achieve the proper mix between interest-earning assets and interest-bearing liabilities. Credit risk is the risk of default on the Bank's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Bank. The Bank is subject to periodic examination by regulatory agencies which may require the Bank to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Bank's regulators will not require further increases to the allowances.

NOTE 18 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statements of financial condition and condensed statements of operations and cash flows for Franklin Financial Group, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                       STATEMENTS OF FINANCIAL CONDITION

                                                              September 30,             June 30,
                                                          1994            1995            1996
                                                        ------------------------        --------
Assets                                                      (in thousands)
Cash and due from banks                                 $    113        $    111        $    103
Investment in subsidiary                                  12,722          13,427          11,888
                                                        --------        --------        --------
Total assets                                            $ 12,835        $ 13,538        $ 11,991
                                                        ========        ========        ========

Liabilities and Stockholders' Equity

Other liabilities                                       $     28        $     26        $     (2)
Borrowed funds                                                17               -               -
                                                        --------        --------        --------
        Total liabilities                                     45              26              (2)
Stockholders' equity                                      12,790          13,512          11,993
                                                        --------        --------        --------
Total liabilities and stockholders' equity              $ 12,835        $ 13,538        $ 11,991
                                                        ========        ========        ========


                           STATEMENTS OF OPERATIONS
                           ------------------------

                                           Years Ended                     Nine Months Ended
                                          September 30,                         June 30,
                                     ------------------------------    -------------------------
                                     1993         1994       1995        1995             1996
                                     ------------------------------    -------------------------
Equity in income of the Bank         $  1,853  $  1,084    $    474    $    238         $ (1,520)
Dividends from Bank                         -       312         412         412              488
Interest income                             1         -           2           -                1
Other expense                             (12)       (9)         (2)          -             (108)
                                     --------  --------    --------    --------         --------
        Net income (loss)            $  1,842  $  1,387    $    886    $    650         $ (1,139)
                                     ========= ========    ========    ========         ========

                            STATEMENTS OF CASH FLOWS


                                                         Years Ended                        Nine Months Ended
                                                        September 30,                           June 30,
                                          -----------------------------------------     ------------------------
                                           1993          1994              1995            1995            1996
                                          -----------------------------------------     -------------------------

Cash flows from operating
  activities:
    Net income (loss)                    $  1,842       $  1,387         $   886        $    650        $ (1,139)
    Adjustments to reconcile net
      income to net cash provided
      by operating activities:
        Equity in income of Bank           (1,853)        (1,084)           (474)           (238)          1,520
        Increase (decrease) in
          other liabilities                    (3)             4              (2)             (4)            (27)
                                         --------       --------         --------       --------        --------
    Net cash provided by or (used
      in) operating activities                (14)           307             410             408             354
                                         --------       --------         --------       --------        --------
Cash flows from investing
  activities:
    Purchase of common stock of
      Bank                                 (4,919)             -               -               -               -
                                         --------       --------         --------       --------        --------

Cash flows from financing
  activities:
    Dividends paid                              -           (411)           (412)           (412)           (413)
    Proceeds from borrowing                   489              -               -               -               -
    Proceeds from sale of common
      stock                                 4,661              -               -               -              51
                                         --------       --------         --------       --------        --------
    Net cash provided by or (used
      in) financing activities              5,150           (411)            (412)           (412)          (362)
                                         --------       --------         --------       ---------       --------
Net increase (decrease) in cash
  & cash equivalents                          217           (104)              (2)             (4)           (8)

Cash & cash equivalents at
  beginning of period                           -            217              113             113            111
                                         --------       --------         --------       ---------       --------

Cash & cash equivalents at end
  of period                              $    217       $    113         $    111       $     109       $    103
                                         ========       ========         ========       =========       ========

NOTE 19 - EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT

On March 4, 1996, the Company entered into an Agreement and Plan of Merger which provides for the acquisition of Franklin Financial Group, Inc. (FFGI) by Union Planters Corporation (UPC) in a merger. In the Merger, those persons who are record holders of Class A Common Stock and Class B Common Stock outstanding immediately prior to the effective time of the Merger (the "FFGI Record Stockholders"), would receive 0.5440 shares of UPC Common Stock in exchange for each of their shares of Class A Common Stock and Class B Common Stock (the "Exchange Ratio"). In addition to the shares of UPC Common Stock to be exchanged in the Merger for each share of Class A Common Stock and Class B Common Stock, UPC will place in escrow a certain number of shares of UPC Common Stock ("Escrowed Shares") to be held for the benefit of UPC and the Class B Stockholders. Specifically, the number of Escrowed Shares will equal ten percent (10%) of the aggregate number of whole shares of UPC Common Stock that UPC will be obligated to issue to FFGI Record Stockholders based on the Exchange Ratio. The transaction is subject to the approval of the stockholders of FFGI and federal banking regulatory agencies. In the event that the acquisition is completed as presently structured, the Bank will be required to recapture its tax bad debt reserve, which will result in an additional tax liability of approximately $939.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS/PROXY STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Restated Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                    DESCRIPTION
         2(a)    --       Agreement and Plan of Merger dated as of March 4, 1996, by and between Union Planters
                          Corporation, Franklin Acquisition Corp., Franklin Financial Group, Inc., Franklin Federal
                          Savings Bank and the Class B Stockholders, along with the Plan of Merger (included as Appendix A).

         2(b)    --       Escrow Agreement between Union Planters Corporation, Franklin Financial Group, Inc., the Class
                          B Stockholders, and Union Planters National Bank, as Escrow Agent, dated as of March 4, 1996
                          (included as Appendix B).

         3(a)    --       Articles of Amendment to Restated Charter of Union Planters Corporation

         5       --       Opinion of E. James House, Jr., Esquire, Secretary and Manager of the Legal Department of Union
                          Planters Corporation, regarding legality of the Union Planters Corporation Common Stock.

         23(a)   --       Consent of E. James House, Jr., Esq. (included in Exhibit 5).

         23(b)   --       Consent of Price Waterhouse LLP

         23(c)   --       Consent of Hiram H. Jones Associates, P.C.

         23(d)   --       Consent of KPMG Peat Marwick LLP

         23(e)   --       Consent of PBS Financial Corporation

         24      --       Power of Attorney (included in signature pages).

         99(a)   --       Form of Proxy

ITEM 22.         UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                 (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used on connection with and offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 16th day of May, 1996.

DATE:    May 16, 1996

                                        UNION PLANTERS CORPORATION


                                        By:      /s/ Benjamin W. Rawlins, Jr.
                                                 ------------------------------
                                                  Benjamin W. Rawlins, Jr.
                                                  Chairman of the Board and
                                                  Chief Executive Officer

     We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                       Capacity                                     Date
- ----                                       --------                                     ----
/s/ Benjamin W. Rawlins, Jr.               Chairman of the Board,                       May 16, 1996
- ----------------------------               Chief Executive Officer,
Benjamin W. Rawlins, Jr.                   Director (Principal
                                           Executive Officer)

/s/ John W. Parker                         Executive Vice President                     May 16, 1996
- ----------------------------               and Chief Financial
John W. Parker                             Officer (Principal
                                           Financial Officer)

/s/ M. Kirk Walters                        Senior Vice President,                       May 16, 1996
- ----------------------------               Treasurer and Chief
M. Kirk Walters                            Accounting Officer

/s/ Albert M. Austin                       Director                                     May 16, 1996
- ----------------------------
Albert M. Austin

Name                                       Capacity                                     Date
- ----                                       --------                                     ----
/s/ Marvin E. Bruce                        Director                                     May 16, 1996
- --------------------------
Marvin E. Bruce

/s/ George W. Bryan                        Director                                     May 16, 1996
- ---------------------------
George W. Bryan


/s/ Robert B. Colbert, Jr.                 Director                                     May 16, 1996
- ---------------------------
Robert B. Colbert, Jr.


/s/ C.J. Lowrance, III                     Director                                     May 16, 1996
- ---------------------------
C. J. Lowrance, III


/s/ Jackson W.Moore                        President and Director                       May 16, 1996
- ---------------------------
Jackson W. Moore


/s/ Stanley D. Overton                     Director                                     May 16, 1996
- ---------------------------
Stanley D. Overton


/s/ V. Lane Rawlins                        Director                                     May 16, 1996
- ---------------------------
V. Lane Rawlins


/s/ Mike P. Sturdivant                     Director                                     May 16, 1996
- ---------------------------
Mike P. Sturdivant


/s/ Richard A. Trippeer, Jr.               Director                                     May 16, 1996
- ---------------------------
Richard A. Trippeer, Jr.


- ---------------------------                Director                                     May 16, 1996
Milton J. Womack

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                    DESCRIPTION
         2(a)             Agreement and Plan of Merger dated as of March 4, 1996, by and between Union Planters
                          Corporation, Franklin Acquisition Corp., Franklin Financial Group, Inc., Franklin Federal
                          Savings Bank and the Class B Stockholders, along with the Plan of Merger (included as Appendix A).

         2(b)             Escrow Agreement between Union Planters Corporation, Franklin Financial Group, Inc., the Class
                          B Stockholders, and Union Planters National Bank, as Escrow Agent, dated as of March 4, 1996
                          (included as Appendix B).

         3                Articles of Amendment to Restated Charter of Union Planters Corporation

         5                Opinion of E. James House, Jr., Esquire, Secretary and Manager of the Legal Department of Union
                          Planters Corporation, regarding legality of the Union Planters Corporation Common Stock.

         23(a)            Consent of E. James House, Jr., Esq. (included in Exhibit 5).

         23(b)            Consent of Price Waterhouse LLP

         23(c)            Consent of Hiram H. Jones Associates, P.C.

         23(d)            Consent of KPMG Peat Marwick LLP

         23(e)            Consent of PBS Financial Corporation

         24               Power of Attorney (included in signature pages).

         99(a)            Form of Proxy
